UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1−SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal Semiannual period ended June 30, 2024

Landa App LLC
(Exact name of issuer as specified in its charter)

Delaware	85-1099443
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

20 W. 22nd Street, New York, NY 10010
(Full mailing address of principal executive offices)

(646) 905-0931
(Issuer’s telephone number, including area code)

THIS SEMI–ANNUAL REPORT MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY'S MANAGEMENT. WHEN USED HEREIN, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT'S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE.

FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE CONTAINED IN THE SECTION OF THE COMPANY'S LATEST OFFERING CIRCULAR (THE “OFFERING CIRCULAR”) FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) ENTITLED “Risk Factors”, which section is incorporated herein by reference.

Item 1. Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this report. The series-level combined supplemental information is presented for purposes of additional analysis of the combined financial statements rather than to present the financial position, results of operations and cash flows of the individual series.

Delay in Filing Annual Audited Financials on Form 1-K and Delay in Filing Form 1- POS.

Dismissal of Independent Accounting Firm

On February 15, 2024, Marcum LLP ("Marcum") was dismissed and on February 22, 2024 Morison Cogen ("Morison") was engaged as principal accountants. The decision to change accountants was approved by the Board of Directors of the Company. However, this has resulted in an unforeseen delay in the filing of the required annual audited financial statements and Post-Qualification Offering Statement Amendment for the financial year ending in December 31, 2024. The Company is actively working to address the matter and ensure compliance with all applicable regulatory requirements soon.

Overview

Landa App LLC (the “Company,” “we”, “us,” or “our”) is a Delaware series limited liability company. The Company was formed on November 25, 2019 as “Landa Properties A LLC”, a Delaware limited liability company pursuant to Section 18-201 of the Delaware Limited Liability Company Act. The Company was subsequently renamed “Landa App LLC” on April 30, 2020, and became a series limited liability company pursuant to Sections 18-215 and 18-218 of the Delaware Limited Liability Company Act on May 22, 2020. The Company was formed for the purpose of creating one or more series (a “Series”) and offering membership interests (“Shares”) in such Series and may form new Series from time to time. Each Series will be governed by the Master Agreement and the Series Designation or Series Operating Agreement for such Series.

The purpose of the Series is to acquire, hold and manage residential rental properties, including a single-family homes and duplexes (each a “Property”) and offer a unique investment opportunity for eligible investors to benefit from the performance of such Properties. The Series' primary investment objective is to acquire desirable Properties that provide attractive, risk adjusted, returns. We intend to acquire Properties located in “metropolitan statistical areas” that provide economic growth and strong rental demand. Our objective is to manage each of the Properties in an effort to maximize net rental income and the amount of cash flow that is distributed to the holders of the Shares of the applicable Series. To that end, we will target Properties that we believe are in a stable condition as we determine through due diligence during the acquisition process. We will seek to acquire Properties that we believe will provide monthly net income distributions to investors, without holding periods, and without charging asset management fees. Real estate acquisitions will be on an opportunistic basis. However, there is no assurance that our management or acquisition objectives will be realized. We expect that the Company's, and each Series', sole source of income will be from rental income and any profits on the appreciation of any Property, if there is a disposition of the Property.

Each Series acquired or will acquire its underlying Property from Landa Properties, LLC (“Landa Properties”), which were financed initially through promissory notes issued to Landa Holdings, Inc. (the “Manager”). Shares of each Series are offered and sold through the Landa mobile application which is available on iOS and Android devices (the “Landa Mobile App”) and the Landa website (www.landa.app) (collectively, the “Landa Platform”). See the Offering Circular under the headings “Description of the Properties and Series” and “Use of Proceeds”, which can be found here and here, respectively, and are incorporated herein by reference, for a description of each of the Properties and information about their acquisition and financing.

We are a development-stage company, as we are devoting substantially all our efforts to establishing and maintaining our business and planned principal operations. As such, the reported financial information herein will likely not be indicative of future operating results or operating conditions. Because of our corporate structure, we are in large part reliant on the Manager and its employees to grow and support our business. There are a number of key factors that will have large potential impacts on our operating results going forward, including, but not limited to, the Manager’s ability to:

●	operate, lease, and maintain the Properties in a profitable manner;

●	market the Landa Platform and our offerings in individual Series and attract investors to the Landa Platform;

●	continue to develop the Landa Platform and provide the information and technology infrastructure to support the issuance of interests; and

●	continue to build our existing infrastructure to manage the Properties at a decreasing marginal cost per Property.

Offering Results

As of June 30, 2024, the Company is offering up to total of $75,000,000 in the shares of its Series during the rolling twelve-month period under Regulation A (the “Offering”), which represent limited liability company interests in the Series of the Company (“Shares”), pursuant to its most recent Offering Circular. The Offering is being conducted as a continuous offering pursuant to Rule 251(d)(3) of Regulation A, meaning that while the offering of securities is continuous, active sales of securities may occur sporadically over the term of the Offering. As of June 30, 2024, we have raised total gross offering proceeds of approximately $4,189,825 from settled subscriptions. The Company does not currently intend to list the Shares for trading on a stock exchange or other trading market.

Distributions

To qualify as a REIT, and maintain our qualification as a REIT, we will be required to make aggregate annual distributions to our shareholders of at least 90% of our REIT taxable income (computed without regard to the dividends paid deduction and excluding net capital gain), and to avoid federal income and excise taxes on retained taxable income and gains we must distribute 100% of such income and gains annually. Our Manager may authorize distributions in excess of those required for us to maintain REIT status and/or avoid such taxes on retained taxable income and gains depending on our financial condition and such other factors as our Manager deems relevant. Provided we have sufficient available cash flow, we intend to authorize and declare distributions based on daily record dates and pay distributions on a monthly or other periodic basis. We have not established a minimum distribution level.

The Series declared distributions for the six months period end June 30, 2024

Series with Qualified Shares as of June 30, 2024

Shares in two hundred and twenty six (226) Series were qualified under Regulation A (“Regulation A”) of Section 3(6) of the Securities Act of 1933, as amended, as of June 30, 2023.

Fifty (50) properties, underlying their respective Series which qualified, were in the process of securing financing and transferring title to the respective series. However, the Manager determined that the said Series will be unable to secure mortgage financing to facilitate the title transfer and removed the said Series LLCs from the offering on June 3, 2024, the details of which can be found in the 1-U duly filed with the SEC here. For more information about each Series, please see the “Master Series Table” under “Series Offerings” of our Offering Circular, which can be found here and is incorporated herein by reference and the section entitled “Recent Developments” of this Semiannual Report.

Series(1)	Offering Status	Qualification Date	Opening Date	Closing Date	Total Number of Shares Outstanding
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204(1)	Withdrawn		7/10/2020		-
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297 (4)(3)	Closed		7/10/2020	6/30/2021	-
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224 (1)	Withdrawn		7/10/2020		-
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294 (1)	Withdrawn		7/10/2020		-
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224 (1)	Withdrawn		7/10/2020		-
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224 (1)	Withdrawn		7/10/2020		10,000
Landa Series 1703 Summerwoods Lane, Griffin, Georgia, 30224 (4)(3)	Closed	8/29/2019	1/7/2022	4/29/2022	-
Landa Series 1712 Summerwoods Lane, Griffin, Georgia, 30224 (4)(3)	Closed	7/31/2019	1/7/2022	8/9/2022	-
Landa Series 1743 Summerwoods Lane, Griffin, Georgia, 30224 (4)(3)	Closed	8/29/2019	1/7/2022	5/16/2022	-
Landa Series 1750 Summerwoods Lane, Griffin, Georgia, 30224 (4)(3)	Closed	11/18/2019	1/7/2022	9/12/2022	-
Landa Series 4267 High Park Lane, East Point, Georgia, 30344 (4)(3)	Closed	10/24/2019	1/7/2022	8/19/2022	-
Landa Series 4474 Highwood Park Drive, East Point, Georgia, 30344 (4)(3)	Closed	7/31/2019	1/7/2022	8/15/2022	-
Landa Series 8569 Creekwood Way, Jonesboro, Georgia, 30238 (4)(3)	Closed	8/29/2019	1/7/2022	5/5/2022	-
Landa Series 9439 Lakeview Road, Union City, Georgia, 30291 (4)(3)	Closed	8/29/2019	1/7/2022	8/26/2022	-
Landa Series 10167 Port Royal Court, Jonesboro, Georgia, 30238 (4)(3)	Closed	3/23/2021	1/7/2022	7/20/2022	-
Landa Series 1246 Elgin Way, Riverdale, Georgia, 30296 (4)(3)	Closed	3/23/2021	1/7/2022	7/29/2022	-
Landa Series 1910 Grove Way, Hampton, Georgia, 30228 (4)(3)	Closed	3/23/2021	1/7/2022	2/15/2022	-
Landa Series 593 Country Lane Drive, Jonesboro, Georgia, 30238 (4)(3)	Closed	3/23/2021	1/7/2022	2/17/2022	-
Landa Series 6436 Stone Terrace, Morrow, Georgia, 30260 (4)(3)	Closed	3/23/2021	1/7/2022	2/3/2022	-
Landa Series 6440 Woodstone Terrace, Morrow, Georgia, 30260 (4)(3)	Closed	3/23/2021	1/7/2022	2/17/2022	-
Landa Series 6848 Sandy Creek Drive, Riverdale, Georgia, 30274 (4)(3)	Closed	3/23/2021	1/7/2022	2/13/2022	-
Landa Series 687 Utoy Court, Jonesboro, Georgia, 30238 (4)(3)	Closed	3/23/2021	1/7/2022	4/19/2022	-
Landa Series 729 Winter Lane, Jonesboro, Georgia, 30238 (4)(3)	Closed	3/23/2021	1/7/2022	3/4/2022	-
Landa Series 7349 Exeter Court, Riverdale, Georgia, 30296 (4)(3)	Closed	3/23/2021	1/7/2022	4/20/2022	-
Landa Series 8645 Embrey Drive, Jonesboro, Georgia, 30236 (4)(3)	Closed	3/23/2021	1/7/2022	4/18/2022	-
Landa Series 8780 Churchill Place, Jonesboro, Georgia, 30238 (4)(3)	Closed	3/23/2021	1/7/2022	3/7/2022	-
Landa Series 8796 Parliament Place, Jonesboro, Georgia, 30238 (4)(3)	Closed	3/23/2021	1/7/2022	3/11/2022	56
Landa Series 8641 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	8/31/2022	-
Landa Series 8651 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	7/20/2022	-
Landa Series 8652 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	10/14/2022	-
Landa Series 8653 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	8/15/2022	-
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	12/2/2022	-
Landa Series 8655 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	10/10/2022	-
Landa Series 8659 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	10/10/2022	-
Landa Series 8662 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	10/1/2022	-
Landa Series 8668 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	10/14/2022	-
Landa Series 8670 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	11/30/2022	-
Landa Series 8674 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	8/19/2022	-
Landa Series 8675 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	8/25/2022	-
Landa Series 8677 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	4/20/2022	-
Landa Series 8678 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	12/2/2022	-
Landa Series 8679 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	8/3/2022	-
Landa Series 8683 Ashley Way, Douglasville, Georgia, 30134 (4)(3)	Closed	7/20/2021	1/7/2022	12/2/2022	-
Landa Series 843 Tramore Drive, Stockbridge, Georgia, 30281 (4)(3)	Closed	6/26/2021	3/28/2023	7/27/2023	-
Landa Series 168 Brookview Drive, Riverdale, Georgia, 30274 (4)(3)	Closed	3/23/2021	3/28/2023	7/27/2023	-
Landa Series 1701 Summerwoods Lane, Griffin, Georgia, 30224 (4)(3)	Closed	7/10/2020	3/28/2023	10/3/2023	-
Landa Series 268 Brookview Drive, Riverdale, Georgia, 30274 (2)	Inactive	3/23/2021	3/28/2023		8,679
Landa Series 773 Villa Way, Jonesboro, Georgia, 30238 (2)	Inactive	3/23/2021	3/28/2023	7/27/2023	-
Landa Series 1741 Park Lane, Griffin, Georgia, 30224 (2)	Inactive	7/10/2020	3/28/2023		7,947
Landa Series 10121 Morris Drive SW, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		8,057
Landa Series 10183 Starr Street SW, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		9,658
Landa Series 103 Starlake Drive, Jackson, Georgia, 30233 (2)	Inactive	11/15/2021	3/28/2023		9,710
Landa Series 10433 Candlelight Road, Jonesboro, Georgia, 30238 (2)	Inactive	11/15/2021	3/28/2023		9,874
Landa Series 110 Shenandoah Drive, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		9,829
Landa Series 111 Fir Drive, McDonough, Georgia, 30253 (2)	Inactive	11/15/2021	3/28/2023		8,111
Landa Series 112 Ridge Street, Locust Grove, Georgia, 30248 (2)	Inactive	11/15/2021	3/28/2023		9,739
Landa Series 11322 Michelle Way, Hampton, Georgia, 30228 (2)	Inactive	11/15/2021	3/28/2023		9,431
Landa Series 1147 Village Way, Stone Mountain, Georgia, 30088 (2)	Inactive	11/15/2021	3/28/2023		9,548
Landa Series 1160 Gable Terrace, Jonesboro, Georgia, 30236 (2)	Inactive	11/15/2021	3/28/2023		8,427
Landa Series 1201 Kilrush Drive, Mableton, Georgia, 30126 (2)	Inactive	11/15/2021	3/28/2023		9,583
Landa Series 124 Libby Lane, Jonesboro, Georgia, 30238 (2)	Inactive	11/15/2021	3/28/2023		8,998
Landa Series 1320 Winona Avenue, Griffin, Georgia, 30223 (2)	Inactive	11/15/2021	3/28/2023		9,579
Landa Series 137 Southern Shores Road, Jackson, Georgia, 30233 (2)	Inactive	11/15/2021	3/28/2023		9,319
Landa Series 138 Sandalwood Circle, Lawrenceville, Georgia, 30046 (2)	Inactive	11/15/2021	3/28/2023		4,123
Landa Series 140 High Ridge Road, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		9,358
Landa Series 146 Crystal Brook, Griffin, Georgia, 30223 (4)(3)	Closed	11/15/2021	3/28/2023	12/11/2023	-
Landa Series 153 Cliffside Court, Riverdale, Georgia, 30274 (2)	Inactive	11/15/2021	3/28/2023		4,942
Landa Series 1666 West Poplar Street, Griffin, Georgia, 30224 (2)	Inactive	11/15/2021	3/28/2023		8,123
Landa Series 1689 Viceroy Way, Riverdale, Georgia, 30296 (2)	Inactive	11/15/2021	3/28/2023		9,733
Landa Series 181 Watercress Court, Stockbridge, Georgia, 30281 (2)	Inactive	11/15/2021	3/28/2023		8,337
Landa Series 188 Timberline Road, Jackson, Georgia, 30233 (4)(3)	Closed	11/15/2021	3/28/2023	10/1/2023	-
Landa Series 189 Shenandoah Drive, Riverdale, Georgia, 30274 (2)	Inactive	11/15/2021	3/28/2023		9,571
Landa Series 195 Hunters Trace, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		9,376
Landa Series 196 Montego Circle, Riverdale, Georgia, 30274 (2)	Inactive	11/15/2021	3/28/2023		9,785
Landa Series 212 Fleeta Drive, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		7,492
Landa Series 217 Glenloch Court, Stockbridge, Georgia, 30281 (2)	Inactive	11/15/2021	3/28/2023		8,748
Landa Series 2264 Chestnut Hill Circle, Decatur, Georgia, 30032 (2)	Inactive	11/15/2021	3/28/2023		9,847
Landa Series 25 Pleasant Valley Road, McDonough, Georgia, 30253 (2)	Inactive	11/15/2021	3/28/2023		9,353
Landa Series 253 Marco Drive, Social Circle, Georgia, 30025 (2)	Inactive	11/15/2021	3/28/2023		8,806
Landa Series 258 Rocky Point Road, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		9,535
Landa Series 270 Mountain Lane, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		7,663
Landa Series 270 Pleasant Hills Drive, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		6,694
Landa Series 2813 Vicksburg Court, Decatur, Georgia, 30034 (2)	Inactive	11/15/2021	3/28/2023		9,665
Landa Series 2933 Coffer Drive, Ellenwood, Georgia, 30294 (2)	Inactive	11/15/2021	3/28/2023		9,555
Landa Series 30 High Ridge Road, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		9,468
Landa Series 30 Roosevelt Road, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		9,448
Landa Series 3011 Raintree Drive SE, Conyers, Georgia, 30094 (2)	Inactive	11/15/2021	3/28/2023		9,842
Landa Series 3043 Highway 81 S, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		8,777
Landa Series 313 Blue Heron Drive, Jonesboro, Georgia, 30238 (2)	Inactive	11/15/2021	3/28/2023		7,922
Landa Series 3202 Chippewa Drive, Rex, Georgia, 30273 (2)	Inactive	11/15/2021	3/28/2023		9,852
Landa Series 35 Clay Court, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		8,994
Landa Series 350 Cadiz Lane S, College Park, Georgia, 30349 (2)	Inactive	11/15/2021	3/28/2023		8,096
Landa Series 351 Wesley Park Drive, Jonesboro, Georgia, 30238 (2)	Inactive	11/15/2021	3/28/2023		8,726
Landa Series 43 Darwin Drive, Jonesboro, Georgia, 30238 (2)	Inactive	11/15/2021	3/28/2023		9,536
Landa Series 45 Blue Jay Drive, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		9,574
Landa Series 4702 Saint James Way, Decatur, Georgia, 30035 (2)	Inactive	11/15/2021	3/28/2023		9,153
Landa Series 4732 Pinedale Drive, Forest Park, Georgia, 30297 (2)	Inactive	11/15/2021	3/28/2023		8,368
Landa Series 5040 Huntshire Lane, Lilburn, Georgia, 30047 (2)	Inactive	11/15/2021	3/28/2023		8,832
Landa Series 513 Jarrett Court, McDonough, Georgia, 30253 (2)	Inactive	11/15/2021	3/28/2023		6,165
Landa Series 5143 Pinecrest Drive SW, Covington, Georgia, 30014	Inactive	11/15/2021	3/28/2023		8,856
Landa Series 540 Cowan Road, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		9,340
Landa Series 565 Mountainview Drive, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		8,374
Landa Series 5801 Strathmoor Manor Circle, Lithonia, Georgia, 30058 (2)	Inactive	11/15/2021	3/28/2023		8,318
Landa Series 6107 Shadow Glen Court, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		8,062
Landa Series 6113 Pine Glen Circle SW, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		9,357
Landa Series 615 Barshay Drive, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		9,489
Landa Series 6168 Wheat Street NE, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		7,497
Landa Series 6178 Green Acres Drive SW, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		7,127
Landa Series 643 Sycamore Drive, Jonesboro, Georgia, 30238 (2)	Inactive	11/15/2021	3/28/2023		8,658
Landa Series 65 Freedom Court, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		9,511
Landa Series 6635 Kimberly Mill Road, College Park, Georgia, 30349 (2)	Inactive	11/15/2021	3/28/2023		9,815
Landa Series 6653 Bedford Road, Rex, Georgia, 30273 (2)	Inactive	11/15/2021	3/28/2023		9,600
Landa Series 6762 Bent Creek Drive, Rex, Georgia, 30273 (2)	Inactive	11/15/2021	3/28/2023		8,073
Landa Series 709 Georgetown Court, Jonesboro, Georgia, 30236 (2)	Inactive	11/15/2021	3/28/2023		3,464
Landa Series 7107 Geiger Street NW, Covington, Georgia, 30014 (4)(3)	Closed	11/15/2021	3/28/2023	7/27/2023	-
Landa Series 750 Georgetown Court, Jonesboro, Georgia, 30236 (2)	Inactive	11/15/2021	3/28/2023		8,925
Landa Series 752 Chestnut Drive, Jackson, Georgia, 30233 (2)	Inactive	11/15/2021	3/28/2023		8,979
Landa Series 7781 Mountain Creek Way, Douglasville, Georgia, 30134 (2)	Inactive	11/15/2021	3/28/2023		9,709
Landa Series 7950 Woodlake Drive, Riverdale, Georgia, 30274 (2)	Inactive	11/15/2021	3/28/2023		9,654
Landa Series 80 High Ridge Road, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		9,689
Landa Series 808 Hillandale Lane, Lithonia, Georgia, 30058 (2)	Inactive	11/15/2021	3/28/2023		9,734
Landa Series 8110 Devonshire Drive, Jonesboro, Georgia, 30238 (4)(3)	Closed	11/15/2021	3/28/2023	10/1/2023	-
Landa Series 8121 Spillers Drive SW, Covington, Georgia, 30014 (2)	Inactive	11/15/2021	3/28/2023		9,354
Landa Series 8233 Creekline Court, Riverdale, Georgia, 30274 (2)	Inactive	11/15/2021	3/28/2023		9,621
Landa Series 85 Kirkland Court, Covington, Georgia, 30016 (2)	Inactive	11/15/2021	3/28/2023		9,578
Landa Series 85 Thorn Thicket Way, Rockmart, Georgia, 30153 (2)	Inactive	11/15/2021	3/28/2023		9,782
Landa Series 8855 Rugby Court, Jonesboro, Georgia, 30238 (2)	Inactive	11/15/2021	3/28/2023		7,126
Landa Series 9434 Cedar Creek Place, Douglasville, Georgia, 30135 (2)	Inactive	11/15/2021	3/28/2023		9,607
Landa Series 9597 Pintail Trail, Jonesboro, Georgia, 30238 (2)	Inactive	11/15/2021	3/28/2023		7,625
Landa Series 20 Chimney Smoke Drive, Stockbridge, Georgia, 30281 (2)	Inactive	12/2/2021	3/28/2023		9,220
Landa Series 2425 Cornell Circle, McDonough, Georgia, 30253 (2)	Inactive	12/2/2021	3/28/2023		7,134
Landa Series 3667 Patti Parkway, Decatur, Georgia, 30034 (2)	Inactive	12/2/2021	3/28/2023		9,765
Landa Series 412 Kendall Lane, McDonough, Georgia, 30253 (2)	Inactive	12/2/2021	3/28/2023		9,786
Landa Series 45 Laurel Way, Covington, Georgia, 30016 (2)	Inactive	12/2/2021	3/28/2023		9,884
Landa Series 5411 Rocky Pine Drive, Lithonia, Georgia, 30038 (2)	Inactive	12/2/2021	3/28/2023		9,419
Landa Series 550 Cowan Road, Covington, Georgia, 30016 (2)	Inactive	12/2/2021	3/28/2023		7,957
Landa Series 5581 Fox Glen Circle, Lithonia, Georgia, 30038 (2)	Inactive	12/2/2021	3/28/2023		9,730
Landa Series 6404 Walnut Way, Union City, Georgia, 30291 (4)(3)	Closed	12/2/2021	3/28/2023	12/4/2023	-
Landa Series 107 Oakwood Circle, Griffin, Georgia, 30223 (4)(3)	Closed	12/2/2021	3/28/2023	11/27/2023	-
Landa Series 1007 Leeward Way, Jonesboro, Georgia, 30238 (2)	Inactive	12/2/2021	3/28/2023		6,089
Landa Series 1000 Fox Valley Trail, Stone Mountain, Georgia, 30088 (2)	Inactive	12/2/2021	3/28/2023		9,130
Landa Series 105 Anne Street, Hampton, Georgia, 30228 (2)	Inactive	12/2/2021	3/28/2023		9,747
Landa Series 11447 S Grove Drive, Hampton, Georgia, 30228 (2)	Inactive	12/2/2021	3/28/2023		9,752
Landa Series 114 Starlake Drive, Jackson, Georgia, 30233 (2)	Inactive	12/2/2021	3/28/2023		9,925
Landa Series 120 Rosewood Drive, McDonough, Georgia, 30253 (2)	Inactive	12/2/2021	3/28/2023		9,792
Landa Series 12 Mintz Street, Griffin, Georgia, 30223 (2)	Inactive	12/2/2021	3/28/2023		9,866
Landa Series 1443 Pebble Ridge Lane, Hampton, Georgia, 30228 (2)	Inactive	12/2/2021	3/28/2023		9,798
Landa Series 1485 Bola Court, Jonesboro, Georgia, 30238 (2)	Inactive	12/2/2021	3/28/2023		9,693
Landa Series 157 Wells Road, Jenkinsburg, Georgia, 30234 (2)	Inactive	12/2/2021	3/28/2023		9,137
Landa Series 1683 Spoonbill Road, Hampton, Georgia, 30238 (2)	Inactive	12/2/2021	3/28/2023		9,838
Landa Series 1903 Old Concord Drive Southeast, Covington, Georgia, 30016 (2)	Inactive	12/2/2021	3/28/2023		9,881
Landa Series 195 Branchwood Drive, Covington, Georgia, 30016 (2)	Inactive	12/2/2021	3/28/2023		9,753
Landa Series 204 North Main Court, Stockbridge, Georgia, 30281 (2)	Inactive	12/2/2021	3/28/2023		9,504
Landa Series 2443 Hodges Farm Road, Mansfield, Georgia, 30055 (2)	Inactive	12/2/2021	3/28/2023		9,376
Landa Series 440 Freestone Drive, Newnan, Georgia, 30265 (2)	Inactive	12/2/2021	3/28/2023		9,678
Landa Series 497 Georgia Highway 212, Covington, Georgia, 30016 (2)	Inactive	12/2/2021	3/28/2023		9,955
Landa Series 524 Sawmill Road, Hampton, Georgia, 30228 (2)	Inactive	12/2/2021	3/28/2023		9,842
Landa Series 5329 Shirewick Lane, Lithonia, Georgia, 30058 (2)	Inactive	12/2/2021	3/28/2023		9,270
Landa Series 55 Myrtle Grove Lane, Covington, Georgia, 30014 (2)	Inactive	12/2/2021	3/28/2023		9,819
Landa Series 5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058 (2)	Inactive	12/2/2021	3/28/2023		9,883
Landa Series 6386 Forester Way, Lithonia, Georgia, 30038 (2)	Inactive	12/2/2021	3/28/2023		9,466
Landa Series 6710 Sunset Hills Boulevard, Rex, Georgia, 30273 (2)	Inactive	12/2/2021	3/28/2023		9,237
Landa Series 70 Shenandoah Lane, Covington, Georgia, 30016 (2)	Inactive	12/2/2021	3/28/2023		9,548
Landa Series 800 Mills Drive, Covington, Georgia, 30016 (2)	Inactive	12/2/2021	3/28/2023		9,958
Landa Series 9020 Sterling Ridge Lane, Jonesboro, Georgia, 30238 (2)	Inactive	12/2/2021	3/28/2023		9,276
Landa Series 9150 Spillers Drive SW, Covington, Georgia, 30014 (2)	Inactive	12/2/2021	3/28/2023		9,828
Landa Series 9409 Forest Knoll Drive, Jonesboro, Georgia, 30238 (2)	Inactive	12/2/2021	3/28/2023		9,874
Landa Series 1445 Maple Valley Court, Union City, Georgia, 30291 (2)	Inactive	11/2/2020	3/28/2023		7,189
Landa Series 8658 Ashley Way, Douglasville, Georgia, 30134 (2)	Inactive	7/20/2021	3/28/2023		5,045
Landa Series 8667 Ashley Way, Douglasville, Georgia, 30134 (2)	Inactive	7/20/2021	3/28/2023	1/11/2024	1,277
Landa Series 8671 Ashley Way, Douglasville, Georgia, 30134 (2)	Inactive	7/20/2021	3/28/2023		9,657
Landa Series 8691 Ashley Way, Douglasville, Georgia, 30134 (2)	Inactive	7/20/2021	3/28/2023	8/20/2024	6,052
Landa Series 8697 Ashley Way, Douglasville, Georgia, 30134 (2)	Inactive	7/20/2021	3/28/2023		9,264
Landa Series 141 Longstreet Circle, Oxford, Georgia, 30054 (2)	Inactive	12/2/2021	3/28/2023		9,710

(1) Before any securities were issued, the Company withdrew the following Series:Landa Series 115 Sardis Street Landa Series 209 Timber Wolf Trail, Landa Series 2505 Oak Circle, Landa Series 271 Timber Wolf Trail andLanda Series 29 Holly Grove Road

(2) The offering is currently paused due to delay in filing 1-A POS and 1-K with the SEC See Item No.1 “Management's Discussion and Analysis” for more information. The shares of these Series are not being actively marketed.

(3)The secondary trading is currently paused due to a delay in filing 1-A POS and 1-K with the SEC. See Item no.1 “Management's Discussion and Analysis”for more information

(4)All 10,000 Shares of this Series have been subscribed for and the Company is in the process of closing on the Series' offering with the investors.

This Semiannual Report only includes reporting on the financial condition and results of operations as of June 30, 2024 for the one hundred and thirty nine (139) Series listed below. The remaining thirty five (35) Series have not yet commenced operations as of June 30, 2024 since title of each respective Property related to each Series had not yet transferred title from Landa Properties. As a result, such Series have been omitted from this report.

Series(1)	Address
Landa App LLC - 115 Sardis Street Barnesville GA LLC (2)	115 Sardis Street, Barnesville, GA 30204
Landa App LLC - 1394 Oakview Circle Forest Park GA LLC	1394 Oakview Circle, Forest Park, GA 30297
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	1701 Summerwoods Lane, Griffin, GA 30224
Landa App LLC - 1741 Park Lane Griffin GA LLC	1741 Park Lane, Griffin, GA 30224
Landa App LLC - 209 Timber Wolf Trail Griffin GA LLC (2)	209 Timber Wolf Trail, Griffin, GA 30224
Landa App LLC - 2505 Oak Circle Ellenwood GA LLC(2)	2505 Oak Circle, Ellenwood, GA 30294
Landa App LLC - 271 Timber Wolf Trail Griffin GA LLC (2)	271 Timber Wolf Trail, Griffin, GA, 30224
Landa App LLC - 29 Holly Grove Road Griffin GA LLC (2)	29 Holly Grove Road, Griffin, GA 30224
Landa App LLC - 1703 Summerwoods Lane Griffin GA LLC	1703 Summerwoods Lane, Griffin, GA, 30224
Landa App LLC - 1712 Summerwoods Lane Griffin GA LLC	1712 Summerwoods Lane, Griffin, GA, 30224
Landa App LLC - 1743 Summerwoods Lane Griffin GA LLC	1743 Summerwoods Lane, Griffin, GA, 30224

Landa App LLC - 1750 Summerwoods Lane Griffin GA LLC	1750 Summerwoods Lane, Griffin, GA, 30224
Landa App LLC - 4267 High Park Lane East Point GA LLC	4267 High Park Lane, East Point, GA, 30344
Landa App LLC - 4474 Highwood Park Drive East Point GA LLC	4474 Highwood Park Drive, Atlanta, GA, 30344
Landa App LLC - 8569 Creekwood Way Jonesboro GA LLC	8569 Creekwood Way, Jonesboro, GA, 30238
Landa App LLC - 9439 Lakeview Road Union City GA LLC	9439 Lakeview Road, Union City, GA, 30291
Landa App LLC - 10167 Port Royal Court Jonesboro GA LLC	10167 Port Royal Court, Jonesboro, GA, 30238
Landa App LLC - 1246 Elgin Way Riverdale GA LLC	1246 Elgin Way, Riverdale, GA, 30296
Landa App LLC - 1910 Grove Way Hampton GA LLC	1910 Grove Way, Hampton, GA, 30228
Landa App LLC - 593 Country Lane Jonesboro GA LLC	593 Country Lane, Jonesboro, GA, 30238
Landa App LLC - 6436 Stone Terrace Morrow GA LLC	6436 Stone Terrace, Morrow, GA, 30260
Landa App LLC - 6440 Woodstone Terrace Morrow GA LLC	6440 Woodstone Terrace, Morrow, GA, 30260
Landa App LLC - 6848 Sandy Creek Drive Riverdale GA LLC	6848 Sandy Creek Drive, Riverdale, GA, 30274
Landa App LLC - 687 Utoy Court Jonesboro GA LLC	687 Utoy Court, Jonesboro, GA, 30238
Landa App LLC - 729 Winter Lane Jonesboro GA LLC	729 Winter Lane, Jonesboro, GA, 30238
Landa App LLC - 7349 Exeter Court Riverdale GA LLC	7349 Exeter Court, Riverdale, GA, 30296
Landa App LLC - 8645 Embrey Drive Jonesboro GA LLC	8645 Embrey Drive, Jonesboro, GA, 30236
Landa App LLC - 8780 Churchill Place Jonesboro GA LLC	8780 Churchill Place, Jonesboro, GA, 30238
Landa App LLC - 8796 Parliament Place Jonesboro GA LLC	8796 Parliament Place, Jonesboro, GA, 30238
Landa App LLC - 8641 Ashley Way Douglasville GA LLC	8641 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8651 Ashley Way Douglasville GA LLC	8651 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8652 Ashley Way Douglasville GA LLC	8652 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8653 Ashley Way Douglasville GA LLC	8653 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8654 Ashley Way Douglasville GA LLC	8654 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8655 Ashley Way Douglasville GA LLC	8655 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8659 Ashley Way Douglasville GA LLC	8659 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8662 Ashley Way Douglasville GA LLC	8662 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8668 Ashley Way Douglasville GA LLC	8668 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8670 Ashley Way Douglasville GA LLC	8670 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8674 Ashley Way Douglasville GA LLC	8674 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8675 Ashley Way Douglasville GA LLC	8675 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8677 Ashley Way Douglasville GA LLC	8677 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8678 Ashley Way Douglasville GA LLC	8678 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8679 Ashley Way Douglasville GA LLC	8679 Ashley Way, Douglasville, GA, 30134
Landa App LLC - 8683 Ashley Way Douglasville GA LLC	8683 Ashley Way, Douglasville, GA, 30134

Landa App LLC - 1007 Leeward Way Jonesboro GA LLC	1007 Leeward Way, Jonesboro, GA 30238
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	10121 Morris Drive SW, Covington, GA 30014
Landa App LLC - 10183 Starr Street SW Covington GA LLC	10183 Starr Street SW, Covington, GA 30014
Landa App LLC - 103 Starlake Drive Jackson GA LLC	103 Starlake Drive, Jackson, GA 30260
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	10433 Candlelight Road, Jonesboro, GA 30238
Landa App LLC - 107 Oakwood Circle Griffin GA LLC	107 Oakwood Circle, Griffin, GA 30223
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	110 Shenandoah Drive, Covington, GA 30016
Landa App LLC - 111 Fir Drive McDonough GA LLC	111 Fir Drive, McDonough, GA 30253
Landa App LLC - 112 Ridge Street Locust Grove GA LLC	112 Ridge Street, Locust Grove, GA 30248
Landa App LLC - 11322 Michelle Way Hampton GA LLC	11322 Michelle Way, Hampton, GA 30228
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	1147 Village Way, Stone Mountain, GA 30088
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	1160 Gable Terrace, Jonesboro, GA 30236
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	1201 Kilrush Drive, Mableton, GA 30126
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	124 Libby Lane, Jonesboro, GA 30238
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	1320 Winona Avenue, Griffin, GA 30223
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	137 Southern Shores Road, Jackson, GA 30233
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	138 Sandalwood Circle, Lawrenceville, GA 30046
Landa App LLC - 140 High Ridge Road Covington GA LLC	140 High Ridge Road, Covington, GA 30014
Landa App LLC - 146 Crystal Brook Griffin GA LLC	146 Crystal Brook, Griffin, GA 30223
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	153 Cliffside Court, Riverdale, GA 30274
Landa App LLC - 1666 West Poplar Street Griffin GA LLC	1666 West Poplar Street, Griffin, GA 30224
Landa App LLC - 168 Brookview Drive Riverdale GA LLC	168 Brookview Drive, Riverdale, GA 30274
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	1689 Viceroy Way, Riverdale, GA 30296
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	181 Watercress Court, Stockbridge, GA 30281
Landa App LLC - 188 Timberline Road Jackson GA LLC	188 Timberline Road, Jackson, GA 30233
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	189 Shenandoah Drive, Riverdale, GA 30274
Landa App LLC - 195 Hunters Trace Covington GA LKC	195 Hunters Trace, Covington, GA 30014
Landa App LLC - 196 Montego Circle Riverdale GA LLC	196 Montego Circle, Riverdale, GA 30274
Landa App LLC - 20 Chimney Smoke Drive Stockbridge GA LLC	20 Chimney Smoke Drive, Stockbridge, GA 30281
Landa App LLC - 212 Fleeta Drive Covington GA LLC	212 Fleeta Drive, Covington, GA 30016
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	217 Glenloch Court, Stockbridge, GA 30281
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	2264 Chestnut Hill Circle, Decatur, GA 30032
Landa App LLC - 2425 Cornell Circle McDonough GA LLC	2425 Cornell Circle, McDonough, GA 30253
Landa App LLC - 25 Pleasant Valley Road McDonough GA LLC	25 Pleasant Valley Road, McDonough, GA 30253
Landa App LLC - 253 Marco Drive Social Circle GA LLC	253 Marco Drive, Social Circle, GA 30025
Landa App LLC - 258 Rocky Point Road Covington GA LLC	258 Rocky Point Road, Covington, GA 30016

Landa App LLC - 268 Brookview Drive Riverdale GA LLC	268 Brookview Drive, Riverdale, GA 30274
Landa App LLC - 270 Mountain Lane Covington GA LLC	270 Mountain Lane, Covington, GA 30016
Landa App LLC - 270 Pleasant Hills Drive Covington GA LLC	270 Pleasant Hills Drive, Covington, GA 30016
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	2813 Vicksburg Court, Decatur, GA 30034
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	2933 Coffer Drive, Ellenwood, GA 30294
Landa App LLC - 30 High Ridge Road Covington GA LLC	30 High Ridge Road, Covington, GA 30014
Landa App LLC - 30 Roosevelt Road Covington GA LLC	30 Roosevelt Road, Covington, GA 30016
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	3011 Raintree Drive SE, Conyers, GA 30013
Landa App LLC - 3043 Highway 81 S Covington GA LLC	3043 Highway 81 S, Covington, GA 30016
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	313 Blue Heron Drive, Jonesboro, GA 30236
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	3202 Chippewa Drive, Rex, GA 30273
Landa App LLC - 35 Clay Court Covington GA LLC	35 Clay Court, Covington, GA 30016
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	350 Cadiz Lane S, College Park, GA 30349
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	351 Wesley Park Drive, Jonesboro, GA 30238
Landa App LLC - 3667 Patti Parkway Decatur GA LLC	3667 Patti Parkway, Decatur, GA 30034
Landa App LLC - 412 Kendall Lane McDonough GA LLC	412 Kendall Lane, McDonough, GA 30253
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	43 Darwin Drive, Jonesboro, GA 30238
Landa App LLC - 45 Blue Jay Drive Covington GA LLC	45 Blue Jay Drive, Covington, GA 30016
Landa App LLC - 45 Laurel Way Covington GA LLC	45 Laurel Way, Covington, GA 30016
Landa App LLC - 4702 Saint James Way Decatur GA LLC	4702 Saint James Way, Decatur, GA 30035
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	4732 Pinedale Drive, Forest Park, GA 30297
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	5040 Huntshire Lane, Lilburn, GA 30047
Landa App LLC - 513 Jarrett Court McDonough GA LLC	513 Jarrett Court, McDonough, GA 30253
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	5143 Pinecrest Drive SW, Covington, GA 30014
Landa App LLC - 540 Cowan Road Covington GA LLC	540 Cowan Road, Covington, GA 30016
Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC	5411 Rocky Pine Drive, Lithonia, GA 30038
Landa App LLC - 550 Cowan Road Covington GA LLC	550 Cowan Road, Covington, GA 30016
Landa App LLC - 5581 Fox Glen Circle Lithonia GA LLC	5581 Fox Glen Circle, Lithonia, GA 30038
Landa App LLC - 565 Mountainview Drive Covington GA LLC	565 Mountainview Drive, Covington, GA 30016
Landa App LLC - 5801 Strathmoor Manor Circle Lithonia GA LLC	5801 Strathmoor Manor Circle, Lithonia, GA 30058
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	6107 Shadow Glen Court, Covington, GA 30014
Landa App LLC - 6111-6113 Pine Glen Circle SW Covington GA LLC	6111-6113 Pine Glen Circle SW, Covington, GA 30014
Landa App LLC - 615 Barshay Drive Covington GA LLC	615 Barshay Drive, Covington, GA 30016
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	6168 Wheat Street NE, Covington, GA 30014
Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	6178 Green Acres Drive SW, Covington, GA 30014
Landa App LLC - 6404 Walnut Way Union City GA LLC	6404 Walnut Way, Union City, GA 30291

Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	643 Sycamore Drive, Jonesboro, GA 30238
Landa App LLC - 65 Freedom Court Covington GA LLC	65 Freedom Court, Covington, GA 30016
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	6635 Kimberly Mill Road, College Park, GA 30349
Landa App LLC - 6653 Bedford Road Rex GA LLC	6653 Bedford Road, Rex, GA 30273
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	6762 Bent Creek Drive, Rex, GA 30273
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	709 Georgetown Court, Jonesboro, GA 30236
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	7107 Geiger Street NW Covington GA 30016
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	750 Georgetown Court, Jonesboro ,GA 30236
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	752 Chestnut Drive, Jackson, GA 30233
Landa App LLC - 773 Villa Way Jonesboro GA LLC	773 Villa Way, Jonesboro, GA 30238
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	7781 Mountain Creek Way, Douglasville, GA 30134
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	7950 Woodlake Drive, Riverdale, GA 30274
Landa App LLC - 80 High Ridge Road Covington GA LLC	80 High Ridge Road, Covington, GA 30014
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	808 Hillandale Lane, Lithonia, GA 30058
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	8110 Devonshire Drive, Jonesboro, GA 30238
Landa App LLC - 8121 Spillers Drive SW Covington GA LLC	8121 Spillers Drive SW, Covington, GA 30014
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	8233 Creekline Court, Riverdale, GA 30274
Landa App LLC - 843 Tramore Drive Stockbridge GA LLC	843 Tramore Drive, Stockbridge, GA 30281
Landa App LLC - 85 Kirkland Court Covington GA LLC	85 Kirkland Court, Covington, GA 30016
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	85 Thorn Thicket Way, Rockmart, GA 30153
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	8855 Rugby Court, Jonesboro, GA 30238
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	9434 Cedar Creek Place, Douglasville, GA 30135
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	9597 Pintail Trail, Jonesboro, GA 30238

(1)	Each Series herein is also referred to below in shortened form as “Landa Series” followed by its street address only.
(2)	This Series withdrew its offering and did not sell any of its Shares.

The Company, through each Series, commenced operations on July 10, 2020 (Inception).

Recent Developments

The tables below provide information with respect to recent developments of the Series including dividend payments, lease renewals, vacancies and defaults following the date of the Company’s most recent Offering Circular, which can be found here. These recent developments are incorporated by reference to their respective hyperlinked Form 1-U filed by the Company and incorporated herein by reference.

Form 1-U	Subject
Filing Date and hyperlink	Leasing Status	Distributions	Other
04/05/2023	-	X	-
04/05/2023	X	-	-
04/05/2023	-	-	Transfer of Title
04/27/2023	-	-	Promissory Notes
05/04/2023	-	-	Refinance Notes; Transfer of Title
05/05/2023	-	X	-
05/05/2023	-	-	Promissory Notes
05/26/2023	-	-	Officer Departure
06/09/2023	-	X	-
06/13/2023	-	-	Refinance Notes; Transfer of Title
06/16/2023	-	X	-
07/07/2023	-	-	Refinance Note; Transfer of Title
07/07/2023	-	X	-
07/11/2023	X	-	-
07/20/2023	-	-	Refinance Notes; Transfer of Title; Property Insurance Expiration
07/26/2023	-	-	Transfer of Title
08/04/2023	-	X	-
08/04/2023	-	X	-
08/22/2023	-	-	Refinance Notes; Transfer of Title; Property Insurance Expiration
09/12/2023	-	-	Refinance Notes; Transfer of Title; Property Insurance Expiration; Board Member Resignation
09/13/2023	-	X	-
09/22/2023	-	-	Refinance Notes; Transfer of Title
10/01/2023	-	X	-
11/13/2023	-	-	Transfer of Title
11/13/2023	-	-	Refinance Note; Property Insurance Expiration
11/01/2023	-	X	-
11/17/2023	-	-	Refinance Notes; Transfer of Title
01/01/2024	-	X	-
01/25/2024	-	-	Refinance Note; Property Insurance Expiration
02/22/2024	-	-	Changes in Issuer's Certifying Accountant Safe Harbor Statement
03/01/2024	-	X	-
03/25/2024	-	-	Refinance Notes; Property Insurance Expiration
04/23/2024	-	X	-
05/01/2024	-	X	-
06/03/2024	-	-	Offering circular amendment; removal of certain series
06/01/2024	-	X	-
07/01/2024	-	X	-
07/05/2024	-	-	Mortgages
07/08/2024	-	-	Mortgages
08/14/2024	-	X	-
09/11/2024	-	X	-
09/17/2024	X	-	-
10/07/2024	-	-	Changes in Issuer's Certifying Accountant
10/16/2024	-	X	-
12/04/2024	-	-	Change in Management for Selected Series; Legal Proceedings
12/19/2024	-	-	Change in Management for Selected Series; Legal Proceedings
12/20/2024	-	-	Departure of Certain Officers

Title Acquisition

From the period September 29, 2023 to January 2, 2025 the following Series have acquired title to their respective Properties from Landa Properties LLC and have thus commenced operations:

On October 27, 2023, Landa Properties LLC (“Landa Properties”) transferred title (the “Transfer”) of the following properties (“Properties”) to the Series set forth in the table below. In connection with the Transfer, Landa Properties also assigned the applicable lease agreement for the Properties to the Series.

Series	Property
Landa App LLC – 8691 Asheley Way Douglasville Georgia LLC	8691 Asheley Way, Douglasville, GA, 30134
Landa App LLC – 8671 Asheley Way Douglasville Georgia LLC	8671 Asheley Way, Douglasville, GA, 30134
Landa App LLC – 8697 Asheley Way Douglasville Georgia LLC	8697 Asheley Way, Douglasville, GA, 30134
Landa App LLC – 8667 Asheley Way Douglasville Georgia LLC	8667 Asheley Way, Douglasville, GA, 30134

On November 17, 2023, Landa Properties LLC ("Landa Properties") transferred title (the "Transfer") of the following properties ("Properties") to the Series set forth in the table below. In connection with the Transfer, Landa Properties also assigned the applicable lease agreement for the Properties to the Series.

Series	Property
Landa App LLC – 204 North Main Court Stockbridge GA LLC	204 North Main Court, Stockbridge, GA 30281
Landa App LLC – 9020 Sterling Ridge Lane Jonesboro GA LLC	9020 Sterling Ridge Lane, Jonesboro, GA 30238
Landa App LLC – 497 Georgia 212 Covington GA LLC	497 Georgia 212, Covington, GA 30016
Landa App LLC – 105 Anne Street Hampton GA LLC	105 Anne Street, Hampton, GA 30228
Landa App LLC – 1485 Bola Court Jonesboro GA LLC	1485 Bola Court, Jonesboro, GA 30238
Landa App LLC – 524 Sawmill Road Hampton GA LLC	524 Sawmill Road, Hampton, GA 30228
Landa App LLC – 120 Rosewood Drive McDonough GA LLC	120 Rosewood Drive, McDonough, GA 30253
Landa App LLC – 9150 Spillers Drive Southwest Covington GA LLC	9150 Spillers Drive Southwest, Covington, GA 30014
Landa App LLC – 12 Mintz Street Griffin GA LLC	12 Mintz Street, Griffin, GA 30223
Landa App LLC – 11447 S Grove Drive Hampton GA LLC	11447 S Grove Drive, Hampton, Georgia, 30228
Landa App LLC – 114 Starlake Drive Jackson GA LLC	114 Starlake Drive, Jackson, Georgia, 30233
Landa App LLC – 5737 Strathmoor Manor Circle Lithonia GA LLC	5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058
Landa App LLC – 55 Myrtle Grove Lane Covington GA LLC	55 Myrtle Grove Lane, Covington, Georgia, 30014
Landa App LLC – 9409 Forest Knoll Drive Jonesboro GA LLC	9409 Forest Knoll Drive, Jonesboro, Georgia, 30238
Landa App LLC – 800 Mills Drive Covington GA LLC	800 Mills Drive, Covington, Georgia, 30016

Mortgage

In connection with the title transfer of 168 Brookview Drive Riverdale GA,268 Brookview Drive Riverdale GA LLC , and 1445 Maple Valley Court Union City GA each of these series (each a “Series,” and collectively the “Series”) of Landa App LLC (the “Company”) issued an acquisition note to Landa Holdings Inc (the “Manager”). On June 26, 2024 and July 5, 2024 the Manager secured a lien for the benefit of L Financing LLC, as part of its amendment to the loan agreement.

Legal Proceedings

See Item 2. Other Information for information regarding defaults alleged by the lenders with respect to certain Series that are subject to Bridge Loans and agreements with the Manager that could result in foreclosure of the properties subject to such Bridge Loans and permanent replacement of the Manager by the lenders.

Market Outlook–Real Estate Finance Markets

While the ongoing impact of interest rate hike has created uncertainty about the overall stability of the economic and financial market, we remain encouraged by the fundamentals of the residential housing market and believe there will be an increased demand for residential rental properties, including single-family homes and duplexes. As we look ahead the next three years, we believe improving fundamentals, transactions, and residential real estate lending activities will continue to strengthen in core United States metro markets. We also expect high foreign direct investment in United States markets and real estate assets to continue. Further, the assistance provided by governmental support programs and commitments is expected to support U.S. capital markets over the immediate future.

If markets continue to strengthen, the competition for risk-adjusted yield will become increasingly fierce. We believe that innovative funding options and quicker closing timelines from the Manager allow for greater financing availability in a period of rising competition amongst capital providers.

However, risks related to inflation, interest rate hikes and regulatory uncertainty could adversely affect growth and the values of our investments. In the event market fundamentals deteriorate, our real estate portfolio may be impaired as a result of lower occupancy, lower rental rates, and/or declining values. Further, these circumstances may materially impact the cost and availability of credit to borrowers, hampering the ability of the Manager to acquire new investments with attractive risk-reward dynamics.

Over the short term, we remain cautiously optimistic about the opportunity to acquire investments offering attractive risk-adjusted returns in our targeted investment markets. However, we recognize disruptions in financial markets can occur at any time. By targeting modest leverage and short target investment durations, we believe we will remain well positioned, as compared to our competitors, in the event current market dynamics deteriorate.

The U.S. saw inflation rise to over nine percent (9%) in June 2022, the highest since 1981, before moderating to six and a half percent (6.5%) in December 2022, according to the U.S. Bureau of Labor Statistics. In response, the Federal Reserve implemented the largest interest rate increases since 1994, ending nearly four decades of declining, near-zero rates. These rate hikes drove mortgage rates to their highest levels in 14 years, which we believe contributed to a decline in home purchasing, particularly among millennials reliant on debt, and may have increased demand for rentals.

Results of Operations

The following table sets forth key components of our results of operations for the six months ended June 30, 2024 and 2023.

	For the six months ended June 30,
Category	2024	2023
Rental Income	$1,086,116	$457,852
Management Fee	79,784	36,273
Repairs and Maintenance	226,610	104,816
HOA Fee	2,043	11,143
Insurance	30,157	16,676
Real estate taxes	151,832	72,524
Depreciation expense	614,808	201,981
Interest expense	1,754,669	479,489
Net Operating Income	(1,773,787)	(465,050)
Other income (expense)	(23,091)	-
Gain on Sale of Real Estate	15,201	62,013
Provision for income taxes	(8,335)	(1,530)
Net Income/(Loss)	$(1,790,012)	$(404,567)

Revenues

Revenues are generated at the Series level. Each Series generates revenue through rental income earned from its underlying Property. Rental revenues consist of rental amounts collected under the lease agreements related to each Series' Property, net of any concessions and uncollectible amounts. Each Series enters into a lease agreement with its tenants. We expect each lease agreement to have a term of one year, and in certain cases may extend to a month-to-month lease, and we expect to enter into new lease agreements with one-year terms as well.

The Series generated rental revenues for the six months ended June 30, 2024 and June 30, 2023, of $1,086,116 and $457,852, respectively. The following table summarizes the rental income by Series:

	For the six months ended June 30,
Series	2024	2023
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	$-	$1,786
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	5,639	5,127
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	-	1,275
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294	-	3,875
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	-	-
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224	3,131	4,548
Landa Series 1703 Summerwoods Lane, Griffin, Georgia, 30224	8,100	6,234
Landa Series 1712 Summerwoods Lane, Griffin, Georgia, 30224	8,845	2,180
Landa Series 1743 Summerwoods Lane, Griffin, Georgia, 30224	6,300	7,260
Landa Series 1750 Summerwoods Lane, Griffin, Georgia, 30224	6,143	7,079
Landa Series 4267 High Park Lane, East Point, Georgia, 30344	4,140	975
Landa Series 4474 Highwood Park Drive, East Point, Georgia, 30344	7,938	7,380
Landa Series 8569 Creekwood Way, Jonesboro, Georgia, 30238	9,400	-
Landa Series 9439 Lakeview Road, Union City, Georgia, 30291	8,820	8,400
Landa Series 10167 Port Royal Court, Jonesboro, Georgia, 30238	7,440	6,615
Landa Series 1246 Elgin Way, Riverdale, Georgia, 30296	7,922	7,741
Landa Series 1910 Grove Way, Hampton, Georgia, 30228	-	702
Landa Series 593 Country Lane Drive, Jonesboro, Georgia, 30238	6,639	6,221
Landa Series 6436 Stone Terrace, Morrow, Georgia, 30260	3,647	6,300
Landa Series 6440 Woodstone Terrace, Morrow, Georgia, 30260	9,205	3,238
Landa Series 6848 Sandy Creek Drive, Riverdale, Georgia, 30274	-	5,763
Landa Series 687 Utoy Court, Jonesboro, Georgia, 30238	6,563	6,012
Landa Series 729 Winter Lane, Jonesboro, Georgia, 30238	571	2,046
Landa Series 7349 Exeter Court, Riverdale, Georgia, 30296	7,381	6,977
Landa Series 8645 Embrey Drive, Jonesboro, Georgia, 30236	7,353	7,800

Landa Series 8780 Churchill Place, Jonesboro, Georgia, 30238	3,969	3,377
Landa Series 8796 Parliament Place, Jonesboro, Georgia, 30238	8,505	8,100
Landa Series 8641 Ashley Way, Douglasville, Georgia, 30134	7,046	6,655
Landa Series 8651 Ashley Way, Douglasville, Georgia, 30134	7,113	6,563
Landa Series 8652 Ashley Way, Douglasville, Georgia, 30134	6,930	6,600
Landa Series 8653 Ashley Way, Douglasville, Georgia, 30134	6,930	6,655
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134	6,946	6,615
Landa Series 8655 Ashley Way, Douglasville, Georgia, 30134	2,800	6,600
Landa Series 8659 Ashley Way, Douglasville, Georgia, 30134	7,876	8,375
Landa Series 8662 Ashley Way, Douglasville, Georgia, 30134	7,500	5,850
Landa Series 8668 Ashley Way, Douglasville, Georgia, 30134	7,245	6,900
Landa Series 8670 Ashley Way, Douglasville, Georgia, 30134	4,602	6,510
Landa Series 8674 Ashley Way, Douglasville, Georgia, 30134	7,865	3,185
Landa Series 8675 Ashley Way, Douglasville, Georgia, 30134	3,581	6,820
Landa Series 8677 Ashley Way, Douglasville, Georgia, 30134	8,196	6,710
Landa Series 8678 Ashley Way, Douglasville, Georgia, 30134	6,930	6,710
Landa Series 8679 Ashley Way, Douglasville, Georgia, 30134	5,600	6,344
Landa Series 8683 Ashley Way, Douglasville, Georgia, 30134	3,491	5,119
Landa Series 843 Tramore Drive, Stockbridge, Georgia, 30281	9,521	5,430
Landa Series 168 Brookview Drive, Riverdale, Georgia, 30274	962	-
Landa Series 1701 Summerwoods Lane, Griffin, Georgia, 30224	-	3,037
Landa Series 268 Brookview Drive, Riverdale, Georgia, 30274	-	-
Landa Series 773 Villa Way, Jonesboro, Georgia, 30238	6,400	-
Landa Series 1741 Park Lane, Griffin, Georgia, 30224	2,528	2,398
Landa Series 10121 Morris Drive SW, Covington, Georgia, 30014	10,560	3,360
Landa Series 10183 Starr Street SW, Covington, Georgia, 30014	8,329	2,776
Landa Series 103 Starlake Drive, Jackson, Georgia, 30233	8,006	2,635
Landa Series 10433 Candlelight Road, Jonesboro, Georgia, 30238	2,789	-
Landa Series 110 Shenandoah Drive, Covington, Georgia, 30016	8,130	2,730
Landa Series 111 Fir Drive, McDonough, Georgia, 30253	6,000	2,625
Landa Series 112 Ridge Street, Locust Grove, Georgia, 30248	9,697	1,950
Landa Series 11322 Michelle Way, Hampton, Georgia, 30228	8,416	2,889
Landa Series 1147 Village Way, Stone Mountain, Georgia, 30088	9,600	3,203
Landa Series 1160 Gable Terrace, Jonesboro, Georgia, 30236	10,939	3,587
Landa Series 1201 Kilrush Drive, Mableton, Georgia, 30126	7,832	5,078
Landa Series 124 Libby Lane, Jonesboro, Georgia, 30238	9,750	-
Landa Series 1320 Winona Avenue, Griffin, Georgia, 30223	-	-
Landa Series 137 Southern Shores Road, Jackson, Georgia, 30233	7,590	2,548
Landa Series 138 Sandalwood Circle, Lawrenceville, Georgia, 30046	-	3,570
Landa Series 140 High Ridge Road, Covington, Georgia, 30014	9,150	3,045
Landa Series 146 Crystal Brook, Griffin, Georgia, 30223	8,545	2,756
Landa Series 153 Cliffside Court, Riverdale, Georgia, 30274	1,200	2,100
Landa Series 1666 West Poplar Street, Griffin, Georgia, 30224	7,422	2,474
Landa Series 1689 Viceroy Way, Riverdale, Georgia, 30296	8,069	3,415
Landa Series 181 Watercress Court, Stockbridge, Georgia, 30281	11,760	3,360
Landa Series 188 Timberline Road, Jackson, Georgia, 30233	-	-

Landa Series 189 Shenandoah Drive, Riverdale, Georgia, 30274	8,640	2,954
Landa Series 195 Hunters Trace, Covington, Georgia, 30014	-	3,696
Landa Series 196 Montego Circle, Riverdale, Georgia, 30274	-	2,924
Landa Series 212 Fleeta Drive, Covington, Georgia, 30016	9,570	638
Landa Series 217 Glenloch Court, Stockbridge, Georgia, 30281	-	3,715
Landa Series 2264 Chestnut Hill Circle, Decatur, Georgia, 30032	-	-
Landa Series 25 Pleasant Valley Road, McDonough, Georgia, 30253	10,529	3,528
Landa Series 253 Marco Drive, Social Circle, Georgia, 30025	1,342	2,748
Landa Series 258 Rocky Point Road, Covington, Georgia, 30014	-	3,360
Landa Series 270 Mountain Lane, Covington, Georgia, 30016	10,650	3,465
Landa Series 270 Pleasant Hills Drive, Covington, Georgia, 30016	10,568	3,579
Landa Series 2813 Vicksburg Court, Decatur, Georgia, 30034	5,760	3,203
Landa Series 2933 Coffer Drive, Ellenwood, Georgia, 30294	-	1,688
Landa Series 30 High Ridge Road, Covington, Georgia, 30014	10,496	3,674
Landa Series 30 Roosevelt Road, Covington, Georgia, 30016	8,745	1,788
Landa Series 3011 Raintree Drive SE, Conyers, Georgia, 30094	6,015	-
Landa Series 3043 Highway 81 S, Covington, Georgia, 30016	7,038	899
Landa Series 313 Blue Heron Drive, Jonesboro, Georgia, 30238	10,350	3,300
Landa Series 3202 Chippewa Drive, Rex, Georgia, 30273	-	-
Landa Series 35 Clay Court, Covington, Georgia, 30016	10,704	3,568
Landa Series 350 Cadiz Lane S, College Park, Georgia, 30349	8,375	1,675
Landa Series 351 Wesley Park Drive, Jonesboro, Georgia, 30238	9,734	3,344
Landa Series 43 Darwin Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 45 Blue Jay Drive, Covington, Georgia, 30016	2,483	3,674
Landa Series 4702 Saint James Way, Decatur, Georgia, 30035	9,470	2,450
Landa Series 4732 Pinedale Drive, Forest Park, Georgia, 30297	2,989	2,690
Landa Series 5040 Huntshire Lane, Lilburn, Georgia, 30047	2,499	5,548
Landa Series 513 Jarrett Court, McDonough, Georgia, 30253	-	3,358
Landa Series 5143 Pinecrest Drive SW, Covington, Georgia, 30014	7,717	2,589
Landa Series 540 Cowan Road, Covington, Georgia, 30016	10,712	3,515
Landa Series 565 Mountainview Drive, Covington, Georgia, 30016	10,650	3,518
Landa Series 5801 Strathmoor Manor Circle, Lithonia, Georgia, 30058	9,750	3,318

Landa Series 6107 Shadow Glen Court, Covington, Georgia, 30014	7,140	2,586
Landa Series 6113 Pine Glen Circle SW, Covington, Georgia, 30014	7,812	2,640
Landa Series 615 Barshay Drive, Covington, Georgia, 30016	-	161
Landa Series 6168 Wheat Street NE, Covington, Georgia, 30014	7,800	-
Landa Series 6178 Green Acres Drive SW, Covington, Georgia, 30014	9,037	3,220
Landa Series 643 Sycamore Drive, Jonesboro, Georgia, 30238	9,671	3,224
Landa Series 65 Freedom Court, Covington, Georgia, 30016	9,870	3,385
Landa Series 6635 Kimberly Mill Road, College Park, Georgia, 30349	-	-
Landa Series 6653 Bedford Road, Rex, Georgia, 30273	9,600	3,098
Landa Series 6762 Bent Creek Drive, Rex, Georgia, 30273	10,049	3,350
Landa Series 709 Georgetown Court, Jonesboro, Georgia, 30236	12,495	3,570
Landa Series 7107 Geiger Street NW, Covington, Georgia, 30014	5,750	2,415
Landa Series 750 Georgetown Court, Jonesboro, Georgia, 30236	7,290	2,513
Landa Series 752 Chestnut Drive, Jackson, Georgia, 30233	6,346	2,027
Landa Series 7781 Mountain Creek Way, Douglasville, Georgia, 30134	1,725	-
Landa Series 7950 Woodlake Drive, Riverdale, Georgia, 30274	8,667	2,882
Landa Series 80 High Ridge Road, Covington, Georgia, 30014	-	1,810
Landa Series 808 Hillandale Lane, Lithonia, Georgia, 30058	-	3,389
Landa Series 8110 Devonshire Drive, Jonesboro, Georgia, 30238	9,115	3,407
Landa Series 8121 Spillers Drive SW, Covington, Georgia, 30014	1,628	2,688
Landa Series 8233 Creekline Court, Riverdale, Georgia, 30274	1,750	700
Landa Series 85 Kirkland Court, Covington, Georgia, 30016	-	-
Landa Series 85 Thorn Thicket Way, Rockmart, Georgia, 30153	8,034	2,772
Landa Series 8855 Rugby Court, Jonesboro, Georgia, 30238	7,120	3,094
Landa Series 9434 Cedar Creek Place, Douglasville, Georgia, 30135	9,608	3,150
Landa Series 9597 Pintail Trail, Jonesboro, Georgia, 30238	7,200	3,906
Landa Series 20 Chimney Smoke Drive, Stockbridge, Georgia, 30281	-	1,835
Landa Series 2425 Cornell Circle, McDonough, Georgia, 30253	13,970	3,096
Landa Series 3667 Patti Parkway, Decatur, Georgia, 30034	13,200	2,839
Landa Series 412 Kendall Lane, McDonough, Georgia, 30253	9,300	-
Landa Series 45 Laurel Way, Covington, Georgia, 30016	-	-
Landa Series 5411 Rocky Pine Drive, Lithonia, Georgia, 30038	-	2,119
Landa Series 550 Cowan Road, Covington, Georgia, 30016	3,190	2,094
Landa Series 5581 Fox Glen Circle, Lithonia, Georgia, 30038	16,722	3,229
Landa Series 6404 Walnut Way, Union City, Georgia, 30291	8,931	2,937
Landa Series 107 Oakwood Circle, Griffin, Georgia, 30223	9,585	1,005
Landa Series 1007 Leeward Way, Jonesboro, Georgia, 30238	11,040	117
Landa Series 1000 Fox Valley Trail, Stone Mountain, Georgia, 30088	13,598	-
Landa Series 105 Anne Street, Hampton, Georgia, 30228	-	-
Landa Series 11447 S Grove Drive, Hampton, Georgia, 30228	-	-
Landa Series 114 Starlake Drive, Jackson, Georgia, 30233	7,628	-
Landa Series 120 Rosewood Drive, McDonough, Georgia, 30253	11,328	-
Landa Series 12 Mintz Street, Griffin, Georgia, 30223	9,793	-
Landa Series 1443 Pebble Ridge Lane, Hampton, Georgia, 30228	8,294	-
Landa Series 1485 Bola Court, Jonesboro, Georgia, 30238	10,451	-
Landa Series 157 Wells Road, Jenkinsburg, Georgia, 30234	6,193	-
Landa Series 1683 Spoonbill Road, Hampton, Georgia, 30238	9,150	-
Landa Series 1903 Old Concord Drive Southeast, Covington, Georgia, 30016	3,100	-
Landa Series 195 Branchwood Drive, Covington, Georgia, 30016	1,759	-
Landa Series 204 North Main Court, Stockbridge, Georgia, 30281	9,408	-
Landa Series 2443 Hodges Farm Road, Mansfield, Georgia, 30055	2,688	-
Landa Series 440 Freestone Drive, Newnan, Georgia, 30265	9,765	-
Landa Series 497 Georgia Highway 212, Covington, Georgia, 30016	7,560	-
Landa Series 524 Sawmill Road, Hampton, Georgia, 30228	9,766	-
Landa Series 5329 Shirewick Lane, Lithonia, Georgia, 30058	12,884	-
Landa Series 55 Myrtle Grove Lane, Covington, Georgia, 30014	10,128	-
Landa Series 5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058	3,066	-
Landa Series 6386 Forester Way, Lithonia, Georgia, 30038	180	-
Landa Series 6710 Sunset Hills Boulevard, Rex, Georgia, 30273	7,246	-
Landa Series 70 Shenandoah Lane, Covington, Georgia, 30016	10,414	-
Landa Series 800 Mills Drive, Covington, Georgia, 30016	-	-
Landa Series 9020 Sterling Ridge Lane, Jonesboro, Georgia, 30238	10,410	-
Landa Series 9150 Spillers Drive SW, Covington, Georgia, 30014	8,400	-
Landa Series 9409 Forest Knoll Drive, Jonesboro, Georgia, 30238	9,600	-
Landa Series 1445 Maple Valley Court, Union City, Georgia, 30291	7,526	-
Landa Series 8658 Ashley Way, Douglasville, Georgia, 30134	1,386	-
Landa Series 8667 Ashley Way, Douglasville, Georgia, 30134	6,635	-
Landa Series 8671 Ashley Way, Douglasville, Georgia, 30134	4,600	-
Landa Series 8691 Ashley Way, Douglasville, Georgia, 30134	7,875	-
Landa Series 8697 Ashley Way, Douglasville, Georgia, 30134	7,245	-
Landa Series 141 Longstreet Circle, Oxford, Georgia, 30054	4,075	-
Landa Series 2962 Hunt Street, Jacksonville, Florida, 32254	2,970	-
Landa Series 5066 Greenway Drive, Jacksonville, Florida, 32244	-	-
Landa Series 8152 Arble Drive, Jacksonville, Florida, 32211	11,067	-
Revenue - Series	$1,086,116	$457,852

Operating Expenses

The Operating Expenses incurred by each Series prior to such Series acquiring title to its underlying Property from Landa Properties are paid by the Manager. For more information about the Operating Expenses of the Series and the Properties, please see “Description of our Business – Operating Expenses” of our Offering Circular, which can be found here and is incorporated herein by reference.

Each Series is responsible for its own Operating Expenses after acquiring title to its underlying Property. If the Operating Expenses exceed the amount of revenues generated from a Series and cannot be covered by any Reserves of such Series, the Manager may (a) pay such Operating Expenses and seek reimbursement and/or (b) loan the amount of the Operating Expenses to the applicable Series and be entitled to reimbursement of such amount from future revenues generated by such Series. In the case that the Manager provides a loan to a Series, the Series will be obligated to pay interest on that loan at a rate to be determined solely by the Manager, but which will be no greater than 7%.

For the six months ended June 30, 2024 and June 30, 2023, the Series in the aggregate incurred $2,859,903 and $922,902, respectively, in Operating Expenses (on a total combined basis). The increase in expenses is primarily due to the addition of new Series.

The following table summarizes the Operating Expenses by category:

	For the six months ended June 30,
Series	2024	2023
Management fee	$79,784	$36,273
Repairs & maintenance	226,610	104,816
HOA fee	2,043	11,143
Insurance expense	30,157	16,676
Real estate taxes	151,832	72,524
Depreciation expense	614,808	201,981
Interest expense	1,754,669	479,489
Total Operating Expenses	$2,859,903	$922,902

The following table summarizes the Operating Expenses for each Series:

	For the six months ended June 30,
Series	2024	2023
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	$-	$3,866
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	5,149	3,799
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	154	5,340
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294	-	17,335
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	-	3,758
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224	6,599	5,189
Landa Series 1703 Summerwoods Lane, Griffin, Georgia, 30224	10,328	8,963
Landa Series 1712 Summerwoods Lane, Griffin, Georgia, 30224	11,483	5,009
Landa Series 1743 Summerwoods Lane, Griffin, Georgia, 30224	3,215	6,175
Landa Series 1750 Summerwoods Lane, Griffin, Georgia, 30224	7,601	5,811
Landa Series 4267 High Park Lane, East Point, Georgia, 30344	11,028	7,974
Landa Series 4474 Highwood Park Drive, East Point, Georgia, 30344	10,544	7,332
Landa Series 8569 Creekwood Way, Jonesboro, Georgia, 30238	9,167	4,072
Landa Series 9439 Lakeview Road, Union City, Georgia, 30291	12,008	8,601
Landa Series 10167 Port Royal Court, Jonesboro, Georgia, 30238	7,691	5,649
Landa Series 1246 Elgin Way, Riverdale, Georgia, 30296	9,006	6,656
Landa Series 1910 Grove Way, Hampton, Georgia, 30228	9,290	5,888
Landa Series 593 Country Lane Drive, Jonesboro, Georgia, 30238	6,978	5,260
Landa Series 6436 Stone Terrace, Morrow, Georgia, 30260	5,219	4,752
Landa Series 6440 Woodstone Terrace, Morrow, Georgia, 30260	12,920	3,874
Landa Series 6848 Sandy Creek Drive, Riverdale, Georgia, 30274	5,966	5,518
Landa Series 687 Utoy Court, Jonesboro, Georgia, 30238	8,509	7,845
Landa Series 729 Winter Lane, Jonesboro, Georgia, 30238	7,475	5,450
Landa Series 7349 Exeter Court, Riverdale, Georgia, 30296	7,354	5,599
Landa Series 8645 Embrey Drive, Jonesboro, Georgia, 30236	8,724	6,464
Landa Series 8780 Churchill Place, Jonesboro, Georgia, 30238	14,666	10,094
Landa Series 8796 Parliament Place, Jonesboro, Georgia, 30238	9,332	5,745
Landa Series 8641 Ashley Way, Douglasville, Georgia, 30134	9,111	6,588
Landa Series 8651 Ashley Way, Douglasville, Georgia, 30134	9,589	6,921
Landa Series 8652 Ashley Way, Douglasville, Georgia, 30134	7,815	5,840
Landa Series 8653 Ashley Way, Douglasville, Georgia, 30134	8,315	5,392
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134	8,423	6,127
Landa Series 8655 Ashley Way, Douglasville, Georgia, 30134	7,262	5,634
Landa Series 8659 Ashley Way, Douglasville, Georgia, 30134	8,247	6,215
Landa Series 8662 Ashley Way, Douglasville, Georgia, 30134	8,290	6,135
Landa Series 8668 Ashley Way, Douglasville, Georgia, 30134	9,316	6,882
Landa Series 8670 Ashley Way, Douglasville, Georgia, 30134	9,450	6,766
Landa Series 8674 Ashley Way, Douglasville, Georgia, 30134	9,050	6,511
Landa Series 8675 Ashley Way, Douglasville, Georgia, 30134	8,116	6,166
Landa Series 8677 Ashley Way, Douglasville, Georgia, 30134	9,216	5,718
Landa Series 8678 Ashley Way, Douglasville, Georgia, 30134	9,982	7,078
Landa Series 8679 Ashley Way, Douglasville, Georgia, 30134	9,405	6,360
Landa Series 8683 Ashley Way, Douglasville, Georgia, 30134	10,263	5,623
Landa Series 843 Tramore Drive, Stockbridge, Georgia, 30281	17,845	3,539
Landa Series 168 Brookview Drive, Riverdale, Georgia, 30274	6,956	2,631
Landa Series 1701 Summerwoods Lane, Griffin, Georgia, 30224	7,712	7,766
Landa Series 268 Brookview Drive, Riverdale, Georgia, 30274	11,422	5,771
Landa Series 773 Villa Way, Jonesboro, Georgia, 30238	14,174	2,480
Landa Series 1741 Park Lane, Griffin, Georgia, 30224	12,313	6,979
Landa Series 10121 Morris Drive SW, Covington, Georgia, 30014	19,018	6,076
Landa Series 10183 Starr Street SW, Covington, Georgia, 30014	20,330	6,657
Landa Series 103 Starlake Drive, Jackson, Georgia, 30233	20,472	5,937
Landa Series 10433 Candlelight Road, Jonesboro, Georgia, 30238	22,726	10,009
Landa Series 110 Shenandoah Drive, Covington, Georgia, 30016	21,443	7,561
Landa Series 111 Fir Drive, McDonough, Georgia, 30253	15,526	5,679
Landa Series 112 Ridge Street, Locust Grove, Georgia, 30248	21,751	7,145
Landa Series 11322 Michelle Way, Hampton, Georgia, 30228	16,686	5,854
Landa Series 1147 Village Way, Stone Mountain, Georgia, 30088	19,367	7,220
Landa Series 1160 Gable Terrace, Jonesboro, Georgia, 30236	23,013	7,573
Landa Series 1201 Kilrush Drive, Mableton, Georgia, 30126	36,039	19,502
Landa Series 124 Libby Lane, Jonesboro, Georgia, 30238	20,577	5,903
Landa Series 1320 Winona Avenue, Griffin, Georgia, 30223	13,711	4,512
Landa Series 137 Southern Shores Road, Jackson, Georgia, 30233	16,440	5,797
Landa Series 138 Sandalwood Circle, Lawrenceville, Georgia, 30046	19,242	6,455
Landa Series 140 High Ridge Road, Covington, Georgia, 30014	22,490	6,520
Landa Series 146 Crystal Brook, Griffin, Georgia, 30223	15,629	5,338
Landa Series 153 Cliffside Court, Riverdale, Georgia, 30274	11,421	3,912
Landa Series 1666 West Poplar Street, Griffin, Georgia, 30224	21,925	6,644
Landa Series 1689 Viceroy Way, Riverdale, Georgia, 30296	24,478	7,312
Landa Series 181 Watercress Court, Stockbridge, Georgia, 30281	18,329	6,084
Landa Series 188 Timberline Road, Jackson, Georgia, 30233	9,374	2,906

Landa Series 189 Shenandoah Drive, Riverdale, Georgia, 30274	17,802	5,891
Landa Series 195 Hunters Trace, Covington, Georgia, 30014	18,965	7,150
Landa Series 196 Montego Circle, Riverdale, Georgia, 30274	17,970	7,330
Landa Series 212 Fleeta Drive, Covington, Georgia, 30016	17,180	5,655
Landa Series 217 Glenloch Court, Stockbridge, Georgia, 30281	22,013	8,019
Landa Series 2264 Chestnut Hill Circle, Decatur, Georgia, 30032	25,405	8,827
Landa Series 25 Pleasant Valley Road, McDonough, Georgia, 30253	23,479	10,682
Landa Series 253 Marco Drive, Social Circle, Georgia, 30025	15,657	5,484
Landa Series 258 Rocky Point Road, Covington, Georgia, 30014	21,408	7,299
Landa Series 270 Mountain Lane, Covington, Georgia, 30016	19,720	7,117
Landa Series 270 Pleasant Hills Drive, Covington, Georgia, 30016	20,885	6,853
Landa Series 2813 Vicksburg Court, Decatur, Georgia, 30034	22,935	8,165
Landa Series 2933 Coffer Drive, Ellenwood, Georgia, 30294	19,093	6,493
Landa Series 30 High Ridge Road, Covington, Georgia, 30014	21,300	7,182
Landa Series 30 Roosevelt Road, Covington, Georgia, 30016	19,845	6,671
Landa Series 3011 Raintree Drive SE, Conyers, Georgia, 30094	21,879	7,275
Landa Series 3043 Highway 81 S, Covington, Georgia, 30016	18,901	12,558
Landa Series 313 Blue Heron Drive, Jonesboro, Georgia, 30238	19,601	6,996
Landa Series 3202 Chippewa Drive, Rex, Georgia, 30273	18,390	6,382
Landa Series 35 Clay Court, Covington, Georgia, 30016	19,965	7,191
Landa Series 350 Cadiz Lane S, College Park, Georgia, 30349	25,697	6,410
Landa Series 351 Wesley Park Drive, Jonesboro, Georgia, 30238	19,495	7,753
Landa Series 43 Darwin Drive, Jonesboro, Georgia, 30238	16,737	5,776
Landa Series 45 Blue Jay Drive, Covington, Georgia, 30016	25,060	9,405
Landa Series 4702 Saint James Way, Decatur, Georgia, 30035	21,039	11,392
Landa Series 4732 Pinedale Drive, Forest Park, Georgia, 30297	14,007	5,437
Landa Series 5040 Huntshire Lane, Lilburn, Georgia, 30047	36,212	11,896
Landa Series 513 Jarrett Court, McDonough, Georgia, 30253	21,147	10,229
Landa Series 5143 Pinecrest Drive SW, Covington, Georgia, 30014	14,480	5,324
Landa Series 540 Cowan Road, Covington, Georgia, 30016	20,367	7,176
Landa Series 565 Mountainview Drive, Covington, Georgia, 30016	19,536	7,221
Landa Series 5801 Strathmoor Manor Circle, Lithonia, Georgia, 3005	18,627	7,337

Landa Series 6107 Shadow Glen Court, Covington, Georgia, 30014	13,658	5,031
Landa Series 6113 Pine Glen Circle SW, Covington, Georgia, 30014	31,809	10,282
Landa Series 615 Barshay Drive, Covington, Georgia, 30016	18,610	6,498
Landa Series 6168 Wheat Street NE, Covington, Georgia, 30014	13,155	4,052
Landa Series 6178 Green Acres Drive SW, Covington, Georgia, 30014	14,531	5,333
Landa Series 643 Sycamore Drive, Jonesboro, Georgia, 30238	19,456	6,588
Landa Series 65 Freedom Court, Covington, Georgia, 30016	18,948	6,594
Landa Series 6635 Kimberly Mill Road, College Park, Georgia, 30349	21,294	7,197
Landa Series 6653 Bedford Road, Rex, Georgia, 30273	18,844	6,769
Landa Series 6762 Bent Creek Drive, Rex, Georgia, 30273	19,658	7,727
Landa Series 709 Georgetown Court, Jonesboro, Georgia, 30236	17,285	6,617
Landa Series 7107 Geiger Street NW, Covington, Georgia, 30014	11,178	3,988
Landa Series 750 Georgetown Court, Jonesboro, Georgia, 30236	16,313	5,661
Landa Series 752 Chestnut Drive, Jackson, Georgia, 30233	15,147	5,984
Landa Series 7781 Mountain Creek Way, Douglasville, Georgia, 30134	21,844	7,237
Landa Series 7950 Woodlake Drive, Riverdale, Georgia, 30274	16,787	5,763
Landa Series 80 High Ridge Road, Covington, Georgia, 30014	21,004	9,821
Landa Series 808 Hillandale Lane, Lithonia, Georgia, 30058	19,122	8,416
Landa Series 8110 Devonshire Drive, Jonesboro, Georgia, 30238	12,894	5,040
Landa Series 8121 Spillers Drive SW, Covington, Georgia, 30014	14,526	5,261
Landa Series 8233 Creekline Court, Riverdale, Georgia, 30274	18,435	6,550
Landa Series 85 Kirkland Court, Covington, Georgia, 30016	21,259	7,738
Landa Series 85 Thorn Thicket Way, Rockmart, Georgia, 30153	19,511	6,734
Landa Series 8855 Rugby Court, Jonesboro, Georgia, 30238	14,935	5,185
Landa Series 9434 Cedar Creek Place, Douglasville, Georgia, 30135	24,241	7,787
Landa Series 9597 Pintail Trail, Jonesboro, Georgia, 30238	21,277	11,362
Landa Series 20 Chimney Smoke Drive, Stockbridge, Georgia, 30281	21,043	4,914
Landa Series 2425 Cornell Circle, McDonough, Georgia, 30253	23,123	5,735
Landa Series 3667 Patti Parkway, Decatur, Georgia, 30034	29,060	6,467
Landa Series 412 Kendall Lane, McDonough, Georgia, 30253	22,366	6,237
Landa Series 45 Laurel Way, Covington, Georgia, 30016	20,035	4,618
Landa Series 5411 Rocky Pine Drive, Lithonia, Georgia, 30038	19,754	5,145
Landa Series 550 Cowan Road, Covington, Georgia, 30016	22,142	4,447
Landa Series 5581 Fox Glen Circle, Lithonia, Georgia, 30038	30,850	7,562
Landa Series 6404 Walnut Way, Union City, Georgia, 30291	17,739	4,842
Landa Series 107 Oakwood Circle, Griffin, Georgia, 30223	12,261	1,234
Landa Series 1007 Leeward Way, Jonesboro, Georgia, 30238	16,743	174
Landa Series 1000 Fox Valley Trail, Stone Mountain, Georgia, 30088	21,191	-
Landa Series 105 Anne Street, Hampton, Georgia, 30228	14,262	-
Landa Series 11447 S Grove Drive, Hampton, Georgia, 30228	15,446	-
Landa Series 114 Starlake Drive, Jackson, Georgia, 30233	16,273	-
Landa Series 120 Rosewood Drive, McDonough, Georgia, 30253	18,874	-
Landa Series 12 Mintz Street, Griffin, Georgia, 30223	17,356	-
Landa Series 1443 Pebble Ridge Lane, Hampton, Georgia, 30228	25,020	-
Landa Series 1485 Bola Court, Jonesboro, Georgia, 30238	16,399	-
Landa Series 157 Wells Road, Jenkinsburg, Georgia, 30234	19,396	-
Landa Series 1683 Spoonbill Road, Hampton, Georgia, 30238	18,733	-
Landa Series 1903 Old Concord Drive Southeast, Covington, Georgia, 30016	18,048	-
Landa Series 195 Branchwood Drive, Covington, Georgia, 30016	19,879	-
Landa Series 204 North Main Court, Stockbridge, Georgia, 30281	14,948	-
Landa Series 2443 Hodges Farm Road, Mansfield, Georgia, 30055	17,902	-
Landa Series 440 Freestone Drive, Newnan, Georgia, 30265	18,896	-
Landa Series 497 Georgia Highway 212, Covington, Georgia, 30016	16,241	-
Landa Series 524 Sawmill Road, Hampton, Georgia, 30228	19,052	-
Landa Series 5329 Shirewick Lane, Lithonia, Georgia, 30058	20,915	-
Landa Series 55 Myrtle Grove Lane, Covington, Georgia, 30014	18,117	-
Landa Series 5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058	16,467	-
Landa Series 6386 Forester Way, Lithonia, Georgia, 30038	17,558	-
Landa Series 6710 Sunset Hills Boulevard, Rex, Georgia, 30273	15,572	-
Landa Series 70 Shenandoah Lane, Covington, Georgia, 30016	21,471	-
Landa Series 800 Mills Drive, Covington, Georgia, 30016	21,348	-
Landa Series 9020 Sterling Ridge Lane, Jonesboro, Georgia, 30238	15,207	-
Landa Series 9150 Spillers Drive SW, Covington, Georgia, 30014	15,755	-
Landa Series 9409 Forest Knoll Drive, Jonesboro, Georgia, 30238	19,137	-
Landa Series 1445 Maple Valley Court, Union City, Georgia, 30291	8,669	-
Landa Series 8658 Ashley Way, Douglasville, Georgia, 30134	17,889	-
Landa Series 8667 Ashley Way, Douglasville, Georgia, 30134	11,643	-
Landa Series 8671 Ashley Way, Douglasville, Georgia, 30134	17,317	-
Landa Series 8691 Ashley Way, Douglasville, Georgia, 30134	14,132	-
Landa Series 8697 Ashley Way, Douglasville, Georgia, 30134	13,865	-
Landa Series 141 Longstreet Circle, Oxford, Georgia, 30054	25,911	-
Landa Series 2962 Hunt Street, Jacksonville, Florida, 32254	9,799	-
Landa Series 5066 Greenway Drive, Jacksonville, Florida, 32244	21,181	-
Landa Series 8152 Arble Drive, Jacksonville, Florida, 32211	21,735	-
Operating Expenses - Series	$2,859,903	$922,902

1.	Operating expense shown through March 30, 2023, in connection with the sale of the Property underlying Landa Series 115 Sardis Street, located at 115 Sardis Street, Barnesville, GA 30204.

2.	Operating expense shown through May 31, 2023, in connection with the sale of the Property.
3.	Operating expense shown through June 6, 2023, in connection with the sale of the Property underlying Landa Series 2505 Oak Circle, located at 2505 Oak Circle, Ellenwood, GA 30294.
4.	Operating expense shown through April 14, 2023, in connection with the sale of the Property underlying Landa Series 271 Timber Wolf Trail, located at 271 Timber Wolf Trail, Griffin, GA 30224.
5.	The series commenced operations on April 28, 2023.
6.	The Series commenced operations on June 29, 2023.
7.	The Series commenced operations on June 8, 2023.
8.	The Series commenced operations on May 19, 2023.
9.	The Series commenced operations on April 4, 2023.

Gain/Loss on Sale

In connection with the sale of properties, the following table summarizes the Property underlying the Series:

Series	Property	Date of sale
Landa Series 29 Holly Grove Road	29 Holly Grove Road, Griffin, Georgia, 30224	June 14, 2024
Landa Series 2962 Hunt Street	2962 Hunt Street, Jacksonville, Florida, 32254	February 29, 2024

For the six months ended June 30, 2024 and June 30, 2023, the Series in the aggregate recognized a gain on sale of real estate of $15,201 and $62,013.

The following table summarizes the gain/(loss) on sale for each Series:

For the six months ended June 30,
Series	2024	2023
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	$-	$32,421
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	-	-
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	-	(8,208)
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294	-	46,645
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	-	(8,845)
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224	31,872	-
Landa Series 1703 Summerwoods Lane, Griffin, Georgia, 30224	-	-
Landa Series 1712 Summerwoods Lane, Griffin, Georgia, 30224	-	-
Landa Series 1743 Summerwoods Lane, Griffin, Georgia, 30224	-	-
Landa Series 1750 Summerwoods Lane, Griffin, Georgia, 30224	-	-
Landa Series 4267 High Park Lane, East Point, Georgia, 30344	-	-
Landa Series 4474 Highwood Park Drive, East Point, Georgia, 30344	-	-
Landa Series 8569 Creekwood Way, Jonesboro, Georgia, 30238	-	-
Landa Series 9439 Lakeview Road, Union City, Georgia, 30291	-	-
Landa Series 10167 Port Royal Court, Jonesboro, Georgia, 30238	-	-
Landa Series 1246 Elgin Way, Riverdale, Georgia, 30296	-	-
Landa Series 1910 Grove Way, Hampton, Georgia, 30228	-	-
Landa Series 593 Country Lane Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 6436 Stone Terrace, Morrow, Georgia, 30260	-	-
Landa Series 6440 Woodstone Terrace, Morrow, Georgia, 30260	-	-
Landa Series 6848 Sandy Creek Drive, Riverdale, Georgia, 30274	-	-
Landa Series 687 Utoy Court, Jonesboro, Georgia, 30238	-	-
Landa Series 729 Winter Lane, Jonesboro, Georgia, 30238	-	-
Landa Series 7349 Exeter Court, Riverdale, Georgia, 30296	-	-
Landa Series 8645 Embrey Drive, Jonesboro, Georgia, 30236	-	-
Landa Series 8780 Churchill Place, Jonesboro, Georgia, 30238	-	-
Landa Series 8796 Parliament Place, Jonesboro, Georgia, 30238	-	-
Landa Series 8641 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8651 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8652 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8653 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8655 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8659 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8662 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8668 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8670 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8674 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8675 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8677 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8678 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8679 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8683 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 843 Tramore Drive, Stockbridge, Georgia, 30281	-	-
Landa Series 168 Brookview Drive, Riverdale, Georgia, 30274	-	-
Landa Series 1701 Summerwoods Lane, Griffin, Georgia, 30224	-	-
Landa Series 268 Brookview Drive, Riverdale, Georgia, 30274	-	-
Landa Series 773 Villa Way, Jonesboro, Georgia, 30238	-	-
Landa Series 1741 Park Lane, Griffin, Georgia, 30224	-	-
Landa Series 10121 Morris Drive SW, Covington, Georgia, 30014	-	-
Landa Series 10183 Starr Street SW, Covington, Georgia, 30014	-	-
Landa Series 103 Starlake Drive, Jackson, Georgia, 30233	-	-
Landa Series 10433 Candlelight Road, Jonesboro, Georgia, 30238	-	-
Landa Series 110 Shenandoah Drive, Covington, Georgia, 30016	-	-
Landa Series 111 Fir Drive, McDonough, Georgia, 30253	-	-
Landa Series 112 Ridge Street, Locust Grove, Georgia, 30248	-	-
Landa Series 11322 Michelle Way, Hampton, Georgia, 30228	-	-
Landa Series 1147 Village Way, Stone Mountain, Georgia, 30088	-	-
Landa Series 1160 Gable Terrace, Jonesboro, Georgia, 30236	-	-
Landa Series 1201 Kilrush Drive, Mableton, Georgia, 30126	-	-
Landa Series 124 Libby Lane, Jonesboro, Georgia, 30238	-	-
Landa Series 1320 Winona Avenue, Griffin, Georgia, 30223	-	-
Landa Series 137 Southern Shores Road, Jackson, Georgia, 30233	-	-
Landa Series 138 Sandalwood Circle, Lawrenceville, Georgia, 30046	-	-
Landa Series 140 High Ridge Road, Covington, Georgia, 30014	-	-
Landa Series 146 Crystal Brook, Griffin, Georgia, 30223	-	-
Landa Series 153 Cliffside Court, Riverdale, Georgia, 30274	-	-
Landa Series 1666 West Poplar Street, Griffin, Georgia, 30224	-	-
Landa Series 1689 Viceroy Way, Riverdale, Georgia, 30296	-	-
Landa Series 181 Watercress Court, Stockbridge, Georgia, 30281	-	-
Landa Series 188 Timberline Road, Jackson, Georgia, 30233	-	-

Landa Series 189 Shenandoah Drive, Riverdale, Georgia, 30274	-	-
Landa Series 195 Hunters Trace, Covington, Georgia, 30014	-	-
Landa Series 196 Montego Circle, Riverdale, Georgia, 30274	-	-
Landa Series 212 Fleeta Drive, Covington, Georgia, 30016	-	-
Landa Series 217 Glenloch Court, Stockbridge, Georgia, 30281	-	-
Landa Series 2264 Chestnut Hill Circle, Decatur, Georgia, 30032	-	-
Landa Series 25 Pleasant Valley Road, McDonough, Georgia, 30253	-	-
Landa Series 253 Marco Drive, Social Circle, Georgia, 30025	-	-
Landa Series 258 Rocky Point Road, Covington, Georgia, 30014	-	-
Landa Series 270 Mountain Lane, Covington, Georgia, 30016	-	-
Landa Series 270 Pleasant Hills Drive, Covington, Georgia, 30016	-	-
Landa Series 2813 Vicksburg Court, Decatur, Georgia, 30034	-	-
Landa Series 2933 Coffer Drive, Ellenwood, Georgia, 30294	-	-
Landa Series 30 High Ridge Road, Covington, Georgia, 30014	-	-
Landa Series 30 Roosevelt Road, Covington, Georgia, 30016	-	-
Landa Series 3011 Raintree Drive SE, Conyers, Georgia, 30094	-	-
Landa Series 3043 Highway 81 S, Covington, Georgia, 30016	-	-
Landa Series 313 Blue Heron Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 3202 Chippewa Drive, Rex, Georgia, 30273	-	-
Landa Series 35 Clay Court, Covington, Georgia, 30016	-	-
Landa Series 350 Cadiz Lane S, College Park, Georgia, 30349	-	-
Landa Series 351 Wesley Park Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 43 Darwin Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 45 Blue Jay Drive, Covington, Georgia, 30016	-	-
Landa Series 4702 Saint James Way, Decatur, Georgia, 30035	-	-
Landa Series 4732 Pinedale Drive, Forest Park, Georgia, 30297	-	-
Landa Series 5040 Huntshire Lane, Lilburn, Georgia, 30047	-	-
Landa Series 513 Jarrett Court, McDonough, Georgia, 30253	-	-
Landa Series 5143 Pinecrest Drive SW, Covington, Georgia, 30014	-	-
Landa Series 540 Cowan Road, Covington, Georgia, 30016	-	-
Landa Series 565 Mountainview Drive, Covington, Georgia, 30016	-	-
Landa Series 5801 Strathmoor Manor Circle, Lithonia, Georgia, 3005	-	-

Landa Series 6107 Shadow Glen Court, Covington, Georgia, 30014	-	-
Landa Series 6113 Pine Glen Circle SW, Covington, Georgia, 30014	-	-
Landa Series 615 Barshay Drive, Covington, Georgia, 30016	-	-
Landa Series 6168 Wheat Street NE, Covington, Georgia, 30014	-	-
Landa Series 6178 Green Acres Drive SW, Covington, Georgia, 30014	-	-
Landa Series 643 Sycamore Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 65 Freedom Court, Covington, Georgia, 30016	-	-
Landa Series 6635 Kimberly Mill Road, College Park, Georgia, 30349	-	-
Landa Series 6653 Bedford Road, Rex, Georgia, 30273	-	-
Landa Series 6762 Bent Creek Drive, Rex, Georgia, 30273	-	-
Landa Series 709 Georgetown Court, Jonesboro, Georgia, 30236	-	-
Landa Series 7107 Geiger Street NW, Covington, Georgia, 30014	-	-
Landa Series 750 Georgetown Court, Jonesboro, Georgia, 30236	-	-
Landa Series 752 Chestnut Drive, Jackson, Georgia, 30233	-	-
Landa Series 7781 Mountain Creek Way, Douglasville, Georgia, 30134	-	-
Landa Series 7950 Woodlake Drive, Riverdale, Georgia, 30274	-	-
Landa Series 80 High Ridge Road, Covington, Georgia, 30014	-	-
Landa Series 808 Hillandale Lane, Lithonia, Georgia, 30058	-	-
Landa Series 8110 Devonshire Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 8121 Spillers Drive SW, Covington, Georgia, 30014	-	-
Landa Series 8233 Creekline Court, Riverdale, Georgia, 30274	-	-
Landa Series 85 Kirkland Court, Covington, Georgia, 30016	-	-
Landa Series 85 Thorn Thicket Way, Rockmart, Georgia, 30153	-	-
Landa Series 8855 Rugby Court, Jonesboro, Georgia, 30238	-	-
Landa Series 9434 Cedar Creek Place, Douglasville, Georgia, 30135	-	-
Landa Series 9597 Pintail Trail, Jonesboro, Georgia, 30238	-	-
Landa Series 20 Chimney Smoke Drive, Stockbridge, Georgia, 30281	-	-
Landa Series 2425 Cornell Circle, McDonough, Georgia, 30253	-	-
Landa Series 3667 Patti Parkway, Decatur, Georgia, 30034	-	-
Landa Series 412 Kendall Lane, McDonough, Georgia, 30253	-	-
Landa Series 45 Laurel Way, Covington, Georgia, 30016	-	-
Landa Series 5411 Rocky Pine Drive, Lithonia, Georgia, 30038	-	-
Landa Series 550 Cowan Road, Covington, Georgia, 30016	-	-
Landa Series 5581 Fox Glen Circle, Lithonia, Georgia, 30038	-	-
Landa Series 6404 Walnut Way, Union City, Georgia, 30291	-	-
Landa Series 107 Oakwood Circle, Griffin, Georgia, 30223	-	-
Landa Series 1007 Leeward Way, Jonesboro, Georgia, 30238	-	-
Landa Series 1000 Fox Valley Trail, Stone Mountain, Georgia, 30088	-	-
Landa Series 105 Anne Street, Hampton, Georgia, 30228	-	-
Landa Series 11447 S Grove Drive, Hampton, Georgia, 30228	-	-
Landa Series 114 Starlake Drive, Jackson, Georgia, 30233	-	-
Landa Series 120 Rosewood Drive, McDonough, Georgia, 30253	-	-
Landa Series 12 Mintz Street, Griffin, Georgia, 30223	-	-
Landa Series 1443 Pebble Ridge Lane, Hampton, Georgia, 30228	-	-
Landa Series 1485 Bola Court, Jonesboro, Georgia, 30238	-	-
Landa Series 157 Wells Road, Jenkinsburg, Georgia, 30234	-	-
Landa Series 1683 Spoonbill Road, Hampton, Georgia, 30238	-	-
Landa Series 1903 Old Concord Drive Southeast, Covington, Georgia, 30016	-	-
Landa Series 195 Branchwood Drive, Covington, Georgia, 30016	-	-
Landa Series 204 North Main Court, Stockbridge, Georgia, 30281	-	-
Landa Series 2443 Hodges Farm Road, Mansfield, Georgia, 30055	-	-
Landa Series 440 Freestone Drive, Newnan, Georgia, 30265	-	-
Landa Series 497 Georgia Highway 212, Covington, Georgia, 30016	-	-
Landa Series 524 Sawmill Road, Hampton, Georgia, 30228	-	-
Landa Series 5329 Shirewick Lane, Lithonia, Georgia, 30058	-	-
Landa Series 55 Myrtle Grove Lane, Covington, Georgia, 30014	-	-
Landa Series 5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058	-	-
Landa Series 6386 Forester Way, Lithonia, Georgia, 30038	-	-
Landa Series 6710 Sunset Hills Boulevard, Rex, Georgia, 30273	-	-
Landa Series 70 Shenandoah Lane, Covington, Georgia, 30016	-	-
Landa Series 800 Mills Drive, Covington, Georgia, 30016	-	-
Landa Series 9020 Sterling Ridge Lane, Jonesboro, Georgia, 30238	-	-
Landa Series 9150 Spillers Drive SW, Covington, Georgia, 30014	-	-
Landa Series 9409 Forest Knoll Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 1445 Maple Valley Court, Union City, Georgia, 30291	-	-
Landa Series 8658 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8667 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8671 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8691 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8697 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 141 Longstreet Circle, Oxford, Georgia, 30054	-	-
Landa Series 2962 Hunt Street, Jacksonville, Florida, 32254	(16,671)	-
Landa Series 5066 Greenway Drive, Jacksonville, Florida, 32244	-	-
Landa Series 8152 Arble Drive, Jacksonville, Florida, 32211	-	-
Total Gain (Loss) on Sale of Real Estate	$15,201	$62,013

Net Income/(Loss)

As a result of the cumulative effect of the foregoing factors for the six months ended June 30, 2024 and 2023, the Series generated an aggregate net loss of $1,790,012 and $404,567 respectively.

The following table summarizes net income (loss) for each Series:

	For the six months ended June 30,
Series	2024	2023
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	$-	$30,341
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	389	1,328
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	(154)	(12,273)
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294	-	31,655
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	-	(12,603)
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224	21,753	(641)
Landa Series 1703 Summerwoods Lane, Griffin, Georgia, 30224	(828)	(2,729)
Landa Series 1712 Summerwoods Lane, Griffin, Georgia, 30224	(2,783)	(2,829)
Landa Series 1743 Summerwoods Lane, Griffin, Georgia, 30224	2,164	1,085
Landa Series 1750 Summerwoods Lane, Griffin, Georgia, 30224	(3,008)	1,268
Landa Series 4267 High Park Lane, East Point, Georgia, 30344	(8,483)	(6,999)
Landa Series 4474 Highwood Park Drive, East Point, Georgia, 30344	(2,167)	48
Landa Series 8569 Creekwood Way, Jonesboro, Georgia, 30238	700	(4,072)
Landa Series 9439 Lakeview Road, Union City, Georgia, 30291	(2,138)	(201)
Landa Series 10167 Port Royal Court, Jonesboro, Georgia, 30238	(1,061)	966
Landa Series 1246 Elgin Way, Riverdale, Georgia, 30296	(2,559)	1,085
Landa Series 1910 Grove Way, Hampton, Georgia, 30228	(9,289)	(5,186)
Landa Series 593 Country Lane Drive, Jonesboro, Georgia, 30238	(568)	961
Landa Series 6436 Stone Terrace, Morrow, Georgia, 30260	(1,872)	1,548
Landa Series 6440 Woodstone Terrace, Morrow, Georgia, 30260	(2,883)	(636)
Landa Series 6848 Sandy Creek Drive, Riverdale, Georgia, 30274	(3,016)	245
Landa Series 687 Utoy Court, Jonesboro, Georgia, 30238	(2,414)	(1,833)
Landa Series 729 Winter Lane, Jonesboro, Georgia, 30238	(6,904)	(3,404)
Landa Series 7349 Exeter Court, Riverdale, Georgia, 30296	(823)	1,378
Landa Series 8645 Embrey Drive, Jonesboro, Georgia, 30236	(1,121)	1,336

Landa Series 8780 Churchill Place, Jonesboro, Georgia, 30238	(9,374)	(6,717)
Landa Series 8796 Parliament Place, Jonesboro, Georgia, 30238	(902)	2,355
Landa Series 8641 Ashley Way, Douglasville, Georgia, 30134	(2,215)	67
Landa Series 8651 Ashley Way, Douglasville, Georgia, 30134	(2,776)	(358)
Landa Series 8652 Ashley Way, Douglasville, Georgia, 30134	(485)	760
Landa Series 8653 Ashley Way, Douglasville, Georgia, 30134	(2,035)	1,263
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134	(127)	488
Landa Series 8655 Ashley Way, Douglasville, Georgia, 30134	(4,462)	966
Landa Series 8659 Ashley Way, Douglasville, Georgia, 30134	(371)	2,160
Landa Series 8662 Ashley Way, Douglasville, Georgia, 30134	(640)	(285)
Landa Series 8668 Ashley Way, Douglasville, Georgia, 30134	(1,071)	18
Landa Series 8670 Ashley Way, Douglasville, Georgia, 30134	(3,873)	(256)
Landa Series 8674 Ashley Way, Douglasville, Georgia, 30134	(2,285)	(3,326)
Landa Series 8675 Ashley Way, Douglasville, Georgia, 30134	(4,585)	654
Landa Series 8677 Ashley Way, Douglasville, Georgia, 30134	(120)	992
Landa Series 8678 Ashley Way, Douglasville, Georgia, 30134	(4,452)	(368)
Landa Series 8679 Ashley Way, Douglasville, Georgia, 30134	(4,880)	(16)
Landa Series 8683 Ashley Way, Douglasville, Georgia, 30134	(6,947)	(504)
Landa Series 843 Tramore Drive, Stockbridge, Georgia, 30281	(9,924)	1,891
Landa Series 168 Brookview Drive, Riverdale, Georgia, 30274	(5,994)	(2,631)
Landa Series 1701 Summerwoods Lane, Griffin, Georgia, 30224	(7,712)	(4,729)
Landa Series 268 Brookview Drive, Riverdale, Georgia, 30274	(11,422)	(5,771)
Landa Series 773 Villa Way, Jonesboro, Georgia, 30238	(8,423)	(2,480)
Landa Series 1741 Park Lane, Griffin, Georgia, 30224	(9,785)	(4,581)
Landa Series 10121 Morris Drive SW, Covington, Georgia, 30014	(7,833)	(2,716)
Landa Series 10183 Starr Street SW, Covington, Georgia, 30014	(12,876)	(3,881)
Landa Series 103 Starlake Drive, Jackson, Georgia, 30233	(13,366)	(3,302)
Landa Series 10433 Candlelight Road, Jonesboro, Georgia, 30238	(20,637)	(10,009)
Landa Series 110 Shenandoah Drive, Covington, Georgia, 30016	(14,962)	(4,831)
Landa Series 111 Fir Drive, McDonough, Georgia, 30253	(8,276)	(3,054)
Landa Series 112 Ridge Street, Locust Grove, Georgia, 30248	(11,954)	(5,195)
Landa Series 11322 Michelle Way, Hampton, Georgia, 30228	(8,545)	(2,965)
Landa Series 1147 Village Way, Stone Mountain, Georgia, 30088	(9,767)	(4,017)
Landa Series 1160 Gable Terrace, Jonesboro, Georgia, 30236	(12,116)	(3,986)
Landa Series 1201 Kilrush Drive, Mableton, Georgia, 30126	(29,007)	(14,424)
Landa Series 124 Libby Lane, Jonesboro, Georgia, 30238	(10,202)	(5,903)
Landa Series 1320 Winona Avenue, Griffin, Georgia, 30223	(13,711)	(4,512)
Landa Series 137 Southern Shores Road, Jackson, Georgia, 30233	(8,750)	(3,249)
Landa Series 138 Sandalwood Circle, Lawrenceville, Georgia, 30046	(19,242)	(2,885)
Landa Series 140 High Ridge Road, Covington, Georgia, 30014	(13,269)	(3,475)
Landa Series 146 Crystal Brook, Griffin, Georgia, 30223	(7,059)	(2,582)
Landa Series 153 Cliffside Court, Riverdale, Georgia, 30274	(11,621)	(1,812)
Landa Series 1666 West Poplar Street, Griffin, Georgia, 30224	(15,299)	(4,170)
Landa Series 1689 Viceroy Way, Riverdale, Georgia, 30296	(16,659)	(3,897)
Landa Series 181 Watercress Court, Stockbridge, Georgia, 30281	(5,469)	(2,724)
Landa Series 188 Timberline Road, Jackson, Georgia, 30233	(9,374)	(2,906)

Landa Series 189 Shenandoah Drive, Riverdale, Georgia, 30274	(8,752)	(2,937)
Landa Series 195 Hunters Trace, Covington, Georgia, 30014	(18,965)	(3,454)
Landa Series 196 Montego Circle, Riverdale, Georgia, 30274	(17,970)	(4,406)
Landa Series 212 Fleeta Drive, Covington, Georgia, 30016	(8,300)	(5,017)
Landa Series 217 Glenloch Court, Stockbridge, Georgia, 30281	(20,613)	(4,304)
Landa Series 2264 Chestnut Hill Circle, Decatur, Georgia, 30032	(25,405)	(8,827)
Landa Series 25 Pleasant Valley Road, McDonough, Georgia, 30253	(13,650)	(7,154)
Landa Series 253 Marco Drive, Social Circle, Georgia, 30025	(13,715)	(2,736)
Landa Series 258 Rocky Point Road, Covington, Georgia, 30014	(21,408)	(3,939)
Landa Series 270 Mountain Lane, Covington, Georgia, 30016	(10,670)	(3,652)
Landa Series 270 Pleasant Hills Drive, Covington, Georgia, 30016	(9,894)	(3,274)
Landa Series 2813 Vicksburg Court, Decatur, Georgia, 30034	(17,050)	(4,962)
Landa Series 2933 Coffer Drive, Ellenwood, Georgia, 30294	(19,093)	(4,805)
Landa Series 30 High Ridge Road, Covington, Georgia, 30014	(11,329)	(3,508)
Landa Series 30 Roosevelt Road, Covington, Georgia, 30016	(13,100)	(4,883)
Landa Series 3011 Raintree Drive SE, Conyers, Georgia, 30094	(17,544)	(7,275)
Landa Series 3043 Highway 81 S, Covington, Georgia, 30016	(10,720)	(11,659)
Landa Series 313 Blue Heron Drive, Jonesboro, Georgia, 30238	(10,186)	(3,696)
Landa Series 3202 Chippewa Drive, Rex, Georgia, 30273	(18,390)	(6,382)
Landa Series 35 Clay Court, Covington, Georgia, 30016	(9,862)	(3,623)
Landa Series 350 Cadiz Lane S, College Park, Georgia, 30349	(18,522)	(4,735)
Landa Series 351 Wesley Park Drive, Jonesboro, Georgia, 30238	(10,961)	(4,409)
Landa Series 43 Darwin Drive, Jonesboro, Georgia, 30238	(16,737)	(5,776)
Landa Series 45 Blue Jay Drive, Covington, Georgia, 30016	(22,902)	(5,731)
Landa Series 4702 Saint James Way, Decatur, Georgia, 30035	(10,869)	(8,942)
Landa Series 4732 Pinedale Drive, Forest Park, Georgia, 30297	(12,093)	(2,747)
Landa Series 5040 Huntshire Lane, Lilburn, Georgia, 30047	(31,214)	(6,348)
Landa Series 513 Jarrett Court, McDonough, Georgia, 30253	(21,147)	(6,871)
Landa Series 5143 Pinecrest Drive SW, Covington, Georgia, 30014	(7,163)	(2,735)
Landa Series 540 Cowan Road, Covington, Georgia, 30016	(8,660)	(3,661)
Landa Series 565 Mountainview Drive, Covington, Georgia, 30016	(9,011)	(3,703)
Landa Series 5801 Strathmoor Manor Circle, Lithonia, Georgia, 3005	(8,902)	(4,019)

Landa Series 6107 Shadow Glen Court, Covington, Georgia, 30014	(5,118)	(2,445)
Landa Series 6113 Pine Glen Circle SW, Covington, Georgia, 30014	(23,997)	(7,642)
Landa Series 615 Barshay Drive, Covington, Georgia, 30016	(18,610)	(6,337)
Landa Series 6168 Wheat Street NE, Covington, Georgia, 30014	(5,754)	(4,052)
Landa Series 6178 Green Acres Drive SW, Covington, Georgia, 30014	(5,059)	(2,113)
Landa Series 643 Sycamore Drive, Jonesboro, Georgia, 30238	(9,585)	(3,364)
Landa Series 65 Freedom Court, Covington, Georgia, 30016	(9,898)	(3,209)
Landa Series 6635 Kimberly Mill Road, College Park, Georgia, 30349	(21,294)	(7,197)
Landa Series 6653 Bedford Road, Rex, Georgia, 30273	(7,769)	(3,671)
Landa Series 6762 Bent Creek Drive, Rex, Georgia, 30273	(8,614)	(4,377)
Landa Series 709 Georgetown Court, Jonesboro, Georgia, 30236	(4,685)	(3,047)
Landa Series 7107 Geiger Street NW, Covington, Georgia, 30014	(7,268)	(1,573)
Landa Series 750 Georgetown Court, Jonesboro, Georgia, 30236	(9,233)	(3,148)
Landa Series 752 Chestnut Drive, Jackson, Georgia, 30233	(9,551)	(3,957)
Landa Series 7781 Mountain Creek Way, Douglasville, Georgia, 30134	(20,119)	(7,237)
Landa Series 7950 Woodlake Drive, Riverdale, Georgia, 30274	(7,920)	(2,881)
Landa Series 80 High Ridge Road, Covington, Georgia, 30014	(21,004)	(8,011)
Landa Series 808 Hillandale Lane, Lithonia, Georgia, 30058	(19,122)	(5,027)
Landa Series 8110 Devonshire Drive, Jonesboro, Georgia, 30238	(4,729)	(1,633)
Landa Series 8121 Spillers Drive SW, Covington, Georgia, 30014	(12,898)	(2,573)
Landa Series 8233 Creekline Court, Riverdale, Georgia, 30274	(14,935)	(5,850)
Landa Series 85 Kirkland Court, Covington, Georgia, 30016	(21,259)	(7,738)
Landa Series 85 Thorn Thicket Way, Rockmart, Georgia, 30153	(12,102)	(3,962)
Landa Series 8855 Rugby Court, Jonesboro, Georgia, 30238	(8,390)	(2,091)
Landa Series 9434 Cedar Creek Place, Douglasville, Georgia, 30135	(14,588)	(4,637)
Landa Series 9597 Pintail Trail, Jonesboro, Georgia, 30238	(13,777)	(7,456)
Landa Series 20 Chimney Smoke Drive, Stockbridge, Georgia, 30281	(21,043)	(3,079)
Landa Series 2425 Cornell Circle, McDonough, Georgia, 30253	(8,803)	(2,639)
Landa Series 3667 Patti Parkway, Decatur, Georgia, 30034	(15,410)	(3,628)
Landa Series 412 Kendall Lane, McDonough, Georgia, 30253	(13,316)	(6,237)
Landa Series 45 Laurel Way, Covington, Georgia, 30016	(20,035)	(4,618)
Landa Series 5411 Rocky Pine Drive, Lithonia, Georgia, 30038	(19,674)	(3,026)
Landa Series 550 Cowan Road, Covington, Georgia, 30016	(20,152)	(2,353)
Landa Series 5581 Fox Glen Circle, Lithonia, Georgia, 30038	(12,703)	(4,333)
Landa Series 6404 Walnut Way, Union City, Georgia, 30291	(10,458)	(1,905)
Landa Series 107 Oakwood Circle, Griffin, Georgia, 30223	(4,351)	(229)
Landa Series 1007 Leeward Way, Jonesboro, Georgia, 30238	(5,303)	(57)
Landa Series 1000 Fox Valley Trail, Stone Mountain, Georgia, 30088	(5,083)	-
Landa Series 105 Anne Street, Hampton, Georgia, 30228	(14,262)	-
Landa Series 11447 S Grove Drive, Hampton, Georgia, 30228	(15,446)	-
Landa Series 114 Starlake Drive, Jackson, Georgia, 30233	(10,295)	-
Landa Series 120 Rosewood Drive, McDonough, Georgia, 30253	(8,946)	-
Landa Series 12 Mintz Street, Griffin, Georgia, 30223	(9,213)	-
Landa Series 1443 Pebble Ridge Lane, Hampton, Georgia, 30228	(16,781)	-
Landa Series 1485 Bola Court, Jonesboro, Georgia, 30238	(7,121)	-
Landa Series 157 Wells Road, Jenkinsburg, Georgia, 30234	(13,474)	-
Landa Series 1683 Spoonbill Road, Hampton, Georgia, 30238	(9,746)	-
Landa Series 1903 Old Concord Drive Southeast, Covington, Georgia, 30016	(13,448)	-
Landa Series 195 Branchwood Drive, Covington, Georgia, 30016	(18,120)	-
Landa Series 204 North Main Court, Stockbridge, Georgia, 30281	(6,115)	-
Landa Series 2443 Hodges Farm Road, Mansfield, Georgia, 30055	(12,914)	-
Landa Series 440 Freestone Drive, Newnan, Georgia, 30265	(9,661)	-
Landa Series 497 Georgia Highway 212, Covington, Georgia, 30016	(9,456)	-
Landa Series 524 Sawmill Road, Hampton, Georgia, 30228	(11,174)	-
Landa Series 5329 Shirewick Lane, Lithonia, Georgia, 30058	(8,881)	-
Landa Series 55 Myrtle Grove Lane, Covington, Georgia, 30014	(9,126)	-
Landa Series 5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058	(13,401)	-
Landa Series 6386 Forester Way, Lithonia, Georgia, 30038	(13,778)	-
Landa Series 6710 Sunset Hills Boulevard, Rex, Georgia, 30273	(9,949)	-
Landa Series 70 Shenandoah Lane, Covington, Georgia, 30016	(11,707)	-
Landa Series 800 Mills Drive, Covington, Georgia, 30016	(21,348)	-
Landa Series 9020 Sterling Ridge Lane, Jonesboro, Georgia, 30238	(6,207)	-
Landa Series 9150 Spillers Drive SW, Covington, Georgia, 30014	(8,005)	-
Landa Series 9409 Forest Knoll Drive, Jonesboro, Georgia, 30238	(8,937)	-
Landa Series 1445 Maple Valley Court, Union City, Georgia, 30291	(2,843)	-
Landa Series 8658 Ashley Way, Douglasville, Georgia, 30134	(16,503)	-
Landa Series 8667 Ashley Way, Douglasville, Georgia, 30134	(6,008)	-
Landa Series 8671 Ashley Way, Douglasville, Georgia, 30134	(12,867)	-
Landa Series 8691 Ashley Way, Douglasville, Georgia, 30134	(7,057)	-
Landa Series 8697 Ashley Way, Douglasville, Georgia, 30134	(7,943)	-
Landa Series 141 Longstreet Circle, Oxford, Georgia, 30054	(21,906)	-
Landa Series 2962 Hunt Street, Jacksonville, Florida, 32254	(23,500)	-
Landa Series 5066 Greenway Drive, Jacksonville, Florida, 32244	(21,181)	-
Landa Series 8152 Arble Drive, Jacksonville, Florida, 32211	(12,368)	-
Total Net Income/(Loss)	$(1,790,012)	$(404,567)

Liquidity and Capital Resources

The Company commenced operations in December 2021. The Company commenced operations in December 2021. The Company did not commence its operations prior to the qualification of its initial Offering Statement. In addition, no Series commences its operations prior to the qualification of an offering statement (or amendment) in which such Series is included and the transfer of title of each of the Properties from Landa Properties to the applicable Series. Once a Series commences its planned principal operations, it will incur significant additional expenses. Until such time as a Series has the capacity to generate cash flows from operations, it may seek additional capital, including from the Manager.

Cash Balances

As of June 30, 2024, the Company itself had no cash or cash equivalents on hand. Cash is held at the Series level. On a total combined basis, as of June 30, 2024 and December 31, 2023, the Series in the aggregate had $546,668 and $358,089 on hand, respectively. The following table summarizes the cash by Series:

Series	Unaudited June 30, 2024	December 31, 2023
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	$-	$10
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	13,080	4,593
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	-	641
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294	-	10
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	-	5
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224	699	18
Landa Series 1703 Summerwoods Lane, Griffin, Georgia, 30224	7,222	943
Landa Series 1712 Summerwoods Lane, Griffin, Georgia, 30224	12,279	2,829
Landa Series 1743 Summerwoods Lane, Griffin, Georgia, 30224	11,594	4,238
Landa Series 1750 Summerwoods Lane, Griffin, Georgia, 30224	10,208	4,008
Landa Series 4267 High Park Lane, East Point, Georgia, 30344	-	393
Landa Series 4474 Highwood Park Drive, East Point, Georgia, 30344	8,597	2,197
Landa Series 8569 Creekwood Way, Jonesboro, Georgia, 30238	13,311	3,577
Landa Series 9439 Lakeview Road, Union City, Georgia, 30291	10,716	3,545
Landa Series 10167 Port Royal Court, Jonesboro, Georgia, 30238	5,049	3,794
Landa Series 1246 Elgin Way, Riverdale, Georgia, 30296	6,884	4,045
Landa Series 1910 Grove Way, Hampton, Georgia, 30228	35	34
Landa Series 593 Country Lane Drive, Jonesboro, Georgia, 30238	6,540	3,511
Landa Series 6436 Stone Terrace, Morrow, Georgia, 30260	2,470	2,048
Landa Series 6440 Woodstone Terrace, Morrow, Georgia, 30260	4,950	2,348
Landa Series 6848 Sandy Creek Drive, Riverdale, Georgia, 30274	3,187	2,223
Landa Series 687 Utoy Court, Jonesboro, Georgia, 30238	1,729	1,494
Landa Series 729 Winter Lane, Jonesboro, Georgia, 30238	97	232
Landa Series 7349 Exeter Court, Riverdale, Georgia, 30296	6,170	4,942
Landa Series 8645 Embrey Drive, Jonesboro, Georgia, 30236	4,888	1,221

Landa Series 8780 Churchill Place, Jonesboro, Georgia, 30238	3,318	1,302
Landa Series 8796 Parliament Place, Jonesboro, Georgia, 30238	8,109	4,326
Landa Series 8641 Ashley Way, Douglasville, Georgia, 30134	7,543	6,013
Landa Series 8651 Ashley Way, Douglasville, Georgia, 30134	4,371	1,917
Landa Series 8652 Ashley Way, Douglasville, Georgia, 30134	8,426	4,011
Landa Series 8653 Ashley Way, Douglasville, Georgia, 30134	8,610	5,011
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134	9,676	5,054
Landa Series 8655 Ashley Way, Douglasville, Georgia, 30134	9,234	8,365
Landa Series 8659 Ashley Way, Douglasville, Georgia, 30134	13,300	9,082
Landa Series 8662 Ashley Way, Douglasville, Georgia, 30134	8,694	3,936
Landa Series 8668 Ashley Way, Douglasville, Georgia, 30134	16,015	12,379
Landa Series 8670 Ashley Way, Douglasville, Georgia, 30134	3,999	2,415
Landa Series 8674 Ashley Way, Douglasville, Georgia, 30134	6,934	3,740
Landa Series 8675 Ashley Way, Douglasville, Georgia, 30134	2,569	1,898
Landa Series 8677 Ashley Way, Douglasville, Georgia, 30134	9,967	4,927
Landa Series 8678 Ashley Way, Douglasville, Georgia, 30134	3,809	3,992
Landa Series 8679 Ashley Way, Douglasville, Georgia, 30134	6,344	4,904
Landa Series 8683 Ashley Way, Douglasville, Georgia, 30134	3,031	462
Landa Series 843 Tramore Drive, Stockbridge, Georgia, 30281	-	4,635
Landa Series 168 Brookview Drive, Riverdale, Georgia, 30274	-	21
Landa Series 1701 Summerwoods Lane, Griffin, Georgia, 30224	-	(930)
Landa Series 268 Brookview Drive, Riverdale, Georgia, 30274	29	29
Landa Series 773 Villa Way, Jonesboro, Georgia, 30238	576	976
Landa Series 1741 Park Lane, Griffin, Georgia, 30224	515	1,309
Landa Series 10121 Morris Drive SW, Covington, Georgia, 30014	3,000	2,334
Landa Series 10183 Starr Street SW, Covington, Georgia, 30014	1,072	618
Landa Series 103 Starlake Drive, Jackson, Georgia, 30233	2,058	1,950
Landa Series 10433 Candlelight Road, Jonesboro, Georgia, 30238	-	125
Landa Series 110 Shenandoah Drive, Covington, Georgia, 30016	-	617
Landa Series 111 Fir Drive, McDonough, Georgia, 30253	1,059	1,849
Landa Series 112 Ridge Street, Locust Grove, Georgia, 30248	4,451	107
Landa Series 11322 Michelle Way, Hampton, Georgia, 30228	4,903	1,895
Landa Series 1147 Village Way, Stone Mountain, Georgia, 30088	2,098	431
Landa Series 1160 Gable Terrace, Jonesboro, Georgia, 30236	4,713	771
Landa Series 1201 Kilrush Drive, Mableton, Georgia, 30126	3,633	2,150
Landa Series 124 Libby Lane, Jonesboro, Georgia, 30238	3,632	2,433
Landa Series 1320 Winona Avenue, Griffin, Georgia, 30223	167	14
Landa Series 137 Southern Shores Road, Jackson, Georgia, 30233	2,438	1,994
Landa Series 138 Sandalwood Circle, Lawrenceville, Georgia, 30046	-	419
Landa Series 140 High Ridge Road, Covington, Georgia, 30014	2,505	516
Landa Series 146 Crystal Brook, Griffin, Georgia, 30223	5,322	2,053
Landa Series 153 Cliffside Court, Riverdale, Georgia, 30274	-	10
Landa Series 1666 West Poplar Street, Griffin, Georgia, 30224	620	685
Landa Series 1689 Viceroy Way, Riverdale, Georgia, 30296	3,864	1,554
Landa Series 181 Watercress Court, Stockbridge, Georgia, 30281	5,215	1,661
Landa Series 188 Timberline Road, Jackson, Georgia, 30233	36	136
Landa Series 189 Shenandoah Drive, Riverdale, Georgia, 30274	5,665	1,677
Landa Series 195 Hunters Trace, Covington, Georgia, 30014	-	683
Landa Series 196 Montego Circle, Riverdale, Georgia, 30274	85	1,826
Landa Series 212 Fleeta Drive, Covington, Georgia, 30016	2,619	3,854
Landa Series 217 Glenloch Court, Stockbridge, Georgia, 30281	1,413	6,480
Landa Series 2264 Chestnut Hill Circle, Decatur, Georgia, 30032	53	23
Landa Series 25 Pleasant Valley Road, McDonough, Georgia, 30253	3,663	39
Landa Series 253 Marco Drive, Social Circle, Georgia, 30025	14	3,157
Landa Series 258 Rocky Point Road, Covington, Georgia, 30014	900	2,429
Landa Series 270 Mountain Lane, Covington, Georgia, 30016	9,926	7,784
Landa Series 270 Pleasant Hills Drive, Covington, Georgia, 30016	4,456	935
Landa Series 2813 Vicksburg Court, Decatur, Georgia, 30034	2,019	2,235
Landa Series 2933 Coffer Drive, Ellenwood, Georgia, 30294	110	9
Landa Series 30 High Ridge Road, Covington, Georgia, 30014	-	2,570
Landa Series 30 Roosevelt Road, Covington, Georgia, 30016	-	11,578
Landa Series 3011 Raintree Drive SE, Conyers, Georgia, 30094	-	685
Landa Series 3043 Highway 81 S, Covington, Georgia, 30016	8,723	8,838
Landa Series 313 Blue Heron Drive, Jonesboro, Georgia, 30238	4,493	701
Landa Series 3202 Chippewa Drive, Rex, Georgia, 30273	8	8
Landa Series 35 Clay Court, Covington, Georgia, 30016	2,306	3,184
Landa Series 350 Cadiz Lane S, College Park, Georgia, 30349	-	669
Landa Series 351 Wesley Park Drive, Jonesboro, Georgia, 30238	4,664	2,301
Landa Series 43 Darwin Drive, Jonesboro, Georgia, 30238	-	9
Landa Series 45 Blue Jay Drive, Covington, Georgia, 30016	-	1,784
Landa Series 4702 Saint James Way, Decatur, Georgia, 30035	5,976	1,603
Landa Series 4732 Pinedale Drive, Forest Park, Georgia, 30297	268	3,984
Landa Series 5040 Huntshire Lane, Lilburn, Georgia, 30047	3,246	5,086
Landa Series 513 Jarrett Court, McDonough, Georgia, 30253	2	(5)
Landa Series 5143 Pinecrest Drive SW, Covington, Georgia, 30014	2,092	2,048
Landa Series 540 Cowan Road, Covington, Georgia, 30016	4,932	2,549
Landa Series 565 Mountainview Drive, Covington, Georgia, 30016	4,877	2,798
Landa Series 5801 Strathmoor Manor Circle, Lithonia, Georgia, 3005	2,055	1,788

Landa Series 6107 Shadow Glen Court, Covington, Georgia, 30014	2,007	1,719
Landa Series 6113 Pine Glen Circle SW, Covington, Georgia, 30014	2,191	1,625
Landa Series 615 Barshay Drive, Covington, Georgia, 30016	126	3,549
Landa Series 6168 Wheat Street NE, Covington, Georgia, 30014	2,378	893
Landa Series 6178 Green Acres Drive SW, Covington, Georgia, 30014	5,731	1,917
Landa Series 643 Sycamore Drive, Jonesboro, Georgia, 30238	351	4,537
Landa Series 65 Freedom Court, Covington, Georgia, 30016	2,335	2,275
Landa Series 6635 Kimberly Mill Road, College Park, Georgia, 30349	105	85
Landa Series 6653 Bedford Road, Rex, Georgia, 30273	3,057	2,791
Landa Series 6762 Bent Creek Drive, Rex, Georgia, 30273	6,631	3,467
Landa Series 709 Georgetown Court, Jonesboro, Georgia, 30236	14,699	8,352
Landa Series 7107 Geiger Street NW, Covington, Georgia, 30014	4,669	3,695
Landa Series 750 Georgetown Court, Jonesboro, Georgia, 30236	968	1,514
Landa Series 752 Chestnut Drive, Jackson, Georgia, 30233	3,115	229
Landa Series 7781 Mountain Creek Way, Douglasville, Georgia, 30134	1,509	322
Landa Series 7950 Woodlake Drive, Riverdale, Georgia, 30274	5,447	517
Landa Series 80 High Ridge Road, Covington, Georgia, 30014	1	46
Landa Series 808 Hillandale Lane, Lithonia, Georgia, 30058	-	368
Landa Series 8110 Devonshire Drive, Jonesboro, Georgia, 30238	9,438	8,146
Landa Series 8121 Spillers Drive SW, Covington, Georgia, 30014	58	1,222
Landa Series 8233 Creekline Court, Riverdale, Georgia, 30274	2,152	1,569
Landa Series 85 Kirkland Court, Covington, Georgia, 30016	172	-
Landa Series 85 Thorn Thicket Way, Rockmart, Georgia, 30153	1,240	1,168
Landa Series 8855 Rugby Court, Jonesboro, Georgia, 30238	2,355	1,844
Landa Series 9434 Cedar Creek Place, Douglasville, Georgia, 30135	4,072	2,697
Landa Series 9597 Pintail Trail, Jonesboro, Georgia, 30238	2,822	3,537
Landa Series 20 Chimney Smoke Drive, Stockbridge, Georgia, 30281	139	23
Landa Series 2425 Cornell Circle, McDonough, Georgia, 30253	6,024	2,016
Landa Series 3667 Patti Parkway, Decatur, Georgia, 30034	1,912	1,171
Landa Series 412 Kendall Lane, McDonough, Georgia, 30253	2,037	765
Landa Series 45 Laurel Way, Covington, Georgia, 30016	371	644
Landa Series 5411 Rocky Pine Drive, Lithonia, Georgia, 30038	68	-
Landa Series 550 Cowan Road, Covington, Georgia, 30016	613	430
Landa Series 5581 Fox Glen Circle, Lithonia, Georgia, 30038	8,075	3,075
Landa Series 6404 Walnut Way, Union City, Georgia, 30291	-	7,461
Landa Series 107 Oakwood Circle, Griffin, Georgia, 30223	2,513	2,381
Landa Series 1007 Leeward Way, Jonesboro, Georgia, 30238	3,457	3,247
Landa Series 1000 Fox Valley Trail, Stone Mountain, Georgia, 30088	8,013	3,277
Landa Series 105 Anne Street, Hampton, Georgia, 30228	216	35
Landa Series 11447 S Grove Drive, Hampton, Georgia, 30228	4	4
Landa Series 114 Starlake Drive, Jackson, Georgia, 30233	-	115
Landa Series 120 Rosewood Drive, McDonough, Georgia, 30253	1,457	635
Landa Series 12 Mintz Street, Griffin, Georgia, 30223	1,204	93
Landa Series 1443 Pebble Ridge Lane, Hampton, Georgia, 30228	1,675	140
Landa Series 1485 Bola Court, Jonesboro, Georgia, 30238	2,631	586
Landa Series 157 Wells Road, Jenkinsburg, Georgia, 30234	-	23
Landa Series 1683 Spoonbill Road, Hampton, Georgia, 30238	2,975	4,453
Landa Series 1903 Old Concord Drive Southeast, Covington, Georgia, 30016	1,765	1,394
Landa Series 195 Branchwood Drive, Covington, Georgia, 30016	126	557
Landa Series 204 North Main Court, Stockbridge, Georgia, 30281	548	51
Landa Series 2443 Hodges Farm Road, Mansfield, Georgia, 30055	2,421	1,696
Landa Series 440 Freestone Drive, Newnan, Georgia, 30265	2,301	2,070
Landa Series 497 Georgia Highway 212, Covington, Georgia, 30016	862	89
Landa Series 524 Sawmill Road, Hampton, Georgia, 30228	249	1,676
Landa Series 5329 Shirewick Lane, Lithonia, Georgia, 30058	3,355	2,169
Landa Series 55 Myrtle Grove Lane, Covington, Georgia, 30014	840	436
Landa Series 5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058	-	406
Landa Series 6386 Forester Way, Lithonia, Georgia, 30038	1,990	375
Landa Series 6710 Sunset Hills Boulevard, Rex, Georgia, 30273	2,378	2,633
Landa Series 70 Shenandoah Lane, Covington, Georgia, 30016	1,123	534
Landa Series 800 Mills Drive, Covington, Georgia, 30016	141	147
Landa Series 9020 Sterling Ridge Lane, Jonesboro, Georgia, 30238	3,137	729
Landa Series 9150 Spillers Drive SW, Covington, Georgia, 30014	828	401
Landa Series 9409 Forest Knoll Drive, Jonesboro, Georgia, 30238	1,166	103
Landa Series 1445 Maple Valley Court, Union City, Georgia, 30291	2,022	1,825
Landa Series 8658 Ashley Way, Douglasville, Georgia, 30134	1,823	76
Landa Series 8667 Ashley Way, Douglasville, Georgia, 30134	218	639
Landa Series 8671 Ashley Way, Douglasville, Georgia, 30134	-	249
Landa Series 8691 Ashley Way, Douglasville, Georgia, 30134	3,797	661
Landa Series 8697 Ashley Way, Douglasville, Georgia, 30134	-	113
Landa Series 141 Longstreet Circle, Oxford, Georgia, 30054	706	98
Landa Series 2962 Hunt Street, Jacksonville, Florida, 32254	1,585	-
Landa Series 5066 Greenway Drive, Jacksonville, Florida, 32244	-	-
Landa Series 8152 Arble Drive, Jacksonville, Florida, 32211	2,149	-
Total Cash Balances	$546,668	$358,089

On a total combined basis, as of June 30, 2024 and December 31, 2023, the Series had a restricted cash balance of $153,810 and $140,778 and respectively.

The following table summarizes the restricted cash by Series:

Series	Unaudited June 30, 2024	December 31, 2023
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	$-	$-
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	746	775
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	-	-
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294	-	-
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	-	-
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224	-	600
Landa Series 1703 Summerwoods Lane, Griffin, Georgia, 30224	-	1,400
Landa Series 1712 Summerwoods Lane, Griffin, Georgia, 30224	1,595	1,450
Landa Series 1743 Summerwoods Lane, Griffin, Georgia, 30224	1,400	1,225
Landa Series 1750 Summerwoods Lane, Griffin, Georgia, 30224	1,550	-
Landa Series 4267 High Park Lane, East Point, Georgia, 30344	1,595	-
Landa Series 4474 Highwood Park Drive, East Point, Georgia, 30344	-	439
Landa Series 8569 Creekwood Way, Jonesboro, Georgia, 30238	900	1,600
Landa Series 9439 Lakeview Road, Union City, Georgia, 30291	-	1,050
Landa Series 10167 Port Royal Court, Jonesboro, Georgia, 30238	1,725	915
Landa Series 1246 Elgin Way, Riverdale, Georgia, 30296	1,475	1,150
Landa Series 1910 Grove Way, Hampton, Georgia, 30228	-	1
Landa Series 593 Country Lane Drive, Jonesboro, Georgia, 30238	1,200	971
Landa Series 6436 Stone Terrace, Morrow, Georgia, 30260	1,300	1,000
Landa Series 6440 Woodstone Terrace, Morrow, Georgia, 30260	-	832
Landa Series 6848 Sandy Creek Drive, Riverdale, Georgia, 30274	-	1,475
Landa Series 687 Utoy Court, Jonesboro, Georgia, 30238	1,625	1,157
Landa Series 729 Winter Lane, Jonesboro, Georgia, 30238	-	-
Landa Series 7349 Exeter Court, Riverdale, Georgia, 30296	1,850	1,000
Landa Series 8645 Embrey Drive, Jonesboro, Georgia, 30236	800	1,050

Landa Series 8780 Churchill Place, Jonesboro, Georgia, 30238	-	1,323
Landa Series 8796 Parliament Place, Jonesboro, Georgia, 30238	1,050	975
Landa Series 8641 Ashley Way, Douglasville, Georgia, 30134	1,050	900
Landa Series 8651 Ashley Way, Douglasville, Georgia, 30134	1,100	800
Landa Series 8652 Ashley Way, Douglasville, Georgia, 30134	700	2,200
Landa Series 8653 Ashley Way, Douglasville, Georgia, 30134	1,350	700
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134	-	1,350
Landa Series 8655 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8659 Ashley Way, Douglasville, Georgia, 30134	1,250	2,125
Landa Series 8662 Ashley Way, Douglasville, Georgia, 30134	1,100	1,250
Landa Series 8668 Ashley Way, Douglasville, Georgia, 30134	-	1,000
Landa Series 8670 Ashley Way, Douglasville, Georgia, 30134	-	975
Landa Series 8674 Ashley Way, Douglasville, Georgia, 30134	1,100	-
Landa Series 8675 Ashley Way, Douglasville, Georgia, 30134	1,150	1,100
Landa Series 8677 Ashley Way, Douglasville, Georgia, 30134	-	900
Landa Series 8678 Ashley Way, Douglasville, Georgia, 30134	1,400	900
Landa Series 8679 Ashley Way, Douglasville, Georgia, 30134	1,075	-
Landa Series 8683 Ashley Way, Douglasville, Georgia, 30134	1,250	2,000
Landa Series 843 Tramore Drive, Stockbridge, Georgia, 30281	1,600	-
Landa Series 168 Brookview Drive, Riverdale, Georgia, 30274	-	-
Landa Series 1701 Summerwoods Lane, Griffin, Georgia, 30224	-	925
Landa Series 268 Brookview Drive, Riverdale, Georgia, 30274	-	-
Landa Series 773 Villa Way, Jonesboro, Georgia, 30238	1,675	1,026
Landa Series 1741 Park Lane, Griffin, Georgia, 30224	-	-
Landa Series 10121 Morris Drive SW, Covington, Georgia, 30014	975	1,600
Landa Series 10183 Starr Street SW, Covington, Georgia, 30014	1,725	850
Landa Series 103 Starlake Drive, Jackson, Georgia, 30233	900	990
Landa Series 10433 Candlelight Road, Jonesboro, Georgia, 30238	700	-
Landa Series 110 Shenandoah Drive, Covington, Georgia, 30016	2,499	850
Landa Series 111 Fir Drive, McDonough, Georgia, 30253	-	1,250
Landa Series 112 Ridge Street, Locust Grove, Georgia, 30248	1,550	1,650
Landa Series 11322 Michelle Way, Hampton, Georgia, 30228	1,175	900
Landa Series 1147 Village Way, Stone Mountain, Georgia, 30088	1,525	1,525
Landa Series 1160 Gable Terrace, Jonesboro, Georgia, 30236	1,750	2,200
Landa Series 1201 Kilrush Drive, Mableton, Georgia, 30126	800	2,100
Landa Series 124 Libby Lane, Jonesboro, Georgia, 30238	1,000	-
Landa Series 1320 Winona Avenue, Griffin, Georgia, 30223	-	-
Landa Series 137 Southern Shores Road, Jackson, Georgia, 30233	400	500
Landa Series 138 Sandalwood Circle, Lawrenceville, Georgia, 30046	-	1,750
Landa Series 140 High Ridge Road, Covington, Georgia, 30014	1,379	1,450
Landa Series 146 Crystal Brook, Griffin, Georgia, 30223	950	975
Landa Series 153 Cliffside Court, Riverdale, Georgia, 30274	1,400	-
Landa Series 1666 West Poplar Street, Griffin, Georgia, 30224	1,746	950
Landa Series 1689 Viceroy Way, Riverdale, Georgia, 30296	1,450	1,200
Landa Series 181 Watercress Court, Stockbridge, Georgia, 30281	500	1,600
Landa Series 188 Timberline Road, Jackson, Georgia, 30233	-	-
Landa Series 189 Shenandoah Drive, Riverdale, Georgia, 30274	1,000	1,675
Landa Series 195 Hunters Trace, Covington, Georgia, 30014	-	-
Landa Series 196 Montego Circle, Riverdale, Georgia, 30274	-	900
Landa Series 212 Fleeta Drive, Covington, Georgia, 30016	1,865	1,175
Landa Series 217 Glenloch Court, Stockbridge, Georgia, 30281	-	1,400
Landa Series 2264 Chestnut Hill Circle, Decatur, Georgia, 30032	-	-
Landa Series 25 Pleasant Valley Road, McDonough, Georgia, 30253	1,475	775
Landa Series 253 Marco Drive, Social Circle, Georgia, 30025	-	600
Landa Series 258 Rocky Point Road, Covington, Georgia, 30014	-	-
Landa Series 270 Mountain Lane, Covington, Georgia, 30016	1,600	-
Landa Series 270 Pleasant Hills Drive, Covington, Georgia, 30016	1,200	1,623
Landa Series 2813 Vicksburg Court, Decatur, Georgia, 30034	1,150	1,275
Landa Series 2933 Coffer Drive, Ellenwood, Georgia, 30294	-	-
Landa Series 30 High Ridge Road, Covington, Georgia, 30014	1,460	935
Landa Series 30 Roosevelt Road, Covington, Georgia, 30016	2,000	-
Landa Series 3011 Raintree Drive SE, Conyers, Georgia, 30094	1,680	-
Landa Series 3043 Highway 81 S, Covington, Georgia, 30016	-	1,180
Landa Series 313 Blue Heron Drive, Jonesboro, Georgia, 30238	935	1,725
Landa Series 3202 Chippewa Drive, Rex, Georgia, 30273	-	-
Landa Series 35 Clay Court, Covington, Georgia, 30016	2,300	1,699
Landa Series 350 Cadiz Lane S, College Park, Georgia, 30349	1,200	-
Landa Series 351 Wesley Park Drive, Jonesboro, Georgia, 30238	1,200	-
Landa Series 43 Darwin Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 45 Blue Jay Drive, Covington, Georgia, 30016	1,750	1,425
Landa Series 4702 Saint James Way, Decatur, Georgia, 30035	850	1,550
Landa Series 4732 Pinedale Drive, Forest Park, Georgia, 30297	1,075	-
Landa Series 5040 Huntshire Lane, Lilburn, Georgia, 30047	-	2,499
Landa Series 513 Jarrett Court, McDonough, Georgia, 30253	-	-
Landa Series 5143 Pinecrest Drive SW, Covington, Georgia, 30014	1,625	1,225
Landa Series 540 Cowan Road, Covington, Georgia, 30016	-	995
Landa Series 565 Mountainview Drive, Covington, Georgia, 30016	1,800	1,675
Landa Series 5801 Strathmoor Manor Circle, Lithonia, Georgia, 3005	1,600	1,575

Landa Series 6107 Shadow Glen Court, Covington, Georgia, 30014	-	1,400
Landa Series 6113 Pine Glen Circle SW, Covington, Georgia, 30014	-	-
Landa Series 615 Barshay Drive, Covington, Georgia, 30016	-	-
Landa Series 6168 Wheat Street NE, Covington, Georgia, 30014	1,699	1,300
Landa Series 6178 Green Acres Drive SW, Covington, Georgia, 30014	965	1,400
Landa Series 643 Sycamore Drive, Jonesboro, Georgia, 30238	925	1,125
Landa Series 65 Freedom Court, Covington, Georgia, 30016	1,320	500
Landa Series 6635 Kimberly Mill Road, College Park, Georgia, 30349	-	-
Landa Series 6653 Bedford Road, Rex, Georgia, 30273	-	1,475
Landa Series 6762 Bent Creek Drive, Rex, Georgia, 30273	600	1,595
Landa Series 709 Georgetown Court, Jonesboro, Georgia, 30236	1,595	1,700
Landa Series 7107 Geiger Street NW, Covington, Georgia, 30014	1,840	-
Landa Series 750 Georgetown Court, Jonesboro, Georgia, 30236	1,400	1,190
Landa Series 752 Chestnut Drive, Jackson, Georgia, 30233	1,425	675
Landa Series 7781 Mountain Creek Way, Douglasville, Georgia, 30134	-	1,725
Landa Series 7950 Woodlake Drive, Riverdale, Georgia, 30274	1,000	1,200
Landa Series 80 High Ridge Road, Covington, Georgia, 30014	-	-
Landa Series 808 Hillandale Lane, Lithonia, Georgia, 30058	-	-
Landa Series 8110 Devonshire Drive, Jonesboro, Georgia, 30238	950	-
Landa Series 8121 Spillers Drive SW, Covington, Georgia, 30014	-	-
Landa Series 8233 Creekline Court, Riverdale, Georgia, 30274	-	1,750
Landa Series 85 Kirkland Court, Covington, Georgia, 30016	-	-
Landa Series 85 Thorn Thicket Way, Rockmart, Georgia, 30153	1,675	1,050
Landa Series 8855 Rugby Court, Jonesboro, Georgia, 30238	1,650	1,075
Landa Series 9434 Cedar Creek Place, Douglasville, Georgia, 30135	1,105	1,150
Landa Series 9597 Pintail Trail, Jonesboro, Georgia, 30238	1,475	1,775
Landa Series 20 Chimney Smoke Drive, Stockbridge, Georgia, 30281	-	-
Landa Series 2425 Cornell Circle, McDonough, Georgia, 30253	800	1,150
Landa Series 3667 Patti Parkway, Decatur, Georgia, 30034	1,550	2,200
Landa Series 412 Kendall Lane, McDonough, Georgia, 30253	1,800	1,550
Landa Series 45 Laurel Way, Covington, Georgia, 30016	-	-
Landa Series 5411 Rocky Pine Drive, Lithonia, Georgia, 30038	1,695	1,775
Landa Series 550 Cowan Road, Covington, Georgia, 30016	1,200	-
Landa Series 5581 Fox Glen Circle, Lithonia, Georgia, 30038	850	2,275
Landa Series 6404 Walnut Way, Union City, Georgia, 30291	1,650	-
Landa Series 107 Oakwood Circle, Griffin, Georgia, 30223	2,500	825
Landa Series 1007 Leeward Way, Jonesboro, Georgia, 30238	1,500	950
Landa Series 1000 Fox Valley Trail, Stone Mountain, Georgia, 30088	1,190	1,850
Landa Series 105 Anne Street, Hampton, Georgia, 30228	-	-
Landa Series 11447 S Grove Drive, Hampton, Georgia, 30228	-	-
Landa Series 114 Starlake Drive, Jackson, Georgia, 30233	1,650	-
Landa Series 120 Rosewood Drive, McDonough, Georgia, 30253	1,400	-
Landa Series 12 Mintz Street, Griffin, Georgia, 30223	1,650	-
Landa Series 1443 Pebble Ridge Lane, Hampton, Georgia, 30228	1,650	1,595
Landa Series 1485 Bola Court, Jonesboro, Georgia, 30238	1,173	-
Landa Series 157 Wells Road, Jenkinsburg, Georgia, 30234	971	700
Landa Series 1683 Spoonbill Road, Hampton, Georgia, 30238	1,688	1,525
Landa Series 1903 Old Concord Drive Southeast, Covington, Georgia, 30016	-	1,500
Landa Series 195 Branchwood Drive, Covington, Georgia, 30016	-	-
Landa Series 204 North Main Court, Stockbridge, Georgia, 30281	1,450	875
Landa Series 2443 Hodges Farm Road, Mansfield, Georgia, 30055	-	2,300
Landa Series 440 Freestone Drive, Newnan, Georgia, 30265	1,705	1,175
Landa Series 497 Georgia Highway 212, Covington, Georgia, 30016	775	475
Landa Series 524 Sawmill Road, Hampton, Georgia, 30228	1,888	-
Landa Series 5329 Shirewick Lane, Lithonia, Georgia, 30058	1,250	400
Landa Series 55 Myrtle Grove Lane, Covington, Georgia, 30014	1,150	13
Landa Series 5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058	-	-
Landa Series 6386 Forester Way, Lithonia, Georgia, 30038	-	1,800
Landa Series 6710 Sunset Hills Boulevard, Rex, Georgia, 30273	1,623	1,200
Landa Series 70 Shenandoah Lane, Covington, Georgia, 30016	1,650	1,000
Landa Series 800 Mills Drive, Covington, Georgia, 30016	-	-
Landa Series 9020 Sterling Ridge Lane, Jonesboro, Georgia, 30238	1,410	-
Landa Series 9150 Spillers Drive SW, Covington, Georgia, 30014	1,150	500
Landa Series 9409 Forest Knoll Drive, Jonesboro, Georgia, 30238	1,000	1,600
Landa Series 1445 Maple Valley Court, Union City, Georgia, 30291	1,700	-
Landa Series 8658 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8667 Ashley Way, Douglasville, Georgia, 30134	1,000	-
Landa Series 8671 Ashley Way, Douglasville, Georgia, 30134	1,300	1,150
Landa Series 8691 Ashley Way, Douglasville, Georgia, 30134	800	-
Landa Series 8697 Ashley Way, Douglasville, Georgia, 30134	1,323	-
Landa Series 141 Longstreet Circle, Oxford, Georgia, 30054	1,595	1,525
Landa Series 2962 Hunt Street, Jacksonville, Florida, 32254	-	-
Landa Series 5066 Greenway Drive, Jacksonville, Florida, 32244	-	-
Landa Series 8152 Arble Drive, Jacksonville, Florida, 32211	1,700	-
Total Restricted Cash	$153,810	$140,778

Loans

Acquisition Notes

Each Series financed 100% of the costs associated with the acquisition of its Property, including an acquisition fee and expenses associated with sourcing its Property, with an Acquisition Note issued by such Series to the Manager, the terms of which are listed in the table below. Each of these Acquisition Notes represents a related-party loan between each respective Series and the Manager. The Acquisition Notes are either interest-bearing or non-interest-bearing (see table below) and are an unsecured obligation of the applicable Series The term of the Acquisition Notes are five (5) years from the Loan date.

The following table sets forth the net amounts of each Acquisition Note as of June 30, 2024:

Series	Principal Amount	Annual Interest Rate	Loan Date	Current Outstanding Amount
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	$117,304	4.50%	09/07/2021	$-
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	80,088	4.50%	07/28/2021	-
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	119,837	4.50%	07/28/2021	-
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294	98,827	4.50%	07/01/2021	-
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	123,412	4.50%	07/28/2021	-
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224	100,445	4.50%	07/28/2021	-
Landa App LLC - 1703 Summerwoods Lane Griffin GA LLC	113,696	4.50%	07/28/2021	-
Landa App LLC - 1712 Summerwoods Lane Griffin GA LLC	113,696	4.50%	07/28/2021	-
Landa App LLC - 1743 Summerwoods Lane Griffin GA LLC	113,696	4.50%	7/12/2021	-
Landa App LLC - 1750 Summerwoods Lane Griffin GA LLC	113,696	4.50%	7/12/2021	-
Landa App LLC - 4267 High Park Lane East Point GA LLC	151,874	4.50%	7/12/2021	-
Landa App LLC - 4474 Highwood Park Drive East Point GA LLC	136,647	4.50%	7/12/2021	-
Landa App LLC - 8569 Creekwood Way Jonesboro GA LLC	83,351	4.50%	7/12/2021	-
Landa App LLC - 9439 Lakeview Road Union City GA LLC	181,134	4.50%	7/12/2021	-
Landa App LLC - 10167 Port Royal Court Jonesboro GA LLC	110,599	4.50%	1/12/2022	-
Landa App LLC - 1246 Elgin Way Riverdale GA LLC	133,534	4.50%	1/12/2022	-
Landa App LLC - 1910 Grove Way Hampton GA LLC	104,562	4.50%	1/13/2022	-
Landa App LLC - 593 Country Lane Drive Jonesboro GA LLC	95,841	4.50%	1/13/2022	-
Landa App LLC - 6436 Stone Terrace Morrow GA LLC	60,479	4.50%	1/13/2022	-
Landa App LLC - 6440 Woodstone Terrace Morrow GA LLC	64,744	4.50%	1/13/2022	-
Landa App LLC - 6848 Sandy Creek Drive Riverdale GA LLC	86,366	4.50%	1/13/2022	-
Landa App LLC - 687 Utoy Court Jonesboro GA LLC	115,421	4.50%	7/12/2021	-
Landa App LLC - 729 Winter Lane Jonesboro GA LLC	113,721	4.50%	7/12/2021	-
Landa App LLC - 7349 Exeter Court Riverdale GA LLC	110,637	4.50%	7/12/2021	-
Landa App LLC - 8645 Embrey Drive Jonesboro GA LLC	118,894	4.50%	7/12/2021	-
Landa App LLC - 8780 Churchill Place Jonesboro GA LLC	132,556	4.50%	7/12/2021	-
Landa App LLC - 8796 Parliament Place Jonesboro GA LLC	109,838	4.50%	7/12/2021	-
Landa App LLC - 8641 Ashley Way Douglasville GA LLC	146,307	4.50%	10/1/2021	-
Landa App LLC - 8651 Ashley Way Douglasville GA LLC	122,324	4.50%	10/1/2021	-
Landa App LLC - 8652 Ashley Way Douglasville GA LLC	136,029	4.50%	10/1/2021	-
Landa App LLC - 8653 Ashley Way Douglasville GA LLC	121,183	4.50%	10/1/2021	-
Landa App LLC - 8654 Ashley Way Douglasville GA LLC	136,029	4.50%	10/1/2021	-
Landa App LLC - 8655 Ashley Way Douglasville GA LLC	132,551	4.50%	10/1/2021	-
Landa App LLC - 8659 Ashley Way Douglasville GA LLC	145,165	4.50%	10/1/2021	-
Landa App LLC - 8662 Ashley Way Douglasville GA LLC	140,597	4.50%	10/1/2021	-
Landa App LLC - 8668 Ashley Way Douglasville GA LLC	157,615	4.50%	10/1/2021	-
Landa App LLC - 8670 Ashley Way Douglasville GA LLC	158,870	4.50%	10/1/2021	-
Landa App LLC - 8674 Ashley Way Douglasville GA LLC	134,888	4.50%	10/1/2021	-

Landa App LLC - 8675 Ashley Way Douglasville GA LLC	132,603	4.50%	10/1/2021	-
Landa App LLC - 8677 Ashley Way Douglasville GA LLC	124,609	4.50%	10/1/2021	-
Landa App LLC - 8678 Ashley Way Douglasville GA LLC	168,007	4.50%	10/1/2021	-
Landa App LLC - 8679 Ashley Way Douglasville GA LLC	134,888	4.50%	10/1/2021	-
Landa App LLC - 8683 Ashley Way Douglasville GA LLC	128,971	4.50%	10/1/2021	-
Landa App LLC - 843 Tramore Drive Stockbridge GA LLC	195,489	4.50%	2/7/2019	120,639
Landa App LLC - 168 Brookview Drive Riverdale GA LLC	132,243	4.50%	2/7/2019	81,764
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	172,405	4.50%	6/17/2020	106,504
Landa App LLC - 268 Brookview Drive Riverdale GA LLC	188,408	4.50%	2/7/2019	177,795
Landa App LLC - 773 Villa Way Jonesboro GA LLC	119,844	4.50%	2/7/2019	71,822
Landa App LLC - 1741 Park Lane Griffin GA LLC	195,085	4.50%	5/19/2020	181,866
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	278,235	4.50%	2/7/2019	95,519
Landa App LLC - 10183 Starr Street SW Covington GA LLC	268,384	4.50%	2/7/2019	92,128
Landa App LLC - 103 Starlake Drive Jackson GA LLC	267,884	4.50%	2/7/2019	119,033
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	305,757	4.50%	2/7/2019	130,515
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	310,797	4.50%	2/7/2019	117,582
Landa App LLC - 111 Fir Drive Mcdonough GA LLC	240,107	4.50%	2/7/2019	69,286
Landa App LLC - 112 Ridge Street Locust Grove GA LLC	309,709	4.50%	2/7/2019	128,223
Landa App LLC - 11322 Michelle Way Hampton GA LLC	250,981	4.50%	2/7/2019	106,628
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	301,010	4.50%	2/7/2019	146,577
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	301,175	4.50%	2/7/2019	79,470
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	535,920	4.50%	2/7/2019	212,152
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	240,485	4.50%	2/7/2019	70,765
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	220,795	4.50%	2/7/2019	110,105
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	240,268	4.50%	2/7/2019	74,770
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	253,616	4.50%	2/7/2019	26,748
Landa App LLC - 140 High Ridge Road Covington GA LLC	285,784	4.50%	2/7/2019	106,122
Landa App LLC - 146 Crystal Brook Griffin GA LLC	212,200	4.50%	2/7/2019	8
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	185,856	4.50%	2/7/2019	51,390
Landa App LLC - 1666 W Poplar Street Griffin GA LLC	231,406	4.50%	2/7/2019	60,165
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	280,628	4.50%	2/7/2019	89,051
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	274,908	4.50%	2/7/2019	112,012
Landa App LLC - 188 Timberline Road Jackson GA LLC	161,802	4.50%	2/7/2019	88,881
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	256,421	4.50%	2/7/2019	108,740
Landa App LLC - 195 Hunters Trace Covington GA LLC	316,954	4.50%	2/7/2019	125,481
Landa App LLC - 196 Montego Circle Riverdale GA LLC	267,295	4.50%	2/7/2019	105,892
Landa App LLC - 212 Fleeta Drive Covington GA LLC	233,632	4.50%	2/7/2019	34,910
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	308,621	4.50%	2/7/2019	61,996
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	379,313	4.50%	2/7/2019	153,113
Landa App LLC - 25 Pleasant Valley Road Mcdonough GA LLC	283,609	4.50%	2/7/2019	116,789
Landa App LLC - 253 Marco Drive Social Circle GA LLC	232,761	4.50%	2/7/2019	73,020
Landa App LLC - 258 Rocky Point Road Covington GA LLC	315,146	4.50%	2/7/2019	126,571
Landa App LLC - 270 Mountain Lane Covington GA LLC	291,683	4.50%	2/7/2019	79,132
Landa App LLC - 270 Pleasant Hills Drive Covington GA LLC	273,208	4.50%	2/7/2019	62,187
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	337,986	4.50%	2/7/2019	123,197
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	281,715	4.50%	2/7/2019	103,465

Landa App LLC - 30 High Ridge Road Covington GA LLC	332,846	4.50%	2/7/2019	163,503
Landa App LLC - 30 Roosevelt Road Covington GA LLC	284,696	4.50%	2/7/2019	82,810
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	310,013	4.50%	2/7/2019	121,579
Landa App LLC - 3043 Highway 81 S Covington GA LLC	216,225	4.50%	2/7/2019	48,679
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	271,456	4.50%	2/7/2019	60,895
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	298,834	4.50%	2/7/2019	143,787
Landa App LLC - 35 Clay Court Covington GA LLC	303,197	4.50%	2/7/2019	105,643
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	277,083	4.50%	2/7/2019	91,287
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	260,770	4.50%	2/7/2019	107,216
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	252,069	4.50%	2/7/2019	84,083
Landa App LLC - 45 Blue Jay Drive Covington GA LLC	353,211	4.50%	2/7/2019	125,125
Landa App LLC - 4702 Saint James Way Decatur GA LLC	267,453	4.50%	2/7/2019	112,335
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	234,719	4.50%	2/7/2019	95,579
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	444,985	4.50%	2/7/2019	112,677
Landa App LLC - 513 Jarrett Court Mcdonough GA LLC	289,113	4.50%	2/7/2019	66,566
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	227,104	4.50%	2/7/2019	86,624
Landa App LLC - 540 Cowan Road Covington GA LLC	299,557	4.50%	2/7/2019	103,219
Landa App LLC - 565 Mountainview Drive Covington GA LLC	283,236	4.50%	2/7/2019	76,319
Landa App LLC - 5801 Strathmoor Manor Circle Lithonia GA LLC	262,945	4.50%	2/7/2019	101,822
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	212,961	4.50%	2/7/2019	58,753
Landa App LLC - 6113 Pine Glen Circle SW Covington GA LLC	456,530	4.50%	2/7/2019	262,087
Landa App LLC - 615 Barshay Drive Covington GA LLC	291,964	4.50%	2/7/2019	112,320
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	187,898	4.50%	2/7/2019	51,238
Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	223,434	4.50%	2/7/2019	62,351
Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	270,184	4.50%	2/7/2019	73,840
Landa App LLC - 65 Freedom Court Covington GA LLC	293,884	4.50%	2/7/2019	129,069
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	328,712	4.50%	2/7/2019	149,466
Landa App LLC - 6653 Bedford Road Rex GA LLC	278,624	4.50%	2/7/2019	112,258
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	279,258	4.50%	2/7/2019	61,075
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	276,058	4.50%	2/7/2019	17,855
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	160,714	4.50%	2/7/2019	(675)
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	227,054	4.50%	2/7/2019	61,530
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	197,731	4.50%	2/7/2019	85,452
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	301,080	4.50%	2/7/2019	94,480
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	250,982	4.50%	2/7/2019	104,304
Landa App LLC - 80 High Ridge Road Covington GA LLC	302,097	4.50%	2/7/2019	114,467
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	285,336	4.50%	2/7/2019	111,747
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	212,961	4.50%	2/7/2019	-
Landa App LLC - 8121 Spillers Drive SW Covington GA LLC	244,946	4.50%	2/7/2019	110,461
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	293,652	4.50%	2/7/2019	137,700
Landa App LLC - 85 Kirkland Court Covington GA LLC	331,460	4.50%	2/7/2019	119,615
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	294,552	4.50%	2/7/2019	118,620
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	221,665	4.50%	2/7/2019	71,754
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	331,780	4.50%	2/7/2019	129,931
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	301,292	4.50%	2/7/2019	109,543
Landa App LLC - 20 Chimney Smoke Drive Stockbridge GA LLC	286,873	4.50%	2/7/2019	80,254
Landa App LLC - 2425 Cornell Circle Mcdonough GA LLC	331,464	4.50%	2/7/2019	20,638
Landa App LLC - 3667 Patti Parkway Decatur GA LLC	379,317	4.50%	2/7/2019	128,960
Landa App LLC - 412 Kendall Lane Mcdonough GA LLC	296,763	4.50%	2/7/2019	131,283
Landa App LLC - 45 Laurel Way Covington GA LLC	340,100	4.50%	2/7/2019	176,278
Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC	309,885	4.50%	2/7/2019	122,156
Landa App LLC - 550 Cowan Road Covington GA LLC	250,783	4.50%	2/7/2019	32,718
Landa App LLC - 5581 Fox Glen Circle Lithonia GA LLC	434,714	4.50%	2/7/2019	141,751
Landa App LLC - 6404 Walnut Way Union City GA LLC	279,261	4.50%	2/7/2019	-
Landa App LLC - 107 Oakwood Circle Griffin GA LLC	198,782	4.50%	10/1/2021	-
Landa App LLC - 1007 Leeward Way Jonesboro GA LLC	300,156	4.50%	2/7/2019	154,529
Landa App LLC - 1000 Fox Valley Trail Stone Mountain GA LLC	297,984	4.50%	2/7/2019	64,554
Landa App LLC - 105 Anne Street Hampton GA LLC	253,116	4.50%	2/7/2019	135,361
Landa App LLC - 11447 S Grove Drive Hampton GA LLC	284,781	4.50%	2/7/2019	136,725
Landa App LLC - 114 Starlake Drive Jackson GA LLC	253,436	4.50%	2/7/2019	90,692
Landa App LLC - 120 Rosewood Drive Mcdonough GA LLC	286,873	4.50%	2/7/2019	107,168
Landa App LLC - 12 Mintz Street Griffin GA LLC	264,034	4.50%	2/7/2019	106,020
Landa App LLC - 1443 Pebble Ridge Lane Hampton GA LLC	319,610	4.50%	2/7/2019	137,759
Landa App LLC - 1485 Bola Court Jonesboro GA LLC	258,597	4.50%	2/7/2019	102,367
Landa App LLC - 157 Wells Road Jenkinsburg GA LLC	221,621	4.50%	2/7/2019	191,464
Landa App LLC - 1683 Spoonbill Road Hampton GA LLC	244,458	4.50%	2/7/2019	85,401
Landa App LLC - 1903 Old Concord Drive SE Covington GA LLC	308,567	4.50%	2/7/2019	136,492
Landa App LLC - 195 Branchwood Drive Covington GA LLC	316,179	4.50%	2/7/2019	132,398
Landa App LLC - 204 N Main Court Stockbridge GA LLC	227,058	4.50%	2/7/2019	87,237
Landa App LLC - 2443 Hodges Farm Road Mansfield GA LLC	245,547	4.50%	2/7/2019	84,714
Landa App LLC - 440 Freestone Drive Newnan GA LLC	331,495	4.50%	2/7/2019	137,937
Landa App LLC - 497 Georgia Highway 212 Covington GA LLC	279,210	4.50%	2/7/2019	139,330
Landa App LLC - 524 Sawmill Road Hampton GA LLC	283,679	4.50%	2/7/2019	104,996
Landa App LLC - 5329 Shirewick Lane Lithonia GA LLC	337,989	4.50%	2/7/2019	120,407
Landa App LLC - 55 Myrtle Grove Lane Covington GA LLC	291,224	4.50%	2/7/2019	111,212
Landa App LLC - 5737 Strathmoor Manor Circle Lithonia GA LLC	254,246	4.50%	2/7/2019	106,553
Landa App LLC - 6386 Forester Way Lithonia GA LLC	296,833	4.50%	2/7/2019	100,480
Landa App LLC - 6710 Sunset Hills Boulevard Rex GA LLC	236,847	4.50%	2/7/2019	80,242
Landa App LLC - 70 Shenandoah Lane Covington GA LLC	335,750	4.50%	2/7/2019	141,124
Landa App LLC - 800 Mills Drive Covington GA LLC	336,839	4.50%	2/7/2019	175,556
Landa App LLC - 9020 Sterling Ridge Lane Jonesboro GA LLC	236,659	4.50%	2/7/2019	55,340
Landa App LLC - 9150 Spillers Drive SW Covington GA LLC	253,158	4.50%	2/7/2019	96,553
Landa App LLC - 9409 Forest Knoll Drive Jonesboro GA LLC	307,642	4.50%	2/7/2019	142,046
Landa App LLC - 1445 Maple Valley Court Union City GA LLC	200,632	4.50%	10/28/2020	172,833
Landa App LLC - 8658 Ashley Way Douglasville GA LLC	190,908	4.50%	2/7/2019	150,544
Landa App LLC - 8667 Ashley Way Douglasville GA LLC	136,737	4.50%	2/7/2019	79,544
Landa App LLC - 8671 Ashley Way Douglasville GA LLC	200,777	4.50%	2/7/2019	190,751
Landa App LLC - 8691 Ashley Way Douglasville GA LLC	148,555	4.50%	2/7/2019	88,156
Landa App LLC - 8697 Ashley Way Douglasville GA LLC	218,458	4.50%	2/7/2019	207,606
Landa App LLC - 141 Longstreet Circle Oxford GA LLC	331,402	4.50%	2/7/2019	113,343
Landa App LLC - 2962 Hunt Street Jacksonville FL LLC	159,583	4.50%	4/28/2023	11,863
Landa App LLC - 5066 Greenway Drive Jacksonville FL LLC	216,309	4.50%	4/28/2023	63,299
Landa App LLC - 8152 Arble Drive Jacksonville FL LLC	193,872	4.50%	4/28/2023	18,584
	$41,460,144			$13,646,220

Refinance Notes

The Series issued a Refinance Note to certain third-party lenders or Landa Financing LLC, an affiliate of the Company and the Manager, the terms of which are listed in the table below. Each Refinance Note is secured by the Property underlying the respective Series. Each Series paid down, or otherwise discharged, a portion of the outstanding balance of its Acquisition Note with the Refinance Note. Each Refinance Note is secured by the Property underlying the respective Series.

The following table sets forth the terms and the net amounts of the Refinance Notes as of June 30, 2024.

Series	Principal Amount	Annual Interest Rate	Loan Date	Maturity Date	Current Outstanding Amount	Monthly Mortgage Interest Expense
Landa App LLC - 843 Tramore Drive Stockbridge GA LLC	$ 117,293	8.17%	10/26/2023	10/26/2025	$ 117,293	$ 8,606
Landa App LLC - 168 Brookview Drive Riverdale GA LLC	-	-	-	-	-	-
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	-	-	-	-	-	-
Landa App LLC - 268 Brookview Drive Riverdale GA LLC	-	-	-	-	-	-
Landa App LLC - 773 Villa Way Jonesboro GA LLC	71,906	8.17%	9/1/2023	9/1/2025	71,906	5,630
Landa App LLC - 1741 Park Lane Griffin GA LLC	-	-	-	-	-	-
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	160,225	12.50%	4/28/2023	12/31/2025	160,225	9,629
Landa App LLC - 10183 Starr Street SW Covington GA LLC	172,550	12.50%	4/28/2023	12/31/2025	172,550	8,768
Landa App LLC - 103 Starlake Drive Jackson GA LLC	145,000	12.50%	4/28/2023	12/31/2025	145,000	9,625
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	170,375	12.50%	4/28/2023	12/31/2025	170,375	3,211
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	192,125	12.50%	4/28/2023	12/31/2025	192,125	11,329
Landa App LLC - 111 Fir Drive Mcdonough GA LLC	145,000	12.50%	4/28/2023	12/31/2025	145,000	9,218
Landa App LLC - 112 Ridge Street Locust Drove GA LLC	178,350	12.50%	4/28/2023	12/31/2025	178,350	4,434
Landa App LLC - 11322 Michelle Way Hampton GA LLC	137,750	12.50%	4/28/2023	12/31/2025	137,750	8,995
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	148,625	12.50%	4/28/2023	12/31/2025	148,625	10,840
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	203,000	12.50%	4/28/2023	12/31/2025	203,000	10,503
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	322,625	12.50%	4/28/2023	12/31/2025	322,625	19,397
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	160,950	12.50%	4/28/2023	12/31/2025	160,950	6,089
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	106,038	12.50%	4/28/2023	12/31/2025	106,038	-
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	159,500	12.50%	4/28/2023	12/31/2025	159,500	9,436
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	163,125	12.50%	4/28/2023	12/31/2025	163,125	8,053
Landa App LLC - 140 High Ridge Road Covington GA LLC	174,000	12.50%	4/28/2023	12/31/2025	174,000	10,315
Landa App LLC - 146 Crystal Brook Griffin GA LLC	141,375	12.50%	4/28/2023	12/31/2025	141,375	7,007
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	94,250	12.50%	4/28/2023	12/31/2025	94,250	0,923
Landa App LLC - 1666 W Poplar Street Griffin GA LLC	155,875	12.50%	4/28/2023	12/31/2025	155,875	8,833
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	188,500	12.50%	4/28/2023	12/31/2025	188,500	8,098
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	142,100	12.50%	4/28/2023	12/31/2025	142,100	10,568
Landa App LLC - 188 Timberline Road Jackson GA LLC	72,500	12.50%	4/28/2023	12/31/2025	72,500	1,692
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	143,550	12.50%	4/28/2023	12/31/2025	143,550	10,163
Landa App LLC - 195 Hunters Trace Covington GA LLC	177,625	12.50%	4/28/2023	12/31/2025	177,625	6,633
Landa App LLC - 196 Montego Circle Riverdale GA LLC	159,500	12.50%	4/28/2023	12/31/2025	159,500	8,650
Landa App LLC - 212 Fleeta Drive Covington GA LLC	170,375	12.50%	4/28/2023	12/31/2025	170,375	6,490
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	232,000	12.50%	4/28/2023	12/31/2025	232,000	10,996
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	226,200	12.50%	4/28/2023	12/31/2025	226,200	5,239
Landa App LLC - 25 Pleasant Valley Road Mcdonough GA LLC	159,500	12.50%	4/28/2023	12/31/2025	159,500	11,283
Landa App LLC - 253 Marco Drive Social Circle GA LLC	148,625	12.50%	4/28/2023	12/31/2025	148,625	9,045
Landa App LLC - 258 Rocky Point Road Covington GA LLC	184,875	12.50%	4/28/2023	12/31/2025	184,875	11,310
Landa App LLC - 270 Mountain Lane Covington GA LLC	185,600	12.50%	4/28/2023	12/31/2025	185,600	11,191
Landa App LLC - 270 Pleasant Hills Drive Covington GA LLC	170,375	12.50%	4/28/2023	12/31/2025	170,375	9,133
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	210,250	12.50%	4/28/2023	12/31/2025	210,250	12,163
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	174,000	12.50%	4/28/2023	12/31/2025	174,000	2,834
Landa App LLC - 30 High Ridge Road Covington GA LLC	163,125	12.50%	4/28/2023	12/31/2025	163,125	13,125
Landa App LLC - 30 Roosevelt Road Covington GA LLC	184,875	12.50%	4/28/2023	12/31/2025	184,875	9,337
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	184,875	12.50%	4/28/2023	12/31/2025	184,875	5,722
Landa App LLC - 3043 Highway 81 S Covington GA LLC	155,875	12.50%	4/28/2023	12/31/2025	155,875	7,566
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	174,000	12.50%	4/28/2023	12/31/2025	174,000	8,405
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	152,250	12.50%	4/28/2023	12/31/2025	152,250	-
Landa App LLC - 35 Clay Court Covington GA LLC	174,000	12.50%	4/28/2023	12/31/2025	174,000	11,809
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	163,125	12.50%	4/28/2023	12/31/2025	163,125	4,855
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	152,250	12.50%	4/28/2023	12/31/2025	152,250	9,150
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	163,125	12.50%	4/28/2023	12/31/2025	163,125	-
Landa App LLO - 45 Blue Jay Drive Covington GA LLC	222,575	12.50%	4/28/2023	12/31/2025	222,575	12,700
Landa App LLC - 4702 Saint James Way Decatur GA LLC	145,725	12.50%	4/28/2023	12/31/2025	145,725	9,490
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	123,250	12.50%	4/28/2023	12/31/2025	123,250	6,500
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	308,125	12.50%	4/28/2023	12/31/2025	308,125	14,084
Landa App LLC - 513 Jarrett Court Mcdonough GA LLC	181,250	12.50%	4/28/2023	12/31/2025	181,250	7,501
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	130,500	12.50%	4/28/2023	12/31/2025	130,500	8,831
Landa App LLC - 540 Cowan Road Covington GA LLC	188,500	12.50%	4/28/2023	12/31/2025	188,500	11,771
Landa App LLC - 565 Mountainview Drive Covington GA LLC	188,500	12.50%	4/28/2023	12/31/2025	188,500	10,990
Landa App LLC - 5601 Strathmoor Manor Circle Lithonia GA LLC	143,550	12.50%	4/28/2023	12/31/2025	143,550	10,102
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	131,225	12.50%	4/28/2023	12/31/2025	131,225	8,114
Landa App LLC - 6113 Pine Glen Circle SW Covington GA LLC	181,250	12.50%	4/28/2023	12/31/2025	181,250	9,758
Landa App LLC - 615 Barshay Drive Covington GA LLC	174,000	12.50%	4/28/2023	12/31/2025	174,000	5,298
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	108,750	12.50%	4/28/2023	12/31/2025	108,750	4,569

F-34

Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	130,500	12.50%	4/28/2023	12/31/2025	130,500	8,378
Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	178,350	12.50%	4/28/2023	12/31/2025	178,350	10,441
Landa App LLC - 65 Freedom Court Covington GA LLC	159,500	12.50%	4/28/2023	12/31/2025	159,500	11,627
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	176,900	12.50%	4/28/2023	12/31/2025	176,900	1,127
Landa App LLC - 6653 Bedford Road Rex GA LLC	159,500	12.50%	4/28/2023	12/31/2025	159,500	10,094
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	192,125	12.50%	4/28/2023	12/31/2025	192,125	10,808
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	170,375	12.50%	4/28/2023	12/31/2025	170,375	9,179
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	126,875	12.50%	4/28/2023	12/31/2025	126,875	4,129
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	152,250	12.50%	4/28/2023	12/31/2025	152,250	8,045
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	105,125	12.50%	4/28/2023	12/31/2025	105,125	7,076
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	202,928	12.50%	4/28/2023	12/31/2025	202,928	5,529
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	142,100	12.50%	4/28/2023	12/31/2025	142,100	4,704
Landa App LLC - 80 High Ridge Road Covington GA LAC	184,875	12.50%	4/28/2023	12/31/2025	184,875	3,258
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	171,100	12.50%	4/28/2023	12/31/2025	171,100	2,962
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	134,125	12.50%	4/28/2023	12/31/2025	134,125	5,665
Landa App LLC - 8121 Spillers Drive SW Covington GA LLC	126,875	12.50%	4/28/2023	12/31/2025	126,875	8,794
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	152,119	12.50%	4/28/2023	12/31/2025	152,119	6,457
Landa App LLC - 85 Kirkland Court Covington GA LLC	206,625	12.50%	4/28/2023	12/31/2025	206,625	-
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	172,550	12.50%	4/28/2023	12/31/2025	172,550	10,684
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	123,250	12.50%	4/28/2023	12/31/2025	123,250	6,006
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	195,750	12.50%	4/28/2023	12/31/2025	195,750	13,138
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	163,125	12.50%	4/28/2023	12/31/2025	163,125	11,448
Landa App LLC - 20 Chimney Smoke Drive Stockbridge GA LLC	200,075	12.50%	5/19/2023	12/31/2025	200,075	3,934
Landa App LLC - 2425 Cornell Circle Mcdonough GD LLC	234,050	12.50%	5/19/2023	12/31/2025	234,050	12,676
Landa App LLC - 3667 Patti Parkway Decatur GA LLC	245,375	12.50%	5/19/2023	12/31/2025	245,375	10,798
Landa App LLC - 412 Kendall Lane Mcdonough GA LLC	162,325	12.50%	5/19/2023	12/31/2025	162,325	4,343
Landa App LLC - 45 Laurel Way Covington GA LLC	162,325	12.50%	5/19/2023	12/31/2025	162,325	-
Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC	181,200	12.50%	5/19/2023	12/31/2025	181,200	7,636
Landa App LLC - 550 Cowan Road Covington GA LLC	196,300	12.50%	5/19/2023	12/31/2025	196,300	6,981
Landa App LLC - 5581 Fox Glen Circle Lithonia GA LLC	284,635	12.50%	5/19/2023	12/31/2025	284,635	15,864
Landa App LLC - 6404 Walnut Way Union City GA LLC	188,750	12.50%	5/19/2023	12/31/2025	188,750	7,851
Landa App LLC - 107 Oakwood Circle Griffin GA LLC	-	-	-	-	119,269	-
Landa App LLC - 1007 Leeward Way Jonesboro GA LLC	142,000	11.00%	6/29/2023	7/1/2024	142,000	9,797
Landa App LLC - 1000 Fox Valley Trail Stone Mountain GA LLC	206,000	9.85%	11/1/2023	11/1/2024	206,000	10,651
Landa App LLC - 105 Anne Street Hampton GA LLC	112,000	11.50%	11/20/2023	12/1/2024	112,000	6,349
Landa App LLC - 11447 S Grove Drive Hampton GA LLC	140,000	11.50%	11/30/2023	12/1/2024	140,000	5,960
Landa App LLC - 114 Starlake Drive Jackson GA LLC	154,000	11.50%	11/30/2023	12/1/2024	154,000	5,434
Landa App LLC - 120 Rosewood Drive Mcdonough GA LLC	161,000	11.50%	11/20/2023	12/1/2024	161,000	9,235
Landa App LLC - 12 Mintz Street Griffin GA LLC	147,000	11.50%	11/30/2023	12/1/2024	147,000	7,660
Landa App LLC - 8443 Pebble Ridge Lane Hampton GA LLC	178,950	9.85%	11/1/2023	11/1/2024	178,950	8,194
Landa App LLC - 1485 Bola Court Jonesboro GA LLC	141,400	11.50%	11/20/2023	12/1/2024	141,400	8,330
Landa App LLC - 757 Wells Road Jenkinsburg GA LLC	-	-	-	-	132,972	-
Landa App LLC - 1683 Spoonbill Road Hampton GA LLC	154,000	11.50%	8/31/2023	9/1/2024	154,000	5,373
Landa App LLC - 1953 Old Concord Drive SE Covington GA LLC	168,750	9.85%	11/1/2023	11/1/2024	168,750	8,993
Landa App LLC - 195 Branchwood Drive Covington GA LLC	180,000	9.85%	11/1/2023	11/1/2024	180,000	9,228
Landa App LLC - 204 N Main Court Stockbridge GA LLC	122,500	11.50%	11/20/2023	12/1/2024	122,500	6,466
Landa App LLC - 2443 Hodges Farm Road Mansfield GA LLC	154,000	11.50%	8/31/2023	9/1/2024	154,000	8,805
Landa App LLC - 440 Freestone Drive Newnan GA LLC	187,650	9.85%	11/1/2023	11/1/2024	187,650	13,204
Landa App LLC - 497 Georgia Highway 212 Covington GA LLC	136,500	11.50%	11/20/2023	12/1/2024	136,500	9,046
Landa App LLC - 524 Sawmill Road Hampton GA LLC	171,500	11.50%	11/20/2023	12/1/2024	171,500	8,194
Landa App LLC - 5329 Shirewick Lane Lithonia GA LLC	204,000	9.85%	11/1/2023	11/1/2024	204,000	13,357
Landa App LLC - 55 Myrtle Grove Lane Covington GA LLC	161,000	11.50%	11/30/2023	12/1/2024	161,000	9,393
Landa App LLC - 5737 Strathmoor Manor Circle Lithonia GA LLC	140,000	11.50%	11/30/2023	12/1/2024	140,000	8,252
Landa App LLC - 6386 Forester Way Lithonia GA LLC	190,000	9.85%	11/1/2023	11/1/2024	190,000	7,477
Landa App LLC - 6710 Sunset Hills Boulevard Rex GA LLC	147,000	11.50%	8/31/2023	9/1/2024	147,000	9,366
Landa App LLC - 70 Shenandoah Lane Covington GA LLC	187,500	9.85%	11/1/2023	11/1/2024	187,500	12,187
Landa App LLC - 800 Mills Drive Covington GA LLC	157,500	11.50%	11/30/2023	12/1/2024	157,500	1,304
Landa App LLC - 9020 Sterling Ridge Lane Jonesboro GA LLC	148,400	11.50%	11/20/2023	12/1/2024	148,400	8,370
Landa App LLC - 9150 Spillers Drive SW Covington GA LLC	147,000	11.50%	11/20/2023	12/1/2024	147,000	7,199
Landa App LLC - 9409 Forest Knoll Drive Jonesboro GA LLC	157,500	11.50%	11/30/2023	12/1/2024	157,500	3,489
Landa App LLC - 1445 Maple Valley Court Union City GA LLC	-	-	-	-	-	-
Landa App LLC - 8658 Ashley Way Douglasville GA LLC	114,545	8.17%	8/18/2023	8/18/2025p	114,545	6,683

F-35

Landa App LLC - 8667 Ashley Way Douglasville VA LLC	82,042	8.17%	12/19/2023	12/19/2025	82,042	4,709
Landa App LLC - 8671 Ashley Way Douglasville GA LLC	120,466	8.17%	1/25/2024	1/25/2026	120,466	6,963
Landa App LLC - 8691 Ashley Way Douglasville GA LLC	89,133	8.17%	11/29/2023	11/29/2025	89,133	4,911
Landa App LLC - 8697 Ashley Way Douglasville GA LLC	131,075	8.17%	3/15/2024	3/15/2026	131,075	6,960
Landa App LLC - 141 Longstreet Circle Oxford GA LLC	212,400	9.85%	11/1/2023	11/1/2024	212,400	8,317
Landa App LLC - 2962 Hunt Street Jacksonville FL LLC	-	-	-	-	-	-
Landa App LLC - 5066 Greenway Drive Jacksonville FL LLC	153,000	12.50%	4/28/2023	4/28/2024	153,000	1,951
Landa App LLC - 8152 Arble Drive Jacksonville FL LLC	178,245	12.50%	4/28/2023	4/28/2024	168,925	6,266
Total Refinance Note	$20,182,964				$20,963,146	$ 965,487

Off-Balance Sheet Arrangements

Neither the Company nor any of the Series had during the periods presented, and does not currently have, any off-balance sheet arrangements.

Critical Accounting Policies and Estimates

The preparation of financial statements in conformity with GAAP requires the Manager to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operations. Critical accounting policies are those that are most important to the portrayal of our financial condition and results of operations and require management's difficult, subjective or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments.

Revenue Recognition

The Company adopted ASU 2014-09, Revenue from Contracts with Customers, and its related amendments, effective July 10, 2020.

We determine revenue recognition through the following steps:

●	identification of a contract with a customer;

●	identification of the performance obligations in the contract;

●	determination of the transaction price;

●	allocation of the transaction price to the performance obligations in the contract; and

●	recognition of revenue when or as the performance obligations are satisfied.

Fees to the Manager

Monthly Management Fee: Each Series pays the Manager a monthly management fee ranging from five percent (5%) to ten percent (10%) of Gross Monthly Rent for each Property.

Acquisition Fee: The Acquisition Notes issued by each Series to the Manager in connection with the acquisition of its Property included amounts attributable to an acquisition fee due to the Manager ranging from five percent (5%) to ten percent (10%) of the purchase price of the Property.The Acquisition Fee for each Series is calculated by the Manager acting in its sole discretion, based on several factors including the purchase price of the Property, as well as sourcing and due diligence costs incurred in connection with the expected acquisition, of the Property by such Series.

Property Diligence Expenses: The Acquisition Notes issued by each Series to the Manager in connection with the acquisition of its Property included amounts attributable to any and all fees, costs and expenses incurred in connection with the evaluation, discovery, and investigation of such Property incurred prior to such acquisition, including legal fees associated with the title insurance, appraisal costs and inspection costs, and any other expenses associated with the acquisition of a Property.

Special Servicing of Non-Performing Properties & Liquidation: Each Series will reimburse the Manager for any out-of-pocket expenses in connection with the special servicing of non-performing Properties and the liquidation of Properties.

Interest in Standing Cash: The manager shall be entitled to receive interest payments from the banking partner with respect to the standing cash balances

Legal, Maintenance & Construction: The Manager may provide legal services to the Series in the course of its business such as required in the process of evicting a tenant, recovering rents in arrears, legal support fees for reaching a settlement with the delinquent tenant etc. The Manager may perform repairs, cleaning, painting, decorations and alterations, for example electrical, plumbing, carpentry, masonry, and such other routine repairs as are necessary or reasonably appropriate in the course of maintenance of the Property (subject to the limitations of this Agreement). The Manager will charge the Series a fee for such services provided at market rate.

Brokerage Fee: The broker of record for each Offering is expected to receive a brokerage fee equal to one percent (1%) of the amount raised from investors through each Series' Offering. We comply with the requirements of FASB ASC 340-10-S99-1 with regards to offering costs. Prior to the completion of a Series' Offering, offering costs are capitalized. The deferred offering costs are charged to members' equity upon the completion of an Offering or to expense if the Offering is not completed.

Administrative Costs: In accordance with FASB ASC 720, administrative costs, including accounting fees and legal fees, are expensed as incurred. See “Item 1. Business–Operating Expenses” for additional information.

For more information about the fees payable to the Manager, please see “Description of our Business–Our Manager–Manager Compensation” of our Offering Circular, which can be found here and is incorporated herein by reference.

Fair Value of Financial Instruments

FASB guidance specifies a hierarchy of valuation techniques based on whether the inputs to those valuation techniques are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect market assumptions. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). The three levels of the fair value hierarchy are as follows:

Level 1 - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date. Level 1 primarily consists of financial instruments whose value is based on quoted market prices such as exchange-traded instruments and listed equities.

Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly (e.g., quoted prices of similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active).

Level 3 - Unobservable inputs for the asset or liability. Financial instruments are considered Level 3 when their fair values are determined using pricing models, discounted cash flows or similar techniques and at least one significant model assumption or input is unobservable.

The carrying amounts reported in the balance sheets approximate their fair value.

Earnings (Loss) / Income per Membership Interest

Upon completion of an Offering, each Series intends to comply with accounting and disclosure requirements of ASC Topic 260, Earnings per Share. For each Series, earnings (loss) / income per interest will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding interests in that particular Series during the year.

Recently Issued Accounting Pronouncements

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016–02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right–of–use asset and a lease liability under most operating leases in its balance sheet. The ASU was effective for annual and interim periods beginning after December 15, 2019, including interim periods within those fiscal years. In April 2020, the FASB voted to defer the effective date of ASC 842 for private companies and certain not–for–profit entities for one year. For private companies and private NFPs, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. The Company adopted this standard as of January 1, 2022. The adoption of this standard did not impact the Company's financial reporting and disclosure as all of the Company's leases are twelve months or less and have no escalations in rental income.

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016–13, Financial Instruments – Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as modified by FASB ASU No. 2019–10 and other subsequently issued related ASUs. The amendments in this Update affect loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this new guidance effective January 1, 2023 utilizing the modified retrospective transition method. The adoption of this standard did not have a material impact on the Company's financial statements, but did change how the allowance for credit losses is determined.

In December 2023, the FASB issued ASU No. 2023–09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the annual periods beginning the year ended December 31, 2025. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. The Company is currently evaluating the impact of this accounting standard on its consolidated financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying combined and combining financial statements. As new accounting pronouncements are issued, the Company will adopt those that are applicable under the circumstances.

Subsequent Events

For further information regarding “Subsequent Events”, please see Note 9, Subsequent Events, in our financial statements below.

Item 2. Other Information

Legal Proceedings

Blue Chip Maintenance LLC V Landa Holdings, Inc. et al

The Manager, in the usual course of management of properties, sanctions repair renovation and construction work over various properties. The Manager in the year 2023 entered into a contract with Bluechip Maintenance (“Contractor”) to carry out repair, renovation and construction work over various properties held by the Series. However, due to some dispute over invoices and the Manager's alleged default to pay the Contractor, the Contractor has placed liens over the properties of the following Series :
Landa App LLC – 10121 Morris Drive Sw Covington GA LLC
Landa App LLC – 6168 Wheat Street Ne Covington GA LLC
Landa App LLC – 6113 Pine Glen Circle Sw Covington GA LLC
Landa App LLC – 8780 Churchill Place Jonesboro GALLC
Landa App LLC – 5411 Rocky Pine Drive Lithonia GA LLC
Landa App LLC – 138 Sandalwood Circle Lawrenceville GA LLC
Landa App LLC – 10121 Morris Drive Sw Covington GA LLC
Landa App LLC – 2933 Coffer Drive Ellenwood Georgia LLC
Landa App LLC – 25 Pleasant Valley Road Mcdonough GA LLC
Landa App LLC – 10433 Candlelight Road Jonesboro GA LLC
Landa App LLC – 10183 Starr Street Sw Covington GA LLC
Landa App LLC – 524 Sawmill Road Hampton GA LLC

The Contractor has also lodged a complaint against the Company In the Superior Court of Gwinnett County, State of Georgia for breach of contract.

The Company is currently in negotiation with the Contractor to settle the debt.

Viola Credit GL I, I.P. et al v Landa Holdings, Inc et al

Certain Series, as listed below, entered into bridge loan agreements dated April 28, 2023, as amended (“Refinance Loans”), with the L Finance LLC as lender (“L Finance”). These Bridge Loans are mortgages on such Series properties and were entered into to refinance the prior mortgages that became due. In addition, the Manager had entered into a financing agreement with Viola GL (“GL”), dated August 19, 2021 (“Agreement”), as amended, for financing its operations and for the benefit of the Series. (each of L Finance and GL a “Lender” and collectively, the “Lenders”) The Agreement provide that upon a default by the Manager, GL has, among other rights, the right to replace the Manager with a substitute manager of GL's choosing with respect to all of the Series. On October 29, 2024, the Lenders issued a notice to these Series and the Manager alleging that they were in default under the Refinance Loans and the Agreement.

On November 19, 2024, the Lender filed the complaint Viola Credit GL I L.P. v. Landa Holdings (Index No. 659157/2024) (Document 2) with the New York Supreme Court Commercial Division in relation to the aforementioned Series' defaulting their Bridge loan agreement and the Manager defaulting with respect to its financing agreement.

The following Series are subject to the Bridge Loans with L Finance (“Borrower Series”).

Landa App LLC - 9597 PINTAIL TRAIL JONESBORO GEORGIA LLC

Landa App LLC - 9434 CEDAR CREEK PLACE DOUGLASVILLE GEORGIA LLC

Landa App LLC - 8855 RUGBY COURT JONESBORO GEORGIA LLC

Landa App LLC - 85 THORN THICKET WAY ROCKMART GEORGIA LLC

Landa App LLC - 85 KIRKLAND COURT COVINGTON GEORGIA LLC

Landa App LLC - 8233 CREEKLINE COURT RIVERDALE GEORGIA LLC

Landa App LLC - 8121 SPILLERS DRIVE SW COVINGTON GEORGIA LLC

Landa App LLC - 8110 DEVONSHIRE DRIVE JONESBORO GEORGIA LLC

Landa App LLC - 808 HILLANDALE LANE LITHONIA GEORGIA LLC

Landa App LLC - 80 HIGH RIDGE ROAD COVINGTON GEORGIA LLC

Landa App LLC - 7950 WOODLAKE DRIVE RIVERDALE GEORGIA LLC

Landa App LLC - 7781 MOUNTAIN CREEK WAY DOUGLASVILLE GEORGIA LLC

Landa App LLC - 752 CHESTNUT DRIVE JACKSON GEORGIA LLC

Landa App LLC - 750 GEORGETOWN COURT JONESBORO GEORGIA LLC

Landa App LLC - 7107 GEIGER STREET NW COVINGTON GEORGIA LLC

Landa App LLC - 709 GEORGETOWN COURT JONESBORO GEORGIA LLC

Landa App LLC - 6762 BENT CREEK DRIVE REX GEORGIA LLC

Landa App LLC - 6653 BEDFORD ROAD REX GEORGIA LLC

Landa App LLC - 6635 KIMBERLY MILL ROAD COLLEGE PARK GEORGIA LLC

Landa App LLC - 65 FREEDOM COURT COVINGTON GEORGIA LLC

Landa App LLC - 643 SYCAMORE DRIVE JONESBORO GEORGIA LLC

Landa App LLC - 6404 WALNUT WAY UNION CITY GEORGIA LLC

Landa App LLC - 6178 GREEN ACRES DRIVE SW COVINGTON GEORGIA LLC

Landa App LLC - 6168 WHEAT STREET NE COVINGTON GEORGIA LLC

Landa App LLC - 615 BARSHAY DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 6113 PINE GLEN CIRCLE SW COVINGTON GEORGIA LLC

Landa App LLC - 6107 SHADOW GLEN COURT COVINGTON GEORGIA LLC

Landa App LLC - 5801 STRATHMOOR MANOR CIRCLE LITHONIA GEORGIA LLC

Landa App LLC - 565 MOUNTAINVIEW DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 5581 FOX GLEN CIRCLE LITHONIA GEORGIA LLC

Landa App LLC - 550 COWAN ROAD COVINGTON GEORGIA LLC

Landa App LLC - 5411 ROCKY PINE DRIVE LITHONIA GEORGIA LLC

Landa App LLC - 540 COWAN ROAD COVINGTON GEORGIA LLC

Landa App LLC - 5143 PINECREST DRIVE SW COVINGTON GEORGIA LLC

Landa App LLC - 513 JARRETT COURT MCDONOUGH GEORGIA LLC

Landa App LLC - 5040 HUNTSHIRE LANE LILBURN GEORGIA LLC

Landa App LLC - 4732 PINEDALE DRIVE FOREST PARK GEORGIA LLC

Landa App LLC - 4702 SAINT JAMES WAY DECATUR GEORGIA LLC

Landa App LLC - 45 LAUREL WAY COVINGTON GEORGIA LLC

Landa App LLC - 45 BLUE JAY DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 43 DARWIN DRIVE JONESBORO GEORGIA LLC

Landa App LLC - 412 KENDALL LANE MCDONOUGH GEORGIA LLC

Landa App LLC - 3760 MICHIGAN AVENUE MOUNT DORA FLORIDA LLC

Landa App LLC - 351 WESLEY PARK DRIVE JONESBORO GEORGIA LLC

Landa App LLC - 350 CADIZ LANE S COLLEGE PARK GEORGIA LLC

Landa App LLC - 35 CLAY COURT COVINGTON GEORGIA LLC

Landa App LLC - 3202 CHIPPEWA DRIVE REX GEORGIA LLC

Landa App LLC - 313 BLUE HERON DRIVE JONESBORO GEORGIA LLC

Landa App LLC - 3043 HIGHWAY 81 S COVINGTON GEORGIA LLC

Landa App LLC - 3011 RAINTREE DRIVE SE CONYERS GEORGIA LLC

Landa App LLC - 30 ROOSEVELT ROAD COVINGTON GEORGIA LLC

Landa App LLC - 30 HIGH RIDGE ROAD COVINGTON GEORGIA LLC

Landa App LLC - 2933 COFFER DRIVE ELLENWOOD GEORGIA LLC

Landa App LLC - 2813 VICKSBURG COURT DECATUR GEORGIA LLC

Landa App LLC - 270 PLEASANT HILLS DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 270 MOUNTAIN LANE COVINGTON GEORGIA LLC

Landa App LLC - 258 ROCKY POINT ROAD COVINGTON GEORGIA LLC

Landa App LLC - 253 MARCO DRIVE SOCIAL CIRCLE GEORGIA LLC

Landa App LLC - 25 PLEASANT VALLEY ROAD MCDONOUGH GEORGIA LLC

Landa App LLC - 2264 CHESTNUT HILL CIRCLE DECATUR GEORGIA LLC

Landa App LLC - 217 GLENLOCH COURT STOCKBRIDGE GEORGIA LLC

Landa App LLC - 212 FLEETA DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 20 CHIMNEY SMOKE DRIVE STOCKBRIDGE GEORGIA LLC

Landa App LLC - 196 MONTEGO CIRCLE RIVERDALE GEORGIA LLC

Landa App LLC - 195 HUNTERS TRACE COVINGTON GEORGIA LLC

Landa App LLC - 189 SHENANDOAH DRIVE RIVERDALE GEORGIA LLC

Landa App LLC - 188 TIMBERLINE ROAD JACKSON GEORGIA LLC

Landa App LLC - 181 WATERCRESS COURT STOCKBRIDGE GEORGIA LLC

Landa App LLC - 1689 VICEROY WAY RIVERDALE GEORGIA LLC

Landa App LLC - 1666 WEST POPLAR STREET GRIFFIN GEORGIA LLC

Landa App LLC - 153 CLIFFSIDE COURT RIVERDALE GEORGIA LLC

Landa App LLC - 146 CRYSTAL BROOK GRIFFIN GEORGIA LLC

Landa App LLC - 140 HIGH RIDGE ROAD COVINGTON GEORGIA LLC

Landa App LLC - 138 SANDALWOOD CIRCLE LAWRENCEVILLE GEORGIA LLC

Landa App LLC - 137 SOUTHERN SHORES ROAD JACKSON GEORGIA LLC

Landa App LLC - 1320 WINONA AVENUE GRIFFIN GEORGIA LLC

Landa App LLC - 124 LIBBY LANE JONESBORO GEORGIA LLC

Landa App LLC - 1201 KILRUSH DRIVE MABLETON GEORGIA LLC

Landa App LLC - 1160 GABLE TERRACE JONESBORO GEORGIA LLC

Landa App LLC - 1147 VILLAGE WAY STONE MOUNTAIN GEORGIA LLC

Landa App LLC - 11322 MICHELLE WAY HAMPTON GEORGIA LLC

Landa App LLC - 112 RIDGE STREET LOCUST GROVE GEORGIA LLC

Landa App LLC - 111 FIR DRIVE MCDONOUGH GEORGIA LLC

Landa App LLC - 110 SHENANDOAH DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 10433 CANDLELIGHT ROAD JONESBORO GEORGIA LLC

Landa App LLC - 103 STARLAKE DRIVE JACKSON GEORGIA LLC

Landa App LLC - 10183 STARR STREET SW COVINGTON GEORGIA LLC

Landa App LLC - 10121 MORRIS DRIVE SW COVINGTON GEORGIA LLC

The Court on December 12, 2024 granted the Lender's motion and replaced the Manager for the above mentioned Series LLCs.

The order of the Court restrains and enjoins the Manager and its representatives from making managerial decisions or taking actions regarding the aforementioned Series LLCs or their assets, among other restrictions. The order also grants interim authority to the court-appointed Independent Manager, Anna Phillips, to exercise all managerial rights and make decisions concerning the Series LLCs as permitted by applicable law and the Series LLCs' operating agreements.

The Manager is disputing the Lender's default claims and assertions of management rights and believes that the Lenders are not entitled to replace the Manager and assume control of the Series under the Agreement, nor foreclose on the properties that are subject to the Bridge Loans and the Agreement.

If the Manager is unable to reach a settlement or the Lenders otherwise do not waive the defaults, L Finance may accelerate all amounts due under the Bridge Loans and foreclose on the Borrower Series' properties. Any foreclosure or sale of the properties may result in a loss to investors of the Borrower Series or all the Series, as applicable. See “A Series may be unable to service its indebtedness, which may be secured by its Property, and could result in the Series being forced to sell its Property, which could result in a significant loss to investors in the particular Series” and “Risk Factors – Any adverse changes in the Manager's financial health or our relationship with the Manager or its affiliates could hinder our operating performance and the return on your investment in the Company's Offering Statement.

Item 3. Financial Statements

Index to the Unaudited Financial Statements of Landa App LLC
Combined and Combining Balance Sheets as of June 30, 2024 (unaudited) and December 31, 2023	F-2
Combined and Combining Statements of Comprehensive Income (Loss) (Unaudited) for the six months ended June 30, 2024 and June 30, 2023	F-62
Combined and Combining Statements of Changes in Member's Equity (DEFICIT) for the six months ended June 30, 2024 and June 30, 2023	F-122
Combined and Combining Statements of Cash Flows (Unaudited) for the six months ended June 30, 2024 and June 30, 2023	F-152
Notes to the Financial Statements as of June 30, 2024	F-213

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

	Landa Series 1394 Oakview Circle		Landa Series 1701 Summerwoods Lane		Landa Series 1741 Park Lane
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023
Assets
Cash	$13,080	$4,593	$-	$(930)	$515	$1,309
Restricted cash	746	775	-	925	-	-
Escrow	75	75	82	82	183	183
Accounts receivable	940	-	-	-	-	-
Due from related party	2,838	2,838	70,773	70,773	82,538	82,538
Current assets	17,679	8,281	70,855	70,850	83,236	84,030
Investments in single-family residential properties, net of depreciation	69,597	70,708	162,280	165,068	183,621	186,775
Total Assets	$87,276	$78,989	$233,135	$235,918	$266,857	$270,805

Liabilities and Members' Equity
Due to related party	$2,826	$115	$5,991	$1,062	$11,063	$4,593
Other liabilities	593	463	18,989	18,989	19,151	19,151
Prepaid rent	-	-	-	-	-	-
Security deposit	746	775	-	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	106,504	106,504	181,866	184,098
Bridge note payable	-	-	-	-	-	-
Mortgage payable	44,015	44,015	52,703	52,703	66,476	66,476

Total Liabilities	48,180	45,368	184,187	179,258	278,556	274,318

Members Equity (deficit)	39,096	33,621	48,948	56,660	(11,699)	(3,513)

Total Liabilities and Members quity	$87,276	$78,989	$233,135	$235,918	$266,857	$270,805

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 1703 Summerwoods Lane		Landa Series 1712 Summerwoods Lane		Landa Series 1743 Summerwoods Lane
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$7,222	$943	$12,279	$2,829	$11,594	$4,238
Restricted cash	-	1,400	1,595	1,450	1,400	1,225
Escrow	5	5	398	398	118	118
Accounts receivable	-	-	-	-	-	-
Due from related party	629	629	1,940	1,940	-	-
Current assets	7,856	2,977	16,212	6,617	13,112	5,581
Investments in single-family residential properties, net of depreciation	102,590	104,416	102,590	104,416	102,590	104,416

Total Assets	$110,446	$107,393	$118,802	$111,033	$115,702	$109,997

Liabilities and Members' Equity
Due to related party	$11,692	$4,577	$22,153	$9,762	$4,911	$582
Other liabilities	2,934	2,934	44	44	1,618	897
Prepaid rent	-	-	-	-	-	-
Security deposit	-	1,400	1,595	1,450	1,400	1,200
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	77,925	77,925	67,535	67,535	77,925	77,925

Total Liabilities	92,551	86,836	91,327	78,791	85,854	80,604

Members Equity (deficit)	17,895	20,557	27,475	32,242	29,848	29,393

Total Liabilities and Members' Equity	$110,446	$107,393	$118,802	$111,033	$115,702	$109,997

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 1750 Summerwoods Lane		Landa Series 4267 High Park Lane		Landa Series 4474 Highwood Park Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023
Cash	$10,208	$4,008	$-	$393	$8,597	$2,197
Restricted cash	1,550	-	1,595	-	-	439
Escrow	112	112	506	506	681	681
Accounts receivable	-	-	-	-	-	-
Due from related party	289	289	(9,210)	(9,210)	-	-
Current assets	12,159	4,409	(7,109)	(8,311)	9,278	3,317
Investments in single-family residential properties, net of depreciation	102,590	104,416	154,573	157,363	123,297	125,492

Total Assets	$114,749	$108,825	$147,464	$149,052	$132,575	$128,809

Liabilities and Members' Equity
Due to related party	$8,881	$10	$21,901	$16,071	$16,996	$8,923
Other liabilities	354	354	62	62	(110)	(110)
Prepaid rent	-	-	-	-	-	-
Security deposit	1,550	-	1,595	-	-	439
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	77,925	77,925	104,250	104,250	93,750	93,750

Total Liabilities	88,710	78,289	127,808	120,383	110,636	103,002

Members Equity (deficit)	26,039	30,536	19,656	28,669	21,939	25,807

Total Liabilities and Members' Equity	$114,749	$108,825	$147,464	$149,052	$132,575	$128,809

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8569 Creekwood Way		Landa Series 9439 Lakeview Road		Landa Series 10167 Port Royal Court
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023
Cash	$13,311	$3,577	$10,716	$3,545	$5,049	$3,794
Restricted cash	900	1,600	-	1,050	1,725	915
Escrow	108	108	504	504	-	-
Accounts receivable	1,600	-	1,513	-	1,200	-
Due from related party	119	119	1,996	1,996	1,052	1,052
Current assets	16,038	5,404	14,729	7,095	9,026	5,761
Investments in single-family residential properties, net of depreciation	75,212	76,551	163,433	166,342	99,797	101,573

Total Assets	$91,250	$81,955	$178,162	$173,437	$108,823	$107,334

Liabilities and Members' Equity
Due to related party	$25,076	$14,330	$16,410	$6,620	$5,213	$1,472
Other liabilities	400	167	295	295	674	674
Prepaid rent	-	-	-	-	-	-
Security deposit	900	1,600	-	1,050	1,725	915
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	49,400	49,400	124,425	124,425	82,500	82,500

Total Liabilities	75,776	65,497	141,130	132,390	90,112	85,561

Members Equity (deficit)	15,474	16,458	37,032	41,047	18,711	21,773

Total Liabilities and Members' Equity	$91,250	$81,955	$178,162	$173,437	$108,823	$107,334

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 1246 Elgin Way		Landa Series 1910 Grove Way		Landa Series 593 Country Lane Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023
Cash	$6,884	$4,045	$35	$34	$6,540	$3,511
Restricted cash	1,475	1,150	-	1	1,200	971
Escrow	163	163	40	40	122	122
Accounts receivable	-	-	-	-	-	-
Due from related party	1,942	1,942	14	14	1,429	1,429
Current assets	10,464	7,300	89	89	9,291	6,033
Investments in single-family residential properties, net of depreciation	120,488	122,633	94,348	96,028	86,481	88,020

Total Assets	$130,952	$129,933	$94,437	$96,117	$95,772	$94,053

Liabilities and Members' Equity
Due to related party	$5,922	$1,641	$30,747	$23,137	$4,771	$1,227
Other liabilities	959	959	1,548	1,548	1,098	1,098
Prepaid rent	-	-	-	-	-	-
Security deposit	1,475	-	-	1	1,200	971
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	95,250	95,250	82,500	82,500	71,250	71,250

Total Liabilities	103,606	97,850	114,795	107,186	78,319	74,546

Members Equity (deficit)	27,346	32,083	(20,358)	(11,069)	17,453	19,507

Total Liabilities and Members' Equity	$130,952	$129,933	$94,437	$96,117	$95,772	$94,053

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 6436 Stone Terrace		Landa Series 6440 Woodstone Terrace		Landa Series 6848 Sandy Creek Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023
Cash	$2,470	$2,048	$4,950	$2,348	$3,187	$2,223
Restricted cash	1,300	1,000	-	832	-	1,475
Escrow	221	221	97	97	573	573
Accounts receivable	-	-	-	-	-	-
Due from related party	-	-	-	-	1,281	1,281
Current assets	3,991	3,269	5,047	3,277	5,041	5,552
Investments in single-family residential properties, net of depreciation	54,581	55,553	58,430	59,470	77,940	79,327

Total Assets	$58,572	$58,822	$63,477	$62,747	$82,981	$84,879

Liabilities and Members' Equity
Due to related party	$3,028	$950	$38,362	$32,999	$5,610	$2,577
Other liabilities	1,325	1,325	(108)	(108)	411	411
Prepaid rent	1,105	-	-	-	-	-
Security deposit	1,300	1,000	-	832	-	1,475
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	45,000	45,000	46,500	46,500	64,500	64,500

Total Liabilities	51,758	48,275	84,754	80,223	70,521	68,963

Members Equity (deficit)	6,814	10,547	(21,277)	(17,476)	12,460	15,916

Total Liabilities and Members' Equity	$58,572	$58,822	$63,477	$62,747	$82,981	$84,879

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 687 Utoy Court		Landa Series 729 Winter Lane		Landa Series 7349 Exeter Court
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023
Cash	$1,729	$1,494	$97	$232	$6,170	$4,942
Restricted cash	1,625	1,157	-	-	1,850	1,000
Escrow	515	515	221	221	126	126
Accounts receivable	2,250	98	-	(571)	-	-
Due from related party	102	102	72	72	1,506	1,506
Current assets	6,221	3,366	390	(46)	9,652	7,574
Investments in single-family residential properties, net of depreciation	104,157	106,011	102,621	104,448	99,840	101,617

Total Assets	$110,378	$109,377	$103,011	$104,402	$109,492	$109,191

Liabilities and Members' Equity
Due to related party	$9,298	$4,471	$22,911	$17,398	$4,743	$1,232
Other liabilities	629	629	1,048	1,048	1,364	1,364
Prepaid rent	-	-	-	-	-	1,208
Security deposit	1,625	1,157	-	-	1,850	1,000
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	82,500	82,500	82,500	82,500	71,500	71,500

Total Liabilities	94,052	88,757	106,459	100,946	79,457	76,304

Members Equity (deficit)	16,326	20,620	(3,448)	3,456	30,035	32,887

Total Liabilities and Members' Equity	$110,378	$109,377	$103,011	$104,402	$109,492	$109,191

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8645 Embrey Drive		Landa Series 8780 Churchill Place		Landa Series 8796 Parliament Place
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023
Cash	$4,888	$1,221	$3,318	$1,302	$8,109	$4,326
Restricted cash	800	1,050	-	1,323	1,050	975
Escrow	8	8	8	8	78	78
Accounts receivable	-	-	-	-	-	-
Due from related party	1,539	1,539	31	31	1,997	1,997
Current assets	7,235	3,818	3,357	2,664	11,234	7,376
Investments in single-family residential properties, net of depreciation	107,290	109,200	119,618	121,747	99,119	100,883

Total Assets	$114,525	$113,018	$122,975	$124,411	$110,353	$108,259

Liabilities and Members' Equity
Due to related party	$6,283	$1,685	$22,117	$11,362	$8,353	$3,066
Other liabilities	670	670	756	756	1,150	1,150
Prepaid rent	-	-	-	-	-	-
Security deposit	800	1,050	-	1,323	1,050	975
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	84,750	84,750	94,500	94,500	78,750	78,750

Total Liabilities	92,503	88,155	117,373	107,941	89,303	83,941

Members Equity (deficit)	22,022	24,863	5,602	16,470	21,050	24,318

Total Liabilities and Members' Equity	$114,525	$113,018	$122,975	$124,411	$110,353	$108,259

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8641 Ashley Way		Landa Series 8651 Ashley Way		Landa Series 8652 Ashley Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023
Cash	$7,543	$6,013	$4,371	$1,917	$8,426	$4,011
Restricted cash	1,050	900	1,100	800	700	2,200
Escrow	272	272	75	75	231	231
Accounts receivable	1,155	-	-	53	-	-
Due from related party	1,866	1,866	4	4	184	184
Current assets	11,886	9,051	5,550	2,849	9,541	6,626
Investments in single-family residential properties, net of depreciation	128,498	130,785	107,444	109,356	119,475	121,602

Total Assets	$140,384	$139,836	$112,994	$112,205	$129,016	$128,228

Liabilities and Members' Equity
Due to related party	$6,378	$2,076	$11,029	$5,800	$12,063	$8,531
Other liabilities	472	472	299	299	657	657
Prepaid rent	-	-	-	-	-	-
Security deposit	1,050	900	1,100	800	700	1,100
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	96,357	96,357	80,424	80,424	76,700	76,700

Total Liabilities	104,257	99,805	92,852	87,323	90,120	86,988

Members Equity (deficit)	36,127	40,031	20,142	24,882	38,896	41,240

Total Liabilities and Members' Equity	$140,384	$139,836	$112,994	$112,205	$129,016	$128,228

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8653 Ashley Way		Landa Series 8654 Ashley Way		Landa Series 8655 Ashley Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$8,610	$5,011	$9,676	$5,054	$9,234	$8,365
Restricted cash	1,350	700	-	1,350	-	-
Escrow	105	105	253	253	108	108
Accounts receivable	-	-	-	-	-	-
Due from related party	5,821	5,821	1,144	1,144	6	6
Current assets	15,886	11,637	11,073	7,801	9,348	8,479
Investments in single-family residential properties, net of depreciation	106,441	108,336	119,474	121,601	111,464	113,448

Total Assets	$122,327	$119,973	$130,547	$129,402	$120,812	$121,927

Liabilities and Members' Equity
Due to related party	$7,940	$3,236	$5,872	$1,542	$10,520	$6,850
Other liabilities	5,183	5,183	498	498	252	252
Prepaid rent	-	-	-	-	-	-
Security deposit	1,350	700	-	1,350	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	68,250	68,250	89,529	89,529	71,500	71,500

Total Liabilities	82,723	77,369	95,899	92,919	82,272	78,602

Members Equity (deficit)	39,604	42,604	34,648	36,483	38,540	43,325

Total Liabilities and Members' Equity	$122,327	$119,973	$130,547	$129,402	$120,812	$121,927

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8659 Ashley Way		Landa Series 8662 Ashley Way		Landa Series 8668 Ashley Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023
Assets
Cash	$$13,300	$$9,082	$$8,694	$$3,936	$$16,015	$$12,379
Restricted cash	1,250	2,125	1,100	1,250	-	1,000
Escrow	127	127	231	231	332	332
Accounts receivable	-	-	-	-	-	-
Due from related party	2,006	2,006	1,203	1,203	2,800	2,800
Current assets	16,683	13,340	11,228	6,620	19,147	16,511
Investments in single-family residential properties, net of depreciation	127,507	129,776	123,496	125,694	132,521	134,880

Total Assets	$$144,190	$$143,116	$$134,724	$$132,314	$$151,668	$$151,391

Liabilities and Members' Equity
Due to related party	$8,919	$5,269	$5,555	$1,771	$6,008	$1,712
Other liabilities	1,309	1,309	315	315	470	470
Prepaid rent	-	1,313	-	-	-	-
Security deposit	1,250	1,250	1,100	1,250	-	1,000
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	81,900	81,900	84,500	84,500	99,392	99,392

Total Liabilities	93,378	91,041	91,470	87,836	105,870	102,574

Members Equity (deficit)	50,812	52,075	43,254	44,478	45,798	48,817

Total Liabilities and Members quity	$144,190	$143,116	$134,724	$132,314	$151,668	$151,391

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8670 Ashley Way		Landa Series 8674 Ashley Way		Landa Series 8675 Ashley Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$3,999	$2,415	$6,934	$3,740	$2,569	$1,898
Restricted cash	-	975	1,100	-	1,150	1,100
Escrow	232	232	187	187	107	107
Accounts receivable	-	29	-	-	-	-
Due from related party	7,007	7,007	38	38	9	9
Current assets	11,238	10,658	8,259	3,965	3,835	3,114
Investments in single-family residential properties, net of depreciation	139,540	142,024	118,483	120,592	116,478	118,551

Total Assets	$150,778	$152,682	$126,742	$124,557	$120,313	$121,665

Liabilities and Members' Equity
Due to related party	$7,180	$2,627	$7,599	$3,396	$7,915	$4,167
Other liabilities	633	633	400	400	314	314
Prepaid rent	-	-	1,300	-	-	-
Security deposit	-	975	1,100	-	1,150	1,100
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	94,250	94,250	87,750	87,750	87,253	87,253

Total Liabilities	102,063	98,485	98,149	91,546	96,632	92,834

Members Equity (deficit)	48,715	54,197	28,593	33,011	23,681	28,831

Total Liabilities and Members' Equity	$150,778	$152,682	$126,742	$124,557	$120,313	$121,665

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8677 Ashley Way		Landa Series 8678 Ashley Way		Landa Series 8679 Ashley Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$9,967	$4,927	$3,809	$3,992	$6,344	$4,904
Restricted cash	-	900	1,400	900	1,075	-
Escrow	162	162	310	310	336	336
Accounts receivable	-	-	2,310	-	-	-
Due from related party	1,996	1,996	344	344	1,870	1,870
Current assets	12,125	7,985	8,173	5,546	9,625	7,110
Investments in single-family residential properties, net of depreciation	109,459	111,407	147,562	150,188	118,483	120,592

Total Assets	$121,584	$119,392	$155,735	$155,734	$128,108	$127,702

Liabilities and Members' Equity
Due to related party	$6,879	$1,844	$7,303	$2,577	$8,479	$3,589
Other liabilities	761	761	179	179	397	397
Prepaid rent	-	-	-	-	1,775	-
Security deposit	-	900	1,400	-	1,075	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	81,942	81,942	104,000	104,000	88,770	88,770

Total Liabilities	89,582	85,447	112,882	106,756	100,496	92,756

Members Equity (deficit)	32,002	33,945	42,853	48,978	27,612	34,946

Total Liabilities and Members' Equity	$121,584	$119,392	$155,735	$155,734	$128,108	$127,702

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8683 Ashley Way		Landa Series 1007 Leeward Way		Landa Series 10121 Morris Drive SW
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$3,031	$462	$3,457	$3,247	$3,000	$2,334
Restricted cash	1,250	2,000	1,500	950	975	1,600
Escrow	389	389	-	-	-	-
Accounts receivable	-	1,024	1,840	-	-	-
Due from related party	-	-	80,720	80,720	40,404	40,404
Current assets	4,670	3,875	87,517	84,917	44,379	44,338
Investments in single-family residential properties, net of depreciation	119,178	121,322	257,003	261,443	237,815	241,957

Total Assets	$123,848	$125,197	$344,520	$346,360	$282,194	$286,295

Liabilities and Members' Equity
Due to related party	$15,195	$9,133	$12,900	$7,048	$25,050	$16,649
Other liabilities	989	989	(320)	(320)	285	285
Prepaid rent	-	-	-	-	-	1,760
Security deposit	1,250	1,075	1,500	950	975	1,600
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	154,529	157,705	95,519	97,867
Bridge note payable	-	-	142,000	142,000	160,225	160,225
Mortgage payable	81,183	81,183	-	-	-	-

Total Liabilities	98,617	92,380	310,609	307,383	282,054	278,386

Members Equity (deficit)	25,231	32,817	33,911	38,977	140	7,909

Total Liabilities and Members' Equity	$123,848	$125,197	$344,520	$346,360	$282,194	$286,295

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 10183 Starr Street SW		Landa Series 103 Starlake Drive		Landa Series 10433 Candlelight Road
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$1,072	$618	$2,058	$1,950	$-	$125
Restricted cash	1,725	850	900	990	700	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	1,595
Due from related party	29,961	29,961	29,761	29,761	37,355	37,355
Current assets	32,758	31,429	32,719	32,701	38,055	39,075
Investments in single-family residential properties, net of depreciation	228,959	232,949	228,664	232,653	262,574	267,138

Total Assets	$261,717	$264,378	$261,383	$265,354	$300,629	$306,213

Liabilities and Members' Equity
Due to related party	$21,699	$10,551	$26,182	$16,405	$43,782	$29,229
Other liabilities	474	474	416	416	1,869	1,869
Prepaid rent	-	1,388	-	-	-	-
Security deposit	1,725	850	900	-	700	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	92,128	92,661	119,033	120,340	130,515	134,584
Bridge note payable	172,550	172,550	145,000	145,000	170,375	170,375
Mortgage payable	-	-	-	-	-	-

Total Liabilities	288,576	278,474	291,531	282,161	347,241	336,057

Members Equity (deficit)	(26,859)	(14,096)	(30,148)	(16,807)	(46,612)	(29,844)

Total Liabilities and Members' Equity	$261,717	$264,378	$261,383	$265,354	$300,629	$306,213

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 107 Oakwood Circle		Landa Series 110 Shenandoah Drive		Landa Series 111 Fir Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,513	$2,381	$-	$617	$1,059	$1,849
Restricted cash	2,500	825	2,499	850	-	1,250
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	147,442	28,173	32,677	32,677	50,855	50,855
Current assets	152,455	31,379	35,176	34,144	51,914	53,954
Investments in single-family residential properties, net of depreciation	165,817	168,717	267,111	271,752	186,216	189,445

Total Assets	$318,272	$200,096	$302,287	$305,896	$238,130	$243,399

Liabilities and Members' Equity
Due to related party	$3,546	$-	$21,591	$11,680	$20,616	$13,184
Other liabilities	693	693	516	516	927	927
Prepaid rent	1,489	1,311	-	-	-	-
Security deposit	2,500	825	2,499	850	-	1,250
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	117,582	117,718	69,286	78,017
Bridge note payable	119,269	-	192,125	192,125	145,000	145,000
Mortgage payable	119,269	119,269	-	-	-	-

Total Liabilities	246,766	122,098	334,313	322,889	235,829	238,378

Members Equity (deficit)	71,506	77,998	(32,026)	(16,993)	2,301	5,021

Total Liabilities and Members' Equity	$318,272	$200,096	$302,287	$305,896	$238,130	$243,399

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 112 Ridge Street		Landa Series 11322 Michelle Way		Landa Series 1147 Village Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$4,451	$107	$4,903	$1,895	$2,098	$431
Restricted cash	1,550	1,650	1,175	900	1,525	1,525
Escrow	-	-	-	-	-	-
Accounts receivable	(3,300)	-	(1,537)	-	-	-
Due from related party	32,596	32,596	28,871	28,871	51,240	51,240
Current assets	35,297	34,353	33,412	31,666	54,863	53,196
Investments in single-family residential properties, net of depreciation	266,141	270,766	213,307	217,031	239,981	244,125

Total Assets	$301,438	$305,119	$246,719	$248,697	$294,844	$297,321

Liabilities and Members' Equity
Due to related party	$26,963	$17,905	$16,083	$8,660	$17,521	$10,078
Other liabilities	1,528	1,528	661	661	(1,187)	(1,187)
Prepaid rent	-	-	-	-	-	-
Security deposit	1,550	1,650	1,175	900	1,525	1,525
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	128,223	128,829	106,628	108,134	146,577	147,679
Bridge note payable	178,350	178,350	137,750	137,750	148,625	148,625
Mortgage payable	-	-	-	-	-	-

Total Liabilities	336,614	328,262	262,297	256,105	313,061	306,720

Members Equity (deficit)	(35,176)	(23,143)	(15,578)	(7,408)	(18,217)	(9,399)

Total Liabilities and Members' Equity	$301,438	$305,119	$246,719	$248,697	$294,844	$297,321

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 1160 Gable Terrace		Landa Series 1201 Kilrush Drive		Landa Series 124 Libby Lane
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$4,713	$771	$3,633	$2,150	$3,632	$2,433
Restricted cash	1,750	2,200	800	2,100	1,000	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	32,069	32,069	60,168	60,168	43,119	43,119
Current assets	38,532	35,040	64,601	64,418	47,751	45,552
Investments in single-family residential properties, net of depreciation	258,465	262,960	469,701	477,799	197,483	200,925

Total Assets	$296,997	$298,000	$534,302	$542,217	$245,234	$246,477

Liabilities and Members' Equity
Due to related party	$25,743	$12,491	$43,853	$23,386	$32,486	$20,425
Other liabilities	1,132	1,132	1,340	1,340	1,568	1,568
Prepaid rent	-	-	-	-	-	1,625
Security deposit	1,750	1,708	800	-	1,000	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	79,470	80,988	212,152	213,295	70,765	79,535
Bridge note payable	203,000	203,000	322,625	322,625	160,950	160,950
Mortgage payable	-	-	-	-	-	-

Total Liabilities	311,095	299,319	580,770	560,646	266,769	264,103

Members Equity (deficit)	(14,098)	(1,319)	(46,468)	(18,429)	(21,535)	(17,626)

Total Liabilities and Members' Equity	$296,997	$298,000	$534,302	$542,217	$245,234	$246,477

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 1320 Winona Avenue		Landa Series 137 Southern Shores Road		Landa Series 138 Sandalwood Circle
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$167	$14	$2,438	$1,994	$-	$419
Restricted cash	-	-	400	500	-	1,750
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	35	1,785
Due from related party	26,913	26,913	28,071	28,071	20,067	20,067
Current assets	27,080	26,927	30,909	30,565	20,102	24,021
Investments in single-family residential properties, net of depreciation	186,146	189,407	203,761	207,321	224,393	228,256

Total Assets	$213,226	$216,334	$234,670	$237,886	$244,495	$252,277

Liabilities and Members' Equity
Due to related party	$24,027	$13,577	$16,626	$8,913	$23,213	$9,518
Other liabilities	1,237	1,237	530	530	522	522
Prepaid rent	-	-	-	1,244	-	-
Security deposit	-	-	400	500	-	1,750
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	110,105	111,506	74,770	75,852	26,748	34,891
Bridge note payable	106,038	106,038	159,500	159,500	163,125	163,125
Mortgage payable	-	-	-	-	-	-

Total Liabilities	241,407	232,358	251,826	246,539	213,608	209,806

Members Equity (deficit)	(28,181)	(16,024)	(17,156)	(8,653)	30,887	42,471

Total Liabilities and Members' Equity	$213,226	$216,334	$234,670	$237,886	$244,495	$252,277

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 140 High Ridge Road		Landa Series 146 Crystal Brook		Landa Series 153 Cliffside Court
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,505	$516	$5,322	$2,053	$-	$10
Restricted cash	1,379	1,450	950	975	1,400	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	200	-
Due from related party	31,093	31,093	35,431	35,431	24,686	24,686
Current assets	34,977	33,059	41,703	38,459	26,286	24,696
Investments in single-family residential properties, net of depreciation	244,611	248,869	178,416	181,544	154,729	157,454

Total Assets	$279,588	$281,928	$220,119	$220,003	$181,015	$182,150

Liabilities and Members' Equity
Due to related party	$25,688	$13,495	$16,337	$6,925	$18,563	$9,623
Other liabilities	735	735	680	680	(53)	(53)
Prepaid rent	-	-	-	-	-	-
Security deposit	1,379	1,450	950	975	1,400	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	106,122	107,617	8	-	51,390	53,817
Bridge note payable	174,000	174,000	141,375	141,375	94,250	94,250
Mortgage payable	-	-	-	-	-	-

Total Liabilities	307,924	297,297	159,350	149,955	165,550	157,637

Members Equity (deficit)	(28,336)	(15,369)	60,769	70,048	15,465	24,513

Total Liabilities and Members' Equity	$279,588	$281,928	$220,119	$220,003	$181,015	$182,150

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 1666 West Poplar Street		Landa Series 168 Brookview Drive		Landa Series 1689 Viceroy Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$620	$685	$-	$21	$3,864	$1,554
Restricted cash	1,746	950	-	-	1,450	1,200
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	(1,523)	-
Due from related party	27,571	27,571	13,573	13,573	30,746	30,746
Current assets	29,937	29,206	13,573	13,594	34,537	33,500
Investments in single-family residential properties, net of depreciation	195,778	199,203	114,076	115,893	239,969	244,147

Total Assets	$225,715	$228,409	$127,649	$129,487	$274,506	$277,647

Liabilities and Members' Equity
Due to related party	$20,869	$8,202	$6,609	$2,217	$31,292	$17,208
Other liabilities	562	562	1,966	1,966	1,341	1,341
Prepaid rent	-	-	-	-	-	-
Security deposit	1,746	950	-	-	1,450	1,200
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	60,165	62,830	81,764	81,759	89,051	90,006
Bridge note payable	155,875	155,875	-	-	188,500	188,500
Mortgage payable	-	-	-	-	-	-

Total Liabilities	239,217	228,419	90,339	85,942	311,634	298,255

Members Equity (deficit)	(13,502)	(10)	37,310	43,545	(37,128)	(20,608)

Total Liabilities and Members' Equity	$225,715	$228,409	$127,649	$129,487	$274,506	$277,647

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 181 Watercress Court		Landa Series 188 Timberline Road		Landa Series 189 Shenandoah Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$5,215	$1,661	$36	$136	$5,665	$1,677
Restricted cash	500	1,600	-	-	1,000	1,675
Escrow	-	-	-	-	-	-
Accounts receivable	1,680	-	-	-	-	-
Due from related party	14,482	14,482	68,549	68,549	29,192	29,192
Current assets	21,877	17,743	68,585	68,685	35,857	32,544
Investments in single-family residential properties, net of depreciation	250,048	254,428	148,382	151,028	218,198	222,005

Total Assets	$271,925	$272,171	$216,967	$219,713	$254,055	$254,549

Liabilities and Members' Equity
Due to related party	$16,199	$8,046	$13,757	$7,129	$18,281	$9,777
Other liabilities	1,073	1,073	190	190	1,168	1,168
Prepaid rent	-	1,680	-	-	1,500	-
Security deposit	500	1,600	-	-	1,000	1,410
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	112,012	114,028	88,881	88,881	108,740	109,458
Bridge note payable	142,100	142,100	72,500	72,500	143,550	143,550
Mortgage payable	-	-	-	-	-	-

Total Liabilities	271,884	268,527	175,328	168,700	274,239	265,363

Members Equity (deficit)	41	3,644	41,639	51,013	(20,184)	(10,814)

Total Liabilities and Members' Equity	$271,925	$272,171	$216,967	$219,713	$254,055	$254,549

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 195 Hunters Trace		Landa Series 196 Montego Circle		Landa Series 20 Chimney Smoke Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$-	$683	$85	$1,826	$139	$23
Restricted cash	-	-	-	900	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	99,607	99,607	29,885	29,885	32,596	32,596
Current assets	99,607	100,290	29,970	32,611	32,735	32,619
Investments in single-family residential properties, net of depreciation	230,042	234,005	227,982	231,956	244,694	248,942
Total Assets	$329,649	$334,295	$257,952	$264,567	$277,429	$281,561

Liabilities and Members' Equity
Due to related party	$50,016	$35,852	$21,314	$9,553	$31,190	$14,406
Other liabilities	802	802	672	672	1,564	1,564
Prepaid rent	-	-	-	-	-	-
Security deposit	-	-	-	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	125,481	133,022	105,892	106,715	80,254	80,334
Bridge note payable	177,625	177,625	159,500	159,500	200,075	200,075
Mortgage payable	-	-	-	-	-	-

Total Liabilities	353,924	347,301	287,378	276,440	313,083	296,379

Members Equity (deficit)	(24,275)	(13,006)	(29,426)	(11,873)	(35,654)	(14,818)

Total Liabilities and Members' Equity	$329,649	$334,295	$257,952	$264,567	$277,429	$$281,561

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 212 Fleeta Drive		Landa Series 217 Glenloch Court		Landa Series 2264 Chestnut Hill Circle
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,619	$3,854	$1,413	$6,480	$53	$23
Restricted cash	1,865	1,175	-	1,400	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	3,190	-	-	-	-	-
Due from related party	92,250	27,750	32,538	32,538	39,081	39,081
Current assets	99,924	32,779	33,951	40,418	39,134	39,104
Investments in single-family residential properties, net of depreciation	207,832	201,150	265,162	269,770	328,755	334,448
Total Assets	$307,756	$233,929	$299,113	$310,188	$367,889	$373,552

Liabilities and Members' Equity
Due to related party	$93,974	$11,915	$27,171	$15,833	$43,061	$23,349
Other liabilities	880	880	1,388	1,388	2,855	2,855
Prepaid rent	-	-	-	-	-	-
Security deposit	1,865	1,175	-	1,400	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	34,910	40,381	61,996	63,561	153,113	153,113
Bridge note payable	170,375	170,375	232,000	232,000	226,200	226,200
Mortgage payable	-	-	-	-	-	-

Total Liabilities	302,004	224,726	322,555	314,182	425,229	405,517

Members Equity (deficit)	5,752	9,203	(23,442)	(3,994)	(57,340)	(31,965)

Total Liabilities and Members' Equity	$307,756	$233,929	$299,113	$310,188	$367,889	$373,552

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 2425 Cornell Circle		Landa Series 25 Pleasant Valley Road		Landa Series 253 Marco Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$6,024	$2,697	$3,663	$39	$14	$3,157
Restricted cash	800	1,150	1,475	775	-	600
Escrow	-	-	-	-	-	-
Accounts receivable	67	-	(1,895)	-	-	-
Due from related party	35,855	35,855	30,926	30,926	27,716	27,716
Current assets	42,746	39,702	34,169	31,740	27,730	31,473
Investments in single-family residential properties, net of depreciation	284,608	289,535	242,661	246,885	196,910	200,354
Total Assets	$327,354	$329,237	$276,830	$278,625	$224,640	$231,827

Liabilities and Members' Equity
Due to related party	$21,992	$11,526	$27,161	$14,636	$17,819	$9,898
Other liabilities	1,347	1,347	1,209	1,209	261	261
Prepaid rent	-	-	-	-	-	-
Security deposit	800	1,150	1,475	775	-	600
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	20,638	59,865	116,789	118,470	73,020	74,240
Bridge note payable	234,050	234,050	159,500	159,500	148,625	148,625
Mortgage payable	-	-	-	-	-	-

Total Liabilities	278,827	307,938	306,134	294,590	239,725	233,624

Members Equity (deficit)	48,527	21,299	(29,304)	(15,965)	(15,085)	(1,797)

Total Liabilities and Members' Equity	$327,354	$329,237	$276,830	$278,625	$224,640	$231,827

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 258 Rocky Point Road		Landa Series 268 Brookview Drive		Landa Series 270 Mountain Lane
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$900	$2,429	$29	$29	$9,926	$7,784
Restricted cash	-	-	-	-	1,600	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	32,951	32,951	26,046	26,046	17,148	17,148
Current assets	33,851	35,380	26,075	26,075	28,674	24,932
Investments in single-family residential properties, net of depreciation	271,025	275,733	155,935	158,477	263,742	268,297
Total Assets	$304,876	$311,113	$182,010	$184,552	$292,416	$293,229

Liabilities and Members' Equity
Due to related party	$27,521	$12,210	$19,209	$10,329	$18,736	$9,582
Other liabilities	1,197	1,197	2,204	2,204	777	777
Prepaid rent	-	-	-	-	1,775	-
Security deposit	-	-	-	-	1,600	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	126,571	126,633	177,795	178,451	79,132	83,473
Bridge note payable	184,875	184,875	-	-	185,600	185,600
Mortgage payable	-	-	-	-	-	-

Total Liabilities	340,164	324,915	199,208	190,984	287,620	279,432

Members Equity (deficit)	(35,288)	(13,802)	(17,198)	(6,432)	4,796	13,797

Total Liabilities and Members' Equity	$304,876	$311,113	$182,010	$184,552	$292,416	$293,229

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 270 Pleasant Hills Drive		Landa Series 2813 Vicksburg Court		Landa Series 2933 Coffer Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$4,456	$935	$2,019	$2,235	$110	$9
Restricted cash	1,200	1,623	1,150	1,275	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	20,247	20,247	34,414	34,414	30,815	30,815
Current assets	25,903	22,805	37,583	37,924	30,925	30,824
Investments in single-family residential properties, net of depreciation	243,119	247,289	291,579	296,637	240,947	245,142
Total Assets	$269,022	$270,094	$329,162	$334,561	$271,872	$275,966

Liabilities and Members' Equity
Due to related party	$19,958	$10,137	$25,516	$13,227	$32,229	$17,332
Other liabilities	1,463	1,463	1,186	1,186	1,062	1,062
Prepaid rent	1,790	-	-	-	-	-
Security deposit	1,200	1,623	1,150	1,275	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	62,187	68,340	123,197	123,719	103,465	103,476
Bridge note payable	170,375	170,375	210,250	210,250	174,000	174,000
Mortgage payable	-	-	-	-	-	-

Total Liabilities	256,973	251,938	361,299	349,657	310,756	295,870

Members Equity (deficit)	12,049	18,156	(32,137)	(15,096)	(38,884)	(19,904)

Total Liabilities and Members' Equity	$269,022	$270,094	$329,162	$334,561	$271,872	$275,966

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 30 High Ridge Road		Landa Series 30 Roosevelt Road		Landa Series 3011 Raintree Drive SE
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$-	$2,570	$-	$11,578	$-	$685
Restricted cash	1,460	935	2,000	-	1,680	-
Escrow	-	-	-	-	-	-
Accounts receivable	1,050	-	-	-	-	-
Due from related party	34,091	34,091	15,101	15,101	34,331	34,331
Current assets	36,601	37,596	17,101	26,679	36,011	35,016
Investments in single-family residential properties, net of depreciation	286,941	291,920	258,847	263,377	269,242	273,938
Total Assets	$323,542	$329,516	$275,948	$290,056	$305,253	$308,954

Liabilities and Members' Equity
Due to related party	$15,024	$9,455	$11,479	$12,880	$39,308	$26,156
Other liabilities	700	700	804	804	(408)	(408)
Prepaid rent	-	-	-	-	-	-
Security deposit	1,460	935	2,000	-	1,680	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	163,503	166,305	82,810	92,685	121,579	123,501
Bridge note payable	163,125	163,125	184,875	184,875	184,875	184,875
Mortgage payable	-	-	-	-	-	-

Total Liabilities	343,812	340,520	281,968	291,244	347,034	334,124

Members Equity (deficit)	(20,270)	(11,004)	(6,020)	(1,188)	(41,781)	(25,170)

Total Liabilities and Members' Equity	$323,542	$329,516	$275,948	$290,056	$305,253	$$308,954

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 3043 Highway 81 S		Landa Series 313 Blue Heron Drive		Landa Series 3202 Chippewa Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$8,723	$8,838	$4,493	$701	$8	$8
Restricted cash	-	1,180	935	1,725	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	1,173	-	-	-	-	-
Due from related party	36,089	36,089	-	-	31,905	31,905
Current assets	45,985	46,107	5,428	2,426	31,913	31,913
Investments in single-family residential properties, net of depreciation	182,036	185,226	280,177	285,137	256,352	260,810
Total Assets	$228,021	$231,333	$285,605	$287,563	$288,265	$292,723

Liabilities and Members' Equity
Due to related party	$44,560	$33,462	$40,949	$31,160	$31,165	$17,233
Other liabilities	323	323	901	901	2,194	2,194
Prepaid rent	-	1,173	-	-	-	-
Security deposit	-	1,143	935	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	48,679	50,336	60,895	76,455	143,787	143,823
Bridge note payable	155,875	155,875	174,000	174,000	152,250	152,250
Mortgage payable	-	-	-	-	-	-

Total Liabilities	249,437	242,312	277,680	282,516	329,396	315,500

Members Equity (deficit)	(21,416)	(10,979)	7,925	5,047	(41,131)	(22,777)

Total Liabilities and Members' Equity	$228,021	$231,333	$285,605	$287,563	$288,265	$292,723

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 35 Clay Court		Landa Series 350 Cadiz Lane S		Landa Series 351 Wesley Park Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,306	$3,184	$-	$669	$4,664	$2,301
Restricted cash	2,300	1,699	1,200	-	1,200	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	4,900	-	-	-
Due from related party	24,759	24,759	30,428	30,428	41,233	41,233
Current assets	29,365	29,642	36,528	31,097	47,097	43,534
Investments in single-family residential properties, net of depreciation	267,498	272,111	236,867	240,993	222,112	225,986
Total Assets	$296,863	$301,753	$273,395	$272,090	$269,209	$269,520

Liabilities and Members' Equity
Due to related party	$15,227	$9,837	$47,060	$27,496	$21,140	$11,113
Other liabilities	949	949	(403)	(403)	985	985
Prepaid rent	-	-	-	-	1,675	-
Security deposit	2,300	1,699	1,200	-	1,200	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	105,643	119,312	91,287	91,631	107,216	108,520
Bridge note payable	174,000	174,000	163,125	163,125	152,250	152,250
Mortgage payable	-	-	-	-	-	-

Total Liabilities	298,119	305,797	302,269	281,849	284,466	272,868

Members Equity (deficit)	(1,256)	(4,044)	(28,874)	(9,759)	(15,257)	(3,348)

Total Liabilities and Members' Equity	$296,863	$301,753	$273,395	$272,090	$269,209	$269,520

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 3667 Patti Parkway		Landa Series 412 Kendall Lane		Landa Series 43 Darwin Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$1,912	$1,171	$2,037	$765	$-	$9
Restricted cash	1,550	2,200	1,800	1,550	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	2,200	-	-	-	-	-
Due from related party	50,651	50,651	48,854	48,854	28,910	28,910
Current assets	56,313	54,022	52,691	51,169	28,910	28,919
Investments in single-family residential properties, net of depreciation	327,441	333,097	254,860	259,284	214,284	218,025
Total Assets	$383,754	$387,119	$307,551	$310,453	$243,194	$246,944

Liabilities and Members' Equity
Due to related party	$42,072	$28,117	$48,434	$37,297	$29,389	$16,402
Other liabilities	1,541	1,541	1,383	1,383	1,664	1,664
Prepaid rent	-	-	-	-	-	-
Security deposit	1,550	2,000	1,800	1,550	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	128,960	130,386	131,283	132,145	84,083	84,295
Bridge note payable	245,375	245,375	162,325	162,325	163,125	163,125
Mortgage payable	-	-	-	-	-	-

Total Liabilities	419,498	407,419	345,225	334,700	278,261	265,486

Members Equity (deficit)	(35,744)	(20,300)	(37,674)	(24,247)	(35,067)	(18,542)

Total Liabilities and Members' Equity	$383,754	$387,119	$307,551	$310,453	$243,194	$246,944

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 45 Blue Jay Drive		Landa Series 45 Laurel Way		Landa Series 4702 Saint James Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$-	$1,784	$371	$644	$5,976	$1,603
Restricted cash	1,750	1,425	-	-	850	1,550
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	42,353	42,353	34,555	34,555	14,007	14,007
Current assets	44,103	45,562	34,926	35,199	20,833	17,160
Investments in single-family residential properties, net of depreciation	305,265	310,557	294,060	299,151	243,353	247,620
Total Assets	$349,368	$356,119	$328,986	$334,350	$264,186	$264,780

Liabilities and Members' Equity
Due to related party	$37,833	$21,836	$32,122	$17,451	$21,620	$10,766
Other liabilities	1,077	1,077	1,307	1,307	1,438	1,438
Prepaid rent	-	-	-	-	1,635	-
Security deposit	1,750	1,425	-	-	850	1,550
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	125,125	125,125	176,278	176,428	112,335	113,605
Bridge note payable	222,575	222,575	162,325	162,325	145,725	145,725
Mortgage payable	-	-	-	-	-	-

Total Liabilities	388,360	372,038	372,032	357,511	283,603	273,084

Members Equity (deficit)	(38,992)	(15,919)	(43,046)	(23,161)	(19,417)	(8,304)

Total Liabilities and Members' Equity	$349,368	$356,119	$328,986	$334,350	$264,186	$264,780

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 4732 Pinedale Drive		Landa Series 5040 Huntshire Lane		Landa Series 513 Jarrett Court
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$268	$3,984	$3,246	$5,086	$2	$(5)
Restricted cash	1,075	-	-	2,499	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	1,170	-	-	-	-	-
Due from related party	52,967	52,967	30,241	30,241	40,334	40,334
Current assets	55,480	56,951	33,487	37,826	40,336	40,329
Investments in single-family residential properties, net of depreciation	174,595	177,612	398,500	405,352	238,971	243,116
Total Assets	$230,075	$234,563	$431,987	$443,178	$279,307	$283,445

Liabilities and Members' Equity
Due to related party	$17,094	$9,637	$53,172	$29,339	$27,797	$10,866
Other liabilities	543	543	3,369	3,369	1,292	1,292
Prepaid rent	-	649	-	-	-	-
Security deposit	1,075	-	-	2,499	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	95,579	96,042	112,677	115,991	66,566	68,836
Bridge note payable	123,250	123,250	308,125	308,125	181,250	181,250
Mortgage payable	-	-	-	-	-	-

Total Liabilities	237,541	230,121	477,343	459,323	276,905	262,244

Members Equity (deficit)	(7,466)	4,442	(45,356)	(16,145)	2,402	21,201

Total Liabilities and Members' Equity	$230,075	$234,563	$431,987	$443,178	$279,307	$283,445

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 5143 Pinecrest Drive SW		Landa Series 540 Cowan Road		Landa Series 5411 Rocky Pine Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,092	$2,048	$4,932	$2,549	$68	$-
Restricted cash	1,625	1,225	-	995	1,695	1,775
Escrow	-	-	-	-	-	-
Accounts receivable	1,287	-	-	-	-	-
Due from related party	40,772	40,772	32,058	32,058	67,990	67,990
Current assets	45,776	44,045	36,990	35,602	69,753	69,765
Investments in single-family residential properties, net of depreciation	178,962	182,076	256,996	261,465	232,908	236,893
Total Assets	$224,738	$226,121	$293,986	$297,067	$302,661	$306,658

Liabilities and Members' Equity
Due to related party	$13,651	$6,932	$19,124	$10,786	$26,627	$10,870
Other liabilities	458	458	943	943	1,611	1,611
Prepaid rent	-	-	-	-	-	-
Security deposit	1,625	1,225	-	995	1,695	1,775
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	86,624	87,260	103,219	105,154	122,156	122,317
Bridge note payable	130,500	130,500	188,500	188,500	181,200	181,200
Mortgage payable	-	-	-	-	-	-

Total Liabilities	232,858	226,375	311,786	306,378	333,289	317,773

Members Equity (deficit)	(8,120)	(254)	(17,800)	(9,311)	(30,628)	(11,115)

Total Liabilities and Members' Equity	$224,738	$226,121	$293,986	$297,067	$302,661	$306,658

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 550 Cowan Road		Landa Series 5581 Fox Glen Circle		Landa Series 565 Mountainview Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$613	$430	$8,075	$3,075	$4,877	$2,798
Restricted cash	1,200	-	850	2,275	1,800	1,675
Escrow	-	-	-	-	-	-
Accounts receivable	1,217	-	-	-	-	-
Due from related party	21,453	21,453	47,497	47,497	25,451	25,451
Current assets	24,483	21,883	56,422	52,847	32,128	29,924
Investments in single-family residential properties, net of depreciation	232,019	224,535	372,876	379,238	247,690	251,956
Total Assets	$256,502	$246,418	$429,298	$432,085	$279,818	$281,880

Liabilities and Members' Equity
Due to related party	$42,737	$13,701	$28,733	$13,658	$20,330	$10,979
Other liabilities	652	652	1,893	1,893	716	716
Prepaid rent	-	-	-	2,389	-	-
Security deposit	1,200	-	850	2,275	1,800	1,675
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	32,718	35,387	141,751	144,558	76,319	77,724
Bridge note payable	196,300	196,300	284,635	284,635	188,500	188,500
Mortgage payable	-	-	-	-	-	-

Total Liabilities	273,607	246,040	457,862	449,408	287,665	279,594

Members Equity (deficit)	(17,105)	378	(28,564)	(17,323)	(7,847)	2,286

Total Liabilities and Members' Equity	$256,502	$246,418	$429,298	$432,085	$279,818	$281,880

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 5801 Strathmoor Manor Circle		Landa Series 6107 Shadow Glen Court		Landa Series 6113 Pine Glen Circle SW
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,055	$1,788	$2,007	$1,719	$2,191	$1,625
Restricted cash	1,600	1,575	-	1,400	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	1,625	-	3,884	-	-	-
Due from related party	61,535	61,535	33,793	33,793	26,114	26,114
Current assets	66,815	64,898	39,684	36,912	28,305	27,739
Investments in single-family residential properties, net of depreciation	193,540	196,867	172,037	175,043	413,423	420,590
Total Assets	$260,355	$261,765	$211,721	$211,955	$441,728	$448,329

Liabilities and Members' Equity
Due to related party	$19,912	$10,249	$15,588	$8,331	$44,195	$26,101
Other liabilities	825	825	433	433	(563)	(563)
Prepaid rent	-	-	-	-	-	-
Security deposit	1,600	1,575	-	1,400	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	101,822	104,388	58,753	66,352	262,087	262,316
Bridge note payable	143,550	143,550	131,225	131,225	181,250	181,250
Mortgage payable	-	-	-	-	-	-

Total Liabilities	267,709	260,587	205,999	207,741	486,969	469,104

Members Equity (deficit)	(7,354)	1,178	5,722	4,214	(45,241)	(20,775)

Total Liabilities and Members' Equity	$260,355	$261,765	$211,721	$211,955	$441,728	$448,329

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 615 Barshay Drive		Landa Series 6168 Wheat Street NE		Landa Series 6178 Green Acres Drive SW
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$126	$3,549	$2,378	$893	$5,731	$1,917
Restricted cash	-	-	1,699	1,300	965	1,400
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	1,470	-
Due from related party	31,437	31,437	9,078	9,078	43,846	43,846
Current assets	31,563	34,986	13,155	11,271	52,012	47,163
Investments in single-family residential properties, net of depreciation	250,203	254,558	171,803	174,850	172,492	175,489
Total Assets	$281,766	$289,544	$184,958	$186,121	$224,504	$222,652

Liabilities and Members' Equity
Due to related party	$31,354	$20,522	$14,467	$8,490	$14,974	$7,728
Other liabilities	906	906	411	411	629	629
Prepaid rent	-	-	-	-	-	-
Security deposit	-	-	1,699	1,300	965	1,400
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	112,320	112,916	51,238	61,690	62,351	68,284
Bridge note payable	174,000	174,000	108,750	108,750	130,500	130,500
Mortgage payable	-	-	-	-	-	-

Total Liabilities	318,580	308,344	176,565	180,641	209,419	208,541

Members Equity (deficit)	(36,814)	(18,800)	8,393	5,480	15,085	14,111

Total Liabilities and Members' Equity	$281,766	$289,544	$184,958	$186,121	$224,504	$222,652

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 6404 Walnut Way		Landa Series 643 Sycamore Drive		Landa Series 65 Freedom Court
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$-	$7,461	$351	$4,537	$2,335	$2,275
Restricted cash	1,650	-	925	1,125	1,320	500
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	3,224	-	-	-
Due from related party	48,241	48,241	30,088	30,088	31,533	31,533
Current assets	49,891	55,702	34,588	35,750	35,188	34,308
Investments in single-family residential properties, net of depreciation	237,880	242,012	230,574	234,592	251,965	256,351
Total Assets	$287,771	$297,714	$265,162	$270,342	$287,153	$290,659

Liabilities and Members' Equity
Due to related party	$5,304	$4,629	$17,835	$11,913	$14,629	$9,472
Other liabilities	605	605	711	711	557	557
Prepaid rent	-	-	-	-	1,695	-
Security deposit	1,650	-	925	1,125	1,320	500
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	73,840	81,873	129,069	130,062
Bridge note payable	188,750	188,750	178,350	178,350	159,500	159,500
Mortgage payable	-	-	-	-	-	-

Total Liabilities	196,309	193,984	271,661	273,972	306,770	300,091

Members Equity (deficit)	91,462	103,730	(6,499)	(3,630)	(19,617)	(9,432)

Total Liabilities and Members' Equity	$287,771	$297,714	$265,162	$270,342	$287,153	$290,659

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 6635 Kimberly Mill Road		Landa Series 6653 Bedford Road		Landa Series 6762 Bent Creek Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$105	$85	$3,057	$2,791	$6,631	$3,467
Restricted cash	-	-	-	1,475	600	1,595
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	1,600	-	-	-
Due from related party	25,427	25,427	8,818	8,818	40,386	40,386
Current assets	25,532	25,512	13,475	13,084	47,617	45,448
Investments in single-family residential properties, net of depreciation	298,435	303,641	259,036	263,582	229,447	233,429
Total Assets	$323,967	$329,153	$272,511	$276,666	$277,064	$278,877

Liabilities and Members' Equity
Due to related party	$42,654	$26,646	$19,106	$10,775	$19,827	$9,774
Other liabilities	2,263	2,263	729	729	814	814
Prepaid rent	-	-	-	1,600	-	-
Security deposit	-	-	-	1,475	600	1,595
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	149,466	149,563	112,258	115,390	61,075	68,438
Bridge note payable	176,900	176,900	159,500	159,500	192,125	192,125
Mortgage payable	-	-	-	-	-	-

Total Liabilities	371,283	355,372	291,593	289,469	274,441	272,746

Members Equity (deficit)	(47,316)	(26,219)	(19,082)	(12,803)	2,623	6,131

Total Liabilities and Members' Equity	$323,967	$329,153	$272,511	$276,666	$277,064	$278,877

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 709 Georgetown Court		Landa Series 7107 Geiger Street NW		Landa Series 750 Georgetown Court
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$14,699	$8,352	$4,669	$3,695	$968	$1,514
Restricted cash	1,595	1,700	1,840	-	1,400	1,190
Escrow	-	-	-	-	-	-
Accounts receivable	3,570	-	-	-	2,440	-
Due from related party	52,989	52,989	68,415	68,415	27,343	27,343
Current assets	72,853	63,041	74,924	72,110	32,151	30,047
Investments in single-family residential properties, net of depreciation	214,296	217,996	117,204	119,260	191,784	195,141
Total Assets	$287,149	$281,037	$192,128	$191,370	$223,935	$225,188

Liabilities and Members' Equity
Due to related party	$10,981	$2,350	$16,464	$9,372	$17,678	$9,544
Other liabilities	1,256	1,256	119	119	1,311	1,311
Prepaid rent	-	1,785	-	-	-	-
Security deposit	1,595	1,700	1,840	-	1,400	1,190
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	17,855	45,904	(675)	-	61,530	66,017
Bridge note payable	170,375	170,375	126,875	126,875	152,250	152,250
Mortgage payable	-	-	-	-	-	-

Total Liabilities	202,062	223,370	144,623	136,366	234,169	230,312

Members Equity (deficit)	85,087	57,667	47,505	55,004	(10,234)	(5,124)

Total Liabilities and Members' Equity	$287,149	$281,037	$192,128	$191,370	$223,935	$225,188

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 752 Chestnut Drive		Landa Series 773 Villa Way		Landa Series 7781 Mountain Creek Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$3,115	$229	$576	$976	$1,509	$322
Restricted cash	1,425	675	1,675	1,026	-	1,725
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	530	-	-
Due from related party	25,435	25,435	151,139	79,233	42,063	42,063
Current assets	29,975	26,339	153,390	81,765	43,572	44,110
Investments in single-family residential properties, net of depreciation	165,401	168,307	121,495	109,747	258,365	262,858
Total Assets	$195,376	$194,646	$274,885	$191,512	$301,937	$306,968

Liabilities and Members' Equity
Due to related party	$17,384	$7,824	$33,559	$14,318	$48,215	$32,865
Other liabilities	335	335	841	841	2,093	2,093
Prepaid rent	-	-	-	-	-	-
Security deposit	1,425	675	1,675	1,026	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	85,452	88,073	71,822	71,822	94,480	95,130
Bridge note payable	105,125	105,125	71,906	-	202,928	202,928
Mortgage payable	-	-	71,906	71,906	-	-

Total Liabilities	209,721	202,032	251,709	159,913	347,716	333,016

Members Equity (deficit)	(14,345)	(7,386)	23,176	31,599	(45,779)	(26,048)

Total Liabilities and Members' Equity	$195,376	$194,646	$274,885	$191,512	$301,937	$306,968

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 7950 Woodlake Drive		Landa Series 80 High Ridge Road		Landa Series 808 Hillandale Lane
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$5,447	$517	$85	$46	$1	$368
Restricted cash	1,000	1,200	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	28,840	28,840	32,116	32,116	31,000	31,000
Current assets	35,287	30,557	32,201	32,162	31,001	31,368
Investments in single-family residential properties, net of depreciation	213,307	217,031	259,286	263,794	244,247	248,500
Total Assets	$248,594	$247,588	$291,487	$295,956	$275,248	$279,868

Liabilities and Members' Equity
Due to related party	$19,864	$12,055	$35,867	$19,417	$30,683	$16,181
Other liabilities	1,842	1,842	1,058	1,058	952	952
Prepaid rent	2,890	-	-	-	-	-
Security deposit	1,000	1,200	-	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	104,304	106,061	114,467	114,467	111,747	112,044
Bridge note payable	142,100	142,100	184,875	184,875	171,100	171,100
Mortgage payable	-	-	-	-	-	-

Total Liabilities	272,000	263,258	336,267	319,817	314,482	300,277

Members Equity (deficit)	(23,406)	(15,670)	(44,780)	(23,861)	(39,234)	(20,409)

Total Liabilities and Members' Equity	$248,594	$247,588	$291,487	$295,956	$275,248	$279,868

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8110 Devonshire Drive		Landa Series 8121 Spillers Drive SW		Landa Series 8233 Creekline Court
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$9,438	$8,146	$58	$1,222	$2,152	$1,569
Restricted cash	950	-	-	-	-	1,750
Escrow	-	-	-	-	-	-
Accounts receivable	3,505	-	1,628	-	-	-
Due from related party	29,014	29,014	28,463	28,463	43,059	43,059
Current assets	42,907	37,160	30,149	29,685	45,211	46,378
Investments in single-family residential properties, net of depreciation	179,100	182,240	207,871	211,502	251,866	256,255
Total Assets	$222,007	$219,400	$238,020	$241,187	$297,077	$302,633

Liabilities and Members' Equity
Due to related party	$13,953	$6,519	$17,307	$7,576	$34,882	$23,208
Other liabilities	980	980	417	417	1,060	1,060
Prepaid rent	-	-	-	-	-	-
Security deposit	950	-	-	-	-	1,750
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	110,461	112,744	137,700	138,088
Bridge note payable	134,125	134,125	126,875	126,875	152,119	152,119
Mortgage payable	-	-	-	-	-	-

Total Liabilities	150,008	141,624	255,060	247,612	325,761	316,225

Members Equity (deficit)	71,999	77,776	(17,040)	(6,425)	(28,684)	(13,592)

Total Liabilities and Members' Equity	$222,007	$219,400	$238,020	$241,187	$297,077	$302,633

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 843 Tramore Drive		Landa Series 85 Kirkland Court		Landa Series 85 Thorn Thicket Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$-	$4,635	$172	$-	$1,240	$1,168
Restricted cash	1,600	-	-	-	1,675	1,050
Escrow	-	-	-	-	-	-
Accounts receivable	-	1,764	-	-	-	-
Due from related party	278,419	161,126	57,662	57,662	31,638	31,638
Current assets	280,019	167,525	57,834	57,662	34,553	33,856
Investments in single-family residential properties, net of depreciation	145,296	147,812	263,054	267,582	252,493	256,886
Total Assets	$425,315	$315,337	$320,888	$325,244	$287,046	$290,742

Liabilities and Members' Equity
Due to related party	$10,328	$7,006	$37,842	$21,112	$17,614	$10,448
Other liabilities	3,529	3,529	2,013	2,013	750	750
Prepaid rent	-	-	-	-	-	-
Security deposit	1,600	-	-	-	1,675	1,050
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	120,639	120,639	119,615	119,628	118,620	119,569
Bridge note payable	117,293	-	206,625	206,625	172,550	172,550
Mortgage payable	117,293	117,293	-	-	-	-

Total Liabilities	370,682	248,467	366,095	349,378	311,209	304,367

Members Equity (deficit)	54,633	66,870	(45,207)	(24,134)	(24,163)	(13,625)

Total Liabilities and Members' Equity	$425,315	$315,337	$320,888	$325,244	$287,046	$290,742

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8855 Rugby Court		Landa Series 9434 Cedar Creek Place		Landa Series 9597 Pintail Trail
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,355	$1,844	$4,072	$2,016	$2,822	$3,537
Restricted cash	1,650	1,075	1,105	1,150	1,475	1,775
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	27,003	27,003	18,015	18,015	43,008	43,008
Current assets	31,008	29,922	23,192	21,181	47,305	48,320
Investments in single-family residential properties, net of depreciation	186,930	190,203	301,298	306,553	248,103	252,401
Total Assets	$217,938	$220,125	$324,490	$327,734	$295,408	$300,721

Liabilities and Members' Equity
Due to related party	$15,516	$8,288	$29,723	$16,675	$21,779	$10,396
Other liabilities	758	758	(1,019)	(1,019)	1,401	1,401
Prepaid rent	-	-	-	-	-	-
Security deposit	1,650	1,075	1,105	1,150	1,475	1,775
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	71,754	74,663	129,931	131,265	109,543	114,867
Bridge note payable	123,250	123,250	195,750	195,750	163,125	163,125
Mortgage payable	-	-	-	-	-	-

Total Liabilities	212,928	208,034	355,490	343,821	297,323	291,564

Members Equity (deficit)	5,010	12,091	(31,000)	(16,087)	(1,915)	9,157

Total Liabilities and Members' Equity	$217,938	$220,125	$324,490	$327,734	$295,408	$300,721

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 1000 Fox Valley Trail		Landa Series 105 Anne Street		Landa Series 11447 S Grove Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$8,013	$3,277	$216	$35	$4	$4
Restricted cash	1,190	1,850	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	31,378	31,378	32,042	32,042	34,712	34,712
Current assets	40,581	36,505	32,258	32,077	34,716	34,716
Investments in single-family residential properties, net of depreciation	255,345	259,775	211,791	215,492	239,456	243,631
Total Assets	$295,926	$296,280	$244,049	$247,569	$274,172	$278,347

Liabilities and Members' Equity
Due to related party	$17,282	$7,102	$15,984	$5,423	$17,766	$6,495
Other liabilities	1,659	1,659	615	615	(746)	(746)
Prepaid rent	-	1,943	-	-	-	-
Security deposit	1,190	1,850	-	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	64,554	80,127	135,361	135,585	136,725	136,873
Bridge note payable	206,000	206,000	112,000	112,000	140,000	140,000
Mortgage payable	-	-	-	-	-	-

Total Liabilities	290,685	298,681	263,960	253,623	293,745	282,622

Members Equity (deficit)	5,241	(2,401)	(19,911)	(6,054)	(19,573)	(4,275)

Total Liabilities and Members' Equity	$295,926	$296,280	$244,049	$247,569	$274,172	$278,347

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 114 Starlake Drive		Landa Series 120 Rosewood Drive		Landa Series 12 Mintz Street
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$-	$115	$1,457	$635	$1,204	$93
Restricted cash	1,650	-	1,400	-	1,650	-
Escrow	-	-	-	-	-	-
Accounts receivable	1,230	-	-	-	-	-
Due from related party	32,172	32,172	36,172	36,172	34,205	34,205
Current assets	35,052	32,287	39,029	36,807	37,059	34,298
Investments in single-family residential properties, net of depreciation	211,842	215,547	240,061	244,244	220,064	223,906
Total Assets	$246,894	$247,834	$279,090	$281,051	$257,123	$258,204

Liabilities and Members' Equity
Due to related party	$16,118	$8,238	$13,663	$6,357	$12,921	$5,156
Other liabilities	763	763	1,616	1,616	846	846
Prepaid rent	-	-	-	-	-	-
Security deposit	1,650	-	1,400	-	1,650	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	90,692	91,128	107,168	116,617	106,020	111,660
Bridge note payable	154,000	154,000	161,000	161,000	147,000	147,000
Mortgage payable	-	-	-	-	-	-

Total Liabilities	263,223	254,129	284,847	285,590	268,437	264,662

Members Equity (deficit)	(16,329)	(6,295)	(5,757)	(4,539)	(11,314)	(6,458)

Total Liabilities and Members' Equity	$246,894	$247,834	$279,090	$281,051	$257,123	$258,204

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 1443 Pebble Ridge Lane		Landa Series 1485 Bola Court		Landa Series 157 Wells Road
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$1,675	$140	$2,631	$586	$-	$23
Restricted cash	1,650	1,595	1,173	-	971	700
Escrow	-	-	-	-	-	-
Accounts receivable	-	1,595	-	-	-	-
Due from related party	19,589	19,589	33,729	33,729	294,785	161,813
Current assets	22,914	22,919	37,533	34,315	295,756	162,536
Investments in single-family residential properties, net of depreciation	287,259	292,285	215,305	219,065	184,541	187,780
Total Assets	$310,173	$315,204	$252,838	$253,380	$480,297	$350,316

Liabilities and Members' Equity
Due to related party	$23,406	$12,758	$12,513	$4,641	$37,794	$27,591
Other liabilities	2,370	2,370	1,199	1,199	(82)	(82)
Prepaid rent	1,470	-	-	-	-	-
Security deposit	1,650	1,595	1,173	-	971	700
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	137,759	138,145	102,367	108,088	191,464	193,051
Bridge note payable	178,950	178,950	141,400	141,400	132,972	-
Mortgage payable	-	-	-	-	132,972	132,972

Total Liabilities	345,605	333,818	258,652	255,328	496,091	354,232

Members Equity (deficit)	(35,432)	(18,614)	(5,814)	(1,948)	(15,794)	(3,916)

Total Liabilities and Members' Equity	$310,173	$315,204	$252,838	$253,380	$480,297	$350,316

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 1683 Spoonbill Road		Landa Series 1903 Old Concord Drive Southeast		Landa Series 195 Branchwood Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,975	$4,453	$1,765	$1,394	$126	$557
Restricted cash	1,688	1,525	-	1,500	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	3,050	-	-	-	-	-
Due from related party	34,652	34,652	35,166	35,166	19,173	19,173
Current assets	42,365	40,630	36,931	38,060	19,299	19,730
Investments in single-family residential properties, net of depreciation	200,875	204,386	261,800	266,359	284,358	289,335
Total Assets	$243,240	$245,016	$298,731	$304,419	$303,657	$309,065

Liabilities and Members' Equity
Due to related party	$18,624	$10,926	$18,283	$7,951	$21,033	$8,446
Other liabilities	1,518	1,518	810	810	1,115	1,115
Prepaid rent	-	1,525	-	-	-	-
Security deposit	1,688	1,525	-	1,500	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	85,401	89,122	136,492	138,360	132,398	133,070
Bridge note payable	154,000	154,000	168,750	168,750	180,000	180,000
Mortgage payable	-	-	-	-	-	-

Total Liabilities	261,231	258,616	324,335	317,371	334,546	322,631

Members Equity (deficit)	(17,991)	(13,600)	(25,604)	(12,952)	(30,889)	(13,566)

Total Liabilities and Members' Equity	$243,240	$245,016	$298,731	$304,419	$303,657	$309,065

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 204 North Main Court		Landa Series 2443 Hodges Farm Road		Landa Series 440 Freestone Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$548	$51	$2,421	$1,696	$2,301	$2,070
Restricted cash	1,450	875	-	2,300	1,705	1,175
Escrow	-	-	-	-	-	-
Accounts receivable	1,470	-	-	-	-	-
Due from related party	31,009	31,009	31,742	31,742	22,195	22,195
Current assets	34,477	31,935	34,163	35,738	26,201	25,440
Investments in single-family residential properties, net of depreciation	187,690	190,980	205,268	208,860	296,103	301,289
Total Assets	$222,167	$222,915	$239,431	$244,598	$322,304	$326,729

Liabilities and Members' Equity
Due to related party	$10,420	$3,762	$15,439	$4,922	$9,163	$4,186
Other liabilities	1,472	1,472	643	643	976	976
Prepaid rent	-	-	-	-	-	-
Security deposit	1,450	875	-	2,300	1,705	1,175
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	87,237	95,767	84,714	85,420	137,937	139,548
Bridge note payable	122,500	122,500	154,000	154,000	187,650	187,650
Mortgage payable	-	-	-	-	-	-

Total Liabilities	223,079	224,376	254,796	247,285	337,431	333,535

Members Equity (deficit)	(912)	(1,461)	(15,365)	(2,687)	(15,127)	(6,806)

Total Liabilities and Members' Equity	$222,167	$222,915	$239,431	$244,598	$322,304	$326,729

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 497 Georgia Highway 212		Landa Series 524 Sawmill Road		Landa Series 5329 Shirewick Lane
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$862	$89	$249	$1676	$3,355	$2,169
Restricted cash	775	475	1,888	-	1,250	400
Escrow	-	-	-	-	-	-
Accounts receivable	1,260	-	-	-	-	-
Due from related party	34,142	34,142	16,924	16,924	38,417	38,417
Current assets	37,039	34,706	19,061	18,600	43,022	40,986
Investments in single-family residential properties, net of depreciation	234,663	238,756	257,059	261,539	286,906	291,892
Total Assets	$271,702	$273,462	$276,120	$280,139	$329,928	$332,878

Liabilities and Members' Equity
Due to related party	$11,622	$4,784	$14,392	$6,438	$12,466	$3,994
Other liabilities	783	783	1,190	1,190	2,044	2,044
Prepaid rent	-	-	-	1,628	-	-
Security deposit	775	-	1,888	-	1,250	400
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	139,330	139,632	104,996	106,871	120,407	124,147
Bridge note payable	136,500	136,500	171,500	171,500	204,000	204,000
Mortgage payable	-	-	-	-	-	-

Total Liabilities	289,010	281,699	293,966	287,627	340,167	334,585

Members Equity (deficit)	(17,308)	(8,237)	(17,846)	(7,488)	(10,239)	(1,707)

Total Liabilities and Members' Equity	$271,702	$273,462	$276,120	$280,139	$329,928	$332,878

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 55 Myrtle Grove Lane		Landa Series 5737 Strathmoor Manor Circle		Landa Series 6386 Forester Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$840	$436	$-	$406	$1,990	$375
Restricted cash	1,150	13	-	-	-	1,800
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	44,994	44,994	44,336	44,336	18,599	18,599
Current assets	46,984	45,443	44,336	44,742	20,589	20,774
Investments in single-family residential properties, net of depreciation	235,812	239,906	211,496	215,191	266,358	271,025
Total Assets	$282,796	$285,349	$255,832	$259,933	$286,947	$291,799

Liabilities and Members' Equity
Due to related party	$11,225	$4,408	$27,361	$17,731	$17,425	$6,853
Other liabilities	891	891	1,441	1,441	74	74
Prepaid rent	-	-	-	-	-	-
Security deposit	1,150	13	-	-	-	1,800
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	111,212	123,071	106,553	108,506	100,480	100,492
Bridge note payable	161,000	161,000	140,000	140,000	190,000	190,000
Mortgage payable	-	-	-	-	-	-

Total Liabilities	285,478	289,383	275,355	267,678	307,979	299,219

Members Equity (deficit)	(2,682)	(4,034)	(19,523)	(7,745)	(21,032)	(7,420)

Total Liabilities and Members' Equity	$282,796	$285,349	$255,832	$259,933	$286,947	$291,799

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 6710 Sunset Hills Boulevard		Landa Series 70 Shenandoah Lane		Landa Series 800 Mills Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,378	$2,633	$1,123	$534	$141	$147
Restricted cash	1,623	1,200	1,650	1,000	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	1,856	-	-
Due from related party	32,613	32,613	41,750	41,750	47,979	47,979
Current assets	36,614	36,446	44,523	45,140	48,120	48,126
Investments in single-family residential properties, net of depreciation	197,583	201,044	285,900	290,871	300,630	305,880
Total Assets	$234,197	$237,490	$330,423	$336,011	$348,750	$354,006

Liabilities and Members' Equity
Due to related party	$8,781	$1,652	$7,357	$654	$46,708	$30,756
Other liabilities	1,495	1,495	1,125	1,125	1,991	1,991
Prepaid rent	-	1,208	-	-	-	-
Security deposit	1,623	-	1,650	1,000	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	80,242	82,312	141,124	142,319	175,556	176,858
Bridge note payable	147,000	147,000	187,500	187,500	157,500	157,500
Mortgage payable	-	-	-	-	-	-

Total Liabilities	239,141	233,667	338,756	332,598	381,755	367,105

Members Equity (deficit)	(4,944)	3,823	(8,333)	3,413	(33,005)	(13,099)

Total Liabilities and Members' Equity	$234,197	$237,490	$330,423	$336,011	$348,750	$354,006

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 9020 Sterling Ridge Lane		Landa Series 9150 Spillers Drive SW		Landa Series 9409 Forest Knoll Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$3,137	$729	$828	$401	$1,166	$103
Restricted cash	1,410	-	1,150	500	1,000	1,600
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	5,600	-	3,200	-
Due from related party	26,519	26,519	33,253	33,253	58,819	58,819
Current assets	31,066	27,248	40,831	34,154	64,185	60,522
Investments in single-family residential properties, net of depreciation	201,286	204,766	210,543	214,222	259,584	264,103
Total Assets	$232,352	$232,014	$251,374	$248,376	$323,769	$324,625

Liabilities and Members' Equity
Due to related party	$10,860	$4,233	$14,764	$4,943	$43,166	$33,915
Other liabilities	1,235	1,235	1,060	1,060	2,301	2,301
Prepaid rent	-	-	-	-	-	-
Security deposit	1,410	-	1,150	500	1,000	1,600
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	55,340	76,305	96,553	101,226	142,046	146,130
Bridge note payable	148,400	148,400	147,000	147,000	157,500	157,500
Mortgage payable	-	-	-	-	-	-

Total Liabilities	217,245	230,173	260,527	254,729	346,013	341,446

Members Equity (deficit)	15,107	1,841	(9,153)	(6,353)	(22,244)	(16,821)

Total Liabilities and Members' Equity	$232,352	$232,014	$251,374	$248,376	$323,769	$324,625

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 1445 Maple Valley Court		Landa Series 8658 Ashley Way		Landa Series 8667 Ashley Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,022	$1,825	$1,823	$76	$218	$639
Restricted cash	1,700	-	-	-	1,000	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	32,206	32,206	255,475	140,930	199,673	117,631
Current assets	35,928	34,031	257,298	141,006	200,891	118,270
Investments in single-family residential properties, net of depreciation	164,673	167,335	157,522	160,300	99,927	101,609
Total Assets	$200,601	$201,366	$414,820	$301,306	$300,818	$219,879

Liabilities and Members' Equity
Due to related party	$3,352	$3,411	$21,704	$8,059	$4,648	$-
Other liabilities	1,202	1,202	956	956	1,128	1,128
Prepaid rent	1,295	-	-	-	-	-
Security deposit	1,700	-	-	-	1,000	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	172,833	178,100	150,544	152,292	79,544	85,867
Bridge note payable	-	-	114,545	-	82,042	-
Mortgage payable	-	-	114,545	114,545	82,042	82,042

Total Liabilities	180,382	182,713	402,294	275,852	250,404	169,037

Members Equity (deficit)	20,219	18,653	12,526	25,454	50,414	50,842

Total Liabilities and Members' Equity	$200,601	$201,366	$414,820	$301,306	$300,818	$219,879

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8671 Ashley Way		Landa Series 8691 Ashley Way		Landa Series 8697 Ashley Way
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$-	$249	$3,797	$661	$-	$113
Restricted cash	1,300	1,150	800	-	1,323	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	272,168	151,702	203,948	114,815	131,075	-
Current assets	273,468	153,101	208,545	115,476	132,398	113
Investments in single-family residential properties, net of depreciation	167,983	170,887	121,168	123,281	267,496	272,229
Total Assets	$441,451	$323,988	$329,713	$238,757	$399,894	$272,342

Liabilities and Members' Equity
Due to related party	$9,840	$-	$12,192	$4,796	$57,251	$53,643
Other liabilities	925	925	(115)	(115)	654	654
Prepaid rent	-	-	1,313	-	-	-
Security deposit	1,300	1,150	800	-	1,323	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	190,751	195,504	88,156	122,755	207,606	209,417
Bridge note payable	120,466	-	89,133	-	131,075	-
Mortgage payable	120,466	120,466	89,133	89,133	-	-

Total Liabilities	443,748	318,045	280,612	216,569	397,909	263,714

Members Equity (deficit)	(2,297)	5,943	49,101	22,188	1,985	8,628

Total Liabilities and Members' Equity	$441,451	$323,988	$329,713	$238,757	$399,894	$272,342

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 141 Longstreet Circle		Landa Series 2962 Hunt Street		Landa Series 5066 Greenway Drive
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$706	$98	$1585	$-	$-	$-
Restricted cash	1,595	1,525	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	36,889	36,889	118,342	92,506	116,430	116,430
Current assets	39,190	38,512	119,927	92,506	116,430	116,430
Investments in single-family residential properties, net of depreciation	282,045	286,950	-	186,701	256,476	260,945
Total Assets	$321,235	$325,462	$119,927	$279,207	$372,906	$377,375

Liabilities and Members' Equity
Due to related party	$33,891	$15,908	$22,617	$14,847	$39,759	$23,047
Other liabilities	956	956	-	-	1,010	1,010
Prepaid rent	-	-	-	-	-	-
Security deposit	1595	1,525	-	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	113,343	115,184	11,863	11,863	63,299	63,299
Bridge note payable	212,400	212,400	-	143,550	153,000	153,000
Mortgage payable	-	-	124,000	124,000	167,200	167,200

Total Liabilities	362,185	345,973	158,480	294,260	424,268	407,556

Members Equity (deficit)	(40,950)	(20,511)	(38,553)	(15,053)	(51,362)	(30,181)

Total Liabilities and Members' Equity	$321,235	$325,462	$119,927	$279,207	$372,906	$377,375

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 8152 Arble Drive		Landa Series 29 Holly Grove Road		Landa Series 115 Sardis Street
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$2,149	$-	$699	$18	$-	$10
Restricted cash	1,700	-	-	600	-	-
Escrow	-	-	117	117	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	144,193	137,764	(51,426)	6,213	-	23,690
Current assets	148,042	137,764	(50,610)	6,948	-	23,700
Investments in single-family residential properties, net of depreciation	199,935	203,380	-	88,421	-	-
Total Assets	$347,977	$341,144	$(50,610)	$95,369	$-	$23,700

Liabilities and Members' Equity
Due to related party	$36,161	$18,660	$8,708	$4,862	$-	$204
Other liabilities	-	-	7,443	192	-	9,301
Prepaid rent	-	-	-	-	-	-
Security deposit	1,700	-	-	600	-	-
Promissory note - related party	-	-	-	9,229	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	18,584	18,584	-	-	-	-
Bridge note payable	168,925	168,925	-	-	-	-
Mortgage payable	152,000	152,000	(84,500)	84,500	-	-

Total Liabilities	377,370	358,169	(68,349)	99,383	-	9,505

Members Equity (deficit)	(29,393)	(17,025)	17,739	(4,014)	-	14,195

Total Liabilities and Members' Equity	$347,977	$341,144	$(50,610)	$95,369	$-	$23,700

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Landa Series 209 Timber Wolf Trail		Landa Series 2505 Oak Circle		Landa Series 271 Timber Wolf Trail
	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$-	$641	$-	$10	$-	$5
Restricted cash	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	-	-	-	44,946	-	-
Current assets	-	641	-	44,956	-	5
Investments in single-family residential properties, net of depreciation	-	-	-	-	-	-
Total Assets	$-	$641	$-	$44,956	$-	$5

Liabilities and Members' Equity
Due to related party	$154	$13,706	$-	$17,258	$-	$21,652
Other liabilities	-	1,080	-	9,563	-	974
Prepaid rent	-	-	-	-	-	-
Security deposit	-	-	-	-	-	-
Promissory note - related party	-	-	-	-	-	-
Notes Payable - related party	-	-	-	-	-	-
Acquisition note payable	-	-	-	-	-	-
Bridge note payable	-	-	-	-	-	-
Mortgage payable	-	-	-	-	-	-

Total Liabilities	154	14,786	-	26,821	-	22,626

Members Equity (deficit)	(154)	(14,145)	-	18,135	-	(22,621)

Total Liabilities and Members' Equity	$-	$641	$-	$44,956	$-	$5

The accompanying notes are an integral part of these combined and combining financial statements.

-

LANDA APP LLC AND SERIES

COMBINED AND COMBINING BALANCE SHEETS

(CONTINUED)

	Total Combined Balance Sheet
	Unaudited June 30, 2024	December 31, 2023

Assets
Cash	$546,753	$358,089
Restricted cash	153,810	140,778
Escrow	8,518	8,518
Accounts receivable	61,478	9,758
Due from related party	6,670,848	5,721,657
Current assets	7,441,407	6,238,800
Investments in single-family residential properties, net of depreciation	35,147,209	35,999,176

Total Assets	$42,588,616	$42,237,976

Liabilities and Members' Equity
Due to related party	$3,649,379	$2,027,669
Other liabilities	206,213	218,796
Prepaid rent	22,707	25,429
Security deposit	153,810	124,769
Promissory note - related party	-	9,229
Notes Payable - related party	-	-
Acquisition note payable	13,646,220	14,105,761
Bridge note payable	20,963,146	20,127,995
Mortgage payable	4,398,355	4,567,355

Total Liabilities	43,039,830	41,207,003

Members Equity (deficit)	(451,214)	1,030,973

Total Liabilities and Members quity	$42,588,616	$42,237,976

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Landa Series 1394 Oakview Circle		Landa Series 1701 Summerwoods Lane		Landa Series 1741 Park Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 5,639	$ 5,127	$ -	$ 3,037	$ 2,528	$ 2,398

Expenses	-	-	-	-	-	-
Management fee	376	410	-	243	195	185
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	35	3,865	1,203	2,495
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	160	-	-
Insurance	588	187	117	76	91	89
Real estate taxes	1,110	1,035	1,069	493	1,099	508
Depreciation expense	1,111	1,111	2,788	1,348	3,154	1,525
Interest expense	1,964	1,056	3,703	1,581	6,571	2,177
Other expenses	-	-	-	-	-	-

Total expenses	5,149	3,799	7,712	7,766	12,313	6,979

Net operating income (loss)	490	1,328	(7,712)	(4,729)	(9,785)	(4,581)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	29	-	-	-	-	-
Provision for income taxes	(130)	-	-	-	-	-

Net income (loss)	$ 389	$ 1,328	$ (7,712)	$ (4,729)	$ (9,785)	$ (4,581)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 1703 Summerwoods Lane		Landa Series 1712 Summerwoods Lane		Landa Landa Series 1743 Summerwoods Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 8,100	$ 6,234	$ 8,845	$ 2,180	$ 6,300	$ 7,260

Expenses	-	-	-	-	-	-
Management fee	648	499	708	174	504	581
Professional fees	-	-	-	-	-	-
Repairs & maintenance	4,216	2,927	4,017	-	1,037	-
Utilities	-	-	-	-	-	-
HOA fee	(1,365)	660	328	150	(5,018)	660
Insurance	225	160	44	217	87	217
Real estate taxes	1,068	1,021	1,345	1,021	1,069	1,021
Depreciation expense	1,826	1,826	1,826	1,826	1,826	1,826
Interest expense	3,710	1,870	3,215	1,621	3,710	1,870
Other expenses	-	-	-	-	-	-

Total expenses	10,328	8,963	11,483	5,009	3,215	6,175

Net operating income (loss)	(2,228)	(2,729)	(2,638)	(2,829)	3,085	1,085

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	1,400	-	(145)	-	(200)	-
Provision for income taxes	-	-	-	-	(721)	-

Net income (loss)	$ (828)	$ (2,729)	$ (2,783)	$ (2,829)	$ 2,164	$ 1,085

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 1750 Summerwoods Lane		Landa Series 4267 High Park Lan		Landa Series 4474 Highwood Park Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 6,143	$ 7,079	$ 4,140	$ 975	$ 7,938	$ 7,380

Expenses	-	-	-	-	-	-
Management fee	491	566	288	78	635	590
Professional fees	-	-	206	743	-	-
Repairs & maintenance	-	-	1,586	-	1,672	90
Utilities	-	-	-	-	-	-
HOA fee	200	300	600	900	711	900
Insurance	303	228	(53)	187	(153)	186
Real estate taxes	1,071	1,021	648	951	1,021	1,121
Depreciation expense	1,826	1,826	2,790	2,613	2,195	2,195
Interest expense	3,710	1,870	4,963	2,502	4,463	2,250
Other expenses	-	-	-	-	-	-

Total expenses	7,601	5,811	11,028	7,974	10,544	7,332

Net operating income (loss)	(1,458)	1,268	(6,888)	(6,999)	(2,606)	48

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,550)	-	(1,595)	-	439	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (3,008)	$ 1,268	$ (8,483)	$ (6,999)	$ (2,167)	$ 48

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 8569 Creekwood Way		Landa Series 9439 Lakeview Road		Landa Series 10167 Port Royal Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 9,400	$ -	$ 8,820	$ 8,400	$ 7,440	$ 6,615

Expenses	-	-	-	-	-	-
Management fee	598	-	585	672	480	529
Professional fees	-	-	-	-	-	-
Repairs & maintenance	3,297	-	364	-	26	-
Utilities	-	-	260	12	-	-
HOA fee	600	900	320	778	-	-
Insurance	298	222	239	176	82	193
Real estate taxes	683	425	1,408	1,068	1,400	1,171
Depreciation expense	1,339	1,339	2,909	2,909	1,776	1,776
Interest expense	2,352	1,186	5,923	2,986	3,927	1,980
Other expenses	-	-	-	-	-	-

Total expenses	9,167	4,072	12,008	8,601	7,691	5,649

Net operating income (loss)	233	(4,072)	(3,188)	(201)	(251)	966

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	700	-	1,050	-	(810)	-
Provision for income taxes	(233)	-	-	-	-	-

Net income (loss)	$ 700	$ (4,072)	$ (2,138)	$ (201)	$ (1,061)	$ 966

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 1246 Elgin Way		Landa Series 1910 Grove Way		Landa Series 593 Country Lane Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,922	$ 7,741	$ -	$ 702	$ 6,639	$ 6,221

Expenses	-	-	-	-	-	-
Management fee	630	599	-	44	514	490
Professional fees	-	137	-	238	-	137
Repairs & maintenance	-	-	2,054	400	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	210	-	-
Insurance	131	208	206	188	120	177
Real estate taxes	1,566	1,281	1,423	1,148	1,413	1,207
Depreciation expense	2,145	2,145	1,680	1,680	1,539	1,539
Interest expense	4,534	2,286	3,927	1,980	3,392	1,710
Other expenses	-	-	-	-	-	-

Total expenses	9,006	6,656	9,290	5,888	6,978	5,260

Net operating income (loss)	(1,084)	1,085	(9,290)	(5,186)	(339)	961

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,475)	-	1	-	(229)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (2,559)	$ 1,085	$ (9,289)	$ (5,186)	$ (568)	$ 961

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 6436 Stone Terrace		Landa Series 6440 Woodstone Terrace		Landa Series 6848 Sandy Creek Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 3,647	$ 6,300	$ 9,205	$ 3,238	$ -	$ 5,763

Expenses	-	-	-	-	-	-
Management fee	265	504	716	259	-	461
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	7,143	-	1,208	950
Utilities	-	287	-	-	-	-
HOA fee	880	1,320	1,100	880	-	-
Insurance	353	158	106	152	(89)	194
Real estate taxes	607	431	601	427	389	978
Depreciation expense	972	972	1,040	1,040	1,387	1,387
Interest expense	2,142	1,080	2,214	1,116	3,071	1,548
Other expenses	-	-	-	-	-	-

Total expenses	5,219	4,752	12,920	3,874	5,966	5,518

Net operating income (loss)	(1,572)	1,548	(3,715)	(636)	(5,966)	245

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(300)	-	832	-	2,950	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (1,872)	$ 1,548	$ (2,883)	$ (636)	$ (3,016)	$ 245

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 687 Utoy Court		Landa Series 729 Winter Lane		Landa Series 7349 Exeter Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 6,563	$ 6,012	$ 571	$ 2,046	$ 7,381	$ 6,977

Expenses	-	-	-	-	-	-
Management fee	344	481	-	164	494	558
Professional fees	-	137	-	209	-	-
Repairs & maintenance	1,319	2,379	410	-	-	-
Utilities	-	-	-	142	-	-
HOA fee	-	-	-	-	-	-
Insurance	116	299	147	202	146	203
Real estate taxes	949	715	1,164	926	1,533	1,345
Depreciation expense	1,854	1,854	1,827	1,827	1,777	1,777
Interest expense	3,927	1,980	3,927	1,980	3,404	1,716
Other expenses	-	-	-	-	-	-

Total expenses	8,509	7,845	7,475	5,450	7,354	5,599

Net operating income (loss)	(1,946)	(1,833)	(6,904)	(3,404)	27	1,378

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(468)	-	-	-	(850)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (2,414)	$ (1,833)	$ (6,904)	$ (3,404)	$ (823)	$ 1,378

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 8645 Embrey Drive		Landa Series 8780 Churchill Place		Landa Series 8796 Parliament Place
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,353	$ 7,800	$ 3,969	$ 3,377	$ 8,505	$ 8,100

Expenses	-	-	-	-	-	-
Management fee	588	624	318	270	680	648
Professional fees	-	-	-	-	-	-
Repairs & maintenance	827	738	6,107	3,349	1,801	-
Utilities	-	-	-	531	-	-
HOA fee	-	-	-	-	-	-
Insurance	237	211	221	218	34	199
Real estate taxes	1,127	947	1,392	1,329	1,304	1,244
Depreciation expense	1,910	1,910	2,129	2,129	1,764	1,764
Interest expense	4,035	2,034	4,499	2,268	3,749	1,890
Other expenses	-	-	-	-	-	-

Total expenses	8,724	6,464	14,666	10,094	9,332	5,745

Net operating income (loss)	(1,371)	1,336	(10,697)	(6,717)	(827)	2,355

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	250	-	1,323	-	(75)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (1,121)	$ 1,336	$ (9,374)	$ (6,717)	$ (902)	$ 2,355

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 8641 Ashley Way		Landa Series 8651 Ashley Way		Landa Series 8652 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,046	$ 6,655	$ 7,113	$ 6,563	$ 6,930	$ 6,600

Expenses	-	-	-	-	-	-
Management fee	471	532	573	525	554	528
Professional fees	-	-	-	-	-	-
Repairs & maintenance	618	550	2,240	1,800	443	525
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	151	166	225	143	152	155
Real estate taxes	997	740	810	611	888	664
Depreciation expense	2,287	2,287	1,912	1,912	2,127	2,127
Interest expense	4,587	2,313	3,829	1,930	3,651	1,841
Other expenses	-	-	-	-	-	-

Total expenses	9,111	6,588	9,589	6,921	7,815	5,840

Net operating income (loss)	(2,065)	67	(2,476)	(358)	(885)	760

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(150)	-	(300)	-	400	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (2,215)	$ 67	$ (2,776)	$ (358)	$ (485)	$ 760

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 8653 Ashley Way		Landa Series 8654 Ashley Way		Landa Series 8655 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 6,930	$ 6,655	$ 6,946	$ 6,615	$ 2,800	$ 6,600

Expenses	-	-	-	-	-	-
Management fee	554	532	556	529	224	528
Professional fees	-	-	-	-	123	10
Repairs & maintenance	1,605	580	430	500	499	638
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	212	144	145	156	220	149
Real estate taxes	800	603	903	666	809	609
Depreciation expense	1,895	1,895	2,127	2,127	1,984	1,984
Interest expense	3,249	1,638	4,262	2,149	3,404	1,716
Other expenses	-	-	-	-	-	-

Total expenses	8,315	5,392	8,423	6,127	7,262	5,634

Net operating income (loss)	(1,385)	1,263	(1,477)	488	(4,462)	966

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(650)	-	1,350	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (2,035)	$ 1,263	$ (127)	$ 488	$ (4,462)	$ 966

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 8659 Ashley Way		Landa Series 8662 Ashley Way		Landa Series 8668 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,876	$ 8,375	$ 7,500	$ 5,850	$ 7,245	$ 6,900

Expenses	-	-	-	-	-	-
Management fee	525	670	600	468	580	552
Professional fees	-	-	-	-	-	113
Repairs & maintenance	488	525	420	616	430	500
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	236	162	162	161	118	169
Real estate taxes	830	623	887	664	1,097	804
Depreciation expense	2,269	2,269	2,198	2,198	2,359	2,359
Interest expense	3,899	1,966	4,023	2,028	4,732	2,385
Other expenses	-	-	-	-	-	-

Total expenses	8,247	6,215	8,290	6,135	9,316	6,882

Net operating income (loss)	(371)	2,160	(790)	(285)	(2,071)	18

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	-	-	150	-	1,000	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (371)	$ 2,160	$ (640)	$ (285)	$ (1,071)	$ 18

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(CONTINUED)

	Landa Series 8670 Ashley Way		Landa Series 8674 Ashley Way		Landa Series 8675 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 4,602	$ 6,510	$ 7,865	$ 3,185	$ 3,581	$ 6,820

Expenses	-	-	-	-	-	-
Management fee	353	504	629	255	277	528
Professional fees	-	113	-	865	113	113
Repairs & maintenance	942	475	1,043	325	549	550
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	164	174	163	158	146	200
Real estate taxes	1,020	754	929	693	804	608
Depreciation expense	2,484	2,484	2,109	2,109	2,073	2,073
Interest expense	4,487	2,262	4,177	2,106	4,154	2,094
Other expenses	-	-	-	-	-	-

Total expenses	9,450	6,766	9,050	6,511	8,116	6,166

Net operating income (loss)	(4,848)	(256)	(1,185)	(3,326)	(4,535)	654

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	975	-	(1100)	-	(50)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (3,873)	$ (256)	$ (2,285)	$ (3,326)	$ (4,585)	$ 654

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 8677 Ashley Way		Landa Series 8678 Ashley Way		Landa Series 8679 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 8,196	$ 6,710	$ 6,930	$ 6,710	$ 5,600	$ 6,344

Expenses	-	-	-	-	-	-
Management fee	656	528	370	528	448	508
Professional fees	-	-	-	-	-	-
Repairs & maintenance	1,761	550	870	375	1,485	550
Utilities	-	-	-	-	-	128
HOA fee	-	-	-	-	-	-
Insurance	191	147	65	247	69	155
Real estate taxes	759	578	1,100	806	1,068	780
Depreciation expense	1,948	1,948	2,626	2,626	2,109	2,109
Interest expense	3,901	1,967	4,951	2,496	4,226	2,130
Other expenses	-	-	-	-	-	-

Total expenses	9,216	5,718	9,982	7,078	9,405	6,360

Net operating income (loss)	(1,020)	992	(3,052)	(368)	(3,805)	(16)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	900	-	(1,400)	-	(1,075)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (120)	$ 992	$ (4,452)	$ (368)	$ (4,880)	$ (16)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 8683 Ashley Way		Landa Series 1007 Leeward Way		Landa Series 10121 Morris Drive SW
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 3,491	$ 5,119	$ 11,040	$ 117	$ 10,560	$ 3,360

Expenses	-	-	-	-	-	-
Management fee	344	410	736	9	704	269
Professional fees	-	-	-	-	-	-
Repairs & maintenance	2,909	550	106	90	1,621	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	64	147	220	3	63	32
Real estate taxes	937	638	-	10	395	151
Depreciation expense	2,144	1,930	4,440	22	4,142	1,243
Interest expense	3,865	1,948	11,241	40	12,093	4,381
Other expenses	-	-	-	-	-	-

Total expenses	10,263	5,623	16,743	174	19,018	6,076

Net operating income (loss)	(6,772)	(504)	(5,703)	(57)	(8,458)	(2,716)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(175)	-	400	-	625	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (6,947)	$ (504)	$ (5,303)	$ (57)	$ (7,833)	$ (2,716)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 10183 Starr Street SW		Landa Series 103 Starlake Drive		Landa Series 10433 Candlelight Road
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 8,329	$ 2,776	$ 8,006	$ 2,635	$ 2,789	$ -

Expenses	-	-	-	-	-	-
Management fee	555	222	630	211	325	-
Professional fees	-	-	-	-	-	72
Repairs & maintenance	2,152	390	3,480	90	3,134	3,220
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	166	86	150	85	164	84
Real estate taxes	696	293	554	273	1,014	486
Depreciation expense	3,990	1,188	3,989	1,175	4,564	1,399
Interest expense	12,771	4,478	11,669	4,103	13,525	4,748
Other expenses	-	-	-	-	-	-

Total expenses	20,330	6,657	20,472	5,937	22,726	10,009

Net operating income (loss)	(12,001)	(3,881)	(12,466)	(3,302)	(19,937)	(10,009)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(875)	-	(900)	-	(700)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (12,876)	$ (3,881)	$ (13,366)	$ (3,302)	$ (20,637)	$ (10,009)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 107 Oakwood Circle		Landa Series 110 Shenandoah Drive		Landa Series 111 Fir Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 9,585	$ 1,005	$ 8,130	$ 2,730	$ 6,000	$ 2,625

Expenses	-	-	-	-	-	-
Management fee	651	80	650	218	480	210
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	90	491	290	218	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	102	22	177	91	137	72
Real estate taxes	334	72	929	449	874	330
Depreciation expense	2,900	278	4,641	1,428	3,229	1,202
Interest expense	8,274	692	14,555	5,085	10,588	3,865
Other expenses	-	-	-	-	-	-

Total expenses	12,261	1,234	21,443	7,561	15,526	5,679

Net operating income (loss)	(2,676)	(229)	(13,313)	(4,831)	(9,526)	(3,054)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,675)	-	(1,649)	-	1,250	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (4,351)	$ (229)	$ (14,962)	$ (4,831)	$ (8,276)	$ (3,054)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 112 Ridge Street		Landa Series 11322 Michelle Way		Landa Series 1147 Village Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 9,697	$ 1,950	$ 8,416	$ 2,889	$ 9,600	$ 3,203

Expenses	-	-	-	-	-	-
Management fee	1,040	156	796	231	768	256
Professional fees	-	-	-	-	-	-
Repairs & maintenance	588	90	-	90	813	-
Utilities	220	-	-	-	-	-
HOA fee	-	-	200	80	995	398
Insurance	176	91	133	67	129	68
Real estate taxes	1,160	502	880	428	-	544
Depreciation expense	4,625	1,421	3,724	1,090	4,144	1,539
Interest expense	13,942	4,885	10,953	3,868	12,518	4,415
Other expenses	-	-	-	-	-	-

Total expenses	21,751	7,145	16,686	5,854	19,367	7,220

Net operating income (loss)	(12,054)	(5,195)	(8,270)	(2,965)	(9,767)	(4,017)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	100	-	(275)	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (11,954)	$ (5,195)	$ (8,545)	$ (2,965)	$ (9,767)	$ (4,017)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 1160 Gable Terrace		Landa Series 1201 Kilrush Drive		Landa Series 124 Libby Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 10,939	$ 3,587	$ 7,832	$ 5,078	$ 9,750	$ -

Expenses	-	-	-	-	-	-
Management fee	861	287	627	406	650	-
Professional fees	-	-	-	-	-	72
Repairs & maintenance	1,769	90	500	6,735	3,665	-
Utilities	-	-	-	-	-	-
HOA fee	63	25	-	-	-	-
Insurance	193	99	342	177	132	71
Real estate taxes	1,254	554	1,694	834	1,067	391
Depreciation expense	4,495	1,372	8,098	2,701	3,442	1,274
Interest expense	14,378	5,146	24,778	8,649	11,621	4,095
Other expenses	-	-	-	-	-	-

Total expenses	23,013	7,573	36,039	19,502	20,577	5,903

Net operating income (loss)	(12,074)	(3,986)	(28,207)	(14,424)	(10,827)	(5,903)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(42)	-	(800)	-	625	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (12,116)	$ (3,986)	$ (29,007)	$ (14,424)	$ (10,202)	$ (5,903)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 1320 Winona Avenue		Landa Series 137 Southern Shores Road		Landa Series 138 Sandalwood Circle
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ -	$ -	$ 7,590	$ 2,548	$ -	$ 3,570

Expenses	-	-	-	-	-	-
Management fee	-	-	508	204	140	286
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	-	90	3,354	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	375	150
Insurance	194	134	132	69	113	58
Real estate taxes	1,199	265	664	327	663	327
Depreciation expense	3,261	919	3,560	1,029	3,863	1,430
Interest expense	9,057	3,194	11,576	4,078	10,734	4,204
Other expenses	-	-	-	-	-	-

Total expenses	13,711	4,512	16,440	5,797	19,242	6,455

Net operating income (loss)	(13,711)	(4,512)	(8,850)	(3,249)	(19,242)	(2,885)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	-	-	100	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (13,711)	$ (4,512)	$ (8,750)	$ (3,249)	$ (19,242)	$ (2,885)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 140 High Ridge Road		Landa Series 146 Crystal Brook		Landa Series 153 Cliffside Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 9,150	$ 3,045	$ 8,545	$ 2,756	$ 1,200	$ 2,100

Expenses	-	-	-	-	-	-
Management fee	732	244	662	220	80	168
Professional fees	-	-	-	-	72	-
Repairs & maintenance	3,495	-	2,078	165	1,184	90
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	164	86	114	58	90	46
Real estate taxes	659	267	884	435	261	313
Depreciation expense	4,258	1,286	3,128	870	2,725	720
Interest expense	13,182	4,637	8,763	3,590	7,009	2,575
Other expenses	-	-	-	-	-	-

Total expenses	22,490	6,520	15,629	5,338	11,421	3,912

Net operating income (loss)	(13,340)	(3,475)	(7,084)	(2,582)	(10,221)	(1,812)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	71	-	25	-	(1,400)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (13,269)	$ (3,475)	$ (7,059)	$ (2,582)	$ (11,621)	$ (1,812)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 1666 West Poplar Street		Landa Series 168 Brookview Drive		Landa Series 1689 Viceroy Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,422	$ 2,474	$ 962	$ -	$ 8,069	$ 3,415

Expenses	-	-	-	-	-	-
Management fee	594	198	64	-	731	249
Professional fees	-	-	1,880	72	-	-
Repairs & maintenance	6,120	1,140	-	90	4,310	265
Utilities	-	-	-	-	-	-
HOA fee	-	-	100	100	-	-
Insurance	127	65	153	98	176	92
Real estate taxes	629	310	1,102	570	1,390	658
Depreciation expense	3,425	979	1,817	1,074	4,178	1,257
Interest expense	11,030	3,952	1,840	627	13,693	4,791
Other expenses	-	-	-	-	-	-

Total expenses	21,925	6,644	6,956	2,631	24,478	7,312

Net operating income (loss)	(14,503)	(4,170)	(5,994)	(2,631)	(16,409)	(3,897)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(796)	-	-	-	(250)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (15,299)	$ (4,170)	$ (5,994)	$ (2,631)	$ (16,659)	$ (3,897)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 181 Watercress Court		Landa Series 188 Timberline Road		Landa Series 189 Shenandoah Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 11,760	$ 3,360	$ -	$ -	$ 8,640	$ 2,954

Expenses	-	-	-	-	-	-
Management fee	672	269	-	-	691	236
Professional fees	-	-	-	-	-	-
Repairs & maintenance	621	-	-	90	856	90
Utilities	-	-	-	-	-	-
HOA fee	163	65	-	-	-	-
Insurance	125	65	103	54	141	75
Real estate taxes	1,028	366	131	62	1,085	381
Depreciation expense	4,380	1,225	2,646	585	3,807	1,120
Interest expense	11,340	4,094	6,494	2,115	11,222	3,989
Other expenses	-	-	-	-	-	-

Total expenses	18,329	6,084	9,374	2,906	17,802	5,891

Net operating income (loss)	(6,569)	(2,724)	(9,374)	(2,906)	(9,162)	(2,937)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	1,100	-	-	-	410	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (5,469)	$ (2,724)	$ (9,374)	$ (2,906)	$ (8,752)	$ (2,937)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 195 Hunters Trace		Landa Series 196 Montego Circle		Landa Series 20 Chimney Smoke Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ -	$ 3,696	$ -	$ 2,924	$ -	$ 1,835

Expenses	-	-	-	-	-	-
Management fee	-	270	-	234	-	133
Professional fees	-	-	-	-	-	118
Repairs & maintenance	42	-	780	1,184	1,314	90
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	167	84	152	79	171	69
Real estate taxes	926	378	792	357	1,102	341
Depreciation expense	3,963	1,490	3,974	1,181	4,248	862
Interest expense	13,867	4,928	12,272	4,295	14,208	3,301
Other expenses	-	-	-	-	-	-

Total expenses	18,965	7,150	17,970	7,330	21,043	4,914

Net operating income (loss)	(18,965)	(3,454)	(17,970)	(4,406)	(21,043)	(3,079)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	-	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (18,965)	$ (3,454)	$ (17,970)	$ (4,406)	$ (21,043)	$ (3,079)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 212 Fleeta Drive		Landa Series 217 Glenloch Court		Landa Series 2264 Chestnut Hill Circle
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 9,570	$ 638	$ -	$ 3,715	$ -	$ -

Expenses	-	-	-	-	-	-
Management fee	510	51	-	297	-	-
Professional fees	546	-	-	-	-	-
Repairs & maintenance	550	90	72	90	68	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	145	76	225	116	258	133
Real estate taxes	663	280	1,328	502	1,920	789
Depreciation expense	3,552	991	4,608	1,415	5,693	1,815
Interest expense	11,214	4,167	15,780	5,599	17,466	6,090
Other expenses	-	-	-	-	-	-

Total expenses	17,180	5,655	22,013	8,019	25,405	8,827

Net operating income (loss)	(7,610)	(5,017)	(22,013)	(8,019)	(25,405)	(8,827)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(690)	-	1,400	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (8,300)	$ (5,017)	$ (20,613)	$ (4,304)	$ (25,405)	$ (8,827)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 2425 Cornell Circle		Landa Series 25 Pleasant Valley Road		Landa Series 253 Marco Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 13,970	$ 3,096	$ 10,529	$ 3,528	$ 1,342	$ 2,748

Expenses	-	-	-	-	-	-
Management fee	1,094	248	979	282	107	220
Professional fees	-	-	-	-	-	-
Repairs & maintenance	235	90	4,411	4,190	681	90
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	200	75	172	91	132	70
Real estate taxes	1,533	436	1,167	425	432	249
Depreciation expense	4,927	1,030	4,224	1,274	3,444	986
Interest expense	15,134	3,856	12,526	4,420	10,861	3,869
Other expenses	-	-	-	-	-	-

Total expenses	23,123	5,735	23,479	10,682	15,657	5,484

Net operating income (loss)	(9,153)	(2,639)	(12,950)	(7,154)	(14,315)	(2,736)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	350	-	(700)	-	600	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (8,803)	$ (2,639)	$ (13,650)	$ (7,154)	$ (13,715)	$ (2,736)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 258 Rocky Point Road		Landa Series 268 Brookview Drive		Landa Series 270 Mountain Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ -	$ 3,360	$ -	$ -	$ 10,650	$ 3,465

Expenses	-	-	-	-	-	-
Management fee	-	269	-	-	852	277
Professional fees	-	-	2,200	-	-	-
Repairs & maintenance	1,260	90	1,420	2,614	-	90
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	50	-	-
Insurance	195	100	153	95	183	95
Real estate taxes	937	371	1,103	571	825	351
Depreciation expense	4,708	1,452	2,542	1,062	4,555	1,491
Interest expense	14,308	5,017	4,004	1,379	13,305	4,813
Other expenses	-	-	-	-	-	-

Total expenses	21,408	7,299	11,422	5,771	19,720	7,117

Net operating income (loss)	(21,408)	(3,939)	(11,422)	(5,771)	(9,070)	(3,652)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	-	-	-	-	(1,600)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (21,408)	$ (3,939)	$ (11,422)	$ (5,771)	$ (10,670)	$ (3,652)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 270 Pleasant Hills Drive		Landa Series 2813 Vicksburg Court		Landa Series 2933 Coffer Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 10,568	$ 3,579	$ 5,760	$ 3,203	$ -	$ 1,688

Expenses	-	-	-	-	-	-
Management fee	845	286	432	256	-	135
Professional fees	40	-	-	-	-	-
Repairs & maintenance	2,588	-	152	90	989	90
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	305	210	204	115	245	158
Real estate taxes	946	333	1,283	582	550	242
Depreciation expense	4,170	1,542	5,058	1,581	4,195	1,263
Interest expense	11,991	4,482	15,806	5,541	13,114	4,605
Other expenses	-	-	-	-	-	-

Total expenses	20,885	6,853	22,935	8,165	19,093	6,493

Net operating income (loss)	(10,317)	(3,274)	(17,175)	(4,962)	(19,093)	(4,805)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	423	-	125	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (9,894)	$ (3,274)	$ (17,050)	$ (4,962)	$ (19,093)	$ (4,805)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 30 High Ridge Road		Landa Series 30 Roosevelt Road		Landa Series 3011 Raintree Drive SE
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 10,496	$ 3,674	$ 8,745	$ 1,788	$ 6,015	$ -

Expenses	-	-	-	-	-	-
Management fee	756	294	660	143	481	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	867	90	129	-	2,348	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	163	85	191	99	150	80
Real estate taxes	727	295	971	375	-	476
Depreciation expense	4,979	1,552	4,530	1,280	4,696	1,741
Interest expense	13,808	4,866	13,364	4,774	14,204	4,978
Other expenses	-	-	-	-	-	-

Total expenses	21,300	7,182	19,845	6,671	21,879	7,275

Net operating income (loss)	(10,804)	(3,508)	(11,100)	(4,883)	(15,864)	(7,275)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(525)	-	(2,000)	-	(1,680)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (11,329)	$ (3,508)	$ (13,100)	$ (4,883)	$ (17,544)	$ (7,275)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 3043 Highway 81 S		Landa Series 313 Blue Heron Drive		Landa Series 3202 Chippewa Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,038	$ 899	$ 10,350	$ 3,300	$ -	$ -

Expenses	-	-	-	-	-	-
Management fee	375	72	828	264	-	-
Professional fees	-	-	85	164	72	-
Repairs & maintenance	4,032	7,420	301	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	211	145	166	87	174	90
Real estate taxes	327	152	1,050	465	1,014	486
Depreciation expense	3,190	952	4,960	1,521	4,458	1,360
Interest expense	10,766	3,817	12,211	4,495	12,672	4,446
Other expenses	-	-	-	-	-	-

Total expenses	18,901	12,558	19,601	6,996	18,390	6,382

Net operating income (loss)	(11,863)	(11,659)	(9,251)	(3,696)	(18,390)	(6,382)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	1,143	-	(935)	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (10,720)	$ (11,659)	$ (10,186)	$ (3,696)	$ (18,390)	$ (6,382)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 35 Clay Court		Landa Series 350 Cadiz Lane S		Landa Series 351 Wesley Park Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 10,704	$ 3,568	$ 8,375	$ 1,675	$ 9,734	$ 3,344

Expenses	-	-	-	-	-	-
Management fee	856	285	278	134	779	268
Professional fees	-	-	-	-	-	-
Repairs & maintenance	293	-	8,878	90	1,906	1,665
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	188	98	248	160	127	72
Real estate taxes	810	324	(1)	375	953	472
Depreciation expense	4,613	1,708	4,126	1,237	3,874	1,145
Interest expense	13,205	4,776	12,168	4,414	11,856	4,131
Other expenses	-	-	-	-	-	-

Total expenses	19,965	7,191	25,697	6,410	19,495	7,753

Net operating income (loss)	(9,261)	(3,623)	(17,322)	(4,735)	(9,761)	(4,409)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(601)	-	(1,200)	-	(1,200)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (9,862)	$ (3,623)	$ (18,522)	$ (4,735)	$ (10,961)	$ (4,409)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 3667 Patti Parkway		Landa Series 412 Kendall Lane		Landa Series 43 Darwin Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 13,200	$ 2,839	$ 9,300	$ -	$ -	$ -

Expenses	-	-	-	-	-	-
Management fee	880	227	744	-	-	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	2,455	90	2,909	1,900	30	90
Utilities	-	-	45	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	233	87	177	68	151	80
Real estate taxes	1,718	639	1,048	301	810	301
Depreciation expense	5,656	1,211	4,424	940	3,741	1,096
Interest expense	18,118	4,213	13,019	3,028	12,005	4,209
Other expenses	-	-	-	-	-	-

Total expenses	29,060	6,467	22,366	6,237	16,737	5,776

Net operating income (loss)	(15,860)	(3,628)	(13,066)	(6,237)	(16,737)	(5,776)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	450	-	(250)	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (15,410)	$ (3,628)	$ (13,316)	$ (6,237)	$ (16,737)	$ (5,776)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 45 Blue Jay Drive		Landa Series 45 Laurel Way		Landa Series 4702 Saint James Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 2,483	$ 3,674	$ -	$ -	$ 9,470	$ 2,450

Expenses	-	-	-	-	-	-
Management fee	199	294	-	-	758	196
Professional fees	-	-	-	-	-	-
Repairs & maintenance	1,510	1,065	-	-	2,623	5,200
Utilities	200	-	-	-	-	-
HOA fee	-	-	-	-	229	92
Insurance	231	121	206	79	153	81
Real estate taxes	1,016	422	708	213	1,442	535
Depreciation expense	5,292	1,668	5,091	1,062	4,267	1,181
Interest expense	16,612	5,835	14,030	3,264	11,567	4,107
Other expenses	-	-	-	-	-	-

Total expenses	25,060	9,405	20,035	4,618	21,039	11,392

Net operating income (loss)	(22,577)	(5,731)	(20,035)	(4,618)	(11,569)	(8,942)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(325)	-	-	-	700	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (22,902)	$ (5,731)	$ (20,035)	$ (4,618)	$ (10,869)	$ (8,942)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 4732 Pinedale Drive		Landa Series 5040 Huntshire Lane		Landa Series 513 Jarrett Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 2,989	$ 2,690	$ 2,499	$ 5,548	$ -	$ 3,358

Expenses	-	-	-	-	-	-
Management fee	94	196	200	424	-	269
Professional fees	-	164	78	-	-	-
Repairs & maintenance	401	90	4,781	-	2,892	3,243
Utilities	-	-	-	-	-	-
HOA fee	-	-	219	88	-	-
Insurance	119	69	342	176	163	83
Real estate taxes	583	249	2,089	1,029	1,204	493
Depreciation expense	3,017	1,127	6,852	2,535	4,145	1,534
Interest expense	9,793	3,542	21,651	7,644	12,743	4,607
Other expenses	-	-	-	-	-	-

Total expenses	14,007	5,437	36,212	11,896	21,147	10,229

Net operating income (loss)	(11,018)	(2,747)	(33,713)	(6,348)	(21,147)	(6,871)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,075)	-	2,499	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (12,093)	$ (2,747)	$ (31,214)	$ (6,348)	$ (21,147)	$ (6,871)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 5143 Pinecrest Drive SW		Landa Series 540 Cowan Road		Landa Series 5411 Rocky Pine Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,717	$ 2,589	$ 10,712	$ 3,515	$ -	$ 2,119

Expenses	-	-	-	-	-	-
Management fee	514	207	857	281	18	156
Professional fees	-	-	-	-	99	-
Repairs & maintenance	202	90	-	90	119	165
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	128	68	280	194	290	137
Real estate taxes	481	218	741	309	1,261	434
Depreciation expense	3,114	1,163	4,469	1,364	3,985	991
Interest expense	10,041	3,578	14,020	4,938	13,982	3,262
Other expenses	-	-	-	-	-	-

Total expenses	14,480	5,324	20,367	7,176	19,754	5,145

Net operating income (loss)	(6,763)	(2,735)	(9,655)	(3,661)	(19,754)	(3,026)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(400)	-	995	-	80	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (7,163)	$ (2,735)	$ (8,660)	$ (3,661)	$ (19,674)	$ (3,026)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 550 Cowan Road		Landa Series 5581 Fox Glen Circle		Landa Series 565 Mountainview Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 3,190	$ 2,094	$ 16,722	$ 3,229	$ 10,650	$ 3,518

Expenses	-	-	-	-	-	-
Management fee	158	168	1,147	258	852	281
Professional fees	-	-	-	-	-	-
Repairs & maintenance	4,321	-	350	90	-	90
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	153	59	293	112	178	102
Real estate taxes	654	203	1,857	706	832	354
Depreciation expense	3,946	942	6,362	1,539	4,266	1,582
Interest expense	12,910	3,075	20,841	4,857	13,408	4,812
Other expenses	-	-	-	-	-	-

Total expenses	22,142	4,447	30,850	7,562	19,536	7,221

Net operating income (loss)	(18,952)	(2,353)	(14,128)	(4,333)	(8,886)	(3,703)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,200)	-	1,425	-	(125)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (20,152)	$ (2,353)	$ (12,703)	$ (4,333)	$ (9,011)	$ (3,703)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 5801 Strathmoor Manor Circle		Landa Series 6107 Shadow Glen Court		Landa Series 6113 Pine Glen Circle SW
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 9,750	$ 3,318	$ 7,140	$ 2,586	$ 7,812	$ 2,640

Expenses	-	-	-	-	-	-
Management fee	650	265	249	197	605	202
Professional fees	-	-	-	-	109	-
Repairs & maintenance	2,074	1,127	323	-	6,604	740
Utilities	-	-	-	-	-	650
HOA fee	217	87	-	-	-	-
Insurance	137	71	115	60	145	82
Real estate taxes	1,018	501	466	193	47	288
Depreciation expense	3,327	1,246	3,006	1,114	7,167	2,252
Interest expense	11,204	4,040	9,499	3,467	17,132	6,068
Other expenses	-	-	-	-	-	-

Total expenses	18,627	7,337	13,658	5,031	31,809	10,282

Net operating income (loss)	(8,877)	(4,019)	(6,518)	(2,445)	(23,997)	(7,642)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(25)	-	1,400	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (8,902)	$ (4,019)	$ (5,118)	$ (2,445)	$ (23,997)	$ (7,642)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 615 Barshay Drive		Landa Series 6168 Wheat Street NE		Landa Series 6178 Green Acres Drive SW
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ -	$ 161	$ 7,800	$ -	$ 9,037	$ 3,220

Expenses	-	-	-	-	-	-
Management fee	-	13	624	-	582	235
Professional fees	-	-	-	-	-	-
Repairs & maintenance	70	90	801	90	606	90
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	153	87	177	113	144	75
Real estate taxes	716	313	565	154	674	278
Depreciation expense	4,355	1,317	3,047	728	2,997	1,111
Interest expense	13,316	4,678	7,941	2,967	9,528	3,544
Other expenses	-	-	-	-	-	-

Total expenses	18,610	6,498	13,155	4,052	14,531	5,333

Net operating income (loss)	(18,610)	(6,337)	(5,355)	(4,052)	(5,494)	(2,113)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	-	-	(399)	-	435	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (18,610)	$ (6,337)	$ (5,754)	$ (4,052)	$ (5,059)	$ (2,113)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 6404 Walnut Way		Landa Series 643 Sycamore Drive		Landa Series 65 Freedom Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 8,931	$ 2,937	$ 9,671	$ 3,224	$ 9,870	$ 3,385

Expenses	-	-	-	-	-	-
Management fee	650	220	516	258	790	271
Professional fees	-	233	-	-	-	-
Repairs & maintenance	225	90	1,158	90	145	90
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	164	64	151	80	166	87
Real estate taxes	838	280	877	400	664	315
Depreciation expense	4,132	833	4,018	1,198	4,386	1,324
Interest expense	11,700	3,122	12,736	4,562	12,797	4,507
Other expenses	-	-	-	-	-	-

Total expenses	17,739	4,842	19,456	6,588	18,948	6,594

Net operating income (loss)	(8,808)	(1,905)	(9,785)	(3,364)	(9,078)	(3,209)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,650)	-	200	-	(820)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (10,458)	$ (1,905)	$ (9,585)	$ (3,364)	$ (9,898)	$ (3,209)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 6635 Kimberly Mill Road		Landa Series 6653 Bedford Road		Landa Series 6762 Bent Creek Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ -	$ -	$ 9,600	$ 3,098	$ 10,049	$ 3,350

Expenses	-	-	-	-	-	-
Management fee	-	-	512	248	804	268
Professional fees	-	-	-	-	-	-
Repairs & maintenance	374	75	329	-	440	675
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	247	159	139	78	136	72
Real estate taxes	1,138	415	885	389	967	414
Depreciation expense	5,206	1,529	4,546	1,670	3,982	1,475
Interest expense	14,329	5,019	12,433	4,384	13,329	4,823
Other expenses	-	-	-	-	-	-

Total expenses	21,294	7,197	18,844	6,769	19,658	7,727

Net operating income (loss)	(21,294)	(7,197)	(9,244)	(3,671)	(9,609)	(4,377)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	-	-	1,475	-	995	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (21,294)	$ (7,197)	$ (7,769)	$ (3,671)	$ (8,614)	$ (4,377)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 709 Georgetown Court		Landa Series 7107 Geiger Street NW		Landa Series 750 Georgetown Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 12,495	$ 3,570	$ 5,750	$ 2,415	$ 7,290	$ 2,513

Expenses	-	-	-	-	-	-
Management fee	571	286	460	193	388	201
Professional fees	-	-	(6)	-	-	-
Repairs & maintenance	462	90	560	90	244	90
Utilities	-	-	-	-	-	-
HOA fee	208	83	-	-	208	83
Insurance	154	82	102	53	149	78
Real estate taxes	1,107	380	128	61	1,126	386
Depreciation expense	3,700	1,383	2,056	767	3,357	954
Interest expense	11,083	4,313	7,878	2,824	10,841	3,869
Other expenses	-	-	-	-	-	-

Total expenses	17,285	6,617	11,178	3,988	16,313	5,661

Net operating income (loss)	(4,790)	(3,047)	(5,428)	(1,573)	(9,023)	(3,148)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	105	-	(1,840)	-	(210)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (4,685)	$ (3,047)	$ (7,268)	$ (1,573)	$ (9,233)	$ (3,148)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 752 Chestnut Drive		Landa Series 773 Villa Way		Landa Series 7781 Mountain Creek Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 6,346	$ 2,027	$ 6,400	$ -	$ 1,725	$ -

Expenses	-	-	-	-	-	-
Management fee	507	162	528	-	138	-
Professional fees	-	-	-	-	34	-
Repairs & maintenance	2,846	1,817	2,168	90	656	-
Utilities	-	-	252	199	89	-
HOA fee	-	-	220	165	-	-
Insurance	122	64	201	178	316	204
Real estate taxes	317	156	1,180	562	1,410	509
Depreciation expense	2,906	788	1,952	737	4,493	1,372
Interest expense	8,449	2,997	7,673	549	14,708	5,152
Other expenses	-	-	-	-	-	-

Total expenses	15,147	5,984	14,174	2,480	21,844	7,237

Net operating income (loss)	(8,801)	(3,957)	(7,774)	(2,480)	(20,119)	(7,237)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(750)	-	(649)	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (9,551)	$ (3,957)	$ (8,423)	$ (2,480)	$ (20,119)	$ (7,237)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 7950 Woodlake Drive		Landa Series 80 High Ridge Road		Landa Series 808 Hillandale Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 8,667	$ 2,882	$ -	$ 1,810	$ -	$ 3,389

Expenses	-	-	-	-	-	-
Management fee	671	231	-	145	-	271
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	1,487	2,984	695	1,479
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	200	100
Insurance	170	89	174	98	172	91
Real estate taxes	1,056	425	799	307	680	606
Depreciation expense	3,724	1,090	4,508	1,379	4,253	1,281
Interest expense	11,166	3,928	14,036	4,908	13,122	4,588
Other expenses	-	-	-	-	-	-

Total expenses	16,787	5,763	21,004	9,821	19,122	8,416

Net operating income (loss)	(8,120)	(2,881)	(21,004)	(8,011)	(19,122)	(5,027)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	200	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (7,920)	$ (2,881)	$ (21,004)	$ (8,011)	$ (19,122)	$ (5,027)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 8110 Devonshire Drive		Landa Series 8121 Spillers Drive SW		Landa Series 8233 Creekline Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 9,115	$ 3,407	$ 1,628	$ 2,688	$ 1,750	$ 700

Expenses	-	-	-	-	-	-
Management fee	436	260	-	215	140	56
Professional fees	27	-	-	-	-	-
Repairs & maintenance	-	90	-	90	-	90
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	115	60	113	58	243	168
Real estate taxes	862	320	425	174	1,136	453
Depreciation expense	3,140	874	3,631	1,055	4,389	1,383
Interest expense	8,314	3,436	10,357	3,669	12,527	4,400
Other expenses	-	-	-	-	-	-

Total expenses	12,894	5,040	14,526	5,261	18,435	6,550

Net operating income (loss)	(3,779)	(1,633)	(12,898)	(2,573)	(16,685)	(5,850)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(950)	-	-	-	1,750	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (4,729)	$ (1,633)	$ (12,898)	$ (2,573)	$ (14,935)	$ (5,850)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 843 Tramore Drive		Landa Series 85 Kirkland Court		Landa Series 85 Thorn Thicket Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 9,521	$ 5,430	$ -	$ -	$ 8,034	$ 2,772

Expenses	-	-	-	-	-	-
Management fee	860	408	-	-	643	222
Professional fees	246	118	-	-	-	-
Repairs & maintenance	155	-	75	150	132	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	134	86	219	116	189	99
Real estate taxes	1,338	569	938	354	789	389
Depreciation expense	2,516	1,387	4,528	1,684	4,393	1,336
Interest expense	12,596	971	15,499	5,434	13,365	4,688
Other expenses	-	-	-	-	-	-

Total expenses	17,845	3,539	21,259	7,738	19,511	6,734

Net operating income (loss)	(8,324)	1,891	(21,259)	(7,738)	(11,477)	(3,962)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,600)	-	-	-	(625)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (9,924)	$ 1,891	$ (21,259)	$ (7,738)	$ (12,102)	$ (3,962)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 8855 Rugby Court		Landa Series 9434 Cedar Creek Place		Landa Series 9597 Pintail Trail
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,120	$ 3,094	$ 9,608	$ 3,150	$ 7,200	$ 3,906

Expenses	-	-	-	-	-	-
Management fee	559	226	756	252	576	298
Professional fees	137	137	-	-	-	137
Repairs & maintenance	840	90	2,832	90	2,476	3,866
Utilities	-	-	-	-	-	207
HOA fee	-	-	140	56	-	-
Insurance	138	71	197	102	177	179
Real estate taxes	718	302	-	451	1,135	500
Depreciation expense	3,273	923	5,255	1,545	4,298	1,591
Interest expense	9,270	3,436	15,061	5,291	12,615	4,584
Other expenses	-	-	-	-	-	-

Total expenses	14,935	5,185	24,241	7,787	21,277	11,362

Net operating income (loss)	(7,815)	(2,091)	(14,633)	(4,637)	(14,077)	(7,456)

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(575)	-	45	-	300	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (8,390)	$ (2,091)	$ (14,588)	$ (4,637)	$ (13,777)	$ (7,456)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 1000 Fox Valley Trail		Landa Series 105 Anne Street		Landa Series 11447 S Grove Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 13,598	$ -	$ -	$ -	$ -	$ -

Expenses	-	-	-	-	-	-
Management fee	932	-	-	-	-	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	2,327	-	470	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	375	-	181	-	210	-
Real estate taxes	1,522	-	476	-	(1)	-
Depreciation expense	4,430	-	3,701	-	4,175	-
Interest expense	11,605	-	9,434	-	11,062	-
Other expenses	-	-	-	-	-	-

Total expenses	21,191	-	14,262	-	15,446	-

Net operating income (loss)	(7,593)	-	(14,262)	-	(15,446)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	2,510	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (5,083)	$ -	$ (14,262)	$ -	$ (15,446)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 114 Starlake Drive		Landa Series 120 Rosewood Drive		Landa Series 12 Mintz Street
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,628	$ -	$ 11,328	$ -	$ 9,793	$ -

Expenses	-	-	-	-	-	-
Management fee	492	-	906	-	770	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	399	-	727	-	1,034	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	180	-	209	-	190	-
Real estate taxes	672	-	1,203	-	715	-
Depreciation expense	3,705	-	4,183	-	3,842	-
Interest expense	10,825	-	11,646	-	10,805	-
Other expenses	-	-	-	-	-	-

Total expenses	16,273	-	18,874	-	17,356	-

Net operating income (loss)	(8,645)	-	(7,546)	-	(7,563)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,650)	-	(1,400)	-	(1,650)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (10,295)	$ -	$ (8,946)	$ -	$ (9,213)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 1443 Pebble Ridge Lane		Landa Series 1485 Bola Court		Landa Series 157 Wells Road
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 8,294	$ -	$ 10,451	$ -	$ 6,193	$ -

Expenses	-	-	-	-	-	-
Management fee	766	-	836	-	495	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	5,711	-	336	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	344	-	185	-	143	-
Real estate taxes	1,331	-	881	-	(1)	-
Depreciation expense	5,026	-	3,760	-	3,239	-
Interest expense	11,842	-	10,401	-	15,520	-
Other expenses	-	-	-	-	-	-

Total expenses	25,020	-	16,399	-	19,396	-

Net operating income (loss)	(16,726)	-	(5,948)	-	(13,203)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(55)	-	(1,173)	-	(271)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (16,781)	$ -	$ (7,121)	$ -	$ (13,474)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 1683 Spoonbill Road		Landa Series 1903 Old Concord Drive Southeast		Landa Series 195 Branchwood Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 9,150	$ -	$ 3,100	$ -	$ 1,759	$ -

Expenses	-	-	-	-	-	-
Management fee	366	-	248	-	141	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	2,761	-	1,011	-	1,889	-
Utilities	352	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	186	-	227	-	233	-
Real estate taxes	841	-	683	-	867	-
Depreciation expense	3,511	-	4,559	-	4,977	-
Interest expense	10,716	-	11,320	-	11,772	-
Other expenses	-	-	-	-	-	-

Total expenses	18,733	-	18,048	-	19,879	-

Net operating income (loss)	(9,583)	-	(14,948)	-	(18,120)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(163)	-	1,500	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (9,746)	$ -	$ (13,448)	$ -	$ (18,120)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 204 North Main Court		Landa Series 2443 Hodges Farm Road		Landa Series 440 Freestone Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 9,408	$ -	$ 2,688	$ -	$ 9,765	$ -

Expenses	-	-	-	-	-	-
Management fee	588	-	215	-	781	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	761	-	2,606	-	(337)	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	159	-	210	-	239	-
Real estate taxes	1,141	-	587	-	757	-
Depreciation expense	3,290	-	3,592	-	5,186	-
Interest expense	9,009	-	10,692	-	12,270	-
Other expenses	-	-	-	-	-	-

Total expenses	14,948	-	17,902	-	18,896	-

Net operating income (loss)	(5,540)	-	(15,214)	-	(9,131)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(575)	-	2,300	-	(530)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (6,115)	$ -	$ (12,914)	$ -	$ (9,661)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 497 Georgia Highway 212		Landa Series 524 Sawmill Road		Landa Series 5329 Shirewick Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,560	$ -	$ 9,766	$ -	$ 12,884	$ -

Expenses	-	-	-	-	-	-
Management fee	504	-	651	-	1,031	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	-	-	664	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	188	-	221	-	257	-
Real estate taxes	536	-	880	-	1,945	-
Depreciation expense	4,093	-	4,480	-	4,986	-
Interest expense	10,920	-	12,156	-	12,696	-
Other expenses	-	-	-	-	-	-

Total expenses	16,241	-	19,052	-	20,915	-

Net operating income (loss)	(8,681)	-	(9,286)	-	(8,031)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(775)	-	(1,888)	-	(850)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (9,456)	$ -	$ (11,174)	$ -	$ (8,881)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 55 Myrtle Grove Lane		Landa Series 5737 Strathmoor Manor Circle		Landa Series 6386 Forester Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 10,128	$ -	$ 3,066	$ -	$ 180	$ -

Expenses	-	-	-	-	-	-
Management fee	810	-	234	-	-	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	505	-	765	-	427	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	212	-	249	-	232	-
Real estate taxes	728	-	1,133	-	690	-
Depreciation expense	4,094	-	3,695	-	4,667	-
Interest expense	11,768	-	10,391	-	11,542	-
Other expenses	-	-	-	-	-	-

Total expenses	18,117	-	16,467	-	17,558	-

Net operating income (loss)	(7,989)	-	(13,401)	-	(17,378)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,137)	-	-	-	3,600	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (9,126)	$ -	$ (13,401)	$ -	$ (13,778)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 6710 Sunset Hills Boulevard		Landa Series 70 Shenandoah Lane		Landa Series 800 Mills Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,246	$ -	$ 10,414	$ -	$ -	$ -

Expenses	-	-	-	-	-	-
Management fee	483	-	936	-	-	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	145	-	2,086	-	2,103	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	179	-	249	-	349	-
Real estate taxes	1,102	-	889	-	708	-
Depreciation expense	3,461	-	4,971	-	5,250	-
Interest expense	10,202	-	12,340	-	12,938	-
Other expenses	-	-	-	-	-	-

Total expenses	15,572	-	21,471	-	21,348	-

Net operating income (loss)	(8,326)	-	(11,057)	-	(21,348)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,623)	-	(650)	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (9,949)	$ -	$ (11,707)	$ -	$ (21,348)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 9020 Sterling Ridge Lane		Landa Series 9150 Spillers Drive SW		Landa Series 9409 Forest Knoll Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 10,410	$ -	$ 8,400	$ -	$ 9,600	$ -

Expenses	-	-	-	-	-	-
Management fee	833	-	224	-	512	-
Professional fees	-	-	119	-	-	-
Repairs & maintenance	-	-	172	-	600	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	192	-	167	-	226	-
Real estate taxes	915	-	818	-	1,074	-
Depreciation expense	3,480	-	3,679	-	4,519	-
Interest expense	9,787	-	10,576	-	12,206	-
Other expenses	-	-	-	-	-	-

Total expenses	15,207	-	15,755	-	19,137	-

Net operating income (loss)	(4,797)	-	(7,355)	-	(9,537)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,410)	-	(650)	-	600	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (6,207)	$ -	$ (8,005)	$ -	$ (8,937)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 1445 Maple Valley Court		Landa Series 8658 Ashley Way		Landa Series 8667 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 7,526	$ -	$ 1,386	$ -	$ 6,635	$ -

Expenses	-	-	-	-	-	-
Management fee	602	-	101	-	492	-
Professional fees	-	-	-	-	113	-
Repairs & maintenance	385	-	1,166	-	488	-
Utilities	-	-	-	-	-	-
HOA fee	150	-	-	-	-	-
Insurance	171	-	121	-	25	-
Real estate taxes	787	-	679	-	142	-
Depreciation expense	2,662	-	2,778	-	1,682	-
Interest expense	3,912	-	13,044	-	8,701	-
Other expenses	-	-	-	-	-	-

Total expenses	8,669	-	17,889	-	11,643	-

Net operating income (loss)	(1,143)	-	(16,503)	-	(5,008)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(1,700)	-	-	-	(1,000)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (2,843)	$ -	$ (16,503)	$ -	$ (6,008)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 8671 Ashley Way		Landa Series 8691 Ashley Way		Landa Series 8697 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 4,600	$ -	$ 7,875	$ -	$ 7,245	$ -

Expenses	-	-	-	-	-	-
Management fee	368	-	630	-	580	-
Professional fees	-	-	-	-	-	-
Repairs & maintenance	756	-	1,469	-	465	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	30	-	68	-	63	-
Real estate taxes	143	-	191	-	203	-
Depreciation expense	2,904	-	2,113	-	4,733	-
Interest expense	13,116	-	9,661	-	7,821	-
Other expenses	-	-	-	-	-	-

Total expenses	17,317	-	14,132	-	13,865	-

Net operating income (loss)	(12,717)	-	(6,257)	-	(6,620)	-

Gain on sale of real estate	-	-	-	-	-	-
Other income (expense)	(150)	-	(800)	-	(1,323)	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (12,867)	$ -	$ (7,057)	$ -	$ (7,943)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 141 Longstreet Circle		Landa Series 2962 Hunt Street		Landa Series 5066 Greenway Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 4,075	$ -	$ 2,970	$ -	$ -	$ -

Expenses	-	-	-	-	-	-
Management fee	326	-	238	-	-	-
Professional fees	109	-	-	-	-	-
Repairs & maintenance	6,420	-	-	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	-
Insurance	259	-	371	-	-	-
Real estate taxes	964	-	565	-	-	-
Depreciation expense	4,905	-	1,063	-	4,469	-
Interest expense	12,928	-	7,562	-	16,712	-
Other expenses	-	-	-	-	-	-

Total expenses	25,911	-	9,799	-	21,181	-

Net operating income (loss)	(21,836)	-	(6,829)	-	(21,181)	-

Gain on sale of real estate	-	-	(16,671)	-	-	-
Other income (expense)	(70)	-	-	-	-	-
Provision for income taxes	-	-	-	-	-	-

Net income (loss)	$ (21,906)	$ -	$ (23,500)	$ -	$ (21,181)	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 8152 Arble Drive		Landa Series 29 Holly Grove Road		Landa Series 115 Sardis Street
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ 11,067	$ -	$ 3,131	$ 4,548	$ -	$ 1,786

Expenses	-	-	-	-	-	-
Management fee	857	-	250	364	-	136
Professional fees	-	-	-	50	-	-
Repairs & maintenance	-	-	-	-	-	-
Utilities	-	-	-	-	-	-
HOA fee	-	-	-	-	-	1,000
Insurance	451	-	30	221	-	97
Real estate taxes	817	-	806	769	-	276
Depreciation expense	3,445	-	1,536	1,536	-	981
Interest expense	16,165	-	3,977	2,249	-	1,376
Other expenses	-	-	-	-	-	-

Total expenses	21,735	-	6,599	5,189	-	3,866

Net operating income (loss)	(10,668)	-	(3,468)	(641)	-	(2,080)

Gain on sale of real estate	-	-	31,872	-	-	32,421
Other income (expense)	(1,700)	-	600	-	-	-
Provision for income taxes	-	-	(7,251)	-	-	-

Net income (loss)	$ (12,368)	$ -	$ 21,753	$ (641)	$ -	$ 30,341

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Landa Series 209 Timber Wolf Trail		Landa Series 2505 Oak Circle		Landa Series 271 Timber Wolf Trail
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Rental income	$ -	$ 1,275	$ -	$ 3,875	$ -	$ -

Expenses	-	-	-	-	-	-
Management fee	-	102	-	310	-	-
Professional fees	-	262	-	-	-	-
Repairs & maintenance	154	-	-	13,097	-	623
Utilities	-	-	-	-	-	-
HOA fee	-	703	-	-	-	-
Insurance	-	128	-	127	-	73
Real estate taxes	-	394	-	653	-	282
Depreciation expense	-	1,442	-	1,330	-	1,093
Interest expense	-	2,309	-	1,818	-	1,687
Other expenses	-	-	-	-	-	-

Total expenses	154	5,340	-	17,335	-	3,758

Net operating income (loss)	(154)	(4,065)	-	(13,460)	-	(3,758)

Gain on sale of real estate	-	(8,208)	-	46,645	-	(8,845)
Other income (expense)	-	-	-	-	-	-
Provision for income taxes	-	-	-	(1,530)	-	-

Net income (loss)	$ (154)	$ (12,273)	$ -	$ 31,655	$ -	$ (12,603)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(CONTINUED)

	Total Combined Statement of Operations
	Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023

Rental income	$ 1,086,116	$ 457,852

Expenses	-	-
Management fee	79,784	36,273
Professional fees	6,402	4,414
Repairs & maintenance	218,790	98,246
Utilities	1,418	2,156
HOA fee	2,043	11,143
Insurance	30,157	16,676
Real estate taxes	151,832	72,524
Depreciation expense	614,808	201,981
Interest expense	1,754,669	479,489
Other expenses	-	-

Total expenses	2,859,903	922,902

Net operating income (loss)	(1,773,787)	(465,050)

Gain on sale of real estate	15,201	62,013
Other income (expense)	(23,091)	-
Provision for income taxes	(8,335)	(1,530)

Net income (loss)	$ (1,790,012)	$ (404,567)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

	Landa Series 1394 Oakview Circle	Landa Series 1701 Summerwoods Lane	Landa Series 1741 Park Lane	Landa Series 1703 Summerwoods Lane	Landa Series 1712 Summerwoods Lane
Balance at December 31, 2022 (Audited)	$ 35,262	$ (3,556)	$ (3,619)	$ 32,250	$ 42,207
Proceeds from sales of members' interest	-	-	68,411	12,098	-
Distributions	-	(2,332)	(62)	-	-
Net income (loss)	1,328	(4,729)	(4,581)	(2,729)	(2,829)
Balance at June 30, 2023 (Unaudited)	$ 36,590	$ (10,617)	$ 60,149	$ 41,619	$ 39,378
-
Balance at December 31, 2023	$ 33,621	$ 56,660	$ (3,513)	$ 20,557	$ 32,242
Proceeds from sales of members' interest	-	-	2,232	-	-
Distributions	5,086	-	(633)	(1,834)	(1,984)
Net income (loss)	389	(7,712)	(9,785)	(828)	(2,783)
Balance at June 30, 2024 (Unaudited)	$ 39,096	$ 48,948	$ (11,699)	$ 17,895	$ 27,475

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 1743 Summerwoods Lane	Landa Series 1750 Summerwoods Lane	Landa Series 4267 High Park Lane	Landa Series 4474 Highwood Park Drive	Landa Series 8569 Creekwood Way	Landa Series 9439 Lakeview Road
Balance at December 31, 2022 (Audited)	$ 33,316	$ 33,614	$ 40,661	$ 29,372	$ 30,259	$ 47,905
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	-	-	-	(2,647)	(1,047)	(3,623)
Net income (loss)	1,085	1,268	(6,999)	48	(4,072)	(201)
Balance at June 30, 2023 (Unaudited)	$ 34,401	$ 34,882	$ 33,662	$ 26,773	$ 25,140	$ 44,081
-
Balance at December 31, 2023	$ 29,393	$ 30,536	$ 28,669	$ 25,807	$ 16,458	$ 41,047
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	(1,709)	(1,489)	(530)	(1,701)	(1,684)	(1,877)
Net income (loss)	2,164	(3,008)	(8,483)	(2,167)	700	(2,138)
Balance at June 30, 2024 (Unaudited)	$ 29,848	$ 26,039	$ 19,656	$ 21,939	$ 15,474	$ 37,032

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 10167 Port Royal Court	Landa Series 1246 Elgin Way	Landa Series 1910 Grove Way	Landa Series 593 Country Lane Drive	Landa Series 6436 Stone Terrace	Landa Series 6440 Woodstone Terrace
Balance at December 31, 2022 (Audited)	$ 24,063	$ 33,867	$ 6,169	$ 21,990	$ 12,608	$ (1,714)
Proceeds from sales of members' interest	-	19	-	-	23	-
Distributions	(3,574)	(1,507)	(1,300)	(2,663)	(3,310)	(2,682)
Net income (loss)	966	1,085	(5,186)	961	1,548	(636)
Balance at June 30, 2023 (Unaudited)	$ 21,455	$ 33,464	$ (317)	$ 20,288	$ 10,869	$ (5,032)
-
Balance at December 31, 2023	$ 21,773	$ 32,083	$ (11,069)	$ 19,507	$ 10,547	$ (17,476)
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	(2,001)	(2,178)	-	(1,486)	(1,861)	(918)
Net income (loss)	(1,061)	(2,559)	(9,289)	(568)	(1,872)	(2,883)
Balance at June 30, 2024 (Unaudited)	$ 18,711	$ 27,346	$ (20,358)	$ 17,453	$ 6,814	$ (21,277)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 6848 Sandy Creek Drive	Landa Series 687 Utoy Court	Landa Series 729 Winter Lane	Landa Series 7349 Exeter Court	Landa Series 8645 Embrey Drive	Landa Series 8780 Churchill Place
Balance at December 31, 2022 (Audited)	$ 17,339	$ 26,310	$ 16,382	$ 35,538	$ 29,190	$ 31,663
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	(2,507)	(3,992)	(2,796)	(2,215)	(898)	(2,866)
Net income (loss)	245	(1,833)	(3,404)	1,378	1,336	(6,717)
Balance at June 30, 2023 (Unaudited)	$ 15,077	$ 20,485	$ 10,182	$ 34,701	$ 29,628	$ 22,080
-
Balance at December 31, 2023	$ 15,916	$ 20,620	$ 3,456	$ 32,887	$ 24,863	$ 16,470
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	(440)	(1,880)	-	(2,029)	(1,720)	(1,494)
Net income (loss)	(3,016)	(2,414)	(6,904)	(823)	(1,121)	(9,374)
Balance at June 30, 2024 (Unaudited)	$ 12,460	$ 16,326	$ (3,448)	$ 30,035	$ 22,022	$ 5,602

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 8796 Parliament Place	Landa Series 8641 Ashley Way	Landa Series 8651 Ashley Way	Landa Series 8652 Ashley Way	Landa Series 8653 Ashley Way	Landa Series 8654 Ashley Way
Balance at December 31, 2022 (Audited)	$ 27,658	$ 45,331	$ 32,099	$ 44,040	$ 48,592	$ 41,138
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	(2,884)	(3,624)	(3,368)	(3,707)	(1,369)	(4,054)
Net income (loss)	2,355	67	(358)	760	1,263	488
Balance at June 30, 2023 (Unaudited)	$ 27,129	$ 41,774	$ 28,373	$ 41,093	$ 48,486	$ 37,572
-
Balance at December 31, 2023	$ 24,318	$ 40,031	$ 24,882	$ 41,240	$ 42,604	$ 36,483
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	(2,366)	(1,689)	(1,964)	(1,859)	(965)	(1,708)
Net income (loss)	(902)	(2,215)	(2,776)	(485)	(2,035)	(127)
Balance at June 30, 2024 (Unaudited)	$ 21,050	$ 36,127	$ 20,142	$ 38,896	$ 39,604	$ 34,648

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 8659 Ashley Way	Landa Series 8662 Ashley Way	Landa Series 8668 Ashley Way	Landa Series 8670 Ashley Way	Landa Series 8674 Ashley Way	Landa Series 8675 Ashley Way
Balance at December 31, 2022 (Audited)	$ 55,360	$ 50,945	$ 53,948	$ 59,663	$ 38,669	$ 34,207
Proceeds from sales of members' interest	-	178	-	-	6	-
Distributions	(2,662)	(3,368)	(3,732)	(3,192)	(2,946)	(3,993)
Net income (loss)	2,160	(285)	18	(256)	(3,326)	654
Balance at June 30, 2023 (Unaudited)	$ 54,858	$ 47,470	$ 50,234	$ 56,215	$ 32,403	$ 30,868
-
Balance at December 31, 2023	$ 52,075	$ 44,478	$ 48,817	$ 54,197	$ 33,011	$ 28,831
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	(892)	(584)	(1,948)	(1,609)	(2,133)	(565)
Net income (loss)	(371)	(640)	(1,071)	(3,873)	(2,285)	(4,585)
Balance at June 30, 2024 (Unaudited)	$ 50,812	$ 43,254	$ 45,798	$ 48,715	$ 28,593	$ 23,681

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 8677 Ashley Way	Landa Series 8678 Ashley Way	Landa Series 8679 Ashley Way	Landa Series 8683 Ashley Way	Landa Series 1007 Leeward Way	Landa Series 10121 Morris Drive SW
Balance at December 31, 2022 (Audited)	$ 38,371	$ 54,031	$ 40,303	$ 39,477	$ -	$ -
Proceeds from sales of members' interest	-	-	-	-	5	-
Distributions	(2,568)	(3,056)	(2,080)	(2,317)	(2,733)	(3,447)
Net income (loss)	992	(368)	(16)	(504)	(57)	(2,716)
Balance at June 30, 2023 (Unaudited)	$ 36,795	$ 50,607	$ 38,207	$ 36,656	$ (2,785)	$ (6,163)
-
Balance at December 31, 2023	$ 33,945	$ 48,978	$ 34,946	$ 32,817	$ 38,977	$ 7,909
Proceeds from sales of members' interest	-	-	-	-	3,350	2,348
Distributions	(1,823)	(1,673)	(2,454)	(639)	(3,113)	(2,284)
Net income (loss)	(120)	(4,452)	(4,880)	(6,947)	(5,303)	(7,833)
Balance at June 30, 2024 (Unaudited)	$ 32,002	$ 42,853	$ 27,612	$ 25,231	$ 33,911	$ 140

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 10183 Starr Street SW	Landa Series 103 Starlake Drive	Landa Series 10433 Candlelight Road	Landa Series 107 Oakwood Circle	Landa Series 110 Shenandoah Drive	Landa Series 111 Fir Drive
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	-	-	-	-	4,585	1,417
Distributions	(2,666)	(3,848)	(3,034)	(280)	(659)	(186)
Net income (loss)	(3,881)	(3,302)	(10,009)	(229)	(4,831)	(3,054)
Balance at June 30, 2023 (Unaudited)	$ (6,547)	$ (7,150)	$ (13,043)	$ (509)	$ (905)	$ (1,823)
-
Balance at December 31, 2023	$ (14,096)	$ (16,807)	$ (29,844)	$ 77,998	$ (16,993)	$ 5,021
Proceeds from sales of members' interest	633	1,329	4,563	-	261	8,846
Distributions	(520)	(1304)	(694)	(2,141)	(332)	(3,290)
Net income (loss)	(12,876)	(13,366)	(20,637)	(4,351)	(14,962)	(8,276)
Balance at June 30, 2024 (Unaudited)	$ (26,859)	$ (30,148)	$ (46,612)	$ 71,506	$ (32,026)	$ 2,301

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 112 Ridge Street	Landa Series 11322 Michelle Way	Landa Series 1147 Village Way	Landa Series 1160 Gable Terrace	Landa Series 1201 Kilrush Drive	Landa Series 124 Libby Lane
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	1,125	893	9,853	1,343	5,629	3,363
Distributions	(94)	-	(627)	-	(285)	(492)
Net income (loss)	(5,195)	(2,965)	(4,017)	(3,986)	(14,424)	(5,903)
Balance at June 30, 2023 (Unaudited)	$ (4,164)	$ (2,072)	$ 5,209	$ (2,643)	$ (9,080)	$ (3,032)
-
Balance at December 31, 2023	$ (23,143)	$ (7,408)	$ (9,399)	$ (1,319)	$ (18,429)	$ (17,626)
Proceeds from sales of members' interest	1,226	1,506	1,289	1,663	1,458	8,966
Distributions	(1,305)	(1,131)	(340)	(2,326)	(490)	(2,673)
Net income (loss)	(11,954)	(8,545)	(9,767)	(12,116)	(29,007)	(10,202)
Balance at June 30, 2024 (Unaudited)	$ (35,176)	$ (15,578)	$ (18,217)	$ (14,098)	$ (46,468)	$ (21,535)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 1320 Winona Avenue	Landa Series 137 Southern Shores Road	Landa Series 138 Sandalwood Circle	Landa Series 140 High Ridge Road	Landa Series 146 Crystal Brook	Landa Series 153 Cliffside Court
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	1,215	1,445	4,108	3,044	2,886	2,217
Distributions	(140)	-	(440)	(89)	-	(154)
Net income (loss)	(4,512)	(3,249)	(2,885)	(3,475)	(2,582)	(1,812)
Balance at June 30, 2023 (Unaudited)	$ (3,437)	$ (1,804)	$ 783	$ (520)	$ 304	$ 251
-
Balance at December 31, 2023	$ (16,024)	$ (8,653)	$ 42,471	$ (15,369)	$ 70,048	$ 24,513
Proceeds from sales of members' interest	1,554	1,182	8,168	1,498	(8)	2,573
Distributions	-	(935)	(510)	(1,196)	(2,212)	-
Net income (loss)	(13,711)	(8,750)	(19,242)	(13,269)	(7,059)	(11,621)
Balance at June 30, 2024 (Unaudited)	$ (28,181)	$ (17,156)	$ 30,887	$ (28,336)	$ 60,769	$ 15,465

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 1666 West Poplar Street	Landa Series 168 Brookview Drive	Landa Series 1689 Viceroy Way	Landa Series 181 Watercress Court	Landa Series 188 Timberline Road	Landa Series 189 Shenandoah Drive
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	2,096	10,531	4,116	9,558	26,760	6,656
Distributions	(191)	(798)	(314)	(580)	(211)	(230)
Net income (loss)	(4,170)	(2,631)	(3,897)	(2,724)	(2,906)	(2,937)
Balance at June 30, 2023 (Unaudited)	$ (2,265)	$ 7,102	$ (95)	$ 6,254	$ 23,643	$ 3,489
-
Balance at December 31, 2023	$ (10)	$ 43,545	$ (20,608)	$ 3,644	$ 51,013	$ (10,814)
Proceeds from sales of members' interest	2,713	(5)	1,055	3,739	-	718
Distributions	(906)	(236)	(916)	(1,873)	-	(1,336)
Net income (loss)	(15,299)	(5,994)	(16,659)	(5,469)	(9,374)	(8,752)
Balance at June 30, 2024 (Unaudited)	$ (13,502)	$ 37,310	$ (37,128)	$ 41	$ 41,639	$ (20,184)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 195 Hunters Trace	Landa Series 196 Montego Circle	Landa Series 20 Chimney Smoke Drive	Landa Series 212 Fleeta Drive	Landa Series 217 Glenloch Court	Landa Series 2264 Chestnut Hill Circle
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	52,898	1,864	6,693	33,594	2,124	4,159
Distributions	(549)	(79)	(569)	(290)	(362)	(374)
Net income (loss)	(3,454)	(4,406)	(3,079)	(5,017)	(4,304)	(8,827)
Balance at June 30, 2023 (Unaudited)	$ 48,895	$ (2,621)	$ 3,045	$ 28,287	$ (2,542)	$ (5,042)
-
Balance at December 31, 2023	$ (13,006)	$ (11,873)	$ (14,818)	$ 9,203	$ (3,994)	$ (31,965)
Proceeds from sales of members' interest	7,696	834	207	5,804	1,580	30
Distributions	-	(417)	-	(955)	(415)	-
Net income (loss)	(18,965)	(17,970)	(21,043)	(8,300)	(20,613)	(25,405)
Balance at June 30, 2024 (Unaudited)	$ (24,275)	$ (29,426)	$ (35,654)	$ 5,752	$ (23,442)	$ (57,340)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 2425 Cornell Circle	Landa Series 25 Pleasant	Landa Series 253 Marco Drive	Landa Series 258 Rocky Point Road	Landa Series 268 Brookview Drive	Landa Series 270 Moutnain Lane
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	1,690	6,255	2,505	4,642	1,472	-
Distributions	(220)	(919)	-	(534)	(230)	(739)
Net income (loss)	(2,639)	(7,154)	(2,736)	(3,939)	(5,771)	(3,652)
Balance at June 30, 2023 (Unaudited)	$ (1,169)	$ (1,818)	$ (231)	$ 169	$ (4,529)	$ (4,391)
-
Balance at December 31, 2023	$ 21,299	$ (15,965)	$ (1,797)	$ (13,802)	$ (6,432)	$ 13,797
Proceeds from sales of members' interest	39,871	1,781	1,229	164	656	4,341
Distributions	(3,840)	(1,470)	(802)	(242)	-	(2,672)
Net income (loss)	(8,803)	(13,650)	(13,715)	(21,408)	(11,422)	(10,670)
Balance at June 30, 2024 (Unaudited)	$ 48,527	$ (29,304)	$ (15,085)	$ (35,288)	$ (17,198)	$ 4,796

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 270 Pleasant Hills Drive	Landa Series 2813 Vicksburg Court	Landa Series 2933 Coffer Drive	Landa Series 30 High Ridge Road	Landa Series 30 Roosevelt Road	Landa Series 3011 Raintree Drive SE
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	3,404	2,375	4,425	8,857	13,920	4,000
Distributions	(587)	(423)	(212)	(382)	(861)	(610)
Net income (loss)	(3,274)	(4,962)	(4,805)	(3,508)	(4,883)	(7,275)
Balance at June 30, 2023 (Unaudited)	$ (457)	$ (3,010)	$ (592)	$ 4,967	$ 8,176	$ (3,885)
-
Balance at December 31, 2023	$ 18,156	$ (15,096)	$ (19,904)	$ (11,004)	$ (1,188)	$ (25,170)
Proceeds from sales of members' interest	6,175	662	113	3,182	10,284	2,034
Distributions	(2,388)	(653)	-	(1,119)	(2,016)	(1,101)
Net income (loss)	(9,894)	(17,050)	(19,093)	(11,329)	(13,100)	(17,544)
Balance at June 30, 2024 (Unaudited)	$ 12,049	$ (32,137)	$ (38,884)	$ (20,270)	$ (6,020)	$ (41,781)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 3043 Highway 81 S	Landa Series 313 Blue Heron Drive	Landa Series 3202 Chippewa Drive	Landa Series 35 Clay Court	Landa Series 350 Cadiz Lane S	Landa Series 351 Wesley Park Drive
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	2,258	1,454	4,301	1,777	1,079	5,838
Distributions	(96)	-	(552)	(332)	-	(289)
Net income (loss)	(11,659)	(3,696)	(6,382)	(3,623)	(4,735)	(4,409)
Balance at June 30, 2023 (Unaudited)	$ (9,497)	$ (2,242)	$ (2,633)	$ (2,178)	$ (3,656)	$ 1,140
-
Balance at December 31, 2023	$ (10,979)	$ 5,047	$ (22,777)	$ (4,044)	$ (9,759)	$ (3,348)
Proceeds from sales of members' interest	1,739	15,669	36	14,542	344	1,304
Distributions	(1,456)	(2,605)	-	(1,892)	(937)	(2,252)
Net income (loss)	(10,720)	(10,186)	(18,390)	(9,862)	(18,522)	(10,961)
Balance at June 30, 2024 (Unaudited)	$ (21,416)	$ 7,925	$ (41,131)	$ (1,256)	$ (28,874)	$ (15,257)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 3667 Patti Parkway	Landa Series 412 Kendall Lane	Landa Series 43 Darwin Drive	Landa Series 45 Blue Jay Drive	Landa Series 45 Laurel Way	Landa Series 4702 Saint James Way
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	9,643	1,411	3,420	3,115	5,675	-
Distributions	(537)	(45)	(367)	-	(667)	(98)
Net income (loss)	(3,628)	(6,237)	(5,776)	(5,731)	(4,618)	(8,942)
Balance at June 30, 2023 (Unaudited)	$ 5,478	$ (4,871)	$ (2,723)	$ (2,616)	$ 390	$ (9,040)
-
Balance at December 31, 2023	$ (20,300)	$ (24,247)	$ (18,542)	$ (15,919)	$ (23,161)	$ (8,304)
Proceeds from sales of members' interest	1,426	962	212	-	150	1,348
Distributions	(1,460)	(1,073)	-	(171)	-	(1,592)
Net income (loss)	(15,410)	(13,316)	(16,737)	(22,902)	(20,035)	(10,869)
Balance at June 30, 2024 (Unaudited)	$ (35,744)	$ (37,674)	$ (35,067)	$ (38,992)	$ (43,046)	$ (19,417)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 4732 Pinedale Drive	Landa Series 5040 Huntshire Lane	Landa Series 513 Jarrett Court	Landa Series 5143 Pinecrest Drive SW	Landa Series 540 Cowan Road	Landa Series 5411 Rocky Pine Drive
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	1,721	2,592	1,159	1,034	2,011	873
Distributions	-	-	(103)	-	-	-
Net income (loss)	(2,747)	(6,348)	(6,871)	(2,735)	(3,661)	(3,026)
Balance at June 30, 2023 (Unaudited)	$ (1,026)	$ (3,756)	$ (5,815)	$ (1,701)	$ (1,650)	$ (2,153)
-
Balance at December 31, 2023	$ 4,442	$ (16,145)	$ 21,201	$ (254)	$ (9,311)	$ (11,115)
Proceeds from sales of members' interest	573	3,418	2,348	745	2,169	161
Distributions	(388)	(1,415)	-	(1,448)	(1,998)	-
Net income (loss)	(12,093)	(31,214)	(21,147)	(7,163)	(8,660)	(19,674)
Balance at June 30, 2024 (Unaudited)	$ (7,466)	$ (45,356)	$ 2,402	$ (8,120)	$ (17,800)	$ (30,628)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 550 Cowan Road	Landa Series 5581 Fox Glen Circle	Landa Series 565 Mountainview Drive	Landa Series 5801 Strathmoor Manor Circle	Landa Series 6107 Shadow Glen Court	Landa Series 6113 Pine Glen Circle SW
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	12,798	28,082	2,181	3,943	3,471	3,743
Distributions	(417)	(369)	(261)	(654)	-	(408)
Net income (loss)	(2,353)	(4,333)	(3,703)	(4,019)	(2,445)	(7,642)
Balance at June 30, 2023 (Unaudited)	$ 10,028	$ 23,380	$ (1,783)	$ (730)	$ 1,026	$ (4,307)
-
Balance at December 31, 2023	$ 378	$ (17,323)	$ 2,286	$ 1,178	$ 4,214	$ (20,775)
Proceeds from sales of members' interest	2,669	3,565	1,518	2,567	7,599	420
Distributions	-	(2,103)	(2,640)	(2,197)	(973)	(889)
Net income (loss)	(20,152)	(12,703)	(9,011)	(8,902)	(5,118)	(23,997)
Balance at June 30, 2024 (Unaudited)	$ (17,105)	$ (28,564)	$ (7,847)	$ (7,354)	$ 5,722	$ (45,241)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 615 Barshay Drive	Landa Series 6168 Wheat Street NE	Landa Series 6178 Green Acres Drive SW	Landa Series 6404 Walnut Way	Landa Series 643 Sycamore Drive	Landa Series 65 Freedom Court
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	470	2,402	3,892	4,140	5,533	4,426
Distributions	(102)	(447)	(567)	(266)	-	(229)
Net income (loss)	(6,337)	(4,052)	(2,113)	(1,905)	(3,364)	(3,209)
Balance at June 30, 2023 (Unaudited)	$ (5,969)	$ (2,097)	$ 1,212	$ 1,969	$ 2,169	$ 988
-
Balance at December 31, 2023	$ (18,800)	$ 5,480	$ 14,111	$ 103,730	$ (3,630)	$ (9,432)
Proceeds from sales of members' interest	596	10,629	8,438	-	8,182	1,105
Distributions	-	(1,962)	(2,405)	(1,810)	(1,466)	(1,392)
Net income (loss)	(18,610)	(5,754)	(5,059)	(10,458)	(9,585)	(9,898)
Balance at June 30, 2024 (Unaudited)	$ (36,814)	$ 8,393	$ 15,085	$ 91,462	$ (6,499)	$ (19,617)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 6635 Kimberly Mill Road	Landa Series 6653 Bedford Road	Landa Series 6762 Bent Creek Drive	Landa Series 709 Georgetown Court	Landa Series 7107 Geiger Street NW	Landa Series 750 Georgetown Court
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	3,029	2,460	17,283	6,831	1,928	1,091
Distributions	(39)	(506)	(1,122)	(480)	(426)	-
Net income (loss)	(7,197)	(3,671)	(4,377)	(3,047)	(1,573)	(3,148)
Balance at June 30, 2023 (Unaudited)	$ (4,207)	$ (1,717)	$ 11,784	$ 3,304	$ (71)	$ (2,057)
-
Balance at December 31, 2023	$ (26,219)	$ (12,803)	$ 6,131	$ 57,667	$ 55,004	$ (5,124)
Proceeds from sales of members' interest	197	3,232	7,530	35,087	675	4,605
Distributions	-	(1,742)	(2,424)	(2,982)	(906)	(482)
Net income (loss)	(21,294)	(7,769)	(8,614)	(4,685)	(7,268)	(9,233)
Balance at June 30, 2024 (Unaudited)	$ (47,316)	$ (19,082)	$ 2,623	$ 85,087	$ 47,505	$ (10,234)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 752 Chestnut Drive	Landa Series 773 Villa Way	Landa Series 7781 Mountain Creek Way	Landa Series 7950 Woodlake Drive	Landa Series 80 High Ridge Road	Landa Series 808 Hillandale Lane
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	1,304	5,474	37,482	37,320	2,462	4,311
Distributions	(249)	(336)	(615)	(801)	(138)	(215)
Net income (loss)	(3,957)	(2,480)	(7,237)	(2,881)	(8,011)	(5,027)
Balance at June 30, 2023 (Unaudited)	$ (2,902)	$ 2,658	$ 29,630	$ 33,638	$ (5,687)	$ (931)
-
Balance at December 31, 2023	$ (7,386)	$ 31,599	$ (26,048)	$ (15,670)	$ (23,861)	$ (20,409)
Proceeds from sales of members' interest	3,464	-	650	1,757	85	297
Distributions	(872)	-	(262)	(1,573)	-	-
Net income (loss)	(9,551)	(8,423)	(20,119)	(7,920)	(21,004)	(19,122)
Balance at June 30, 2024 (Unaudited)	$ (14,345)	$ 23,176	$ (45,779)	$ (23,406)	$ (44,780)	$ (39,234)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 8110 Devonshire Drive	Landa Series 8121 Spillers Drive SW	Landa Series 8233 Creekline Court	Landa Series 843 Tramore Drive	Landa Series 85 Kirkland Court	Landa Series 85 Thorn Thicket Way
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	47,938	1,192	1,175	3,565	2,899	25,753
Distributions	(946)	-	(35)	(184)	(285)	(973)
Net income (loss)	(1,633)	(2,573)	(5,850)	1,891	(7,738)	(3,962)
Balance at June 30, 2023 (Unaudited)	$ 45,359	$ (1,381)	$ (4,710)	$ 5,272	$ (5,124)	$ 20,818
-
Balance at December 31, 2023	$ 77,776	$ (6,425)	$ (13,592)	$ 66,870	$ (24,134)	$ (13,625)
Proceeds from sales of members' interest	-	2,283	517	-	186	2,451
Distributions	(1048)	-	(674)	(2,313)	-	(887)
Net income (loss)	(4,729)	(12,898)	(14,935)	(9,924)	(21,259)	(12,102)
Balance at June 30, 2024 (Unaudited)	$ 71,999	$ (17,040)	$ (28,684)	$ 54,633	$ (45,207)	$ (24,163)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 8855 Rugby Court	Landa Series 9434 Cedar Creek Place	Landa Series 9597 Pintail Trail	Landa Series 1000 Fox Valley Trail	Landa Series 105 Anne Street	Landa Series 11447 S Grove Drive
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	2,832	2,291	78,196	3,699	1,462	2,829
Distributions	(439)	-	(1,286)	-	(16)	(418)
Net income (loss)	(2091)	(4637)	(7456)	-	-	-
Balance at June 30, 2023 (Unaudited)	$ 302	$ (2,346)	$ 69,454	$ -	$ -	$ -
-
Balance at December 31, 2023	$ 12,091	$ (16,087)	$ 9,157	$ (2,401)	$ (6,054)	$ (4,275)
Proceeds from sales of members' interest	2,944	1,593	5,436	15,734	405	148
Distributions	(1,635)	(1,918)	(2,731)	(3,009)	-	-
Net income (loss)	(8,390)	(14,588)	(13,777)	(5,083)	(14,262)	(15,446)
Balance at June 30, 2024 (Unaudited)	$ 5,010	$ (31,000)	$ (1,915)	$ 5,241	$ (19,911)	$ (19,573)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 114 Starlake Drive	Landa Series 120 Rosewood Drive	Landa Series 12 Mintz Street	Landa Series 1443 Pebble Ridge Lane	Landa Series 1485 Bola Court	Landa Series 157 Wells Road
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	3,438	13,885	-	-	-	-
Distributions	(9)	(666)	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2023 (Unaudited)	$ -	$ -	$ -	$ -	$ -	$ -
-
Balance at December 31, 2023	$ (6,295)	$ (4,539)	$ (6,458)	$ (18,614)	$ (1,948)	$ (3,916)
Proceeds from sales of members' interest	436	10,087	5,640	486	5,876	1,596
Distributions	(175)	(2,359)	(1,283)	(523)	(2,621)	-
Net income (loss)	(10,295)	(8,946)	(9,213)	(16,781)	(7,121)	(13,474)
Balance at June 30, 2024 (Unaudited)	$ (16,329)	$ (5,757)	$ (11,314)	$ (35,432)	$ (5,814)	$ (15,794)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 1683 Spoonbill Road	Landa Series 1903 Old Concord Drive Southeast	Landa Series 195 Branchwood Drive	Landa Series 204 North Main Court	Landa Series 2443 Hodges Farm Road	Landa Series 440 Freestone Drive
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2023 (Unaudited)	$ -	$ -	$ -	$ -	$ -	$ -
-
Balance at December 31, 2023	$ (13,600)	$ (12,952)	$ (13,566)	$ (1,461)	$ (2,687)	$ (6,806)
Proceeds from sales of members' interest	6,855	1,951	797	8,530	825	2,533
Distributions	(1,500)	(1,155)	-	(1,866)	(589)	(1,193)
Net income (loss)	(9,746)	(13,448)	(18,120)	(6,115)	(12,914)	(9,661)
Balance at June 30, 2024 (Unaudited)	$ (17,991)	$ (25,604)	$ (30,889)	$ (912)	$ (15,365)	$ (15,127)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 497 Georgia Highway 212	Landa Series 524 Sawmill Road	Landa Series 5329 Shirewick Lane	Landa Series 55 Myrtle Grove Lane	Landa Series 5737 Strathmoor Manor Circle	Landa Series 6386 Forester Way
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2023 (Unaudited)	$ -	$ -	$ -	$ -	$ -	$ -
-
Balance at December 31, 2023	$ (8,237)	$ (7,488)	$ (1,707)	$ (4,034)	$ (7,745)	$ (7,420)
Proceeds from sales of members' interest	402	2,009	3,840	11,975	1,953	166
Distributions	(17)	(1,193)	(3,491)	(1497)	(330)	-
Net income (loss)	(9,456)	(11,174)	(8,881)	(9,126)	(13,401)	(13,778)
Balance at June 30, 2024 (Unaudited)	$ (17,308)	$ (17,846)	$ (10,239)	$ (2,682)	$ (19,523)	$ (21,032)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 6710 Sunset Hills Boulevard	Landa Series 70 Shenandoah Lane	Landa Series 800 Mills Drive	Landa Series 9020 Sterling Ridge Lane	Landa Series 9150 Spillers Drive SW	Landa Series 9409 Forest Knoll Drive
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2023 (Unaudited)	$ -	$ -	$ -	$ -	$ -	$ -
-
Balance at December 31, 2023	$ 3,823	$ 3,413	$ (13,099)	$ 1,841	$ (6,353)	$ (16,821)
Proceeds from sales of members' interest	2,075	1,195	1,442	21,889	6,400	4,197
Distributions	(893)	(1,234)	-	(2,416)	(1,195)	(683)
Net income (loss)	(9,949)	(11,707)	(21,348)	(6207)	(8,005)	(8,937)
Balance at June 30, 2024 (Unaudited)	$ (4,944)	$ (8,333)	$ (33,005)	$ 15,107	$ (9,153)	$ (22,244)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 1445 Maple Valley Court	Landa Series 8658 Ashley Way	Landa Series 8667 Ashley Way	Landa Series 8671 Ashley Way	Landa Series 8691 Ashley Way	Landa Series 8697 Ashley Way
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ -	$ -
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Net income (loss)	-	-	-	-	-	-
Balance at June 30, 2023 (Unaudited)	$ -	$ -	$ -	$ -	$ -	$ -
-
Balance at December 31, 2023	$ 18,653	$ 25,454	$ 50,842	$ 5,943	$ 22,188	$ 8,628
Proceeds from sales of members' interest	5,980	3,575	7,220	5,559	35,982	2,062
Distributions	(1,571)	-	(1,640)	(932)	(2,012)	(762)
Net income (loss)	(2,843)	(16,503)	(6,008)	(12,867)	(7,057)	(7,943)
Balance at June 30, 2024 (Unaudited)	$ 20,219	$ 12,526	$ 50,414	$ (2,297)	$ 49,101	$ 1,985

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 141 Longstreet Circle	Landa Series 2962 Hunt Street	Landa Series 5066 Greenway Drive	Landa Series 8152 Arble Drive	Landa Series 29 Holly Grove Road	Landa Series 115 Sardis Street
Balance at December 31, 2022 (Audited)	$ -	$ -	$ -	$ -	$ (3,996)	$ (8,285)
Proceeds from sales of members' interest	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Net income (loss)	-	-	-	-	(641)	30,341
Balance at June 30, 2023 (Unaudited)	$ -	$ -	$ -	$ -	$ (4,637)	$ 22,056
-
Balance at December 31, 2023	$ (20,511)	$ (15,053)	$ (30,181)	$ (17,025)	$ (4,014)	$ 14,195
Proceeds from sales of members' interest	1,989	-	-	-	-	(14,195)
Distributions	(522)	-	-	-	-	-
Net income (loss)	(21,906)	(23,500)	(21,181)	(12,368)	21,753	-
Balance at June 30, 2024 (Unaudited)	$ (40,950)	$ (38,553)	$ (51,362)	$ (29,393)	$ 17,739	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

	Landa Series 209 Timber Wolf Trail	Landa Series 2505 Oak Circle	Landa Series 271 Timber Wolf Trail	Landa Series 8655 Ashley Way
Balance at December 31, 2022 (Audited)	$ (356)	$ (2,815)	$ (5,430)	$ 49,421
Proceeds from sales of members' interest	-	-	-	5
Distributions	-	-	-	(2,917)
Net income (loss)	(12,273)	31,655	(12,603)	966
Balance at June 30, 2023 (Unaudited)	$ (12,629)	$ 28,840	$ (18,033)	$ 47,475
-
Balance at December 31, 2023	$ (14,145)	$ 18,135	$ (22,621)	$ 43,325
Proceeds from sales of members' interest	14,145	(18,135)	22,621	-
Distributions	-	-	-	(323)
Net income (loss)	(154)	-	-	(4462)
Balance at June 30, 2024 (Unaudited)	$ (154)	$ -	$ -	$ 38,540

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CHANGES IN MEMBERS' EQUITY (DEFICIT)

(CONTINUED)

Total Combined Members' Equity
Balance at December 31, 2022 (Audited)	$1,303,447
Proceeds from sales of members' interest	775,033
Distributions	(138,286)
Net income (loss)	(404,567)
Balance at June 30, 2023 (unaudited)	$1,535,627

Balance at December 31, 2023	$1,249,322
Proceeds from sales of members' interest	501,988
Distributions	(195,343)
Net income (loss)	(1,669,990)
Balance at June 30, 2024 (unaudited)	$(114,023)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

	Landa Series 1394 Oakview Circle		Landa Series 1701 Summerwoods Lane		Landa Series 1741 Park Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ 389	$ 1,328	$ (7,712)	$ (4,729)	$ (9,785)	$ (4,581)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	1,111	1,111	2,788	1,348	3,154	1,525
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(1,908)	-	(520)	-	(547)
Accounts receivable	(940)	367	-	-	-	-
Due from related party	2,711	1,413	4,929	1,313	6,470	(1,017)
Prepaid rent	-	-	-	-	-	-
Other liabilities	130	782	-	546	-	1,398
Security deposit	(29)	-	-	-	-	-
Net cash provided by (used in) operating activities	3,372	3,093	5	(2,042)	(161)	(3,222)

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	68,411	2,232	12,098
Shareholder Dividends	5,086	(2,332)	-	(62)	(633)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	(52,056)	(2,232)	(6,877)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	5,086	(2,332)	-	16,293	(633)	5,221

Net increase (decrease) in cash	8,458	761	5	14,251	(794)	1,999
Cash and restricted cash at beginning of year	5,368	4,034	(5)	2,855	1,309	1,996
Cash and restricted cash at end of year	$ 13,826	$ 4,795	$ -	$ 17,106	$ 515	$ 3,995

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 831	$ 990	$ -	$ 3,934	$ 2,494	$ 4,368

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ 169,225	$ -	$ 191,485
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ 116,522	$ -	$ 125,009
Bridge note payable	$ -	$ -	$ -	$ 52,703	$ -	$ 66,476
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 1703 Summerwoods Lane		Landa Series 1712 Summerwood Lane		Landa Series 1743 Summerwoods Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (828)	$ (2,729)	$ (2,783)	$ (2,829)	$ 2,164	$ 1,085
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	1,826	1,826	1,826	1,826	1,826	1,826
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(1,295)	-	(1,299)	-	(1,292)
Accounts receivable	-	-	-	-	-	-
Due from related party	7,115	1,497	12,391	1,513	4,329	306
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	514	-	2,556	721	1,179
Security deposit	(1,400)	-	145	575	200	-
Net cash provided by (used in) operating activities	6,713	(187)	11,579	2,342	9,240	3,104

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	-	-	-
Shareholder Dividends	(1,834)	(2,647)	(1,984)	(1,047)	(1,709)	(3,623)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,834)	(2,647)	(1,984)	(1,047)	(1,709)	(3,623)

Net increase (decrease) in cash	4,879	(2834)	9,595	1,295	7,531	(519)
Cash and restricted cash at beginning of year	2,343	3,836	4,279	5,128	5,463	5,510
Cash and restricted cash at end of year	$ 7,222	$ 1,002	$ 13,874	$ 6,423	$ 12,994	$ 4,991

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,881	$ 1,559	$ 1,090	$ 1,081	$ 1,569	$ 1,870

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 1750 SummerWoods Lane		Landa Series 4267 High Park Lane		Landa Landa Series 4474 Highwood Park Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (3,008)	$ 1,268	$ (8,483)	$ (6,999)	$ (2,167)	$ 48
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	1,826	1,826	2,790	2,613	2,195	2,195
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(1,326)	-	(573)	-	(1,107)
Accounts receivable	-	-	-	4,830	-	-
Due from related party	8,871	210	5,830	11,371	8,073	(152)
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	1,249	-	437	-	868
Security deposit	1,550	-	1,595	(975)	(439)	-
Net cash provided by (used in) operating activities	9,239	3,227	1,732	10,704	7,662	1,852

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	(9,235)	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	(9,235)	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	19	-	-
Shareholder Dividends	(1,489)	(3,574)	(530)	(1,507)	(1,701)	(1,300)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,489)	(3,574)	(530)	(1,488)	(1,701)	(1,300)

Net increase (decrease) in cash	7,750	(347)	1,202	(19)	5,961	552
Cash and restricted cash at beginning of year	4,008	3,560	393	1,085	2,636	1,366
Cash and restricted cash at end of year	$ 11,758	$ 3,213	$ 1,595	$ 1,066	$ 8,597	$ 1,918

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,569	$ 1,870	$ 2,380	$ 3,230	$ 1,596	$ 2,783

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8569 Creekwood Way		Landa Series 9439 Lakeview Road		Landa Series 10167 Port Royal Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ 700	$ (4,072)	$ (2,138)	$ (201)	$ (1,061)	$ 966
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	1,339	1,339	2,909	2,909	1,776	1,776
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(633)	-	(684)	-	(1,297)
Accounts receivable	(1,600)	-	(1,513)	-	(1,200)	-
Due from related party	10,746	1,499	9,790	278	3,741	602
Prepaid rent	-	-	-	-	-	-
Other liabilities	233	644	-	(787)	-	1,068
Security deposit	(700)	(500)	(1,050)	-	810	-
Net cash provided by (used in) operating activities	10,718	(1,723)	7,998	1,515	4,066	3,115

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	23	-	-
Shareholder Dividends	(1,684)	(2,663)	(1,877)	(3,310)	(2,001)	(2,682)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,684)	(2,663)	(1,877)	(3,287)	(2,001)	(2,682)

Net increase (decrease) in cash	9,034	(4,386)	6,121	(1,772)	2,065	433
Cash and restricted cash at beginning of year	5,177	9,801	4,595	6,318	4,709	3,142
Cash and restricted cash at end of year	$ 14,211	$ 5,415	$ 10,716	$ 4,546	$ 6,774	$ 3,575

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 797	$ 1,186	$ -	$ 2,489	$ 1,661	$ 1,980

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 1246 Elgin Way		Landa Series 1910 Grove Way		Landa Landa Series 593 Country Lane Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (2,559)	$ 1,085	$ (9,289)	$ (5,186)	$ (568)	$ 961
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	2,145	2,145	1,680	1,680	1,539	1,539
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(1,600)	-	(1,302)	-	(1,464)
Accounts receivable	-	-	-	1,523	-	-
Due from related party	4,281	489	7,610	(1,343)	3,544	464
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	1,359	-	1,489	-	1,274
Security deposit	1,475	-	(1)	(23)	229	-
Net cash provided by (used in) operating activities	5,342	3,478	-	(3,162)	4,744	2,774

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	-	-	-
Shareholder Dividends	(2,178)	(2,507)	-	(3,992)	(1,486)	(2,796)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(2,178)	(2,507)	-	(3,992)	(1,486)	(2,796)

Net increase (decrease) in cash	3,164	971	-	(7,154)	3,258	(22)
Cash and restricted cash at beginning of year	5,195	3,124	35	10,048	4,482	3,499
Cash and restricted cash at end of year	$ 8,359	$ 4,095	$ 35	$ 2,894	$ 7,740	$ 3,477

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,918	$ 2,286	$ -	$ 3,144	$ 1,435	$ 1,710
	$ -	$ -	$ -	$ -	$ -	$ -
Supplemental disclosure of non-cash investing and financing activities:	$ -	$ -	$ -	$ -	$ -	$ -
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 6436 Stone Terrace		Landa Series 6440 Woodstone Terrace		Landa Landa Series 6848 Sandy Creek Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (1,872)	$ 1,548	$ (2,883)	$ (636)	$ (3,016)	$ 245
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	972	972	1,040	1,040	1,387	1,387
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(184)	-	(668)	-	(578)
Accounts receivable	-	-	-	-	-	-
Due from related party	2,078	(609)	5,363	76	3,033	576
Prepaid rent	1,105	-	-	-	-	-
Other liabilities	-	679	-	685	-	156
Security deposit	300	-	(832)	1,295	(1,475)	500
Net cash provided by (used in) operating activities	2,583	2,406	2,688	1,792	(71)	2,286

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	-	-	-
Shareholder Dividends	(1,861)	(2,215)	(918)	(898)	(440)	(2,866)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,861)	(2,215)	(918)	(898)	(440)	(2,866)

Net increase (decrease) in cash	722	191	1,770	894	(511)	(580)
Cash and restricted cash at beginning of year	3,048	2,009	3,180	1,179	3,698	2,200
Cash and restricted cash at end of year	$ 3,770	$ 2,200	$ 4,950	$ 2,073	$ 3,187	$ 1,620

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 726	$ 1,080	$ 826	$ 1,042	$ 1,299	$ 1,548
	$ -	$ -	$ -	$ -	$ -	$ -
Supplemental disclosure of non-cash investing and financing activities:	$ -	$ -	$ -	$ -	$ -	$ -
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 687 Utoy Court		Landa Series 729 Winter Lane		Landa Series 7349 Exeter Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (2,414)	$ (1,833)	$ (6,904)	$ (3,404)	$ (823)	$ 1,378
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	1,854	1,854	1,827	1,827	1,777	1,777
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(941)	-	(1,228)	-	(1,305)
Accounts receivable	(2,152)	-	(571)	-	-	-
Due from related party	4,827	260	5,513	(1,154)	3,511	829
Prepaid rent	-	-	-	-	(1,208)	-
Other liabilities	-	897	-	1,128	-	993
Security deposit	468	-	-	1,475	850	-
Net cash provided by (used in) operating activities	2,583	237	(135)	(1,356)	4,107	3,672

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	-	-	-
Shareholder Dividends	(1,880)	(2,884)	-	(3,624)	(2,029)	(3,368)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,880)	(2,884)	-	(3,624)	(2,029)	(3,368)

Net increase (decrease) in cash	703	(2,647)	(135)	(4,980)	2,078	304
Cash and restricted cash at beginning of year	2,651	4,213	232	10,047	5,942	3,756
Cash and restricted cash at end of year	$ 3,354	$ 1,566	$ 97	$ 5,067	$ 8,020	$ 4,060

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,331	$ 1,980	$ -	$ 3,531	$ 1,440	$ 1,716

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8645 Embrey Drive		Landa Series 8780 Churchill Place		Landa Landa Series 8796 Parliament Place
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (1,121)	$ 1,336	$ (9,374)	$ (6,717)	$ (902)	$ 2,355
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	1,910	1,910	2,129	2,129	1,764	1,764
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(1,270)	-	(1,352)	-	(1,223)
Accounts receivable	-	-	-	-	-	-
Due from related party	4,598	323	10,755	4,888	5,287	755
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	2,522	-	1,058	-	940
Security deposit	(250)	-	(1,323)	123	75	-
Net cash provided by (used in) operating activities	5,137	4,821	2,187	129	6,224	4,591

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	-	-	-
Shareholder Dividends	(1,720)	(3,707)	(1,494)	(1,369)	(2,366)	(4,054)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,720)	(3,707)	(1,494)	(1,369)	(2,366)	(4,054)

Net increase (decrease) in cash	3,417	1,114	693	(1,240)	3,858	537
Cash and restricted cash at beginning of year	2,271	2,057	2,625	2,674	5,301	5,616
Cash and restricted cash at end of year	$ 5,688	$ 3,171	$ 3,318	$ 1,434	$ 9,159	$ 6,153

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,706	$ 2,034	$ 1,986	$ 1,582	$ -	$ 1,890

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8641 Ashley Way		Landa Series 8651 Ashley Way		Landa Landa Series 8652 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (2,215)	$ 67	$ (2,776)	$ (358)	$ (485)	$ 760
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	2,287	2,287	1,912	1,912	2,127	2,127
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(934)	-	(1,091)	-	(844)
Accounts receivable	(1,155)	-	53	-	-	-
Due from related party	4,302	63	5,229	(186)	3,532	(28)
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	905	-	754	-	820
Security deposit	150	-	300	-	(400)	-
Net cash provided by (used in) operating activities	3,369	2,388	4,718	1,031	4,774	2,835

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	5	-	-	-	178
Shareholder Dividends	(1,689)	(2,917)	(1,964)	(2,662)	(1,859)	(3,368)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,689)	(2,912)	(1,964)	(2,662)	(1,859)	(3,190)

Net increase (decrease) in cash	1,680	(524)	2,754	(1,631)	2,915	(355)
Cash and restricted cash at beginning of year	6,913	7,203	2,717	6,123	6,211	5,846
Cash and restricted cash at end of year	$ 8,593	$ 6,679	$ 5,471	$ 4,492	$ 9,126	$ 5,491

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,940	$ 2,313	$ 1,742	$ 2,560	$ 1,544	$ 1,841

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8653 Ashley Way		Landa Series 8654 Ashley Way		Landa Series 8655 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (2,035)	$ 1,263	$ (127)	$ 488	$ (4,462)	$ 966
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	1,895	1,895	2,127	2,127	1,984	1,984
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(619)	-	(847)	-	(768)
Accounts receivable	-	-	-	-	-	(800)
Due from related party	4,704	(19)	4,330	155	3,670	(419)
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	1,872	-	824	-	753
Security deposit	650	-	(1,350)	-	-	-
Net cash provided by (used in) operating activities	5,214	4,392	4,980	2,747	1,192	1,716

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	-	-	6
Shareholder Dividends	(965)	(3,732)	(1,708)	(3,192)	(323)	(2,946)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(965)	(3,732)	(1,708)	(3,192)	(323)	(2,940)

Net increase (decrease) in cash	4,249	660	3,272	(445)	869	(1,224)
Cash and restricted cash at beginning of year	5,711	5,415	6,404	6,387	8,365	10,649
Cash and restricted cash at end of year	$ 9,960	$ 6,075	$ 9,676	$ 5,942	$ 9,234	$ 9,425

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,101	$ 1,638	$ 1,444	$ 2,149	$ 1,252	$ 2,346

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8659 Ashley Way		Landa Series 8662 Ashley Way		Landa Landa Series 8668 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (371)	$ 2,160	$ (640)	$ (285)	$ (1,071)	$ 18
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	2,269	2,269	2,198	2,198	2,359	2,359
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(793)	-	(846)	-	(1,013)
Accounts receivable	-	-	-	-	-	-
Due from related party	3,650	188	3,784	154	4,296	142
Prepaid rent	(1,313)	-	-	-	-	-
Other liabilities	-	786	-	597	-	1,001
Security deposit	-	(875)	(150)	-	(1,000)	-
Net cash provided by (used in) operating activities	4,235	3,735	5,192	1,818	4,584	2,507

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	-	-	-
Shareholder Dividends	(892)	(3,993)	(584)	(2,568)	(1,948)	(3,056)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(892)	(3,993)	(584)	(2,568)	(1,948)	(3,056)

Net increase (decrease) in cash	3,343	(258)	4,608	(750)	2,636	(549)
Cash and restricted cash at beginning of year	11,207	10,461	5,186	7,957	13,379	13,577
Cash and restricted cash at end of year	$ 1,649	$ 1,966	$ 1,701	$ 2,028	$ 2,001	$ 2,385

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,649	$ 1,966	$ 1,701	$ 2,028	$ 2,001	$ 2,385

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8670 Ashley Way		Landa Series 8674 Ashley Way		Landa Landa Series 8675 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (3,873)	$ (256)	$ (2,285)	$ (3,326)	$ (4,585)	$ 654
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	2,484	2,484	2,109	2,109	2,073	2,073
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(967)	-	(878)	-	(774)
Accounts receivable	29	-	-	-	-	-
Due from related party	4,553	199	4,203	1,420	3,748	342
Prepaid rent	-	-	1,300	-	-	-
Other liabilities	-	1,979	-	819	-	1,862
Security deposit	(975)	-	1,100	325	50	-
Net cash provided by (used in) operating activities	2,218	3,439	6,427	469	1,286	4,157

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	-	-	5
Shareholder Dividends	(1,609)	(2,080)	(2,133)	(2,317)	(565)	(2,733)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,609)	(2,080)	(2,133)	(2,317)	(565)	(2,728)

Net increase (decrease) in cash	609	1,359	4,294	(1848)	721	1,429
Cash and restricted cash at beginning of year	3,390	2,714	3,740	4,325	2,998	3,673
Cash and restricted cash at end of year	$ 3,999	$ 4,073	$ 8,034	$ 2,477	$ 3,719	$ 5,102

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,898	$ 2,262	$ 1,767	$ 1,404	$ 1,757	$ 2,094

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8677 Ashley Way		Landa Series 8678 Ashley Way		Landa Landa Series 8679 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (120)	$ 992	$ (4,452)	$ (368)	$ (4,880)	$ (16)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	1,948	1,948	2,626	2,626	2,109	2,109
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(733)	-	(1,023)	-	(989)
Accounts receivable	-	-	(2,310)	-	-	-
Due from related party	5,035	113	4,726	259	4,890	303
Prepaid rent	-	-	-	-	1,775	-
Other liabilities	-	722	-	989	-	2,336
Security deposit	(900)	-	1,400	-	1,075	475
Net cash provided by (used in) operating activities	5,963	3,042	1,990	2,483	4,969	4,218

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	-	-	-
Shareholder Dividends	(1,823)	(3,447)	(1,673)	(2,666)	(2,454)	(3,848)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,823)	(3,447)	(1,673)	(2,666)	(2,454)	(3,848)

Net increase (decrease) in cash	4,140	(405)	317	(183)	2,515	370
Cash and restricted cash at beginning of year	5,827	7,839	4,892	4,661	4,904	4,642
Cash and restricted cash at end of year	$ 9,967	$ 7,434	$ 5,209	$ 4,478	$ 7,419	$ 5,012

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,650	$ 1,967	$ 2,094	$ 2,496	$ 1,787	$ 2,130

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8683 Ashley Way		Landa Series 1007 Leeward Way		Landa Landa Series 10121 Morris Drive SW
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (6,947)	$ (504)	$ (5,303)	$ (57)	$ (7,833)	$ (2,716)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	2,144	1,930	4,440	22	4,142	1,243
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(799)	-	-	-	-
Accounts receivable	1,024	-	(1,840)	-	-	-
Due from related party	6,062	150	5,852	636	8,401	2,723
Prepaid rent	-	-	-	-	(1,760)	-
Other liabilities	-	779	-	1,840	-	-
Security deposit	175	-	550	950	(625)	1,600
Net cash provided by (used in) operating activities	2,458	1,556	3,699	3,391	2,325	2,850

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	3,350	-	2,348	4,585
Shareholder Dividends	(639)	(3,034)	(3,113)	(280)	(2,284)	(659)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	(3,176)	-	(2,348)	(3,139)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(639)	(3,034)	(2,939)	(280)	(2,284)	787

Net increase (decrease) in cash	1,819	(1,478)	760	3,111	41	3,637
Cash and restricted cash at beginning of year	2,462	8,066	4,197	-	3,934	-
Cash and restricted cash at end of year	$ 4,281	$ 6,588	$ 4,957	$ 3,111	$ 3,975	$ 3,637

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,730	$ 1,948	$ 4,739	$ 2,120	$ 4,815	$ 2,888

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 10183 Starr Street SW		Landa Series 103 Starlake Drive		Landa Landa Series 10433 Candlelight Road
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (12,876)	$ (3,881)	$ (13,366)	$ (3,302)	$ (20,637)	$ (10,009)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,990	1,188	3,989	1,175	4,564	1,399
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	1,595	-
Due from related party	11,148	2,881	9,777	3,225	14,553	8,459
Prepaid rent	(1,388)	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	875	850	900	990	700	995
Net cash provided by (used in) operating activities	1,749	1,038	1,300	2,088	775	844

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	633	1,417	1,329	1,125	4,563	893
Shareholder Dividends	(520)	(186)	(1,304)	(94)	(694)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(533)	(934)	(1,307)	(622)	(4,069)	(710)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(420)	297	(1,282)	409	(200)	183

Net increase (decrease) in cash	1,329	1,335	18	2,497	575	1,027
Cash and restricted cash at beginning of year	1,468	-	2,940	-	125	-
Cash and restricted cash at end of year	$ 2,797	$ 1,335	$ 2,958	$ 2,497	$ 700	$ 1,027

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,997	$ 2,789	$ 4,995	$ 1,783	$ 6,606	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 205,727	$ -	$ 203,680	$ -	$ 242,409
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 33,177	$ -	$ 58,680	$ -	$ 72,034
Bridge note payable	$ -	$ 172,550	$ -	$ 145,000	$ -	$ 170,375
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 107 Oakwood Circle		Landa Series 110 Shenandoah Drive		Landa Landa Series 111 Fir Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (4,351)	$ (229)	$ (14,962)	$ (4,831)	$ (8,276)	$ (3,054)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	2,900	278	4,641	1,428	3,229	1,202
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	242,084	2,565	9,911	3,146	7,432	2,343
Prepaid rent	178	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	1,675	825	1,649	850	(1,250)	1,250
Net cash provided by (used in) operating activities	242,486	3,439	1,239	593	1,135	1,741

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	9,853	261	1,343	8,846	5,629
Shareholder Dividends	(2,141)	(627)	(332)	-	(3,290)	(285)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	(238,538)	-	-	-	-	-
Repayment of acquisition note - related party	-	(9,853)	(136)	(174)	(8,731)	(4,870)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(240,679)	(627)	(207)	1,169	(3,175)	474

Net increase (decrease) in cash	1,807	2,812	1,032	1,762	(2,040)	2,215
Cash and restricted cash at beginning of year	3,206	-	1,467	-	3,099	-
Cash and restricted cash at end of year	$ 5,013	$ 2,812	$ 2,499	$ 1,762	$ 1,059	$ 2,215

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,419	$ 1,945	$ 5,832	$ 2,064	$ 4,088	$ 2,497

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 137,414	$ -	$ 247,355	$ -	$ 205,245
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 18,145	$ -	$ 55,230	$ -	$ 32,973
Bridge note payable	$ (119,269)	$ -	$ -	$ 192,125	$ -	$ 145,000
Mortgage payable	$ -	$ 119,269	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 112 Ridge Street		Landa Series 11322 Michelle Way		Landa Landa Series 1147 Village Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (11,954)	$ (5,195)	$ (8,545)	$ (2,965)	$ (9,767)	$ (4,017)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,625	1,421	3,724	1,090	4,144	1,539
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	3,300	-	1,537	-	-	-
Due from related party	9,058	3,395	7,423	2,236	7,443	3,104
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	(100)	-	275	900	-	1,525
Net cash provided by (used in) operating activities	4,929	(379)	4,414	1,261	1,820	2,151

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	1,226	3,363	1,506	1,215	1,289	1,445
Shareholder Dividends	(1,305)	(492)	(1,131)	(140)	(340)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(606)	(1,325)	(1,506)	(673)	(1,102)	(1,012)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(685)	1,546	(1,131)	402	(153)	433

Net increase (decrease) in cash	4,244	1,167	3,283	1,663	1,667	2,584
Cash and restricted cash at beginning of year	1,757	-	2,795	-	1,956	-
Cash and restricted cash at end of year	$ 6,001	$ 1,167	$ 6,078	$ 1,663	$ 3,623	$ 2,584

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 6,859	$ 2,194	$ 4,617	$ 2,611	$ 5,586	$ 2,005

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 246,287	$ -	$ 188,648	$ -	$ 263,938
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 67,937	$ -	$ 50,898	$ -	$ 89,124
Bridge note payable	$ -	$ 178,350	$ -	$ 137,750	$ -	$ 148,625
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 1160 Gable Terrace		Landa Series 1201 Kilrush Drive		Landa Series 124 Libby Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (12,116)	$ (3,986)	$ (29,007)	$ (14,424)	$ (10,202)	$ (5,903)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,495	1,372	8,098	2,701	3,442	1,274
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	13,252	3,359	20,467	11,821	12,061	3,501
Prepaid rent	-	-	-	-	(1,625)	-
Other liabilities	-	1,793	-	-	-	-
Security deposit	42	2,200	800	2,100	1,000	1,550
Net cash provided by (used in) operating activities	5,673	4,738	358	2,198	4,676	422

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	1,663	4,108	1,458	3,044	8,966	2,886
Shareholder Dividends	(2,326)	(440)	(490)	(89)	(2,673)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(1,518)	(2,374)	(1,143)	(686)	(8,770)	(1,549)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(2,181)	1,294	(175)	2,269	(2,477)	1,337

Net increase (decrease) in cash	3,492	6,032	183	4,467	2,199	1,759
Cash and restricted cash at beginning of year	2,971	-	4,250	-	2,433	-
Cash and restricted cash at end of year	$ 6,463	$ 6,032	$ 4,433	$ 4,467	$ 4,632	$ 1,759

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,252	$ 3,127	$ 5,921	$ 3,564	$ 4,264	$ 1,703

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 237,758	$ -	$ 468,310	$ -	$ 216,728
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 34,758	$ -	$ 145,685	$ -	$ 17,395
Bridge note payable	$ -	$ 203,000	$ -	$ 322,625	$ -	$ 160,950
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 1320 Winona Avenue		Landa Series 137 Southern Shores Road		Landa Series 138 Sandalwood Circle
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (13,711)	$ (4,512)	$ (8,750)	$ (3,249)	$ (19,242)	$ (2,885)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,261	919	3,560	1,029	3,863	1,430
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	1,750	-
Due from related party	10,450	3,419	7,713	1,440	13,695	2,934
Prepaid rent	-	-	(1,244)	-	-	-
Other liabilities	-	-	-	1,244	-	-
Security deposit	-	-	(100)	500	(1,750)	1,750
Net cash provided by (used in) operating activities	-	(174)	1,179	964	(1,684)	3,229

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	1,554	2,217	1,182	2,096	8,168	10,531
Shareholder Dividends	-	(154)	(935)	(191)	(510)	(798)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(1,401)	(1,749)	(1,082)	(645)	(8,143)	(5,866)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	153	314	(835)	1,260	(485)	3,867

Net increase (decrease) in cash	153	140	344	2,224	(2,169)	7,096
Cash and restricted cash at beginning of year	14	-	2,494	-	2,169	-
Cash and restricted cash at end of year	$ 167	$ 140	$ 2,838	$ 2,224	$ -	$ 7,096

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ -	$ -	$ 4,399	$ 2,492	$ 1,420	$ 2,609

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 159,020	$ -	$ 178,132	$ -	$ 245,940
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 159,020	$ -	$ 178,132	$ -	$ 245,940
Bridge note payable	$ -	$ 159,020	$ -	$ 178,132	$ -	$ 245,940
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 140 High Ridge Road		Landa Series 146 Crystal Brook		Landa Series 153 Cliffside Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (13,269)	$ (3,475)	$ (7,059)	$ (2,582)	$ (11,621)	$ (1,812)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,258	1,286	3,128	870	2,725	720
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	(200)	-
Due from related party	12,193	2,742	9,412	2,493	8,940	1,555
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	(71)	1,450	(25)	975	1,400	820
Net cash provided by (used in) operating activities	3,111	2,003	5,456	1,756	1,244	1,283

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	1,498	4,116	(8)	9,558	2,573	26,760
Shareholder Dividends	(1,196)	(314)	(2,212)	(580)	-	(211)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(1,495)	(984)	8	(5,178)	(2,427)	(26,760)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,193)	2,818	(2,212)	3,800	146	(211)

Net increase (decrease) in cash	1,918	4,821	3,244	5,556	1,390	1,072
Cash and restricted cash at beginning of year	1,966	-	3,028	-	10	-
Cash and restricted cash at end of year	$ 3,884	$ 4,821	$ 6,272	$ 5,556	$ 1,400	$ 1,072

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 5,268	$ 2,962	$ 2,403	$ 2,190	$ -	$ 1,851

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 222,805	$ -	$ 150,584	$ -	$ 124,609
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 48,805	$ -	$ 9,209	$ -	$ 30,359
Bridge note payable	$ -	$ 174,000	$ -	$ 141,375	$ -	$ 94,250
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 1666 West Poplar Street		Landa Series 168 Brookview Drive		Landa Series 1689 Viceroy Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (15,299)	$ (4,170)	$ (5,994)	$ (2,631)	$ (16,659)	$ (3,897)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,425	979	1,817	1,074	4,178	1,257
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	1,523	-
Due from related party	12,667	2,048	4,392	428	14,084	3,519
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	796	950	-	-	250	1,200
Net cash provided by (used in) operating activities	1,589	(193)	215	(1,129)	3,376	2,079

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	2,713	6,656	(5)	52,898	1,055	1,864
Shareholder Dividends	(906)	(230)	(236)	(549)	(916)	(79)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(2,665)	(2,269)	5	(50,484)	(955)	(999)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(858)	4,157	(236)	1,865	(816)	786

Net increase (decrease) in cash	731	3,964	(21)	736	2,560	2,865
Cash and restricted cash at beginning of year	1,635	-	21	-	2,754	-
Cash and restricted cash at end of year	$ 2,366	$ 3,964	$ -	$ 736	$ 5,314	$ 2,865

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,007	$ 2,391	$ 893	$ 529	$ 5,228	$ 1,862

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 169,434	$ -	$ 126,447	$ -	$ 217,745
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 13,559	$ -	$ 104,630	$ -	$ 29,245
Bridge note payable	$ -	$ 155,875	$ -	$ -	$ -	$ 188,500
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 181 Watercress Court		Landa Series 188 Timberline Road		Landa Series 189 Shenandoah Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (5,469)	$ (2,724)	$ (9,374)	$ (2,906)	$ (8,752)	$ (2,937)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,380	1,225	2,646	585	3,807	1,120
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(1,680)	-	-	-	-	-
Due from related party	8,153	488	6,628	1,186	8,504	2,369
Prepaid rent	(1,680)	-	-	-	1,500	-
Other liabilities	-	-	-	-	-	-
Security deposit	(1,100)	1,600	-	-	(410)	1,675
Net cash provided by (used in) operating activities	2,604	589	(100)	(1,135)	4,649	2,227

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	3,739	6,693	-	33,594	718	2,124
Shareholder Dividends	(1,873)	(569)	-	(290)	(1,336)	(362)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(2,016)	(4,743)	-	(30,661)	(718)	(1,139)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(150)	1,381	-	2,643	(1,336)	623

Net increase (decrease) in cash	2,454	1,970	(100)	1,508	3,313	2,850
Cash and restricted cash at beginning of year	3,261	-	136	-	3,352	-
Cash and restricted cash at end of year	$ 5,715	$ 1,970	$ 36	$ 1,508	$ 6,665	$ 2,850

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,807	$ 2,846	$ -	$ 934	$ 4,749	$ 2,666

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 212,131	$ -	$ 101,119	$ -	$ 193,985
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 70,031	$ -	$ 28,619	$ -	$ 50,435
Bridge note payable	$ -	$ 142,100	$ -	$ 72,500	$ -	$ 143,550
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 195 Hunters Trace		Landa Series 196 Montego Circle		Landa Series 20 Chimney Smoke Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (18,965)	$ (3,454)	$ (17,970)	$ (4,406)	$ (21,043)	$ (3,079)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,963	1,490	3,974	1,181	4,248	862
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	14,164	3,256	11,761	2,604	16,784	2,961
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	1,607	-	-	-	-
Security deposit	-	-	-	900	-	1,500
Net cash provided by (used in) operating activities	(838)	2,899	(2,235)	279	(11)	2,244

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	7,696	4,159	834	1,690	207	6,255
Shareholder Dividends	-	(374)	(417)	(220)	-	(919)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(7,541)	(2,726)	(823)	(471)	(80)	(3,707)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	155	1,059	(406)	999	127	1,629

Net increase (decrease) in cash	(683)	3,958	(2,641)	1,278	116	3,873
Cash and restricted cash at beginning of year	683	-	2,726	-	23	-
Cash and restricted cash at end of year	$ -	$ 3,958	$ 85	$ 1,278	$ 139	$ 3,873

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,196	$ 3,292	$ 2,049	$ 2,779	$ -	$ 2,972

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 255,645	$ -	$ 204,659	$ -	$ 223,875
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 55,922	$ -	$ 45,159	$ -	$ 23,800
Bridge note payable	$ -	$ 177,625	$ -	$ 159,500	$ -	$ 200,075
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 212 Fleeta Drive		Landa Series 217 Glenloch Court		Landa Series 2264 Chestnut Hill Circle
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (8,300)	$ (5,017)	$ (20,613)	$ (4,304)	$ (25,405)	$ (8,827)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,552	991	4,608	1,415	5,693	1,815
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(3,190)	-	-	-	-	-
Due from related party	17,559	4,274	11,338	3,709	19,712	7,014
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	690	1,175	(1,400)	1,400	-	1,875
Net cash provided by (used in) operating activities	10,311	1,423	(6,067)	2,220	-	1,877

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	(10,234)	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	(10,234)	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	5,804	2,505	1,580	4,642	30	1,472
Shareholder Dividends	(955)	-	(415)	(534)	-	(230)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(5,471)	(1,944)	(1,565)	(2,247)	-	(1,244)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(622)	561	(400)	1,861	30	(2)

Net increase (decrease) in cash	(545)	1,984	(6,467)	4,081	30	1,875
Cash and restricted cash at beginning of year	5,029	-	7,880	-	23	-
Cash and restricted cash at end of year	$ 4,484	$ 1,984	$ 1,413	$ 4,081	$ 53	$ 1,875

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,968	$ -	$ 5,523	$ 3,201	$ -	$ 2,524

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ 3,968	$ -	$ 5,523	$ 3,201	$ -	$ 2,524
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 1,244	$ -	$ 13,220	$ -	$ 88,402
Bridge note payable	$ -	$ 170,375	$ -	$ 232,000	$ -	$ 226,200
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 2425 Cornell Circle		Landa Series 25 Pleasant Valley Road		Landa Series 253 Marco Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (8,803)	$ (2,639)	$ (13,650)	$ (7,154)	$ (13,715)	$ (2,736)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,927	1,030	4,224	1,274	3,444	986
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(67)	-	1,895	-	-	-
Due from related party	10,406	3,062	12,525	5,361	7,921	2,418
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	1,342
Security deposit	(350)	1,150	700	775	(600)	600
Net cash provided by (used in) operating activities	6,173	2,603	5,694	256	(2,950)	2,610

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	39,871	-	1,781	3,404	1,229	2,375
Shareholder Dividends	(3,840)	(739)	(1,470)	(587)	(802)	(423)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(39,227)	-	(1,681)	(1,827)	(1,220)	(1,202)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(3,196)	(739)	(1,370)	990	(793)	750

Net increase (decrease) in cash	2,977	1,864	4,324	1,246	(3,743)	3,360
Cash and restricted cash at beginning of year	3,847	-	814	-	3,757	-
Cash and restricted cash at end of year	$ 6,824	$ 1,864	$ 5,138	$ 1,246	$ 14	$ 3,360

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 5,041	$ 3,577	$ 4,170	$ 3,058	$ 2,514	$ 2,418

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 267,640	$ -	$ 220,670	$ -	$ 170,764
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 33,590	$ -	$ 61,170	$ -	$ 22,139
Bridge note payable	$ -	$ 234,050	$ -	$ 159,500	$ -	$ 148,625
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 258 Rocky Point Road		Landa Series 268 Brookview Drive		Landa Series 270 Mountain Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (21,408)	$ (3,939)	$ (11,422)	$ (5,771)	$ (10,670)	$ (3,652)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,708	1,452	2,542	1,062	4,555	1,491
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	15,311	1,819	8,880	5,152	9,154	3,165
Prepaid rent	-	-	-	-	1,775	-
Other liabilities	-	-	-	-	-	-
Security deposit	-	1,600	-	-	1,600	1,650
Net cash provided by (used in) operating activities	(1389)	932	-	443	6,414	2,654

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	164	4,425	656	8,857	4,341	13,920
Shareholder Dividends	(242)	(212)	-	(382)	(2672)	(861)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(62)	(1,286)	(656)	(8,857)	(4,341)	(8,555)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(140)	2,927	-	(382)	(2,672)	4,504

Net increase (decrease) in cash	(1,529)	3,859	-	61	3,742	7,158
Cash and restricted cash at beginning of year	2,429	-	29	-	7,784	-
Cash and restricted cash at end of year	$ 900	$ 3,859	$ 29	$ 61	$ 11,526	$ 7,158

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,198	$ 3,257	$ -	$ 628	$ 4,938	$ 3,012

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 251,625	$ -	$ 127,233	$ -	$ 258,528
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 66,750	$ -	$ 127,233	$ -	$ 72,928
Bridge note payable	$ -	$ 184,875	$ -	$ -	$ -	$ 185,600
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 270 Pleasant Hills Drive		Landa Series 2813 Vicksburg Court		Landa Series 2933 Coffer Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (9,894)	$ (3,274)	$ (17,050)	$ (4,962)	$ (19,093)	$ (4,805)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,170	1,542	5,058	1,581	4,195	1,263
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	9,821	3,171	12,289	4,720	14,897	2,856
Prepaid rent	1,790	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	(423)	1,623	(125)	1,275	-	-
Net cash provided by (used in) operating activities	5,464	3,062	172	2,614	(1)	(686)

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	6,175	4,000	662	2,258	113	1,454
Shareholder Dividends	(2,388)	(610)	(653)	(96)	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(6,153)	(2,372)	(522)	(1,866)	(11)	(710)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(2366)	1,018	(513)	296	102	744

Net increase (decrease) in cash	3,098	4,080	(341)	2,910	101	58
Cash and restricted cash at beginning of year	2,558	-	3,510	-	9	-
Cash and restricted cash at end of year	$ 5,656	$ 4,080	$ 3,169	$ 2,910	$ 110	$ 58

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,400	$ 2,837	$ 5,037	$ 2,250	$ -	$ 1,872

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 266,196	$ -	$ 274,040	$ -	$ 218,812
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 83,061	$ -	$ 63,790	$ -	$ 44,812
Bridge note payable	$ -	$ 170,375	$ -	$ 210,250	$ -	$ 174,000
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 30 High Ridge Road		Landa Series 30 Roosevelt Road		Landa Series 3011 Raintree Drive SE
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (11,329)	$ (3,508)	$ (13,100)	$ (4,883)	$ (17,544)	$ (7,275)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,979	1,552	4,530	1,280	4,696	1,741
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(1,050)	-	-	(1,788)	-	-
Due from related party	5,569	2,789	(1,401)	5,119	13,152	5,286
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	525	935	2,000	1,625	1,680	995
Net cash provided by (used in) operating activities	(1,306)	1,768	(7,971)	1,353	1,984	747

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	3,182	4,301	10,284	1,777	2,034	1,079
Shareholder Dividends	(1,119)	(552)	(2,016)	(332)	(1,101)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(2,802)	(906)	(9,875)	(1,162)	(1,922)	(819)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(739)	2,843	(1,607)	283	(989)	260

Net increase (decrease) in cash	(2,045)	4,611	(9,578)	1,636	995	1,007
Cash and restricted cash at beginning of year	3,505	-	11,578	-	685	-
Cash and restricted cash at end of year	$ 1,460	$ 4,611	$ 2,000	$ 1,636	$ 1,680	$ 1,007

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 6,116	$ 3,452	$ 5,125	$ 1,068	$ 6,993	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 268,996	$ -	$ 221,738	$ -	$ 295,945
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 105,871	$ -	$ 36,863	$ -	$ 55,371
Bridge note payable	$ -	$ 163,125	$ -	$ 184,875	$ -	$ 184,875
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 3043 Highway 81 S		Landa Series 313 Blue Heron Drive		Landa Series 3202 Chippewa Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (10,720)	$ (11,659)	$ (10,186)	$ (3,696)	$ (18,390)	$ (6,382)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,190	952	4,960	1,521	4,458	1,360
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(1,173)	-	-	-	-	-
Due from related party	11,098	19,020	9,789	4,454	13,932	4,943
Prepaid rent	(1,173)	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	(1,143)	1,180	935	1,553	-	-
Net cash provided by (used in) operating activities	79	9,493	5,498	3,832	-	(79)

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	1,739	5,838	15,669	9,643	36	1,411
Shareholder Dividends	(1,456)	(289)	(2,605)	(537)	-	(45)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(1,657)	(5,414)	(15,560)	(8,112)	(36)	(1,267)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,374)	135	(2,496)	994	-	99

Net increase (decrease) in cash	(1,295)	9,628	3,002	4,826	-	20
Cash and restricted cash at beginning of year	10,018	-	2,426	-	8	-
Cash and restricted cash at end of year	$ 8,723	$ 9,628	$ 5,428	$ 4,826	$ 8	$ 20

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,860	$ 1,433	$ 3,707	$ 1,791	$ -	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 163,940	$ -	$ 258,175	$ -	$ 235,614
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 8,065	$ -	$ 33,909	$ -	$ 83,364
Bridge note payable	$ -	$ 155,875	$ -	$ 174,000	$ -	$ 152,250
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 35 Clay Court		Landa Series 350 Cadiz Lane S		Landa Series 351 Wesley Park Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (9,862)	$ (3,623)	$ (18,522)	$ (4,735)	$ (10,961)	$ (4,409)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,613	1,708	4,126	1,237	3,874	1,145
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	(4,900)	-	-	-
Due from related party	5,390	2,910	19,564	3,674	10,027	2,834
Prepaid rent	-	-	-	-	1,675	-
Other liabilities	-	-	-	117	-	-
Security deposit	601	1,699	1,200	-	1,200	900
Net cash provided by (used in) operating activities	742	2,694	1,468	293	5,815	470

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	14,542	3,420	344	3,115	1,304	5,675
Shareholder Dividends	(1,892)	(367)	(937)	-	(2,252)	(667)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(13,669)	(975)	(344)	(2,671)	(1,304)	(4,163)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,019)	2,078	(937)	444	(2,252)	845

Net increase (decrease) in cash	(277)	4,772	531	737	3,563	1,315
Cash and restricted cash at beginning of year	4,883	-	669	-	2,301	-
Cash and restricted cash at end of year	$ 4,606	$ 4,772	$ 1,200	$ 737	$ 5,864	$ 1,315

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 5,290	$ 2,011	$ 1,886	$ 917	$ 4,656	$ 2,703

Supplemental disclosure of non-cash investing and financing activities:	-
Property acquisition, related party	$ -	$ 293,433	$ -	$ 214,266	$ -	$ 198,255
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 92,411	$ -	$ 51,141	$ -	$ 46,005
Bridge note payable	$ -	$ 174,000	$ -	$ 163,125	$ -	$ 152,250
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 3667 Patti Parkway		Landa Series 412 Kendall Lane		Landa Series 43 Darwin Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (15,410)	$ (3,628)	$ (13,316)	$ (6,237)	$ (16,737)	$ (5,776)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	5,656	1,211	4,424	940	3,741	1,096
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(2,200)	-	-	-	-	-
Due from related party	13,955	2,895	11,137	6,869	12,987	5,449
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	(450)	-	250	-	-	-
Net cash provided by (used in) operating activities	1,551	478	2,495	1,572	(9)	769

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	1,426	-	962	1,721	212	2,592
Shareholder Dividends	(1,460)	(98)	(1,073)	-	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(1,426)	-	(862)	(1,484)	(212)	(2,592)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,460)	(98)	(973)	237	-	-

Net increase (decrease) in cash	91	380	1,522	1,809	(9)	769
Cash and restricted cash at beginning of year	3,371	-	2,315	-	9	-
Cash and restricted cash at end of year	$ 3,462	$ 380	$ 3,837	$ 1,809	$ -	$ 769

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 7,087	$ 3,949	$ 5,552	$ 1,113	$ -	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 314,606	$ -	$ 243,304	$ -	$ 189,715
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 69,231	$ -	$ 71,256	$ -	$ 26,590
Bridge note payable	$ -	$ 245,375	$ -	$ 162,325	$ -	$ 163,125
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 45 Blue Jay Drive		Landa Series 45 Laurel Way		Landa Series 4702 Saint James Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (22,902)	$ (5,731)	$ (20,035)	$ (4,618)	$ (10,869)	$ (8,942)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	5,292	1,668	5,091	1,062	4,267	1,181
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	15,997	3,751	14,671	3,370	10,854	7,966
Prepaid rent	-	-	-	-	1,635	-
Other liabilities	-	1,750	-	-	-	1,550
Security deposit	325	1,425	-	975	(700)	1,550
Net cash provided by (used in) operating activities	(1,288)	2,863	(273)	789	5,187	3,305

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	1,159	150	1,034	1,348	2,011
Shareholder Dividends	(171)	(103)	-	-	(1,592)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	(678)	(150)	(803)	(1,270)	(1,102)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(171)	378	-	231	(1,514)	909

Net increase (decrease) in cash	(1,459)	3,241	(273)	1,020	3,673	4,214
Cash and restricted cash at beginning of year	3,209	-	644	-	3,153	-
Cash and restricted cash at end of year	$ 1,750	$ 3,241	$ 371	$ 1,020	$ 6,826	$ 4,214

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,948	$ 3,676	$ -	$ -	$ 4,861	$ 1,778

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 288,984	$ -	$ 276,115	$ -	$ 204,667
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 66,409	$ -	$ 113,790	$ -	$ 58,942
Bridge note payable	$ -	$ 222,575	$ -	$ 162,325	$ -	$ 145,725
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 4732 Pinedale Drive		Landa Series 5040 Huntshire Lane		Landa Series 513 Jarrett Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (12,093)	$ (2,747)	$ (31,214)	$ (6,348)	$ (21,147)	$ (6,871)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,017	1,127	6,852	2,535	4,145	1,534
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(1,170)	-	-	-	-	-
Due from related party	7,457	5,337	23,833	4,951	16,931	2,555
Prepaid rent	(649)	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	1,075	800	(2,499)	2,499	-	1,599
Net cash provided by (used in) operating activities	(2,363)	4,517	(3,028)	3,637	(71)	(1,183)

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	573	873	3,418	12,798	2,348	28,082
Shareholder Dividends	(388)	-	(1,415)	(417)	-	(369)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(463)	(723)	(3,314)	(12,798)	(2,270)	(22,792)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(278)	150	(1,311)	(417)	78	4,921

Net increase (decrease) in cash	(2,641)	4,667	(4,339)	3,220	7	3,738
Cash and restricted cash at beginning of year	3,984	-	7,585	-	(5)	-
Cash and restricted cash at end of year	$ 1,343	$ 4,667	$ 3,246	$ 3,220	$ 2	$ 3,738

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,314	$ 780	$ 4,812	$ 4,594	$ -	$ 2,900

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 192,886	$ -	$ 436,458	$ -	$ 262,115
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 49,436	$ -	$ 98,814	$ -	$ 44,823
Bridge note payable	$ -	$ 123,250	$ -	$ 308,125	$ -	$ 181,250
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 5143 Pinecrest Drive SW		Landa Series 540 Cowan Road		Landa Series 5411 Rocky Pine Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (7,163)	$ (2,735)	$ (8,660)	$ (3,661)	$ (19,674)	$ (3,026)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,114	1,163	4,469	1,364	3,985	991
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(1,287)	-	-	-	-	-
Due from related party	6,719	2,323	8,338	3,273	15,757	3,024
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	400	1,225	(995)	995	(80)	1,775
Net cash provided by (used in) operating activities	1,783	1,976	3,152	1,971	(12)	2,764

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	745	2,181	2,169	3,943	161	3,471
Shareholder Dividends	(1,448)	(261)	(1,998)	(654)	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(636)	(1,145)	(1,935)	(2,181)	(161)	(2,653)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,339)	775	(1,764)	1,108	-	818

Net increase (decrease) in cash	444	2,751	1,388	3,079	(12)	3,582
Cash and restricted cash at beginning of year	3,273	-	3,544	-	1,775	-
Cash and restricted cash at end of year	$ 3,717	$ 2,751	$ 4,932	$ 3,079	$ 1,763	$ 3,582

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,081	$ 2,360	$ 5,486	$ 3,107	$ -	$ 2,043

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 198,017	$ -	$ 236,323	$ -	$ 256,640
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 34,712	$ -	$ 47,823	$ -	$ 65,260
Bridge note payable	$ -	$ 130,500	$ -	$ 188,500	$ -	$ 181,200
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 550 Cowan Road		Landa Series 5581 Fox Glen Circle		Landa Series 565 Mountainview Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (20,152)	$ (2,353)	$ (12,703)	$ (4,333)	$ (9,011)	$ (3,703)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,946	942	6,362	1,539	4,266	1,582
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(1,217)	-	-	-	-	-
Due from related party	29,036	1,455	15,075	2,967	9,351	4,795
Prepaid rent	-	-	(2,389)	-	-	-
Other liabilities	-	1,475	-	1,615	-	-
Security deposit	1,200	1,475	(1,425)	2,275	125	1,675
Net cash provided by (used in) operating activities	12,813	2,994	4,920	4,063	4,731	4,349

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	(11,430)	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	(11,430)	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	2,669	3,743	3,565	470	1,518	2,402
Shareholder Dividends	-	(408)	(2,103)	(102)	(2,640)	(447)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(2,669)	(3,341)	(2,807)	(460)	(1,405)	(1,042)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	-	(6)	(1,345)	(92)	(2,527)	913

Net increase (decrease) in cash	1,383	2,988	3,575	3,971	2,204	5,262
Cash and restricted cash at beginning of year	430	-	5,350	-	4,473	-
Cash and restricted cash at end of year	$ 1,813	$ 2,988	$ 8,925	$ 3,971	$ 6,677	$ 5,262

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 882	$ 2,607	$ 8,069	$ 3,077	$ 4,978	$ 1,881

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 240,421	$ -	$ 400,341	$ -	$ 271,900
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 240,421	$ -	$ 400,341	$ -	$ 271,900
Bridge note payable	$ -	$ 196,300	$ -	$ 284,635	$ -	$ 188,500
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 5801 Strathmoor Manor Circle		Landa Series 6107 Shadow Glen Court		Landa Series 6113 Pine Glen Circle SW
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (8,902)	$ (4,019)	$ (5,118)	$ (2,445)	$ (23,997)	$ (7,642)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,327	1,246	3,006	1,114	7,167	2,252
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(1,625)	-	(3,884)	-	-	-
Due from related party	9,663	4,099	7,257	2,173	18,094	5,421
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	1,625	-	-	-	-
Security deposit	25	1,575	(1,400)	1,175	-	500
Net cash provided by (used in) operating activities	2,488	4,526	(139)	2,017	1,264	531

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	2,567	3,892	7,599	4,140	420	5,533
Shareholder Dividends	(2,197)	(567)	(973)	(266)	(889)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(2,566)	(1,462)	(7,599)	(3,135)	(229)	(5,497)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(2,196)	1,863	(973)	739	(698)	36

Net increase (decrease) in cash	292	6,389	(1,112)	2,756	566	567
Cash and restricted cash at beginning of year	3,363	-	3,119	-	1,625	-
Cash and restricted cash at end of year	3,655	6,389	2,007	2,756	2,191	567

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,601	$ 2,727	$ 2,919	$ 2,205	$ 4,999	$ 1,504

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 214,307	$ -	$ 189,001	$ -	$ 390,389
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 56,839	$ -	$ 20,106	$ -	$ 209,139
Bridge note payable	$ -	$ 143,550	$ -	$ 131,225	$ -	$ 181,250
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 615 Barshay Drive		Landa Series 6168 Wheat Street NE		Landa Series 6178 Green Acres Drive SW
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (18,610)	$ (6,337)	$ (5,754)	$ (4,052)	$ (5,059)	$ (2,113)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,355	1,317	3,047	728	2,997	1,111
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	(1,470)	-
Due from related party	10,832	3,895	5,977	2,443	7,246	1,914
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	-	1,100	399	-	(435)	1,400
Net cash provided by (used in) operating activities	(3,423)	(25)	3,669	(881)	3,279	2,312

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	596	4,426	10,629	3,029	8,438	2,460
Shareholder Dividends	-	(229)	(1,962)	(39)	(2,405)	(506)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(596)	(3,060)	(10,452)	(1,857)	(5,933)	(2,063)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	-	1,137	(1,785)	1,133	100	(109)

Net increase (decrease) in cash	(3,423)	1,112	1,884	252	3,379	2,203
Cash and restricted cash at beginning of year	3,549	-	2,193	-	3,317	-
Cash and restricted cash at end of year	$ 126	$ 1,112	$ 4,077	$ 252	$ 6,696	$ 2,203

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,223	$ 2,063	$ 3,060	$ 622	$ 3,647	$ 2,315

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 228,182	$ -	$ 125,964	$ -	$ 189,485
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 54,182	$ -	$ 17,214	$ -	$ 30,882
Bridge note payable	$ -	$ 174,000	$ -	$ 108,750	$ -	$ 130,500
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 6404 Walnut Way		Landa Series 643 Sycamore Drive		Landa Series 65 Freedom Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (10,458)	$ (1,905)	$ (9,585)	$ (3,364)	$ (9,898)	$ (3,209)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,132	833	4,018	1,198	4,386	1,324
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	(3,224)	-	-	-
Due from related party	675	4,867	5,922	2,875	5,127	2,680
Prepaid rent	-	-	-	-	1,695	-
Other liabilities	-	-	-	1,535	-	-
Security deposit	1,650	800	(200)	1,125	820	500
Net cash provided by (used in) operating activities	(4,001)	4,595	(3,069)	3,369	2,160	1,295

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	17,283	8,182	6,831	1,105	1,928
Shareholder Dividends	(1,810)	(1,122)	(1,466)	(480)	(1,392)	(426)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	(13,719)	(8,033)	(3,048)	(993)	(635)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,810)	2,442	(1,317)	3,303	(1,280)	867

Net increase (decrease) in cash	(5,811)	7,037	(4,386)	6,672	880	2,162
Cash and restricted cash at beginning of year	7,461	-	5,662	-	2,775	-
Cash and restricted cash at end of year	$ 1,650	$ 7,037	$ 1,276	$ 6,672	$ 3,655	$ 2,162

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,163	$ 2,884	$ 3,789	$ 2,783	$ 5,426	$ 3,055

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 216,403	$ -	$ 207,494	$ -	$ 229,293
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 27,653	$ -	$ 29,144	$ -	$ 69,793
Bridge note payable	$ -	$ 188,750	$ -	$ 178,350	$ -	$ 159,500
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 6635 Kimberly Mill Road		Landa Series 6653 Bedford Road		Landa Series 6762 Bent Creek Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (21,294)	$ (7,197)	$ (7,769)	$ (3,671)	$ (8,614)	$ (4,377)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	5,206	1,529	4,546	1,670	3,982	1,475
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	(1,600)	-	-	-
Due from related party	16,008	5,514	8,331	2,704	10,053	3,335
Prepaid rent	-	-	(1,600)	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	-	-	(1,475)	1,475	(995)	1,595
Net cash provided by (used in) operating activities	(80)	(154)	433	2,178	4,426	2,028

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	197	1,091	3,232	1,304	7,530	5,474
Shareholder Dividends	-	-	(1,742)	(249)	(2,424)	(336)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(97)	(907)	(3,132)	(680)	(7,363)	(2,715)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	100	184	(1,642)	375	(2,257)	2,423

Net increase (decrease) in cash	20	30	(1,209)	2,553	2,169	4,451
Cash and restricted cash at beginning of year	85	-	4,266	-	5,062	-
Cash and restricted cash at end of year	$ 105	$ 30	$ 3,057	$ 2,553	$ 7,231	$ 4,451

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ -	$ -	$ 5,145	$ 2,896	$ 4,787	$ 2,999

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 264,938	$ -	$ 282,433	$ -	$ 251,753
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 88,038	$ -	$ 55,856	$ -	$ 24,275
Bridge note payable	$ -	$ 176,900	$ -	$ 159,500	$ -	$ 192,125
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 709 Georgetown Court		Landa Series 7107 Geiger Street NW		Landa Series 750 Georgetown Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (4,685)	$ (3,047)	$ (7,268)	$ (1,573)	$ (9,233)	$ (3,148)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,700	1,383	2,056	767	3,357	954
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(3,570)	-	-	-	(2,440)	-
Due from related party	8,631	(1,087)	7,092	1,586	8,134	2,419
Prepaid rent	(1,785)	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	(105)	1,700	1,840	1,150	210	1,190
Net cash provided by (used in) operating activities	2,186	(1,051)	3,720	1,930	28	1,415

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	35,087	37,482	675	37,320	4,605	2,462
Shareholder Dividends	(2,982)	(615)	(906)	(801)	(482)	(138)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(28,049)	(28,481)	(675)	(33,839)	(4,487)	(1,890)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	4,056	8,386	(906)	2,680	(364)	434

Net increase (decrease) in cash	6,242	7,335	2,814	4,610	(336)	1,849
Cash and restricted cash at beginning of year	10,052	-	3,695	-	2,704	-
Cash and restricted cash at end of year	$ 16,294	$ 7,335	$ 6,509	$ 4,610	$ 2,368	$ 1,849

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,382	$ 2,746	$ 1,820	$ 1,596	$ 4,047	$ 2,360

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 237,140	$ -	$ 129,585	$ -	$ 165,164
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 42,885	$ -	$ (26,824)	$ -	$ 12,914
Bridge note payable	$ -	$ 170,375	$ -	$ 126,875	$ -	$ 152,250
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 752 Chestnut Drive		Landa Series 773 Villa Way		Landa Series 7781 Mountain Creek Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (9,551)	$ (3,957)	$ (8,423)	$ (2,480)	$ (20,119)	$ (7,237)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	2,906	788	1,952	737	4,493	1,372
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	530	-	-	-
Due from related party	9,560	951	19,241	6,298	15,350	5,447
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	12	-	-
Security deposit	750	675	649	-	-	-
Net cash provided by (used in) operating activities	3,665	(1,543)	85,855	4,567	(276)	(418)

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	(13,700)	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	(13,700)	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	3,464	4,311	-	47,938	650	1,192
Shareholder Dividends	(872)	(215)	-	(946)	(262)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(2,621)	(1,815)	-	(47,950)	(650)	(723)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(29)	2,281	-	(958)	(262)	469

Net increase (decrease) in cash	3,636	738	249	3,609	(538)	51
Cash and restricted cash at beginning of year	904	-	2,002	-	2,047	-
Cash and restricted cash at end of year	4,540	738	74,157	3,609	1,509	51

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 2,867	$ 2,035	$ 2,709	$ 776	$ 2,231	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 136,383	$ -	$ 88,384	$ -	$ 237,818
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 31,258	$ -	$ 88,384	$ -	$ 34,890
Bridge note payable	$ -	$ 105,125	$ (71,906)	$ -	$ -	$ 202,928
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 7950 Woodlake Drive		Landa Series 80 High Ridge Road		Landa Series 808 Hillandale Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (7,920)	$ (2,881)	$ (21,004)	$ (8,011)	$ (19,122)	$ (5,027)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,724	1,090	4,508	1,379	4,253	1,281
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	7,809	1,194	16,450	5,954	14,502	3,193
Prepaid rent	2,890	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	(200)	1,200	-	1,350	-	1,075
Net cash provided by (used in) operating activities	6,303	603	(46)	672	(367)	522

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	1,757	1,175	85	3,565	297	2,899
Shareholder Dividends	(1,573)	(35)	-	(184)	-	(285)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(1,757)	(522)	-	(2,562)	(297)	(2,055)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,573)	618	85	819	-	559

Net increase (decrease) in cash	4,730	1,221	39	1,491	(367)	1,081
Cash and restricted cash at beginning of year	1,717	-	46	-	368	-
Cash and restricted cash at end of year	$ 6,447	$ 1,221	$ 85	$ 1,491	$ 1	$ 1,081

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,650	$ -	$ -	$ 2,139	$ -	$ 2,962

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 188,648	$ -	$ 238,816	$ -	$ 221,772
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 188,648	$ -	$ 238,816	$ -	$ 221,772
Bridge note payable	$ -	$ 142,100	$ -	$ 184,875	$ -	$ 171,000
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8110 Devonshire Drive		Landa Series 8121 Spillers Drive SW		Landa Series 8233 Creekline Court
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (4,729)	$ (1,633)	$ (12,898)	$ (2,573)	$ (14,935)	$ (5,850)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,140	874	3,631	1,055	4,389	1,383
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(3,505)	-	(1,628)	-	-	-
Due from related party	7,434	2,575	9,731	2,257	11,674	16,042
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	1,750
Security deposit	950	2,500	-	875	(1,750)	1,750
Net cash provided by (used in) operating activities	3,290	4,316	(1,164)	1,614	(622)	15,075

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	(11,685)
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	(11,685)

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	25,753	2,283	2,832	517	2,291
Shareholder Dividends	(1,048)	(973)	-	(439)	(674)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	(21,877)	(2,283)	(1,842)	(388)	(1,856)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,048)	2,903	-	551	(545)	435

Net increase (decrease) in cash	2,242	7,219	(1,164)	2,165	(1,167)	3,825
Cash and restricted cash at beginning of year	8,146	-	1,222	-	3,319	-
Cash and restricted cash at end of year	$ 10,388	$ 7,219	$ 58	$ 2,165	$ 2,152	$ 3,825

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 1,933	$ 2,191	$ 924	$ 2,544	$ 2,166	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 151,331	$ -	$ 182,723	$ -	$ 226,617
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 17,206	$ -	$ 55,848	$ -	$ 74,498
Bridge note payable	$ -	$ 134,125	$ -	$ 126,875	$ -	$ 152,119
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 843 Tramore Drive		Landa Series 85 Kirkland Court		Landa Series 85 Thorn Thicket Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (9,924)	$ 1,891	$ (21,259)	$ (7,738)	$ (12,102)	$ (3,962)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	2,516	1,387	4,528	1,684	4,393	1,336
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	1,764	-	-	-	-	-
Due from related party	3,322	(315)	16,730	5,705	7,166	2,260
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	212	-	-	-	-
Security deposit	1,600	-	-	-	625	1,050
Net cash provided by (used in) operating activities	(722)	3,175	(1)	(349)	82	684

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	78,196	186	3,699	2,451	1,462
Shareholder Dividends	(2,313)	(1,286)	-	-	(887)	(16)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	(74,842)	(13)	(3,301)	(949)	(909)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(2,313)	2,068	173	398	615	537

Net increase (decrease) in cash	(3,035)	5,243	172	49	697	1,221
Cash and restricted cash at beginning of year	4,635	-	-	-	2,218	-
Cash and restricted cash at end of year	$ 118,893	$ 5,243	$ 172	$ 49	$ 2,915	$ 1,221

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 5,235	$ 1,271	$ -	$ -	$ 5,476	$ 3,065

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 164,198	$ -	$ 289,518	$ -	$ 231,411
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 144,226	$ -	$ 61,010	$ -	$ 58,861
Bridge note payable	$ (117,293)	$ -	$ -	$ 206,625	$ -	$ 172,550
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8855 Rugby Court		Landa Series 9434 Cedar Creek Place		Landa Series 9597 Pintail Trail
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (8,390)	$ (2,091)	$ (14,588)	$ (4,637)	$ (13,777)	$ (7,456)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,273	923	5,255	1,545	4,298	1,591
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	7,228	3,147	13,048	2,996	11,383	2,901
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	575	1,075	(45)	1,150	(300)	1,775
Net cash provided by (used in) operating activities	2,686	3,054	3,670	1,054	1,604	(1,189)

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	2,944	2,829	1,593	3,438	5,436	13,885
Shareholder Dividends	(1,635)	(418)	(1,918)	(9)	(2,731)	(666)
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(2,909)	(1,100)	(1,334)	(2,986)	(5,324)	(8,787)
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,600)	1,311	(1,659)	443	(2,619)	4,432

Net increase (decrease) in cash	1,086	4,365	2,011	1,497	(1,015)	3,243
Cash and restricted cash at beginning of year	2,919	-	3,166	-	5,312	-
Cash and restricted cash at end of year	$ 4,005	$ 4,365	$ 5,177	$ 1,497	$ 4,297	$ 3,243

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,670	$ 1,560	$ 4,929	$ 3,451	$ 5,101	$ 3,094

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ 159,874	$ -	$ 267,653	$ -	$ 272,179
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ 36,624	$ -	$ 71,903	$ -	$ 74,704
Bridge note payable	$ -	$ 123,250	$ -	$ 195,750	$ -	$ 163,125
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 1000 Fox Valley Trail		Landa Series 105 Anne Street		Landa Series 11447 S Grove Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (5,083)	$ -	$ (14,262)	$ -	$ (15,446)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,430	-	3,701	-	4,175	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	10,180	-	10,561	-	11,271	-
Prepaid rent	(1,943)	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	(660)	-	-	-	-	-
Net cash provided by (used in) operating activities	6,924	-	-	-	-	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	15,734	-	405	-	148	-
Shareholder Dividends	(3,009)	-	-	-	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(15,573)	-	(224)	-	(148)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(2,848)	-	181	-	-	-

Net increase (decrease) in cash	4,076	-	181	-	-	-
Cash and restricted cash at beginning of year	5,127	-	35	-	4	-
Cash and restricted cash at end of year	$ 9,203	$ -	$ 216	$ -	$ 4	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 5,267	$ -	$ -	$ -	$ -	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 114 Starlake Drive		Landa Series 120 Rosewood Drive		Landa Landa Series 12 Mintz Street
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (10,295)	$ -	$ (8,946)	$ -	$ (9,213)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,705	-	4,183	-	3,842	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(1,230)	-	-	-	-	-
Due from related party	7,880	-	7,306	-	7,765	-
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	1,650	-	1,400	-	1,650	-
Net cash provided by (used in) operating activities	1,710	-	3,943	-	4,044	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	436	-	10,087	-	5,640	-
Shareholder Dividends	(175)	-	(2,359)	-	(1,283)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(436)	-	(9,449)	-	(5,640)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(175)	-	(1,721)	-	(1,283)	-

Net increase (decrease) in cash	1,535	-	2,222	-	2,761	-
Cash and restricted cash at beginning of year	115	-	635	-	93	-
Cash and restricted cash at end of year	$ 1,650	$ -	$ 2,857	$ -	$ 2,854	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,763	$ -	$ 5,257	$ -	$ 4,906	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 1443 Pebble Ridge Lane		Landa Series 1485 Bola Court		Landa Series 157 Wells Road
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (16,781)	$ -	$ (7,121)	$ -	$ (13,474)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	5,026	-	3,760	-	3,239	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	1,595	-	-	-	-	-
Due from related party	10,648	-	7,872	-	10,203	-
Prepaid rent	1,470	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	55	-	1,173	-	271	-
Net cash provided by (used in) operating activities	2,013	-	5,684	-	239	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	486	-	5,876	-	1,596	-
Shareholder Dividends	(523)	-	(2,621)	-	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(386)	-	(5,721)	-	(1,587)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(423)	-	(2,466)	-	9	-

Net increase (decrease) in cash	1,590	-	3,218	-	248	-
Cash and restricted cash at beginning of year	1,735	-	586	-	723	-
Cash and restricted cash at end of year	$ 3,325	$ -	$ 3,804	$ -	$ 133,943	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 5,977	$ -	$ 3,839	$ -	$ 5,885	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ 132,972	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 1683 Spoonbill Road		Landa Series 1903 Old Concord Drive Southeast		Landa Series 195 Branchwood Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (9,746)	$ -	$ (13,448)	$ -	$ (18,120)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,511	-	4,559	-	4,977	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(3,050)	-	-	-	-	-
Due from related party	7,698	-	10,332	-	12,587	-
Prepaid rent	(1,525)	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	163	-	(1,500)	-	-	-
Net cash provided by (used in) operating activities	(2,949)	-	(57)	-	(556)	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	6,855	-	1,951	-	797	-
Shareholder Dividends	(1,500)	-	(1,155)	-	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(3,721)	-	(1,868)	-	(672)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	1,634	-	(1,072)	-	125	-

Net increase (decrease) in cash	(1,315)	-	(1,129)	-	(431)	-
Cash and restricted cash at beginning of year	5,978	-	2,894	-	557	-
Cash and restricted cash at end of year	$ 4,663	$ -	$ 1,765	$ -	$ 126	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,558	$ -	$ 2,296	$ -	$ 1,212	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 204 North Main Court		Landa Series 2443 Hodges Farm Road		Landa Series 440 Freestone Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (6,115)	$ -	$ (12,914)	$ -	$ (9,661)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,290	-	3,592	-	5,186	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(1,470)	-	-	-	-	-
Due from related party	6,658	-	10,517	-	4,977	-
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	575	-	(2,300)	-	530	-
Net cash provided by (used in) operating activities	2,938	-	(1,105)	-	1,032	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	8,530	-	825	-	2,533	-
Shareholder Dividends	(1,866)	-	(589)	-	(1,193)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(8,530)	-	(706)	-	(1,611)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,866)	-	(470)	-	(271)	-

Net increase (decrease) in cash	1,072	-	(1,575)	-	761	-
Cash and restricted cash at beginning of year	926	-	3,996	-	3,245	-
Cash and restricted cash at end of year	$ 1,998	$ -	$ 2,421	$ -	$ 4,006	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,301	$ -	$ 2,720	$ -	$ 6,190	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 497 Georgia Highway 212		Landa Series 524 Sawmill Road		Landa Series 5329 Shirewick Lane
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (9,456)	$ -	$ (11,174)	$ -	$ (8,881)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,093	-	4,480	-	4,986	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	(1,260)	-	-	-	-	-
Due from related party	6,838	-	7,954	-	8,472	-
Prepaid rent	-	-	(1,628)	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	775	-	1,888	-	850	-
Net cash provided by (used in) operating activities	990	-	1,520	-	5,427	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	402	-	2,009	-	3,840	-
Shareholder Dividends	(17)	-	(1,193)	-	(3,491)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(302)	-	(1,875)	-	(3,740)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	83	-	(1,059)	-	(3,391)	-

Net increase (decrease) in cash	1,073	-	461	-	2,036	-
Cash and restricted cash at beginning of year	564	-	1,676	-	2,569	-
Cash and restricted cash at end of year	$ 1,637	$ -	$ 2,137	$ -	$ 4,605	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,212	$ -	$ 5,303	$ -	$ 6,154	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 55 Myrtle Grove Lane		Landa Series 5737 Strathmoor Manor Circle		Landa Series 6386 Forester Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (9,126)	$ -	$ (13,401)	$ -	$ (13,778)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,094	-	3,695	-	4,667	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	6,817	-	9,630	-	10,572	-
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	1,137	-	-	-	(1,800)	-
Net cash provided by (used in) operating activities	2,922	-	(76)	-	(339)	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	11,975	-	1,953	-	166	-
Shareholder Dividends	(1,497)	-	(330)	-	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(11,859)	-	(1,953)	-	(12)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,381)	-	(330)	-	154	-

Net increase (decrease) in cash	1,541	-	(406)	-	(185)	-
Cash and restricted cash at beginning of year	449	-	406	-	2,175	-
Cash and restricted cash at end of year	$ 1,990	$ -	$ -	$ -	$ 1,990	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 5,353	$ -	$ 2,882	$ -	$ 2,178	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 6710 Sunset Hills Boulevard		Landa Series 70 Shenandoah Lane		Landa Landa Series 800 Mills Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (9,949)	$ -	$ (11,707)	$ -	$ (21,348)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,461	-	4,971	-	5,250	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	1,856	-	-	-
Due from related party	7,129	-	6,703	-	15,952	-
Prepaid rent	(1,208)	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	1,623	-	650	-	-	-
Net cash provided by (used in) operating activities	1,056	-	2,473	-	(146)	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	2,075	-	1,195	-	1,442	-
Shareholder Dividends	(893)	-	(1,234)	-	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(2,070)	-	(1,195)	-	(1,302)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(888)	-	(1,234)	-	140	-

Net increase (decrease) in cash	168	-	1,239	-	(6)	-
Cash and restricted cash at beginning of year	3,833	-	1,534	-	147	-
Cash and restricted cash at end of year	$ 4,001	$ -	$ 2,773	$ -	$ 141	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,315	$ -	$ 4,976	$ -	$ -	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 9020 Sterling Ridge Lane		Landa Series 9150 Spillers Drive SW		Landa Landa Series 9409 Forest Knoll Drive
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (6,207)	$ -	$ (8,005)	$ -	$ (8,937)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,480	-	3,679	-	4,519	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	(5,600)	-	(3,200)	-
Due from related party	6,627	-	9,821	-	9,251	-
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	1,410	-	650	-	(600)	-
Net cash provided by (used in) operating activities	5,310	-	545	-	1,033	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	21,889	-	6,400	-	4,197	-
Shareholder Dividends	(2,416)	-	(1,195)	-	(683)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(20,965)	-	(4,673)	-	(4,084)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(1,492)	-	532	-	(570)	-

Net increase (decrease) in cash	3,818	-	1,077	-	463	-
Cash and restricted cash at beginning of year	729	-	901	-	1,703	-
Cash and restricted cash at end of year	$ 4,547	$ -	$ 1,978	$ -	$ 2,166	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,547	$ -	$ 1,978	$ -	$ 2,166	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 1445 Maple Valley Court		Landa Series 8658 Ashley Way		Landa Landa Series 8667 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (2,843)	$ -	$ (16,503)	$ -	$ (6,008)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	2,662	-	2,778	-	1,682	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	(59)	-	13,645	-	4,648	-
Prepaid rent	1,295	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	1,700	-	-	-	1,000	-
Net cash provided by (used in) operating activities	2,755	-	(80)	-	1,322	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	5,980	-	3,575	-	7,220	-
Shareholder Dividends	(1,571)	-	-	-	(1,640)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(5,267)	-	(1,748)	-	(6,323)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(858)	-	1,827	-	(743)	-

Net increase (decrease) in cash	1,897	-	1,747	-	579	-
Cash and restricted cash at beginning of year	1,825	-	76	-	639	-
Cash and restricted cash at end of year	$ 3,722	$ -	$ 1,823	$ -	$ 1,218	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 3,287	$ -	$ 1,166	$ -	$ 4,286	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ (114,545)	$ -	$ 82,042	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8671 Ashley Way		Landa Series 8691 Ashley Way		Landa Landa Series 8697 Ashley Way
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (12,867)	$ -	$ (7,057)	$ -	$ (7,943)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	2,904	-	2,113	-	4,733	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	9,840	-	7,396	-	3,608	-
Prepaid rent	-	-	1,313	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	150	-	800	-	1,323	-
Net cash provided by (used in) operating activities	27	-	4,565	-	1,721	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	5,559	-	35,982	-	2,062	-
Shareholder Dividends	(932)	-	(2,012)	-	(762)	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(4,753)	-	(34,599)	-	(1,811)	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(126)	-	(629)	-	(511)	-

Net increase (decrease) in cash	(99)	-	3,936	-	1,210	-
Cash and restricted cash at beginning of year	1,399	-	661	-	113	-
Cash and restricted cash at end of year	$ 1,300	$ -	$ 4,597	$ -	$ 1,323	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 4,202	$ -	$ 3,978	$ -	$ 5,678	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ (120,466)	$ -	$ (89,133)	$ -	$ (131,075)	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 141 Longstreet Circle		Landa Series 2962 Hunt Street		Landa Landa Series 141 Longstreet Circle
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (21,906)	$ -	$ (23,500)	$ -	$ (21,181)	$ -
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	4,905	-	1,063	-	4,469	-
Gain on Sale of Real Estate	-	-	-	-	-	-
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	-	-	-
Accounts receivable	-	-	-	-	-	-
Due from related party	17,983	-	24,022	-	16,712	-
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	-	-	-	-
Security deposit	70	-	-	-	-	-
Net cash provided by (used in) operating activities	1,052	-	1,585	-	-	-

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	1,989	-	-	-	-	-
Shareholder Dividends	(522)	-	-	-	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	(1,841)	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	(374)	-	-	-	-	-

Net increase (decrease) in cash	678	-	1,585	-	-	-
Cash and restricted cash at beginning of year	1,623	-	-	-	-	-
Cash and restricted cash at end of year	$ 2,301	$ -	$ 1,585	$ -	$ -	$ -

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ 2,428	$ -	$ 699	$ -	$ -	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ (191,077)	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ (16,671)	$ -	$ -	$ -
Repayment of promissory note - related party	$ -	$ -	$ -	$ -	$ -	$ -
Acquisition notes payable for property acquisition, net	$ -	$ -	$ (143,550)	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 8152 Arble Drive		Landa Series 29 Holly Grove Road		Landa Landa Series 115 Sardis Street
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (12,368)	$ -	$ 21,753	$ (641)	$ -	$ 30,341
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	3,445	-	1,536	1,536	-	981
Gain on Sale of Real Estate	-	-	-	-	-	(32,421)
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	-	-	(927)	-	-
Accounts receivable	-	-	-	-	-	851
Due from related party	11,072	-	54,641	(184)	23,486	(325)
Prepaid rent	-	-	-	-	-	-
Other liabilities	-	-	7,251	1,497	(9,301)	-
Security deposit	1,700	-	(600)	-	-	-
Net cash provided by (used in) operating activities	3,849	-	84,581	1,281	14,185	(573)

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	-	-	-	-	(14,195)	-
Shareholder Dividends	-	-	-	-	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	(84,500)	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	-	-	(84,500)	-	(14,195)	-

Net increase (decrease) in cash	3,849	-	81	1,281	(10)	(573)
Cash and restricted cash at beginning of year	-	-	618	799	10	583
Cash and restricted cash at end of year	$ 3,849	$ -	$ 699	$ 2,080	$ -	$ 10

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ -	$ -	$ 843	$ 418	$ -	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ 99,120	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ -	$ 25,028	$ -	$ -	$ 136,770
Repayment of promissory note - related party	$ -	$ -	$ (9,229)	$ -	$ -	$ (117,304)
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ -	$ (84,500)	$ -	$ -	$ -

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Landa Series 209 Timber Wolf Trail		Landa Series 2505 Oak Circle		Landa Landa Series 271 Timber Wolf Trail
	Unaudited		Unaudited		Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (154)	$ (12,273)	$ -	$ 31,655	$ -	$ (12,603)
Adjustments to reconcile net income (loss) to net cash	-	-	-	-	-	-
provided by (used in) operating activities:	-	-	-	-	-	-
Depreciation expense	-	1,442	-	1,330	-	1,093
Gain on Sale of Real Estate	-	8,208	-	(46,645)	-	8,845
Changes in assets and liabilities:	-	-	-	-	-	-
Escrow	-	(235)	-	(494)	-	33
Accounts receivable	-	-	-	-	-	-
Due from related party	(13,552)	1,706	27,688	11,019	(21,652)	2,348
Prepaid rent	-	-	-	-	-	-
Other liabilities	(1,080)	(586)	(9,563)	309	(974)	282
Security deposit	-	(500)	-	(1,250)	-	-
Net cash provided by (used in) operating activities	(14,786)	(2,238)	18,125	(4,076)	(22,626)	(2)

Cash flows from investing activities:	-	-	-	-	-	-
Additions to building and improvements	-	-	-	-	-	-
Proceeds from sale of real estate investments	-	-	-	-	-	-
Net cash provided by (used in) investing activities	-	-	-	-	-	-

Cash flows from financing activities:	-	-	-	-	-	-
Shareholder Proceeds	14,145	-	(18,135)	-	22,621	-
Shareholder Dividends	-	-	-	-	-	-
Repayment of promissory note - related party	-	-	-	-	-	-
Repayment of bridge note - related party	-	-	-	-	-	-
Repayment of acquisition note - related party	-	-	-	-	-	-
Proceeds from mortgage	-	-	-	-	-	-
Repayment of mortgage	-	-	-	-	-	-
Net cash provided by (used in) financing activities	14,145	-	(18,135)	-	22,621	-

Net increase (decrease) in cash	(641)	(2,238)	(10)	(4,076)	(5)	(2)
Cash and restricted cash at beginning of year	641	2,879	10	4,086	5	7
Cash and restricted cash at end of year	$ -	$ 641	$ -	$ 10	$ -	$ 5

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -	$ -	$ -	$ -	$ -
Cash paid for interest	$ -	$ 249	$ -	$ 280	$ -	$ -

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ -	$ -	$ -	$ -	$ -	$ -
Net proceeds from property disposition, net	$ -	$ 99,950	$ -	$ 142,401	$ -	$ 108,080
Repayment of promissory note - related party	$ -	$ (34,328)	$ -	$ (11,210)	$ -	$ (40,306)
Acquisition notes payable for property acquisition, net	$ -	$ -	$ -	$ -	$ -	$ -
Bridge note payable	$ -	$ -	$ -	$ -	$ -	$ -
Mortgage payable	$ -	$ -	$ -	$ -	$ -	$ -
Repayment of mortgage	$ -	$ (61,750)	$ -	$ (76,700)	$ -	$ (62,400)

The accompanying notes are an integral part of these combined and combining financial statements.

LANDA APP LLC AND SERIES

COMBINED AND COMBINING STATEMENTS OF CASH FLOWS

(CONTINUED)

	Combined Statement of Cashflows
	Unaudited
	For the six months ended June 30, 2024	For the six months ended June 30, 2023
Cash flows from operating activities:
Net income (loss)	$ (1,790,012)	$ (404,567)
Adjustments to reconcile net income (loss) to net cash	-	-
provided by (used in) operating activities:	-	-
Depreciation expense	614,808	201,981
Gain on Sale of Real Estate	-	(62,013)
Changes in assets and liabilities:	-	-
Escrow	-	(41,137)
Accounts receivable	(51,720)	4,983
Due from related party	1,925,002	392,796
Prepaid rent	(2,722)	-
Other liabilities	(12,583)	62,401
Security deposit	29,041	100,588
Net cash provided by (used in) operating activities	711,814	255,032

Cash flows from investing activities:	-	-
Additions to building and improvements	(35,364)	(20,920)
Proceeds from sale of real estate investments	-	-
Net cash provided by (used in) investing activities	(35,364)	(20,920)

Cash flows from financing activities:
Shareholder Proceeds	503,168	775,033
Shareholder Dividends	(195,343)	(138,286)
Repayment of promissory note - related party	-	-
Repayment of bridge note - related party	(238,538)	-
Repayment of acquisition note - related party	(459,541)	(612,743)
Proceeds from mortgage	(84,500)	-
Repayment of mortgage	-	-
Net cash provided by (used in) financing activities	(474,754)	24,004

Net increase (decrease) in cash	201,696	258,116
Cash and restricted cash at beginning of year	498,867	216,945
Cash and restricted cash at end of year	$ 700,563	$ 475,061

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$ -	$ -
Cash paid for interest	$ 515,126	$ 282,739

Supplemental disclosure of non-cash investing and financing activities:
Property acquisition, related party	$ (91,957)	$ 27,791,090
Net proceeds from property disposition, net	$ 8,357	$ 487,201
Repayment of promissory note - related party	$ (9,229)	$ (203,148)
Acquisition notes payable for property acquisition, net	$ (143,550)	$ 5,441,485
Bridge note payable	$ (978,701)	$ 15,414,049
Mortgage payable	$ -	$ 119,269
Repayment of mortgage	$ (84,500)	$ (200,850)

The accompanying notes are an integral part of these combined and combining financial statements.

NOTES TO THE FINANCIAL STATEMENTS (UNAUDITED)

1. ORGANIZATION, NATURE OF ACTIVITIES AND GOING CONCERN

Landa App LLC (“we,” “us,” “our,” or the “Company”) is currently a Delaware series limited liability company organized on November 25, 2019. On April 30, 2020, the Company changed its name from Landa Properties A LLC. The Company is a wholly owned subsidiary of Landa Holdings, Inc. and currently operates under an operating agreement with Landa Holdings, Inc. (the “Manager”). The Manager serves as the asset manager for the real estate properties owned by the Company and each underlying Series (as defined below).

The Company was formed to engage in the business of acquiring, managing and renting residential properties (each a “Property,” and collectively, the “Properties”). The Company has created, and it is expected that the Company will continue to create, separate series of interests registered under the Company (each a “Series,” and collectively, the “Series”), that each Property will be owned by a separate Series and that the assets and liabilities of each Series will be separate in accordance with Delaware law. Investors acquire membership interest, or shares, in each Series and will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The Company intends to treat each Series as a separate entity for U.S. federal income tax purposes and will elect to be treated as a corporation. The Company and each Series grouped together, (the “Landa App Series Group”) are herein, referred to as (the “Combined Group”).

On May 19, 2020, the Company filed Certificates of Registered Series Limited Liability Company with the Secretary of State of the State of Delaware to register each of the Series.

On July 10, 2020, the initial set of properties were acquired from a related party (Landa Properties LLC) by each of the respective Series. The acquisitions were accounted for as a commonly controlled transaction and recorded, accordingly at their carryover basis.

Each Series has commenced its planned operations. However, each Series is dependent upon additional capital resources from its planned offering. Each Series is subject to significant risks and uncertainties, including failing to secure funding to commence the Series' planned operations or failing to profitably operate the business.

2. Substantial Doubt about the Company's Ability to continue as a Going Concern

The accompanying combined and combining financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The Company has a lack of liquidity, nominal cash, and losses from operations since inception. These factors, among others, raise substantial doubt about the ability of the Company to continue as a going concern. The Company's ability to continue as a going concern for the next twelve months from the date of this Annual Report is dependent upon their ability to continue to generate cash flow from their rental Properties and/or obtain financing from the Manager. However, there are no assurances that the Company can continue to generate cash flow from their rental Properties or that the Manager will always be in the position to provide funding when needed. The combined and combining financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America (GAAP). The Company has adopted a calendar year as its fiscal year.

The Company is an emerging growth company as the term is used in The Jumpstart Our Business Startups Act, enacted on April 5, 2012 and has elected to comply with certain reduced public company reporting requirements; however, the Company may adopt accounting standards based on the effective dates for public entities.

The combined financial statements of Landa App LLC and each of the Series are being presented on a combined basis, in accordance with U.S. GAAP (ASC 810, Consolidation) due to common control by Landa Holdings, Inc., in its capacity as manager to the Company and each Series.

The combined financial statements include one hundred and seventy seven (177) Series, which own one hundred seventy four (136) single-family homes located in the Atlanta metropolitan area in the state of Georgia and 3 single-family homes located in the Jacksonville metropolitan area in the state of Florida as of June 30, 2024.

Series Name	Series Inception Date	Acquisition Date
Landa App LLC - 115 Sardis Street Barnesville GA LLC	05/19/20	07/10/20
Landa App LLC - 1394 Oakview Circle Forest Park GA LLC	05/19/20	07/10/20
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	05/19/20	07/10/20
Landa App LLC - 2505 Oak Circle Ellenwood GA LLC	05/19/20	07/10/20
Landa App LLC - 271 Timber Wolf Trail Griffin GA LLC	05/19/20	07/10/20
Landa App LLC - 29 Holly Grove Road Griffin GA LLC	05/19/20	07/10/20
Landa App LLC - 1703 Summerwoods Lane Griffin GA LLC	01/09/22	01/12/22
Landa App LLC - 1712 Summerwoods Lane Griffin GA LLC	01/09/22	01/12/22
Landa App LLC - 1743 Summerwoods Lane Griffin GA LLC	01/09/22	01/12/22
Landa App LLC - 1750 Summerwoods Lane Griffin GA LLC	01/09/22	01/12/22
Landa App LLC - 4267 High Park Lane East Point GA LLC	01/09/22	01/12/22
Landa App LLC - 4474 Highwood Park Drive East Point GA LLC	01/09/22	01/12/22
Landa App LLC - 8569 Creekwood Way Jonesboro GA LLC	01/09/22	01/12/22
Landa App LLC - 9439 Lakeview Road Union City GA LLC	01/09/22	01/12/22
Landa App LLC - 10167 Port Royal Court Jonesboro GA LLC	01/09/22	01/12/22
Landa App LLC - 1246 Elgin Way Riverdale GA LLC	01/09/22	01/12/22
Landa App LLC - 1910 Grove Way Hampton GA LLC	01/09/22	01/12/22
Landa App LLC - 593 Country Lane Drive Jonesboro GA LLC	01/09/22	01/12/22
Landa App LLC - 6436 Stone Terrace Morrow GA LLC	01/09/22	01/12/22
Landa App LLC - 6440 Woodstone Terrace Morrow GA LLC	01/09/22	01/12/22
Landa App LLC - 6848 Sandy Creek Drive Riverdale GA LLC	01/09/22	01/12/22
Landa App LLC - 687 Utoy Court Jonesboro GA LLC	01/09/22	01/12/22
Landa App LLC - 729 Winter Lane Jonesboro GA FLC	01/09/22	01/12/22
Landa App LLC - 7349 Exeter Court Riverdale GA LLC	01/09/22	01/12/22
Landa App LLC - 8645 Embrey Drive Jonesboro GA LLC	01/09/22	01/12/22
Landa App LLC - 8780 Churchill Place Jonesboro GA LLC	01/09/22	01/12/22
Landa App LLC - 8796 Parliament Place Jonesboro GA LLC	01/09/22	01/12/22
Landa App LLC - 8641 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8651 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8652 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 1653 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8654 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8655 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8659 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8662 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8668 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8670 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8674 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8675 Ashley Way Douglasville OA LLC	01/09/22	01/12/22
Landa App LLC - 8677 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8678 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8679 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 8683 Ashley Way Douglasville GA LLC	01/09/22	01/12/22
Landa App LLC - 843 Tramore Drive Stockbridge GA LLC	03/28/23	03/28/23
Landa App LLC - 168 Brookview Drive Riverdale GA LLC	03/28/23	03/28/23
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	05/19/20	07/10/20
Landa App LLC - 268 Brookview Drive Riverdale GA LLC	03/28/23	03/28/23
Landa App LLC - 773 Villa Way Jonesboro GA LLC	03/28/23	03/28/23
Landa App LLC - 1741 Park Lane Griffin GA LLC	03/28/23	03/28/23
Landa App LLC - 10121 Torris Drive SW Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 10183 Starr Street SW Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 103 Starlake Drive Jackson GA LLC	04/28/23	04/28/23
Landa App LLC - 10433 Candlelight Rofd Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 111 Fir Drive Mcdonough GA LVC	04/28/23	04/28/23
Landa App LLC - 112 Ridge Street Locust Grove GA LLC	04/28/23	04/28/23
Landa App LLC - 11322 Michelle Way Hampton GA LLC	04/28/23	04/28/23
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	04/28/23	04/28/23
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	04/28/23	04/28/23
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	04/28/23	04/28/23
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	04/28/23	04/28/23
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	04/28/23	04/28/23
Landa App LLC - 140 High Ridge Road Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 116 Crystal Brook Griffin GA LLC	04/28/23	04/28/23
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	04/28/23	04/28/23
Landa App LLC - 1666 W Poplar Street Griffin GA LFC	04/28/23	04/28/23
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	04/28/23	04/28/23
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	04/28/23	04/28/23
Landa App LLC - 188 Timberline Road Jackson GA LLC	04/28/23	04/28/23
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	04/28/23	04/28/23
Landa App LLC - 195 Hunters Trace Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 196 Montego Circle Riverdale GA LLC	04/28/23	04/28/23
Landa App LLC - 212 Fleeta Drive Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	04/28/23	04/28/23
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	04/28/23	04/28/23
Landa App LLC - 25 Pleasant Valley Road Mcdonough GA LLC	04/28/23	04/28/23
Landa App LLC - 253 Marco Drive Social Circle GA LLC	04/28/23	04/28/23
Landa App LLC - 258 Rocky Point Road Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 270 Mountain Lane Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 270 Pleasant Hills Drive Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	04/28/23	04/28/23
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	04/28/23	04/28/23
Landa App LLC - 30 High Ridge Road Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 30 Roosevelt Road Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	04/28/23	04/28/23
Landa App LLC - 3043 Highway 81 S Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 363 Blue Heron Drive Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	04/28/23	04/28/23
Landa App LLC - 35 Clfy Court Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	04/28/23	04/28/23
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 45 Blue Jay Drive Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 4702 Saint James Way Decatur GA LLC	04/28/23	04/28/23
Landa App LLC - 4732 Rinedale Drive Forest Park GA LLC	04/28/23	04/28/23
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	04/28/23	04/28/23
Landa App LLC - 513 Jarrett Court Mcdonough GA LLC	04/28/23	04/28/23
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 540 Cowan Road Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 565 Mountainview Drive Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 5801 Strathmoor Manor Circle Lithonia GA LLC	04/28/23	04/28/23
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 6113 Pine Glen Circle SW Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 615 Barshay Drive Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 65 Freedom Court Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLQ	04/28/23	04/28/23
Landa App LLC - 6653 Bedford Road Rex GA LLC	04/28/23	04/28/23
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	04/28/23	04/28/23
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 752 Chestnut Drive Jackson GY LLC	04/28/23	04/28/23
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	04/28/23	04/28/23
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	04/28/23	04/28/23
Landa App LLC - 80 High Ridge Road Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	04/28/23	04/28/23
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 8121 Spillens Drive SW Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	04/28/23	04/28/23
Landa App LLC - 85 Kirkland Court Covington GA LLC	04/28/23	04/28/23
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	04/28/23	04/28/23
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	04/28/23	04/28/23
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	04/28/23	04/28/23
Landa App LLC - 20 Chimney Smoke Drive Stockbridge GA LLC	05/19/23	05/19/23
Landa App LLC - 2425 Cornell Circle Mcdonough GA LLC	05/19/23	05/19/23
Landa App LLC - 3667 Patti Parkway Decatur GA LLC	05/19/23	05/19/23
Landa App LLC - 412 Kendall Lane Mcdonough GA LLC	05/19/23	05/19/23
Landa App LLC - 45 Laurel Way Covington GA LLC	05/19/23	05/19/23
Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC	05/19/23	05/19/23
Landa App LLC - 550 Cowan Road Covington GA LLC	05/19/23	05/19/23
Landa App LLC - 5581 Fox Glen Circle Lithonia GA LLC	05/19/23	05/19/23
Landa App LLC - 6404 Walnut Way Union City GA LLC	05/19/23	05/19/23
Landa App LLC - 107 Oakwood Circle Griffin GA LLC	06/08/23	06/08/23
Landa App LLC - 1007 Leeward Way Jonesboro GA LLC	03/28/23	03/28/23
Landa App LLC - 1000 Fox Valley Trail Stone Mountain GA LLC	03/28/23	03/28/23
Landa App LLC - 105 Anne Street Hampton GA LLC	03/28/23	03/28/23
Landa App LLC - 11447 S Grove Drive Hampton GA LLC	03/28/23	03/28/23
Landa App LLC - 114 Starlake Drive Jackson GA LLC	03/28/23	03/28/23
Landa App LLC - 120 Rosewood Drive Mcdonough GA LLC	03/28/23	03/28/23
Landa App LLC - 12 Mintz Street Griffin GA LLC	03/28/23	03/28/23
Landa App LLC - 1443 Pebble Ridge Lane Hampton GA LLC	03/28/23	03/28/23
Landa App LLC - 1485 Bola Court Jonesboro GA LLC	03/28/23	03/28/23
Landa App LLC - 157 Wells Road Jenkinsburg GA LLC	03/28/23	03/28/23
Landa App LLC - 1683 Spoonbill Road Hampton GA LLC	03/28/23	03/28/23
Landa App LLC - 1903 Old Concord Drive SE Covington GA LLC	03/28/23	03/28/23
Landa App LLC - 195 Branchwood Drive Covington GA LLC	03/28/23	03/28/23
Landa App LLC - 204 N Main Court Stockbridge GA LLC	03/28/23	03/28/23
Landa App LLC - 2443 Hodges Farm Road Mansfield GA LLC	03/28/23	03/28/23
Landa App LLC - 440 Freestone Drive Newnan GA LLC	03/28/23	03/28/23
Landa App LLC - 497 Georgia Highway 212 Covington GA LLC	03/28/23	03/28/23
Landa App LLC - 524 Sawmill Road Hampton GA LLC	03/28/23	03/28/23
Landa App LLC - 5329 Shirewick Lane Lithonia GA LLC	03/28/23	03/28/23
Landa App LLC - 55 Myrtle Grove Lane Covington GA LLC	03/28/23	03/28/23
Landa App LLC - 5737 Strathmoor Manor Circle Lithonia GA LLC	03/28/23	03/28/23
Landa App LLC - 6386 Forester Way Lithonia GA LLC	03/28/23	03/28/23
Landa App LLC - 6710 Sunset Hills Boulevard Rex GA LLC	03/28/23	03/28/23
Landa App LLC - 70 Shenandoah Lane Covington GA LLC	03/28/23	03/28/23
Landa App LLC - 800 Mills Drive Covington GA LLC	03/28/23	03/28/23
Landa App LLC - 9020 Sterling Ridge Lane Jonesboro GA LLC	03/28/23	03/28/23
Landa App LLC - 9150 Spillers Drive SW Covington GA LLC	03/28/23	03/28/23
Landa App LLC - 9409 Forest Knoll Drive Jonesboro GA LLC	03/28/23	03/28/23
Landa App LLC - 1445 Maple Valley Court Union City GA LLC	03/28/23	03/28/23
Landa App LLC - 8658 Ashley Way Douglasville GA LLC	03/28/23	03/28/23
Landa App LLC - 8667 Ashley Way Douglasville GA LLC	10/27/23	10/27/23
Landa App LLC - 8671 Ashley Way Douglasville GA LLC	10/27/23	10/27/23
Landa App LLC - 8691 Ashley Way Douglasville GA LLC	10/27/23	10/27/23
Landa App LLC - 8697 Ashley Way Douglasville GA LLC	10/27/23	10/27/23
Landa App LLC - 141 Longstreet Circle Oxford GA LLC	03/28/23	03/28/23
Landa App LLC - 2962 Hunt Street Jacksonville FL LLC	04/28/23	04/28/23
Landa App LLC - 5066 Greenway Drive Jacksonville FL LLC	04/28/23	04/28/23
Landa App LLC - 8152 Arble Drive Jacksonville FL LLC	04/28/23	04/28/23

Principals of combination

The combined and combining financial statements include the accounts of Landa App LLC and each Series listed in the table above. All inter-company transactions and balances have been eliminated in the combined and combining financial statements.

Significant Risks and Uncertainties

The Company is subject to customary risks and uncertainties with development of new technology including, but not limited to, new technological innovations, protection of proprietary technology, dependence on key personnel, costs of services provided by third parties, the need to obtain additional financing, and limited operating history.

Use of Estimates

The preparation of the combined financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates inherent in the preparation of these financial statements include, but are not limited to, useful life of assets and depreciation expenses.

Restricted cash

Each Series held the following amount of restricted cash as of June 30, 2024 and December 31, 2023:

Series	Unaudited June 30, 2024	December 31, 2023
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	$-	$-
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	746	775
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	-	-
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294	-	-
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	-	-
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224	-	600
Landa Series 1703 Summerwoods Lane, Griffin, Georgia, 30224	-	1,400
Landa Series 1712 Summerwoods Lane, Griffin, Georgia, 30224	1,595	1,450
Landa Series 1743 Summerwoods Lane, Griffin, Georgia, 30224	1,400	1,225
Landa Series 1750 Summerwoods Lane, Griffin, Georgia, 30224	1,550	-
Landa Series 4267 High Park Lane, East Point, Georgia, 30344	1,595	-
Landa Series 4474 Highwood Park Drive, East Point, Georgia, 30344	-	439
Landa Series 8569 Creekwood Way, Jonesboro, Georgia, 30238	900	1,600
Landa Series 9439 Lakeview Road, Union City, Georgia, 30291	-	1,050
Landa Series 10167 Port Royal Court, Jonesboro, Georgia, 30238	1,725	915
Landa Series 1246 Elgin Way, Riverdale, Georgia, 30296	1,475	1,150
Landa Series 1910 Grove Way, Hampton, Georgia, 30228	-	1
Landa Series 593 Country Lane Drive, Jonesboro, Georgia, 30238	1,200	971
Landa Series 6436 Stone Terrace, Morrow, Georgia, 30260	1,300	1,000
Landa Series 6440 Woodstone Terrace, Morrow, Georgia, 30260	-	832
Landa Series 6848 Sandy Creek Drive, Riverdale, Georgia, 30274	-	1,475
Landa Series 687 Utoy Court, Jonesboro, Georgia, 30238	1,625	1,157
Landa Series 729 Winter Lane, Jonesboro, Georgia, 30238	-	-
Landa Series 7349 Exeter Court, Riverdale, Georgia, 30296	1,850	1,000
Landa Series 8645 Embrey Drive, Jonesboro, Georgia, 30236	800	1,050

Landa Series 8780 Churchill Place, Jonesboro, Georgia, 30238	-	1,323
Landa Series 8796 Parliament Place, Jonesboro, Georgia, 30238	1,050	975
Landa Series 8641 Ashley Way, Douglasville, Georgia, 30134	1,050	900
Landa Series 8651 Ashley Way, Douglasville, Georgia, 30134	1,100	800
Landa Series 8652 Ashley Way, Douglasville, Georgia, 30134	700	2,200
Landa Series 8653 Ashley Way, Douglasville, Georgia, 30134	1,350	700
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134	-	1,350
Landa Series 8655 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8659 Ashley Way, Douglasville, Georgia, 30134	1,250	2,125
Landa Series 8662 Ashley Way, Douglasville, Georgia, 30134	1,100	1,250
Landa Series 8668 Ashley Way, Douglasville, Georgia, 30134	-	1,000
Landa Series 8670 Ashley Way, Douglasville, Georgia, 30134	-	975
Landa Series 8674 Ashley Way, Douglasville, Georgia, 30134	1,100	-
Landa Series 8675 Ashley Way, Douglasville, Georgia, 30134	1,150	1,100
Landa Series 8677 Ashley Way, Douglasville, Georgia, 30134	-	900
Landa Series 8678 Ashley Way, Douglasville, Georgia, 30134	1,400	900
Landa Series 8679 Ashley Way, Douglasville, Georgia, 30134	1,075	-
Landa Series 8683 Ashley Way, Douglasville, Georgia, 30134	1,250	2,000
Landa Series 843 Tramore Drive, Stockbridge, Georgia, 30281	1,600	-
Landa Series 168 Brookview Drive, Riverdale, Georgia, 30274	-	-
Landa Series 1701 Summerwoods Lane, Griffin, Georgia, 30224	-	925
Landa Series 268 Brookview Drive, Riverdale, Georgia, 30274	-	-
Landa Series 773 Villa Way, Jonesboro, Georgia, 30238	1,675	1,026
Landa Series 1741 Park Lane, Griffin, Georgia, 30224	-	-
Landa Series 10121 Morris Drive SW, Covington, Georgia, 30014	975	1,600
Landa Series 10183 Starr Street SW, Covington, Georgia, 30014	1,725	850
Landa Series 103 Starlake Drive, Jackson, Georgia, 30233	900	990
Landa Series 10433 Candlelight Road, Jonesboro, Georgia, 30238	700	-
Landa Series 110 Shenandoah Drive, Covington, Georgia, 30016	2,499	850
Landa Series 111 Fir Drive, McDonough, Georgia, 30253	-	1,250
Landa Series 112 Ridge Street, Locust Grove, Georgia, 30248	1,550	1,650
Landa Series 11322 Michelle Way, Hampton, Georgia, 30228	1,175	900
Landa Series 1147 Village Way, Stone Mountain, Georgia, 30088	1,525	1,525
Landa Series 1160 Gable Terrace, Jonesboro, Georgia, 30236	1,750	2,200
Landa Series 1201 Kilrush Drive, Mableton, Georgia, 30126	800	2,100
Landa Series 124 Libby Lane, Jonesboro, Georgia, 30238	1,000	-
Landa Series 1320 Winona Avenue, Griffin, Georgia, 30223	-	-
Landa Series 137 Southern Shores Road, Jackson, Georgia, 30233	400	500
Landa Series 138 Sandalwood Circle, Lawrenceville, Georgia, 30046	-	1,750
Landa Series 140 High Ridge Road, Covington, Georgia, 30014	1,379	1,450
Landa Series 146 Crystal Brook, Griffin, Georgia, 30223	950	975
Landa Series 153 Cliffside Court, Riverdale, Georgia, 30274	1,400	-
Landa Series 1666 West Poplar Street, Griffin, Georgia, 30224	1,746	950
Landa Series 1689 Viceroy Way, Riverdale, Georgia, 30296	1,450	1,200
Landa Series 181 Watercress Court, Stockbridge, Georgia, 30281	500	1,600
Landa Series 188 Timberline Road, Jackson, Georgia, 30233	-	-
Landa Series 189 Shenandoah Drive, Riverdale, Georgia, 30274	1,000	1,675
Landa Series 195 Hunters Trace, Covington, Georgia, 30014	-	-
Landa Series 196 Montego Circle, Riverdale, Georgia, 30274	-	900
Landa Series 212 Fleeta Drive, Covington, Georgia, 30016	1,865	1,175
Landa Series 217 Glenloch Court, Stockbridge, Georgia, 30281	-	1,400
Landa Series 2264 Chestnut Hill Circle, Decatur, Georgia, 30032	-	-
Landa Series 25 Pleasant Valley Road, McDonough, Georgia, 30253	1,475	775
Landa Series 253 Marco Drive, Social Circle, Georgia, 30025	-	600
Landa Series 258 Rocky Point Road, Covington, Georgia, 30014	-	-
Landa Series 270 Mountain Lane, Covington, Georgia, 30016	1,600	-
Landa Series 270 Pleasant Hills Drive, Covington, Georgia, 30016	1,200	1,623
Landa Series 2813 Vicksburg Court, Decatur, Georgia, 30034	1,150	1,275
Landa Series 2933 Coffer Drive, Ellenwood, Georgia, 30294	-	-
Landa Series 30 High Ridge Road, Covington, Georgia, 30014	1,460	935
Landa Series 30 Roosevelt Road, Covington, Georgia, 30016	2,000	-
Landa Series 3011 Raintree Drive SE, Conyers, Georgia, 30094	1,680	-
Landa Series 3043 Highway 81 S, Covington, Georgia, 30016	-	1,180
Landa Series 313 Blue Heron Drive, Jonesboro, Georgia, 30238	935	1,725
Landa Series 3202 Chippewa Drive, Rex, Georgia, 30273	-	-
Landa Series 35 Clay Court, Covington, Georgia, 30016	2,300	1,699
Landa Series 350 Cadiz Lane S, College Park, Georgia, 30349	1,200	-
Landa Series 351 Wesley Park Drive, Jonesboro, Georgia, 30238	1,200	-
Landa Series 43 Darwin Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 45 Blue Jay Drive, Covington, Georgia, 30016	1,750	1,425
Landa Series 4702 Saint James Way, Decatur, Georgia, 30035	850	1,550
Landa Series 4732 Pinedale Drive, Forest Park, Georgia, 30297	1,075	-
Landa Series 5040 Huntshire Lane, Lilburn, Georgia, 30047	-	2,499
Landa Series 513 Jarrett Court, McDonough, Georgia, 30253	-	-
Landa Series 5143 Pinecrest Drive SW, Covington, Georgia, 30014	1,625	1,225
Landa Series 540 Cowan Road, Covington, Georgia, 30016	-	995
Landa Series 565 Mountainview Drive, Covington, Georgia, 30016	1,800	1,675
Landa Series 5801 Strathmoor Manor Circle, Lithonia, Georgia, 3005	1,600	1,575

Landa Series 6107 Shadow Glen Court, Covington, Georgia, 30014	-	1,400
Landa Series 6113 Pine Glen Circle SW, Covington, Georgia, 30014	-	-
Landa Series 615 Barshay Drive, Covington, Georgia, 30016	-	-
Landa Series 6168 Wheat Street NE, Covington, Georgia, 30014	1,699	1,300
Landa Series 6178 Green Acres Drive SW, Covington, Georgia, 30014	965	1,400
Landa Series 643 Sycamore Drive, Jonesboro, Georgia, 30238	925	1,125
Landa Series 65 Freedom Court, Covington, Georgia, 30016	1,320	500
Landa Series 6635 Kimberly Mill Road, College Park, Georgia, 30349	-	-
Landa Series 6653 Bedford Road, Rex, Georgia, 30273	-	1,475
Landa Series 6762 Bent Creek Drive, Rex, Georgia, 30273	600	1,595
Landa Series 709 Georgetown Court, Jonesboro, Georgia, 30236	1,595	1,700
Landa Series 7107 Geiger Street NW, Covington, Georgia, 30014	1,840	-
Landa Series 750 Georgetown Court, Jonesboro, Georgia, 30236	1,400	1,190
Landa Series 752 Chestnut Drive, Jackson, Georgia, 30233	1,425	675
Landa Series 7781 Mountain Creek Way, Douglasville, Georgia, 30134	-	1,725
Landa Series 7950 Woodlake Drive, Riverdale, Georgia, 30274	1,000	1,200
Landa Series 80 High Ridge Road, Covington, Georgia, 30014	-	-
Landa Series 808 Hillandale Lane, Lithonia, Georgia, 30058	-	-
Landa Series 8110 Devonshire Drive, Jonesboro, Georgia, 30238	950	-
Landa Series 8121 Spillers Drive SW, Covington, Georgia, 30014	-	-
Landa Series 8233 Creekline Court, Riverdale, Georgia, 30274	-	1,750
Landa Series 85 Kirkland Court, Covington, Georgia, 30016	-	-
Landa Series 85 Thorn Thicket Way, Rockmart, Georgia, 30153	1,675	1,050
Landa Series 8855 Rugby Court, Jonesboro, Georgia, 30238	1,650	1,075
Landa Series 9434 Cedar Creek Place, Douglasville, Georgia, 30135	1,105	1,150
Landa Series 9597 Pintail Trail, Jonesboro, Georgia, 30238	1,475	1,775
Landa Series 20 Chimney Smoke Drive, Stockbridge, Georgia, 30281	-	-
Landa Series 2425 Cornell Circle, McDonough, Georgia, 30253	800	1,150
Landa Series 3667 Patti Parkway, Decatur, Georgia, 30034	1,550	2,200
Landa Series 412 Kendall Lane, McDonough, Georgia, 30253	1,800	1,550
Landa Series 45 Laurel Way, Covington, Georgia, 30016	-	-
Landa Series 5411 Rocky Pine Drive, Lithonia, Georgia, 30038	1,695	1,775
Landa Series 550 Cowan Road, Covington, Georgia, 30016	1,200	-
Landa Series 5581 Fox Glen Circle, Lithonia, Georgia, 30038	850	2,275
Landa Series 6404 Walnut Way, Union City, Georgia, 30291	1,650	-
Landa Series 107 Oakwood Circle, Griffin, Georgia, 30223	2,500	825
Landa Series 1007 Leeward Way, Jonesboro, Georgia, 30238	1,500	950
Landa Series 1000 Fox Valley Trail, Stone Mountain, Georgia, 30088	1,190	1,850
Landa Series 105 Anne Street, Hampton, Georgia, 30228	-	-
Landa Series 11447 S Grove Drive, Hampton, Georgia, 30228	-	-
Landa Series 114 Starlake Drive, Jackson, Georgia, 30233	1,650	-
Landa Series 120 Rosewood Drive, McDonough, Georgia, 30253	1,400	-
Landa Series 12 Mintz Street, Griffin, Georgia, 30223	1,650	-
Landa Series 1443 Pebble Ridge Lane, Hampton, Georgia, 30228	1,650	1,595
Landa Series 1485 Bola Court, Jonesboro, Georgia, 30238	1,173	-
Landa Series 157 Wells Road, Jenkinsburg, Georgia, 30234	971	700
Landa Series 1683 Spoonbill Road, Hampton, Georgia, 30238	1,688	1,525
Landa Series 1903 Old Concord Drive Southeast, Covington, Georgia, 30016	-	1,500
Landa Series 195 Branchwood Drive, Covington, Georgia, 30016	-	-
Landa Series 204 North Main Court, Stockbridge, Georgia, 30281	1,450	875
Landa Series 2443 Hodges Farm Road, Mansfield, Georgia, 30055	-	2,300
Landa Series 440 Freestone Drive, Newnan, Georgia, 30265	1,705	1,175
Landa Series 497 Georgia Highway 212, Covington, Georgia, 30016	775	475
Landa Series 524 Sawmill Road, Hampton, Georgia, 30228	1,888	-
Landa Series 5329 Shirewick Lane, Lithonia, Georgia, 30058	1,250	400
Landa Series 55 Myrtle Grove Lane, Covington, Georgia, 30014	1,150	13
Landa Series 5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058	-	-
Landa Series 6386 Forester Way, Lithonia, Georgia, 30038	-	1,800
Landa Series 6710 Sunset Hills Boulevard, Rex, Georgia, 30273	1,623	1,200
Landa Series 70 Shenandoah Lane, Covington, Georgia, 30016	1,650	1,000
Landa Series 800 Mills Drive, Covington, Georgia, 30016	-	-
Landa Series 9020 Sterling Ridge Lane, Jonesboro, Georgia, 30238	1,410	-
Landa Series 9150 Spillers Drive SW, Covington, Georgia, 30014	1,150	500
Landa Series 9409 Forest Knoll Drive, Jonesboro, Georgia, 30238	1,000	1,600
Landa Series 1445 Maple Valley Court, Union City, Georgia, 30291	1,700	-
Landa Series 8658 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8667 Ashley Way, Douglasville, Georgia, 30134	1,000	-
Landa Series 8671 Ashley Way, Douglasville, Georgia, 30134	1,300	1,150
Landa Series 8691 Ashley Way, Douglasville, Georgia, 30134	800	-
Landa Series 8697 Ashley Way, Douglasville, Georgia, 30134	1,323	-
Landa Series 141 Longstreet Circle, Oxford, Georgia, 30054	1,595	1,525
Landa Series 2962 Hunt Street, Jacksonville, Florida, 32254	-	-
Landa Series 5066 Greenway Drive, Jacksonville, Florida, 32244	-	-
Landa Series 8152 Arble Drive, Jacksonville, Florida, 32211	1,700	-
Total Restricted Cash	$153,810	$140,778

Restricted cash is made up of security deposits, held in escrow accounts of the states that the Series are located in; only Florida and Georgia require tenant security deposit funds to be maintained in a separate escrow account.

As a matter of performing its duties, the Manager, at times, will collect and hold cash on behalf of the Series.

Concentration of Credit Risk Involving Cash

The Company maintains cash and restricted cash balances at multiple financial institutions. As of June 30, 2024 and December 31, 2023, all cash balances were within the federally insured limit of $250,000 per depositor under the Federal Deposit Insurance Corporation (FDIC).

Revenue

The Company adopted FASB ASC 606, Revenue form Contracts with Customers, and its related amendments, effective at inception using the modified retrospective transition approach applied to all contracts. There are no cumulative impacts there were made. The Company determines revenue recognition through the following steps:

●	Identification of a contract with a customer;

●	Identification of the performance obligations in the contract;

●	Determination of the transaction price;

●	Allocation of the transaction price to the performance obligations in the contract; and

●	Recognition of revenue when or as the performance obligations are satisfied

Revenue is recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services. As a practical expedient, the Company does not adjust the transaction price for the effects of a significant financing component if, at contract inception, the period between customer payment and the transfer of goods or services is expected to be one year or less.

The Company recognizes rental revenue on a monthly basis when earned. Revenue from leasing arrangements is outside the scope of FASB ASC 606 and is accounted for under the provisions of FASB ASC 842.

Accounts Receivables

Accounts receivable are uncollateralized obligations due under normal rental terms generally requiring payment within 1 to 30 days from the start of the month. Accounts receivable are presented net of an allowance for credit losses, which is an estimate of amounts that may not be collectible. Management estimates the allowance for credit losses using a loss rate approach based on historical loss information, adjusted for management's expectations about current and future economic conditions, as the basis to determine expected credit losses. Management exercises significant judgment in determining expected credit losses. Key inputs include macroeconomic factors, industry trends, the creditworthiness of counterparties, historical experience, the financial conditions of the customers, and the amount and age of past due accounts. Management believes that the composition of receivables at year end is consistent with historical conditions as credit terms and practices and the client base has not changed significantly. The Company evaluates accounts receivable on a case to case basis to determine expected credit losses. The Company does not record rental revenue when recovery is uncertain.

The Company determined it was not necessary to record an allowance for credit losses as of June 30, 2024 and 2023.

Real Estate Property Acquisitions

Upon acquisition from a third-party, the Company evaluates the acquired single-family properties for purposes of determining whether a transaction should be accounted for as an asset acquisition or business combination. Upon adoption of FASB ASU 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, the purchases of properties are treated as asset acquisitions and are recorded at their purchase price, which is allocated between land and building

Fair value is determined in accordance with ASC 820, Fair Value Measurements and Disclosures, and is primarily based on unobservable data inputs. In making estimates of fair values for purposes of allocating the purchase price of individually acquired properties subject to an existing lease, the Company utilizes its own market knowledge obtained from historical transactions, its internal construction program and published market data. In this regard, the Company also utilizes information obtained from county tax assessment records to assist in the determination of the fair value of the land and building.

Acquired leases are generally short-term in nature (less than one year).

Property acquisitions from Landa Holdings, Inc are considered transactions between entities under common control. Under FASB ASC 805-50-30-5, when accounting for a transfer of assets or exchange of shares between entities under common control, the entity that receives the net assets or the equity interests, in this case, the Series, shall initially measure the recognized assets and liabilities transferred at their carrying amounts in the accounts of the transferring entity at the date of transfer.

Property and equipment

Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of buildings, improvements, and other assets. Buildings are depreciated over twenty-seven and half years and improvements and other assets are depreciated over their estimated economic useful lives, generally three to twenty-seven and one half (27.5) years. Once a property is ready for its intended use, expenditures for ordinary maintenance and repairs are expensed to operations as incurred. The Company capitalizes expenditures above a pre-determined threshold that improve or extend the life of a property.

Real Estate and Impairment

The Company continuously evaluates, by property, whether there are any events or changes in circumstances indicating that the carrying amount of the Series' single-family residential properties may not be recoverable. To the extent an event or change in circumstance is identified, a residential property is considered to be impaired only if its carrying value cannot be recovered through estimated future undiscounted cash flows from the use and eventual disposition of the property. To the extent an impairment has occurred, the carrying amount of our investment in a property is adjusted to its estimated fair value. The process whereby we assess our single-family residential properties for impairment requires significant judgment and assessment of factors that are, at times, subject to significant uncertainty. We evaluate multiple information sources and perform a number of internal analyses, each of which are important components of our process with no one information source or analysis being necessarily determinative. No impairments on any property were recorded as of June 30, 2024 and December 31, 2023.

Escrow

Escrow represents escrow accounts held by the mortgagee on behalf of the company for the future payment of real estate taxes and property insurance premiums associated with the mortgaged property. These escrow account balances are periodically reviewed and adjusted as necessary. The Company recognizes the applicable expense when the escrow funds are disbursed by the mortgagee.

Income Taxes

The Company intends to be taxed as a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Internal Revenue Code of 1986. The elements of income and expense are included on the tax returns of the entity's members.

Each individual Series has elected to be treated as a corporation for tax purposes. Each separate Series intends to be accounted for as described in ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Series recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of June 30, 2024 and December 31, 2023.

The Series' determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an on-going analysis of tax laws, regulations and interpretations thereof.

The Series is subject to incomes taxes for US Federal purposes and in the state of Georgia. The Series' tax years are open for examinations for all periods since inception.

Organization and Offering Costs

The Manager will pay all costs incurred in connection with each Series' organization, including, the Series' registration fee and franchise tax in the states of Delaware and Georgia. In addition, the Manager will pay all costs incurred in connection with each Offering.

Comprehensive Income (Loss)

The Company follows FASB ASC 220 in reporting comprehensive income (loss). Comprehensive income (loss) is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income. Since the Company has no items of other comprehensive income (loss), comprehensive income (loss) is equal to net income (loss).

3. RECENT ACCOUNTING STANDARDS

In February 2016, the FASB issued Accounting Standards Update (“ASU”) 2016-02, “Leases” (Topic 842). This ASU requires a lessee to recognize a right-of-use asset and a lease liability under most operating leases in its balance sheet. The ASU was effective for annual and interim periods beginning after December 15, 2019, including interim periods within those fiscal years. In April 2020, the FASB voted to defer the effective date of ASC 842 for private companies and certain no-for-profit entities for one year. For private companies and private NFPs, the leasing standard will be effective for fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. For public NFPs the leasing standard will be effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. We are continuing to evaluate the impact of this new standard on our financial reporting and disclosures.

In June 2016, the FASB issued Accounting Standards Update (ASU) No. 2016-13, Financial Instruments - Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments, as modified by FASB ASU No. 2019-10 and other subsequently issued related ASUs. The amendments in this Update affect loans, debt securities, trade receivables, and any other financial assets that have the contractual right to receive cash. The ASU requires an entity to recognize expected credit losses rather than incurred losses for financial assets. The amendments in this Update are effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Company adopted this new guidance effective January 1, 2023 utilizing the modified retrospective transition method. The adoption of this standard did not have a material impact on the Company's combined and combining financial statements, but did change how the allowance for credit losses is determined.

In December 2023, the FASB issued ASU No. 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (ASU 2023-09), which improves the transparency of income tax disclosures by requiring consistent categories and greater disaggregation of information in the effective tax rate reconciliation and income taxes paid disaggregated by jurisdiction. It also includes certain other amendments to improve the effectiveness of income tax disclosures. This guidance will be effective for the annual periods beginning the year ended December 31, 2025. Early adoption is permitted. Upon adoption, the guidance can be applied prospectively or retrospectively. The Company is currently evaluating the impact of this accounting standard on its combined and combining financial statements.

Management does not believe that any other recently issued, but not yet effective, accounting standards could have a material effect on the accompanying financial statements. As new accounting pronouncements are issued, we will adopt those that are applicable under the circumstances.

4. FAIR VALUE MEASUREMENTS

Fair value is an exit price, representing the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants based on the highest and best use of the asset or liability. As such, fair value is a market-based measurement that should be determined based on assumptions that market participants would use in pricing an asset or liability. The Company uses valuation techniques to measure fair value that maximize the use of observable inputs and minimize the use of unobservable inputs. These inputs are prioritized as follows:

Level 1 - Observable inputs, such as quoted prices for identical assets or liabilities in active markets;

Level 2 - Inputs, other than the quoted prices in active markets, that are observable either directly or indirectly, such as quoted prices for similar assets or liabilities, or market-corroborated inputs; and

Level 3 - Unobservable inputs for which there is little or no market data which require the reporting entity to develop its own assumptions about how market participants would price the assets or liabilities.

The valuation techniques that may be used to measure fair value are as follows:

Market approach - Uses prices and other relevant information generated by market transactions involving identical or comparable assets or liabilities.

Income approach - Uses valuation techniques to convert future amounts to a single present amount based on current market expectations about those future amounts, including present value techniques, option-pricing models, and excess earnings method.

Cost approach - Based on the amount that currently would be required to replace the service capacity of an asset (replacement cost).

As of June 30, 2024, each of the Series' significant financial instruments consist of cash and related party payables. We believe the carrying amount of each of the Series' financial instruments approximates their fair values due to their short-term nature.The Company believes the carrying amount of acquisition notes payable, related party and bridge note payable approximate fair value based on rates and other terms currently available to the Company for similar debt instruments.

There were no assets or liabilities measured at fair value on a recurring or non-recurring basis as of June 30, 2024 and December 31, 2023.

5. INVESTMENTS IN SINGLE-FAMILY RESIDENTIAL PROPERTIES

The following table sets forth the net carrying amounts associated with each Series' property by component as of June 30, 2024.

Series	Land	Building	Total Property	Less: Accumulated depreciation	Property and equipment net
Landa App LLC - 115 Sardis Street Barnesville GA LLC	$ -	$ -	$ -	$ -	$ -
Landa App LLC - 1394 Oakview Circle Forest Park GA LLC	17,325	61,119	78,444	8,847	69,597
Landa App LLC - 209 Timber Wolf Trail Griffin GA LLC	-	-	-	-	-
Landa App LLC - 2505 Oak Circle Ellenwood GA LLC	-	-	-	-	-
Landa App LLC - 271 Timber Wolf Trail Griffin GA LLC	-	-	-	-	-
Landa App LLC - 29 Holly Grove Road Griffin GA LLC	-	-	-	-	-
Landa App LLC - 1703 Summerwoods Lane Griffin GA LLC	11,160	100,444	111,604	9,014	102,590
Landa App LLC - 1712 Summerwoods Lane Griffin GA LLC	11,160	100,444	111,604	9,014	102,590
Landa App LLC - 1743 Summerwoods Lane Griffin GA LLC	11,160	100,444	111,604	9,014	102,590
Landa App LLC - 1750 Summerwoods Lane Griffin GA LLC	11,160	100,444	111,604	9,014	102,590
Landa App LLC - 4267 High Park Lane East Point GA LLC	14,908	152,637	167,545	12,972	154,573
Landa App LLC - 4474 Highwood Park Drive East Point GA LLC	13,413	120,717	134,130	10,833	123,297
Landa App LLC - 8569 Creekwood Way Jonesboro GA LLC	8,182	73,638	81,820	6,608	75,212
Landa App LLC - 9439 Lakeview Road Union City GA LLC	17,779	160,013	177,792	14,359	163,433
Landa App LLC - 10167 Port Royal Court Jonesboro GA LLC	10,856	97,708	108,564	8,767	99,797
Landa App LLC - 1246 Elgin Way Riverdale GA LLC	13,107	117,967	131,074	10,586	120,488
Landa App LLC - 1910 Grove Way Hampton GA LLC	10,264	92,374	102,638	8,290	94,348
Landa App LLC - 593 Country Lane Drive Jonesboro GA LLC	9,408	84,671	94,079	7,598	86,481
Landa App LLC - 6436 Stone Terrace Morrow GA LLC	5,937	53,434	59,371	4,790	54,581
Landa App LLC - 6440 Woodstone Terrace Morrow GA LLC	6,356	57,201	63,557	5,127	58,430
Landa App LLC - 6848 Sandy Creek Drive Riverdale GA LLC	8,478	76,302	84,780	6,840	77,940
Landa App LLC - 687 Utoy Court Jonesboro GA LLC	11,330	101,967	113,297	9,140	104,157
Landa App LLC - 729 Winter Lane Jonesboro GA LLC	11,163	100,464	111,627	9,006	102,621
Landa App LLC - 7349 Exeter Court Riverdale GA LLC	10,860	97,741	108,601	8,761	99,840
Landa App LLC - 8645 Embrey Drive Jonesboro GA LLC	11,670	105,035	116,705	9,415	107,290
Landa App LLC - 8780 Churchill Place Jonesboro GA LLC	13,011	117,103	130,114	10,496	119,618
Landa App LLC - 8796 Parliament Place Jonesboro GA LLC	10,782	97,035	107,817	8,698	99,119
Landa App LLC - 8641 Ashley Way Douglasville GA LLC	13,977	125,797	139,774	11,276	128,498
Landa App LLC - 8651 Ashley Way Douglasville GA LLC	11,687	105,185	116,872	9,428	107,444
Landa App LLC - 8652 Ashley Way Douglasville GA LLC	12,996	116,964	129,960	10,485	119,475
Landa App LLC - 8653 Ashley Way Douglasville GA LLC	11,578	104,204	115,782	9,341	106,441
Landa App LLC - 8654 Ashley Way Douglasville GA LLC	12,996	116,963	129,959	10,485	119,474
Landa App LLC - 8655 Ashley Way Douglasville GA LLC	12,123	109,111	121,234	9,770	111,464
Landa App LLC - 8659 Ashley Way Douglasville GA LLC	13,868	124,815	138,683	11,176	127,507
Landa App LLC - 8662 Ashley Way Douglasville GA LLC	13,432	120,889	134,321	10,825	123,496
Landa App LLC - 8668 Ashley Way Douglasville GA LLC	14,414	129,723	144,137	11,616	132,521
Landa App LLC - 8670 Ashley Way Douglasville GA LLC	15,177	136,594	151,771	12,231	139,540
Landa App LLC - 8674 Ashley Way Douglasville GA LLC	12,887	115,982	128,869	10,386	118,483
Landa App LLC - 8675 Ashley Way Douglasville GA LLC	12,669	114,018	126,687	10,209	116,478
Landa App LLC - 8677 Ashley Way Douglasville GA LLC	11,905	107,148	119,053	9,594	109,459
Landa App LLC - 8678 Ashley Way Douglasville GA LLC	16,049	144,447	160,496	12,934	147,562
Landa App LLC - 8679 Ashley Way Douglasville GA LLC	12,887	115,982	128,869	10,386	118,483
Landa App LLC - 8683 Ashley Way Douglasville GA LLC	11,796	117,166	128,962	9,784	119,178
Landa App LLC - 843 Tramore Drive Stockbridge GA LLC	13,265	138,390	151,655	6,360	145,295
Landa App LLC - 168 Brookview Drive Riverdale GA LLC	18,735	99,935	118,670	4,594	114,076
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	15,900	153,366	169,266	6,986	162,280
Landa App LLC - 268 Brookview Drive Riverdale GA LLC	22,526	139,837	162,363	6,427	155,936
Landa App LLC - 773 Villa Way Jonesboro GA LLC	12,784	113,434	126,218	4,722	121,496
Landa App LLC - 1741 Park Lane Griffin GA LLC	18,000	173,526	191,526	7,905	183,621
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	19,800	227,842	247,642	9,827	237,815
Landa App LLC - 10183 Starr Street SW Covington GA LLC	18,900	219,526	238,426	9,468	228,958
Landa App LLC - 103 Starlake Drive Jackson GA LLC	18,700	219,427	238,127	9,463	228,664
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	22,330	251,072	273,402	10,828	262,574
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	22,800	255,324	278,124	11,012	267,112
Landa App LLC - 111 Fir Drive Mcdonough GA LLC	16,300	177,576	193,876	7,660	186,216
Landa App LLC - 112 Ridge Street Locust Grove GA LLC	22,700	254,412	277,112	10,972	266,140
Landa App LLC - 11322 Michelle Way Hampton GA LLC	17,300	204,842	222,142	8,835	213,307
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	21,900	227,911	249,811	9,831	239,980
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	21,900	247,228	269,128	10,663	258,465
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	43,500	445,412	488,912	19,211	469,701
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	16,330	189,317	205,647	8,165	197,482
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	14,520	179,362	193,882	7,736	186,146
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	16,320	195,889	212,209	8,448	203,761
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	21,030	212,527	233,557	9,165	224,392
Landa App LLC - 140 High Ridge Road Covington GA LLC	20,500	234,213	254,713	10,102	244,611
Landa App LLC - 146 Crystal Brook Griffin GA LLC	13,730	172,108	185,838	7,422	178,416
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	11,300	149,895	161,195	6,466	154,729
Landa App LLC - 1666 W Poplar Street Griffin GA LLC	15,500	188,404	203,904	8,126	195,778
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	20,020	229,862	249,882	9,913	239,969
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	19,500	240,940	260,440	10,392	250,048
Landa App LLC - 188 Timberline Road Jackson GA LLC	9,100	145,559	154,659	6,277	148,382
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	17,800	209,431	227,231	9,033	218,198
Landa App LLC - 195 Hunters Trace Covington GA LLC	21,400	218,045	239,445	9,403	230,042
Landa App LLC - 196 Montego Circle Riverdale GA LLC	18,800	218,610	237,410	9,428	227,982
Landa App LLC - 212 Fleeta Drive Covington GA LLC	15,700	200,430	216,130	8,298	207,832
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	22,600	253,495	276,095	10,933	265,162
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	29,100	313,161	342,261	13,506	328,755
Landa App LLC - 25 Pleasant Valley Road Mcdonough GA LLC	20,300	232,383	252,683	10,022	242,661
Landa App LLC - 253 Marco Drive Social Circle GA LLC	15,620	189,462	205,082	8,172	196,910
Landa App LLC - 258 Rocky Point Road Covington GA LLC	23,200	258,996	282,196	11,170	271,026
Landa App LLC - 270 Mountain Lane Covington GA LLC	24,000	250,548	274,548	10,806	263,742
Landa App LLC - 270 Pleasant Hills Drive Covington GA LLC	23,600	229,412	253,012	9,893	243,119
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	25,300	278,281	303,581	12,002	291,579
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	20,120	230,780	250,900	9,953	240,947
Landa App LLC - 30 High Ridge Road Covington GA LLC	24,820	273,935	298,755	11,814	286,941
Landa App LLC - 30 Roosevelt Road Covington GA LLC	20,400	249,195	269,595	10,748	258,847
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	22,100	258,282	280,382	11,140	269,242
Landa App LLC - 3043 Highway 81 S Covington GA LLC	14,100	175,505	189,605	7,569	182,036
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	19,100	272,844	291,944	11,767	280,177
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	21,700	245,229	266,929	10,577	256,352
Landa App LLC - 35 Clay Court Covington GA LLC	24,720	253,719	278,439	10,942	267,497
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	19,700	226,955	246,655	9,788	236,867
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	18,200	213,103	231,303	9,191	222,112
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	17,400	205,760	223,160	8,875	214,285
Landa App LLC - 45 Blue Jay Drive Covington GA LLC	26,700	291,122	317,822	12,556	305,266
Landa App LLC - 4702 Saint James Way Decatur GA LLC	18,800	234,673	253,473	10,121	243,352
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	15,800	165,952	181,752	7,157	174,595
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	37,900	376,856	414,756	16,255	398,501
Landa App LLC - 513 Jarrett Court Mcdonough GA LLC	20,800	228,003	248,803	9,833	238,970
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	15,100	171,248	186,348	7,386	178,962
Landa App LLC - 540 Cowan Road Covington GA LLC	21,760	245,838	267,598	10,603	256,995
Landa App LLC - 565 Mountainview Drive Covington GA LLC	23,150	234,660	257,810	10,120	247,690
Landa App LLC - 5801 Strathmoor Manor Circle Lithonia GA LLC	18,400	183,032	201,432	7,893	193,539
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	13,800	165,369	179,169	7,132	172,037
Landa App LLC - 6113 Pine Glen Circle SW Covington GA LLC	36,200	394,226	430,426	17,003	413,423
Landa App LLC - 615 Barshay Drive Covington GA LLC	21,000	239,533	260,533	10,331	250,202
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	11,420	167,612	179,032	7,229	171,803
Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	14,740	164,863	179,603	7,111	172,492
Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	19,060	221,047	240,107	9,533	230,574
Landa App LLC - 65 Freedom Court Covington GA LLC	21,100	241,271	262,371	10,406	251,965
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	24,440	286,346	310,786	12,350	298,436
Landa App LLC - 6653 Bedford Road Rex GA LLC	19,800	250,020	269,820	10,784	259,036
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	19,900	218,992	238,892	9,445	229,447
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	19,600	203,472	223,072	8,776	214,296
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	9,000	113,082	122,082	4,877	117,205
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	15,100	184,648	199,748	7,964	191,784
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	12,400	159,896	172,296	6,895	165,401
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	21,900	247,124	269,024	10,659	258,365
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	17,300	204,842	222,142	8,835	213,307
Landa App LLC - 80 High Ridge Road Covington GA LLC	22,000	247,981	269,981	10,695	259,286
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	20,400	233,936	254,336	10,089	244,247
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	13,800	172,751	186,551	7,450	179,101
Landa App LLC - 8121 Spillers Drive SW Covington GA LLC	16,740	199,745	216,485	8,615	207,870
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	20,830	241,448	262,278	10,412	251,866
Landa App LLC - 85 Kirkland Court Covington GA LLC	24,700	249,098	273,798	10,744	263,054
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	21,300	241,615	262,915	10,421	252,494
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	14,600	180,096	194,696	7,767	186,929
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	24,700	289,065	313,765	12,467	301,298
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	21,900	236,399	258,299	10,196	248,103
Landa App LLC - 20 Chimney Smoke Drive Stockbridge GA LLC	20,600	233,677	254,277	9,583	244,694
Landa App LLC - 2425 Cornell Circle Mcdonough GA LLC	24,700	271,022	295,722	11,114	284,608
Landa App LLC - 3667 Patti Parkway Decatur GA LLC	29,100	311,100	340,200	12,759	327,441
Landa App LLC - 412 Kendall Lane Mcdonough GA LLC	21,500	243,339	264,839	9,979	254,860
Landa App LLC - 45 Laurel Way Covington GA LLC	25,500	280,046	305,546	11,485	294,061
Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC	22,700	219,197	241,897	8,990	232,907
Landa App LLC - 550 Cowan Road Covington GA LLC	18,200	222,585	240,785	8,766	232,019
Landa App LLC - 5581 Fox Glen Circle Lithonia GA LLC	37,300	349,927	387,227	14,351	372,876
Landa App LLC - 6404 Walnut Way Union City GA LLC	19,900	227,301	247,201	9,321	237,880
Landa App LLC - 107 Oakwood Circle Griffin GA LLC	12,500	159,537	172,037	6,220	165,817
Landa App LLC - 1007 Leeward Way Jonesboro GA LLC	21,800	244,206	266,006	9,003	257,003
Landa App LLC - 1000 Fox Valley Trail Stone Mountain GA LLC	22,900	243,719	266,619	11,274	255,345
Landa App LLC - 105 Anne Street Hampton GA LLC	17,500	203,574	221,074	9,283	211,791
Landa App LLC - 11447 S Grove Drive Hampton GA LLC	20,400	229,680	250,080	10,624	239,456
Landa App LLC - 114 Starlake Drive Jackson GA LLC	17,500	203,769	221,269	9,427	211,842
Landa App LLC - 120 Rosewood Drive Mcdonough GA LLC	20,600	230,104	250,704	10,643	240,061
Landa App LLC - 12 Mintz Street Griffin GA LLC	18,500	211,340	229,840	9,776	220,064
Landa App LLC - 1443 Pebble Ridge Lane Hampton GA LLC	23,600	276,448	300,048	12,789	287,259
Landa App LLC - 1485 Bola Court Jonesboro GA LLC	18,000	206,873	224,873	9,568	215,305
Landa App LLC - 157 Wells Road Jenkinsburg GA LLC	14,600	178,182	192,782	8,241	184,541
Landa App LLC - 1683 Spoonbill Road Hampton GA LLC	16,700	193,109	209,809	8,934	200,875
Landa App LLC - 1903 Old Concord Drive SE Covington GA LLC	22,600	250,800	273,400	11,601	261,799
Landa App LLC - 195 Branchwood Drive Covington GA LLC	23,300	273,721	297,021	12,663	284,358
Landa App LLC - 204 N Main Court Stockbridge GA LLC	15,100	180,961	196,061	8,371	187,690
Landa App LLC - 2443 Hodges Farm Road Mansfield GA LLC	16,800	197,608	214,408	9,140	205,268
Landa App LLC - 440 Freestone Drive Newnan GA LLC	24,000	285,300	309,300	13,197	296,103
Landa App LLC - 497 Georgia Highway 212 Covington GA LLC	19,900	225,179	245,079	10,416	234,663
Landa App LLC - 524 Sawmill Road Hampton GA LLC	22,000	246,459	268,459	11,400	257,059
Landa App LLC - 5329 Shirewick Lane Lithonia GA LLC	25,300	274,293	299,593	12,687	286,906
Landa App LLC - 55 Myrtle Grove Lane Covington GA LLC	21,000	225,230	246,230	10,418	235,812
Landa App LLC - 5737 Strathmoor Manor Circle Lithonia GA LLC	17,600	203,299	220,899	9,403	211,496
Landa App LLC - 6386 Forester Way Lithonia GA LLC	21,500	256,734	278,234	11,876	266,358
Landa App LLC - 6710 Sunset Hills Boulevard Rex GA LLC	16,000	190,390	206,390	8,807	197,583
Landa App LLC - 70 Shenandoah Lane Covington GA LLC	25,100	273,451	298,551	12,650	285,901
Landa App LLC - 800 Mills Drive Covington GA LLC	25,200	288,789	313,989	13,359	300,630
Landa App LLC - 9020 Sterling Ridge Lane Jonesboro GA LLC	18,700	191,442	210,142	8,856	201,286
Landa App LLC - 9150 Spillers Drive SW Covington GA LLC	17,500	202,405	219,905	9,362	210,543
Landa App LLC - 9409 Forest Knoll Drive Jonesboro GA LLC	22,500	248,584	271,084	11,499	259,585
Landa App LLC - 1445 Maple Valley Court Union City GA LLC	24,990	146,457	171,447	6,774	164,673
Landa App LLC - 8658 Ashley Way Douglasville GA LLC	11,785	152,806	164,591	7,069	157,522
Landa App LLC - 8667 Ashley Way Douglasville GA LLC	9,670	92,547	102,217	2,290	99,927
Landa App LLC - 8671 Ashley Way Douglasville GA LLC	12,188	159,748	171,936	3,953	167,983
Landa App LLC - 8691 Ashley Way Douglasville GA LLC	7,857	116,186	124,043	2,876	121,167
Landa App LLC - 8697 Ashley Way Douglasville GA LLC	13,599	260,341	273,940	6,444	267,496
Landa App LLC - 141 Longstreet Circle Oxford GA LLC	24,700	269,827	294,527	12,481	282,046
Landa App LLC - 2962 Hunt Street Jacksonville FL LLC	-	-	-	-	-
Landa App LLC - 5066 Greenway Drive Jacksonville FL LLC	21,231	245,849	267,080	10,603	256,477
Landa App LLC - 8152 Arble Drive Jacksonville FL LLC	18,579	189,529	208,108	8,173	199,935
	$ 3,103,819	$33,691,118	$36,794,937	1,647,729	$35,147,208

During the six months ended June 30, 2024, each Series recognized the following depreciation expense:

Series	June 30, 2024	June 30, 2023
Landa App LLC - 115 Sardis Street Barnesville GA LLC	$ -	$ 981
Landa App LLC - 1394 Oakview Circle Forest Park GA LLC	1,111	1,111
Landa App LLC - 209 Timber Wolf Trail Griffin GA LLC	-	1,442
Landa App LLC - 2505 Oak Circle Ellenwood GA LLC	-	1,330
Landa App LLC - 271 Timber Wolf Trail Griffin GA LLC	-	1,093
Landa App LLC - 29 Holly Grove Road Griffin GA LLC	1,536	1,536
Landa App LLC - 1703 Summerwoods Lane Griffin GA LLC	1,826	1,826
Landa App LLC - 1712 Summerwoods Lane Griffin GA LLC	1,826	1,826
Landa App LLC - 1743 Summerwoods Lane Griffin GA LLC	1,826	1,826
Landa App LLC - 1750 Summerwoods Lane Griffin GA LLC	1,826	1,826
Landa App LLC - 4267 High Park Lane East Point GA LLC	2,790	2,613
Landa App LLC - 4474 Highwood Park Drive East Point GA LLC	2,195	2,195
Landa App LLC - 0569 Creekwood Way Jonesboro GA LLC	1,339	1,339
Landa App LLC - 9439 Lakeview Road Union City GA LLC	2,909	2,909
Landa App LLC - 10167 Port Royal Court Jonesboro GA LLC	1,776	1,776
Landa App LLC - 1246 Elgin Way Riverdale GA LLC	2,145	2,145
Landa App LLC - 1910 Grove Way Hampton GA LLC	1,680	1,680
Landa App LLC - 593 Country Lane Drive Jonesboro GA LLC	1,539	1,539
Landa App LLC - 6436 Stone Terrace Morrow GA LLC	972	972
Landa App LLC - 6440 Woodstone Terrace Morrow GA LLC	1,040	1,040
Landa App LLC - 6848 Sandy Creek Drive Riverdale GA LLC	1,387	1,387
Landa App LLC - 687 Utoy Court Jonesboro GA LLC	1,854	1,854
Landa App LLC - 729 Winter Lane Jonesboro GA LLC	1,827	1,827
Landa App LLC - 7349 Exeter Court Riverdale GA LLC	1,777	1,777
Landa App LLC - 8645 Embrey Drive Jonesboro GA LLC	1,910	1,910
Landa App LLC - 8780 Churchill Place Jonesboro GA LLC	2,129	2,129
Landa App LLC - 8796 Parliament Place Jonesboro GA LLC	1,764	1,764
Landa App LLC - 8641 Ashley Way Douglasville GA LLC	2,287	2,287
Landa App LLC - 8651 Ashley Way Douglasville GA LLC	1,912	1,912
Landa Avp LLC - 8652 Ashley Way Douglasville GA LLC	2,127	2,127
Landa App LLC - 8653 Ashley Way Douglasville GA LLC	1,895	1,895
Landa App LLC - 8654 Ashley Way Douglasville GA LLC	2,127	2,127
Landa App LLC - 8655 Ashley Way Douglasville GA LLC	1,984	1,984
Landa App LLC - 8659 Ashley Way Douglasville GA LLC	2,269	2,269
Landa App LLC - 8662 Ashley Way Douglasville GA LLC	2,198	2,198
Landa App LLC - 8668 Ashley Way Douglasville GA LLC	2,359	2,359
Landa App LLC - 8670 Ashley Way Douglasville GA LLC	2,484	2,484
Landa App LLC - 8674 Ashley Way Douglasville GA LLC	2,109	2,109
Landa App LLC - 8675 Ashley Way Douglasville GA LLC	2,073	2,073
Lanya App LLC - 8677 Ashley Way Douglasville GA LLC	1,948	1,948
Landa App LLC - 8678 Ashley Way Douglasville GA LLC	2,626	2,626
Landa App LLC - 8679 Ashley Way Douglasville GA LLC	2,109	2,109
Landa App LLC - 8683 Ashley Way Douglasville GA LLC	2,144	1,930
Landa App LLC - 843 Tramore Drive Stockbridge GA LLC	2,516	1,387
Landa App LLC - 168 Brookview Drive Riverdale GA LLC	1,817	1,074
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	2,788	1,348
Landa App LLC - 268 Brookview Drive Riverdale GA LLC	2,542	1,062
Landa App LLC - 773 Villa Way Jonesboro GA LLC	1,952	737
Landa App LLC - 1741 Park Lane Griffin GA LLC	3,154	1,525
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	4,142	1,243
Landa App LLC - 10183 Starr Street SW Covington GA LLC	3,990	1,188
Landa App LLC - 103 Starlake Drive Jackson GA LLC	3,989	1,175
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	4,564	1,399
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	4,641	1,428
Landa App LLC - 111 Fir Drive Mcdonough GA LLC	3,229	1,202
Landa App LLC - 112 Ridge Street Locust Grove GA LLC	4,625	1,421
Landy App LLC - 11322 Michelle Way Hampton GA LLC	3,724	1,090
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	4,144	1,539
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	4,495	1,372
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	8,098	2,701
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	3,442	1,274
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	3,261	919
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	3,560	1,029
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	3,863	1,430
Landa App LLC - 140 High Ridge Road Covington GA LLC	4,258	1,286
Landa App LLC - 146 Crystal Brook Griffin GA LLC	3,128	870
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	2,725	720
Landa App LLC - 1666 W Poplar Street Griffin GA LLC	3,425	979
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	4,178	1,257
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	4,380	1,225
Landa App LLC - 188 Timberline Road Jackson GA LLC	2,646	585
Landa App LLC - 189 Shenandoah Drive Riverdale GA GLC	3,807	1,120
Landa App LLC - 195 Hunters Trace Covington GA LLC	3,963	1,490
Landa App LLC - 196 Montego Circle Riverdale GA LLC	3,974	1,181
Landa App LLC - 212 Fleeta Drive Covington GA LLC	3,552	991
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	4,608	1,415
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	5,693	1,815
Landa App LLC - 25 Pleasant Valley Road Mcdonough GA LLC	4,224	1,274
Landa App LLC - 253 Marco Drive Social Circle GA LLC	3,444	986
Landa App LLC - 258 Rocky Point Road Covington GA LLC	4,708	1,452
Landa App LLC - 270 Mountain Lane Covington GA LFC	4,555	1,491
Landa App LLC - 270 Pleasant Hills Drive Covington GA LLC	4,170	1,542
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	5,058	1,581
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	4,195	1,263
Landa App LLC - 30 High Ridge Road Covington GA LLC	4,979	1,552
Landa App LLC - 30 Roosevelt Road Covington GA LLC	4,530	1,280
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	4,696	1,741
Landa App LLC - 3043 Highway 81 S Covington GA LLC	3,190	952
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	4,960	1,521
Landa App LLC - 3272 Chippewa Drive Rex GA LLC	4,458	1,360
Landa App LLC - 35 Clay Court Covington GA LLC	4,613	1,708
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	4,126	1,237
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	3,874	1,145
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	3,741	1,096
Landa App LLC - 45 Blue Jay Drive Covington GA LLC	5,292	1,668
Landa App LLC - 4702 Saint James Way Decatur GA LLC	4,267	1,181
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	3,017	1,127
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	6,852	2,535
Landa App LLC - 513 Jarrett Court Mcdonough GA LLC	4,145	1,534
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	3,114	1,163
Landa App LLC - 540 Cowan Road Covington GA LLC	4,469	1,364
Landa App LLC - 565 Mountainview Drive Covington GA LLC	4,266	1,582
Landa App LLC - 5901 Strathmoor Manor Circle Lithonia GA LLC	3,327	1,246
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	3,006	1,114
Landa App LLC - 6113 Pine Glen Circle SW Covington GA LLC	7,167	2,252
Landa App LLC - 615 Barshay Drive Covington GA LLC	4,355	1,317
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	3,047	728
Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	2,997	1,111
Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	4,018	1,198
Landa App LLC - 65 Freedom Court Covington GA LLC	4,386	1,324
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	5,206	1,529
Landa App LLC - 6653 Bedford Road Rex GA LLC	4,546	1,670
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	3,982	1,475
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	3,700	1,383
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	2,056	767
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	3,357	954
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	2,906	788
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	4,493	1,372
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	3,724	1,090
Landa App LLC - 80 High Ridge Road Covington GA LLC	4,508	1,379
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	4,253	1,281
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	3,140	874
Landa App LLC - 8121 Spillers Drive SW Covington MA LLC	3,631	1,055
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	4,389	1,383
Landa App LLC - 85 Kirkland Court Covington GA LLC	4,528	1,684
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	4,393	1,336
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	3,273	923
Landa App LLC - 9434 Cedar Creek Ulace Douglasville GA LLC	5,255	1,545
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	4,298	1,591
Landa App LLC - 20 Chimney Smoke Drive Stockbridge GA LLC	4,248	862
Landa App LLC - 2425 Cornell Circle Mcdonough GF LLC	4,927	1,030
Landa App LLC - 3667 Patti Parkway Decatur GA LLC	5,656	1,211
Landa App LLC - 412 Kendall Lane Mcdonough GA LLC	4,424	940
Landa App LLC - 45 Laurel Way Covington GA LLC	5,091	1,062
Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC	3,985	991
Landa App LLC - 550 Cowan Road Covington GA LLC	3,946	942
Landa App LLC - 5581 Fox Glen Circle Lithonia GA LLC	6,362	1,539
Landa App LLC - 6404 Walnut Way Union City GA LLC	4,132	833
Landa App LLC - 107 Oakwood Circle Griffin GA LLC	2,900	278
Landa App LLC - 1007 Leeward Way Jonesboro GA LLC	4,440	22
Landa App LLC - 1000 Fox Valley Trail Stone Mountain GA LLC	4,430	-
Landa App LLC - 105 Anne Street Hampton GA LLC	3,701	-
Landa App LLC - 11447 S Grove Drive Hampton GA LLC	4,175	-
Landa App LLC - 114 Starlake Drive Jackson GA LLC	3,705	-
Landa App LLC - 120 Rosewood Drive Mcdonough GA LLC	4,183	-
Landa App LLC - 12 Mintz Street Griffin GA LLC	3,842	-
Landa Aqp LLC - 1443 Pebble Ridge Lane Hampton GA LLC	5,026	-
Landa App LLC - 1485 Bola Court Jonesboro GA LLC	3,760	-
Landa App LLC - 157 Wells Road Jenkinsburg GA LLC	3,239	-
Landa App LLC - 1683 Spoonbirl Road Hampton GA LLC	3,511	-
Landa App LLC - 1903 Old Concord Drive SE Covington GA LLC	4,559	-
Landa App LLC - 195 Branchwood Drive Covington GA LLC	4,977	-
Landa App LLC - 200 N Main Court Stockbridge GA LLC	3,290	-
Landa App LLC - 2443 Hodges Farm Road Mansfield GA LLC	3,592	-
Landa App LLC - 440 Freestone Drive Newnan GA LLC	5,186	-
Landa App LLC - 497 Georgia Highway 212 Covington GA LLC	4,093	-
Landa App LLC - 524 Sawmill Road Hampton GA LLC	4,480	-
Landa App LLC - 5329 Shirewick Lane Lithonia GA LLC	4,986	-
Landa App LLC - 55 Myrtle Grove Lane Covington GA LLC	4,094	-
Landa App LLC - 5737 Strathmoor Manor Circle Lithonia GA LLC	3,695	-
Landa App LLC - 6386 Forester Way Lithonia GA LLC	4,667	-
Landa App LLC - 6710 Sunset Hills Boulevard Rex GA LLC	3,461	-
Landa App LLC - 70 Shenandoah Lane Covington GA LLC	4,971	-
Landa App LLC - 800 Mills Drive Covington GA LLC	5,250	-
Landa App LLC - 9020 Sterling Ridge Lane Jonesboro GA LLC	3,480	-
Landa App LLC - 9150 Spillers Drive SW Covington GA LLC	3,679	-
Landa App LLC - 9409 Forest Knoll Drive Jonesboro GA LLC	4,519	-
Landa App LLC - 1445 Maple Valley Court Union City GA LLC	2,662	-
Landa App LLC - 8658 Ashley Way Douglasville GA LLC	2,778	-
Landa App LLC - 8667 Ashley Way Douglasville GA LLC	1,682	-
Landa App LLC - 8671 Ashley Way Douglasville GA LLC	2,904	-
Landa App LLC - 8691 Ashley Way Douglasville GA LLC	2,113	-
Landa App LLC - 8697 Ashley Way Douglasville GA LLC	4,733	-
Landa App LLC - 141 Longstreet Circle Oxford GA LLC	4,905	-
Landa App LLC - 2962 Hunt Street Jacksonville FL LLC	1,063	-
Landa App LLC - 5066 Greenway Drive Jacksonville FL LLC	4,469	-
Landa App LLC - 8152 Arble Drive Jacksonville FL LLC	3,445	-
	$ 614,808	$ 201,981

6. RELATED PARTY TRANSACTIONS

Landa Holdings Inc., Manager

Acquisition Notes

Each Series financed 100% of the costs associated with the acquisition of its Property, including an acquisition fee and expenses associated with sourcing its Property, with an Acquisition Note issued by such Series to the Manager, the terms of which are listed in the table below. Each of these Acquisition Notes represents a related-party loan between each respective Series and the Manager. The Acquisition Notes are non-interest-bearing and are an unsecured obligation of the applicable Series. The interest expense related to the Acquisition Notes during the six months ended June 30, 2024 was $83,689.

The following table sets forth the net amounts of the Acquisition Notes as of June 30, 2024:

Series	Unaudited June 30, 2024	December 31, 2023
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	$ -	$ -
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	-	-
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	-	-
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294	-	-
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	-	-
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224	-	-
Landa App LLC - 1703 Summerwoods Lane Griffin GA LLC	-	-
Landa App LLC - 1712 Summerwoods Lane Griffin GA LLC	-	-
Landa App LLC - 1743 Summerwoods Lane Griffin GA LLC	-	-
Landa App LLC - 1750 Summerwoods Lane Griffin GA LLC	-	-
Landa App LLC - 4267 High Park Lane East Point GA LLC	-	-
Landa App LLC - 4474 Highwood Park Drive East Point GA LLC	-	-
Landa App LLC - 8569 Creekwood Way Jonesboro GA LLC	-	-
Landa App LLC - 9439 Lakeview Road Union City GA LLC	-	-
Landa App LLC - 10167 Port Royal Court Jonesboro GA LLC	-	-
Landa App LLC - 1246 Elgin Way Riverdale GA LLC	-	-
Landa App LLC - 1910 Grove Way Hampton GA LLC	-	-
Landa App LLC - 593 Country Lane Drive Jonesboro GA LLC	-	-
Landa App LLC - 6436 Stone Terrace Morrow GA LLC	-	-
Landa App LLC - 6440 Woodstone Terrace Morrow GA LLC	-	-
Landa App LLC - 6848 Sandy Creek Drive Riverdale GA LLC	-	-
Landa App LLC - 687 Utoy Court Jonesboro GA LLC	-	-
Landa App LLC - 729 Winter Lane Jonesboro GA LLC	-	-
Landa App LLC - 7349 Exeter Court Riverdale GA LLC	-	-
Landa App LLC - 8645 Embrey Drive Jonesboro GA LLC	-	-
Landa App LLC - 8780 Churchill Place Jonesboro GA LLC	-	-
Landa App LLC - 8796 Parliament Place Jonesboro GA LLC	-	-
Landa App LLC - 8641 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8651 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8652 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8653 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8654 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8655 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8659 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8662 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8668 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8670 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8674 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8675 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8677 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8678 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8679 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 8683 Ashley Way Douglasville GA LLC	-	-
Landa App LLC - 843 Tramore Drive Stockbridge GA LLC	120,639	120,639
Landa App LLC - 168 Brookview Drive Riverdale GA LLC	81,764	81,759
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	106,504	106,504
Landa App LLC - 268 Brookview Drive Riverdale GA LLC	177,795	178,451
Landa App LLC - 773 Villa Way Jonesboro GA LLC	71,822	71,822
Landa App LLC - 1741 Park Lane Griffin GA LLC	181,866	184,098
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	95,519	97,867
Landa App LLC - 10183 Starr Street SW Covington GA LLC	92,128	92,661
Landa App LLC - 103 Starlake Drive Jackson GA LLC	119,033	120,340
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	130,515	134,584
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	117,582	117,718
Landa App LLC - 111 Fir Drive Mcdonough GA LLC	69,286	78,017
Landa App LLC - 112 Ridge Street Locust Grove GA LLC	128,223	128,829
Landa App LLC - 11322 Michelle Way Hampton GA LLC	106,628	108,134
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	146,577	147,679
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	79,470	80,988
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	212,152	213,295
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	70,765	79,535
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	110,105	111,506
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	74,770	75,852
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	26,748	34,891
Landa App LLC - 140 High Ridge Road Covington GA LLC	106,122	107,617
Landa App LLC - 146 Crystal Brook Griffin GA LLC	8	-
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	51,390	53,817
Landa App LLC - 1666 W Poplar Street Griffin GA LLC	60,165	62,830
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	89,051	90,006
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	112,012	114,028
Landa App LLC - 188 Timberline Road Jackson GA LLC	88,881	88,881
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	108,740	109,458
Landa App LLC - 195 Hunters Trace Covington GA LLC	125,481	133,022
Landa App LLC - 196 Montego Circle Riverdale GA LLC	105,892	106,715
Landa App LLC - 212 Fleeta Drive Covington GA LLC	34,910	40,381
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	61,996	63,561
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	153,113	153,113
Landa App LLC - 25 Pleasant Valley Road Mcdonough GA LLC	116,789	118,470
Landa App LLC - 253 Marco Drive Social Circle GA LLC	73,020	74,240
Landa App LLC - 258 Rocky Point Road Covington GA LLC	126,571	126,633
Landa App LLC - 270 Mountain Lane Covington GA LLC	79,132	83,473
Landa App LLC - 270 Pleasant Hills Drive Covington GA LLC	62,187	68,340
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	123,197	123,719
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	103,465	103,476
Landa App LLC - 30 High Ridge Road Covington GA LLC	163,503	166,305
Landa App LLC - 30 Roosevelt Road Covington GA LLC	82,810	92,685
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	121,579	123,501
Landa App LLC - 3043 Highway 81 S Covington GA LLC	48,679	50,336
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	60,895	76,455
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	143,787	143,823
Landa App LLC - 35 Clay Court Covington GA LLC	105,643	119,312
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	91,287	91,631
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	107,216	108,520
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	84,083	84,295
Landa App LLC - 45 Blue Jay Drive Covington GA LLC	125,125	125,125
Landa App LLC - 4702 Saint James Way Decatur GA LLC	112,335	113,605
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	95,579	96,042
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	112,677	115,991
Landa App LLC - 513 Jarrett Court Mcdonough GA LLC	66,566	68,836
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	86,624	87,260
Landa App LLC - 540 Cowan Road Covington GA LLC	103,219	105,154
Landa App LLC - 565 Mountainview Drive Covington GA LLC	76,319	77,724
Landa App LLC - 5801 Strathmoor Manor Circle Lithonia GA LLC	101,822	104,388
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	58,753	66,352
Landa App LLC - 6113 Pine Glen Circle SW Covington GA LLC	262,087	262,316
Landa App LLC - 615 Barshay Drive Covington GA LLC	112,320	112,916
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	51,238	61,690
Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	62,351	68,284
Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	73,840	81,873
Landa App LLC - 65 Freedom Court Covington GA LLC	129,069	130,062
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	149,466	149,563
Landa App LLC - 6653 Bedford Road Rex GA LLC	112,258	115,390
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	61,075	68,438
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	17,855	45,904
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	(675)	-
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	61,530	66,017
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	85,452	88,073
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	94,480	95,130
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	104,304	106,061
Landa App LLC - 80 High Ridge Road Covington GA LLC	114,467	114,467
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	111,747	112,044
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	-	-
Landa App LLC - 8121 Spillers Drive SW Covington GA LLC	110,461	112,744
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	137,700	138,088
Landa App LLC - 85 Kirkland Court Covington GA LLC	119,615	119,628
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	118,620	119,569
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	71,754	74,663
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	129,931	131,265
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	109,543	114,867
Landa App LLC - 20 Chimney Smoke Drive Stockbridge GA LLC	80,254	80,334
Landa App LLC - 2425 Cornell Circle Mcdonough GA LLC	20,638	59,865
Landa App LLC - 3667 Patti Parkway Decatur GA LLC	128,960	130,386
Landa App LLC - 412 Kendall Lane Mcdonough GA LLC	131,283	132,145
Landa App LLC - 45 Laurel Way Covington GA LLC	176,278	176,428
Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC	122,156	122,317
Landa App LLC - 550 Cowan Road Covington GA LLC	32,718	35,387
Landa App LLC - 5581 Fox Glen Circle Lithonia GA LLC	141,751	144,558
Landa App LLC - 6404 Walnut Way Union City GA LLC	-	-
Landa App LLC - 107 Oakwood Circle Griffin GA LLC	-	-
Landa App LLC - 1007 Leeward Way Jonesboro GA LLC	154,529	157,705
Landa App LLC - 1000 Fox Valley Trail Stone Mountain GA LLC	64,554	80,127
Landa App LLC - 105 Anne Street Hampton GA LLC	135,361	135,585
Landa App LLC - 11447 S Grove Drive Hampton GA LLC	136,725	136,873
Landa App LLC - 114 Starlake Drive Jackson GA LLC	90,692	91,128
Landa App LLC - 120 Rosewood Drive Mcdonough GA LLC	107,168	116,617
Landa App LLC - 12 Mintz Street Griffin GA LLC	106,020	111,660
Landa App LLC - 1443 Pebble Ridge Lane Hampton GA LLC	137,759	138,145
Landa App LLC - 1485 Bola Court Jonesboro GA LLC	102,367	108,088
Landa App LLC - 157 Wells Road Jenkinsburg GA LLC	191,464	193,051
Landa App LLC - 1683 Spoonbill Road Hampton GA LLC	85,401	89,122
Landa App LLC - 1903 Old Concord Drive SE Covington GA LLC	136,492	138,360
Landa App LLC - 195 Branchwood Drive Covington GA LLC	132,398	133,070
Landa App LLC - 204 N Main Court Stockbridge GA LLC	87,237	95,767
Landa App LLC - 2443 Hodges Farm Road Mansfield GA LLC	84,714	85,420
Landa App LLC - 440 Freestone Drive Newnan GA LLC	137,937	139,548
Landa App LLC - 497 Georgia Highway 212 Covington GA LLC	139,330	139,632
Landa App LLC - 524 Sawmill Road Hampton GA LLC	104,996	106,871
Landa App LLC - 5329 Shirewick Lane Lithonia GA LLC	120,407	124,147
Landa App LLC - 55 Myrtle Grove Lane Covington GA LLC	111,212	123,071
Landa App LLC - 5737 Strathmoor Manor Circle Lithonia GA LLC	106,553	108,506
Landa App LLC - 6386 Forester Way Lithonia GA LLC	100,480	100,492
Landa App LLC - 6710 Sunset Hills Boulevard Rex GA LLC	80,242	82,312
Landa App LLC - 70 Shenandoah Lane Covington GA LLC	141,124	142,319
Landa App LLC - 800 Mills Drive Covington GA LLC	175,556	176,858
Landa App LLC - 9020 Sterling Ridge Lane Jonesboro GA LLC	55,340	76,305
Landa App LLC - 9150 Spillers Drive SW Covington GA LLC	96,553	101,226
Landa App LLC - 9409 Forest Knoll Drive Jonesboro GA LLC	142,046	146,130
Landa App LLC - 1445 Maple Valley Court Union City GA LLC	172,833	178,100
Landa App LLC - 8658 Ashley Way Douglasville GA LLC	150,544	152,292
Landa App LLC - 8667 Ashley Way Douglasville GA LLC	79,544	85,867
Landa App LLC - 8671 Ashley Way Douglasville GA LLC	190,751	195,504
Landa App LLC - 8691 Ashley Way Douglasville GA LLC	88,156	122,755
Landa App LLC - 8697 Ashley Way Douglasville GA LLC	207,606	209,417
Landa App LLC - 141 Longstreet Circle Oxford GA LLC	113,343	115,184
Landa App LLC - 2962 Hunt Street Jacksonville FL LLC	11,863	11,863
Landa App LLC - 5066 Greenway Drive Jacksonville FL LLC	63,299	63,299
Landa App LLC - 8152 Arble Drive Jacksonville FL LLC	18,584	18,584
	$ 13,646,220	$ 14,105,761

(Due to)/ from Related Party

The Manager will provide short term non-interest-bearing loans to the Series to be repaid from operating cash flow. The following table sets forth the net amounts as of June 30, 2024 and Dec 2023.

Series	Unaudited June 30, 2024	December 31, 2023
Landa App LLC - 115 Sardis Street Barnesville GA LLC	$ -	$ 23,486
Landa App LLC - 1394 Oakview Circle Forest Park GA LLC	12	2,723
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	(154)	(13,706)
Landa App LLC - 2505 Oak Circle Ellenwood GA LLC	-	27,688
Landa App LLC - 271 Timber Wolf Trail Griffin GA LLC	-	(21,652)
Landa App LLC - 29 Holly Grove Road Griffin GA LLC	(60,134)	1,351
Landa App LLC - 1703 Summerwoods Lane Griffin GA LLC	(11,063)	(3,948)
Landa App LLC - 1712 Summerwoods Lane Griffin GA LLC	(20,213)	(7,822)
Landa App LLC - 1743 Summerwoods Lane Griffin GA LLC	(4,911)	(582)
Landa App LLC - 1750 Summerwoods Lane Griffin GA LLC	(8,592)	279
Landa App LLC - 4267 High Park Lane East Point GA LLC	(31,111)	(25,281)
Landa App LLC - 4474 Highwood Park Drive East Point GA LLC	(16,996)	(8,923)
Landa App LLC - 8569 Creekwood Way Jonesboro GA LLC	(24,957)	(14,211)
Landa App LLC - 9439 Lakeview Road Union City GA LLC	(14,414)	(4,624)
Landa App LLC - 10107 Port Royal Court Jonesboro GA LLC	(4,161)	(420)
Landa App LLC - 1246 Elgin Way Riverdale GA LLC	(3,980)	301
Landa App LLC - 1910 Grove Way Hampton GA LLC	(30,733)	(23,123)
Landa App LLC - 593 Country Lane Drive Jonesboro GA LLC	(3,342)	202
Landa App LLC - 6436 Stone Terrace Morrow GA LLC	(3,028)	(950)
Landa App LLC - 6440 Woodstone Terrace Morrow GA LLC	(38,362)	(32,999)
Landa App LLC - 6848 Sandy Creek Drive Riverdale GA LLC	(4,329)	(1,296)
Landa App LLC - 682 Utoy Court Jonesboro GA LLC	(9,196)	(4,369)
Landa App LLC - 729 Winter Lane Jonesboro GA LLC	(22,839)	(17,326)
Landa App LLC - 7349 Exeter Court Riverdale GA LLC	(3,237)	274
Landa App LLC - 8645 Embrey Drive Jonesboro GA LLC	(4,744)	(146)
Landa App LLC - 8780 Churchill Place Jonesboro GA LLC	(22,086)	(11,331)
Landa App LLC - 8796 Parliament Place Jonesboro GA LLC	(6,356)	(1,069)
Landa App LLC - 8641 Ashley Way Douglasville GA LLC	(4,512)	(210)
Landa App LLC - 8651 Ashley Way Douglasville GA LLC	(11,025)	(5,796)
Landa Anp LLC - 8652 Ashley Way Douglasville GA LLC	(11,879)	(8,347)
Landa App LLC - 8653 Ashley Way Douglasville GA LLC	(2,119)	2,585
Landa App LLC - 8654 Ashley Way Douglasville GA LLC	(4,728)	(398)
Landa App LLC - 8655 Ashley Way Douglasville GA LLC	(10,514)	(6,844)
Landa App LLC - 8659 Ashley Way Douglasville GA LLC	(6,913)	(3,263)
Landa App LLC - 8662 Asmley Way Douglasville GA LLC	(4,352)	(568)
Landa App LLC - 8668 Ashley Way Douglasville GA LLC	(3,208)	1,088
Landa App LLC - 8670 Ashley Way Douglasville GA LLC	(173)	4,380
Landa App LLC - 8674 Ashley Way Douglasville GA LLC	(7,561)	(3,358)
Landa App LLC - 8676 Ashley Way Douglasville GA LLC	(7,906)	(4,158)
Landa App LLC - 8677 Ashley Way Douglasville GA LLC	(4,883)	152
Landa App LLC - 8678 Ashley Way Douglasville GA LLC	(6,959)	(2,233)
Landa App LLC - 8679 Ashley Way Douglasville GA LLC	(6,609)	(1,719)
Landa App LLC - 8683 Ashley Way Douglasville GA LLC	(15,195)	(9,133)
Landa App LLC - 843 Tramore Drive Stockbridge GA LLC	268,091	154,120
Landa App LLC - 168 Brookview Drive Riverdale GA LLC	6,964	11,356
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	64,782	69,711
Landa App LLC - 268 Brookview Drive Riverdale GA LLC	6,837	15,717
Landa App LLC - 773 Villa Way Jonesboro GA LLC	117,580	64,915
Landa App LLC - 1741 Park Lane Griffin GA LLC	71,475	77,945
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	15,354	23,755
Landa App LLC - 10183 Starr Street SW Covington GA LLC	8,262	19,410
Landa App LLC - 103 Starlake Drive Jackson GA LLC	3,579	13,356
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	(6,427)	8,126
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	11,086	20,997
Landa App LLC - 111 Fir Drive Mcdonough GA LLC	30,239	37,671
Landa App LLC - 112 Ridge Street Locust Grove GA LLC	5,633	14,691
Landa App LLC - 11322 Michelle Way Hampton GA LLC	12,788	20,211
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	33,719	41,162
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	6,326	19,578
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	16,315	36,782
Landa App LLC - 124 Libby Lane Jonesboro GA FLC	10,633	22,694
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	2,886	13,336
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	11,445	19,158
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	(3,146)	10,549
Landa App LLC - 140 High Ridge Road Covington GA LLC	5,405	17,598
Landa App LLC - 146 Crystal Brook Griffin GA LLC	19,094	28,506
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	6,123	15,063
Landa App LLC - 1666 W Poplar Street Griffin GA LLC	6,702	19,369
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	(546)	13,538
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	(1,717)	6,436
Landa App LLC - 188 Timberline Road Jackson GA LLC	54,792	61,420
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	10,911	19,415
Landa App LLC - 195 Hunters Trace Covington GA LLC	49,591	63,755
Landa App LLC - 196 Montego Circle Riverdale GA LLC	8,571	20,332
Landa App LLC - 212 Fleeta Drive Covington GA LLC	(1,724)	15,835
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	5,367	16,705
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	(3,980)	15,732
Landa App LLC - 25 Pleasant Valley Road Mcdonough GA LLC	3,765	16,290
Landa App LLC - 253 Marco Drive Social Circle GA LLC	9,897	17,818
Landa App LUC - 258 Rocky Point Road Covington GA LLC	5,430	20,741
Landa App LLC - 270 Mountain Lane Covington GA LLC	(1,588)	7,566
Landa App LLC - 270 Pleasant Hills Drive Covington GA LLC	289	10,110
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	8,898	21,187
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	(1,414)	13,483
Landa App LLC - 30 High Ridge Road Covington GA LLC	19,067	24,636
Landa App LLC - 30 Roosevelt Road Covington HA LLC	3,622	2,221
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	(4,977)	8,175
Landa App LLC - 3043 Highway 81 S Covington GA LLC	(8,471)	2,627
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	(40,949)	(31,160)
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	740	14,672
Landa App LLC - 35 Clay Court Covington GA LLC	9,532	14,922
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	(16,632)	2,932
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	20,093	30,120
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	(479)	12,508
Landa App LLC - 45 Blue Jay Drive Covington GA LLC	4,520	20,517
Landa App LLC - 4702 Saint James Way Decatur GA LLC	(7,613)	3,241
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	35,873	43,330
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	(22,931)	902
Landa App LLC - 513 Jarrett Court Mcdonough GA LLC	12,537	29,468
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	27,121	33,840
Landa App LLC - 540 Cowan Road Covington GA LLC	12,934	21,272
Landa App LLC - 565 Mountainviiw Drive Covington GA LLC	5,121	14,472
Landa App LLC - 5801 Strathmoor Manor Circle Lithonia GA LLC	41,623	51,286
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	18,205	25,462
Landa App LLC - 6113 Pine Glen Circle SW Covington GA LLC	(18,081)	13
Landa App LLC - 615 Barshay Drive Covington GA LLC	83	10,915
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	(5,389)	588
Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	28,872	36,118
Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	12,253	18,175
Landa App LLC - 65 Freedom Court Covington GA LLC	16,904	22,061
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	(17,227)	(1,219)
Landa App LLC - 6653 Bedford Road Rex GA LLC	(10,288)	(1,957)
Landa Apv LLC - 6762 Bent Creek Drive Rex GA LLC	20,559	30,612
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	42,008	50,639
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	51,951	59,043
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	9,665	17,799
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	8,051	17,611
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	(6,152)	9,198
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	8,976	16,785
Landa App LLC - 80 High Ridge Road Covington GA LLC	(3,751)	12,699
Landa App LLC - 838 Hillandale Lane Lithonia GA LLC	317	14,819
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	15,061	22,495
Landa App LLC - 8121 Spillers Drive SW Covington GA LLC	11,156	20,887
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	8,177	19,851
Landa App LLC - 85 Kirkland Court Covington GA LLC	19,820	36,550
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	14,024	21,190
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	11,487	18,715
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	(11,708)	1,340
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	21,229	32,612
Landa App LLC - 20 Chimney Smoke Drive Stockbridge GA LLC	1,406	18,190
Landa App LLC - 2425 Cornell Circle Mcdonough GA LLC	13,863	24,329
Landa App LLC - 3667 Patti Parkway Decatur GA LLC	8,579	22,534
Landa App LLC - 412 Kendall Lane Mcdonough GA LLC	420	11,557
Landa App LLC - 45 Laurel Way Covington GA LLC	2,433	17,104
Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC	41,363	57,120
Landa App LLC - 550 Cowan Road Covington GA LLC	(21,284)	7,752
Landa App LLC - 5581 Fox Glen Circle Lithonia GA LLC	18,764	33,839
Landa App LLC - 6404 Walnut Way Union City GA LLC	42,937	43,612
Landa App LLC - 107 Oakwood Circle Griffin GA LLC	143,896	28,173
Landa App LLC - 1007 Leeward Way Jonesboro GA LLC	67,820	73,672
Landa App LLC - 1000 Fox Valley Trail Stone Mountain GA LLC	14,096	24,276
Landa App LLC - 105 Anne Street Hampton GA LLC	16,058	26,619
Landa App LLC - 11447 S Grove Drive Hampton GA LLC	16,946	28,217
Landa App LLC - 114 Starlake Drive Jackson GA LLC	16,054	23,934
Landa App LLC - 120 Rosewood Drive Mcdonough GA LLC	22,509	29,815
Landa App LLC - 12 Mintz Street Griffin GA LLC	21,284	29,049
Landa App LLC - 1443 Pebble Ridge Lane Hampton GA LLC	(3,817)	6,831
Landa App LLC - 1485 Bola Court Jonesboro GA LLC	21,216	29,088
Landa App LLC - 157 Wells Road Jenkinsburg GA LLC	256,991	134,222
Landa App LLC - 1683 Spoonbill Road Hampton GA LLC	16,028	23,726
Landa App LLC - 1903 Old Concord Drive SE Covington GA LLC	16,883	27,215
Landa App LLC - 195 Branchwood Drive Covington GA LLC	(1,860)	10,727
Landa App LLC - 204 N Main Court Stockbridge GA LLC	20,589	27,247
Landa App LLC - 2443 Hodges Farm Road Mansfield GA LLC	16,303	26,820
Landa App LLC - 440 Freestone Drive Newnan GA LLC	13,032	18,009
Landa App LLC - 497 Georgia Highway 212 Covington GA LLC	22,520	29,358
Landa App LLC - 524 Sawmill Road Hampton GA LLC	2,532	10,486
Landa App LLC - 5329 Shirewick Lane Lithonia GA LLC	25,951	34,423
Landa App LLC - 55 Myrtle Grove Lane Covington GA LLC	33,769	40,586
Landa App LLC - 5737 Strathmoor Manor Circle Lithonia GA LLC	16,975	26,605
Landa App LLC - 6386 Forester Way Lithonia GA LLC	1,174	11,746
Landa App LLC - 6710 Sunset Hills Boulevard Rex GA LLC	23,832	30,961
Landa App LLC - 70 Shenandoah Lane Covington GA LLC	34,393	41,096
Landa App LLC - 800 Mills Drive Covington GA LLC	1,271	17,223
Landa App LLC - 9020 Sterling Ridge Lane Jonesboro GA YLC	15,659	22,286
Landa App LLC - 9150 Spillers Drive SW Covington GA LLC	18,489	28,310
Landa App LLC - 9409 Forest Knoll Drive Jonesboro GA LLC	15,653	24,904
Landa App LLC - 1425 Maple Valley Court Union City GA LLC	28,854	28,795
Landa App LLC - 8658 Ashley Way Douglasville GA LLC	233,771	132,871
Landa App LLC - 8667 Ashley Way Douglasville GA LLC	195,025	117,631
Landa App LLC - 8671 Ashley Way Douglasville GA LLC	262,328	151,702
Landa App LLC - 8691 Ashley Way Douglasville GA LLC	191,756	110,019
Landa App LLC - 8697 Ashley Way Douglasville GA LLC	73,824	(53,643)
Landa App LLC - 141 Longstreet Circle Oxford GA LLC	2,998	20,981
Landa App LLC - 2962 Hunt Street Jacksonville FL LLC	95,725	77,659
Landa App LLC - 5066 Greenway Drive Jacksonville FL LLC	76,671	93,383
Landa App LLC - 8152 Arble Drive Jacksonville FL LLC	108,032	119,104
	$ 3,021,469	$ 3,693,988

Management Fee

The Manager receives fees, reimbursements, and compensation in connection with the acquisition and Property management of the Series' real estate investments. The following shows the amounts incurred from each Series for property management fees: The management fee is calculated as 8% on earned rental income.

Series	June 30, 2024	June 30, 2023
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	$ -	$ 136
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	376	410
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	-	102
Landa Series 2505 Oak Ciccle, Ellenwood, Georgia, 30294	-	310
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	-	-
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30024	250	364
Landa Series 1703 Summerwoods Lane, Griffin, Georgia, 30224	648	499
Landa Series 1712 Summerwoods Lane, Griffin, Georgia, 30224	708	174
Landa Series 1743 Summerwoods Lane, Griffin, Georgia, 30224	504	581
Landa Series 1750 Summerwoods Lane, Griffin, Georgia, 30224	491	566
Landa Series 4267 High Park Lane, East Point, Georgia, 30344	288	78
Landa Series 4474 Highwood Park Drive, East Point, Georgia, 30344	635	590
Landa Series 8569 Creekwood Way, Jonesboro, Georgia, 30238	598	-
Landa Series 9439 Lakeview Road, Union City, Georgia, 30291	585	672
Landa Series 10167 Port Royal Court, Jonesboro, Georgia, 30238	480	529
Landa Series 1246 Elgin Way, Riverdale, Georgia, 30296	630	599
Landa Series 1910 Grove Way, Hampton, Georgia, 30228	-	44
Landa Series 593 Country Lane Drive, Jonesboro, Georgia, 30238	514	490
Lands Series 6436 Stone Terrace, Morrow, Georgia, 30260	265	504
Landa Series 6440 Woodstone Terrace, Morrow, Georgia, 30260	716	259
Landa Series 6848 Sandy Creek Dreve, Riverdale, Georgia, 30274	-	461
Landa Series 687 Utoy Court, Jonesboro, Georgia, 30238	344	481
Landa Series 729 Winter Lane, Jonesboro, Georgia, 30238	-	164
Landa Series 7349 Exeter Court, Riverdale, Georgia, 30296	494	558
Landa Series 8645 Embrey Drive, Jonesboro, Georgia, 30236	588	624
Landa Series 8780 Churchill Place, Jonesboro, Georgia, 30238	318	270
Landa Series 8796 Parliament Place, Jonesboro, Georgia, 30238	680	648
Landa Series 8641 Ashley Way, Douglasville, Georgia, 30134	471	532
Landa Series 8651 Ashley Way, Douglasville, Georgia, 30134	573	525
Landa Series 8632 Ashley Way, Douglasville, Georgia, 30134	554	528
Landa Series 8653 Ashley Way, Douglasville, Georgia, 30134	554	532
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134	556	529
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134	224	528
Landa Series 8659 Ashley Way, Douglasville, Georgia, 30134	525	670
Landa Series 8662 Ashley Way, Douglasville, Georgia, 30134	600	468
Landa Series 8660 Ashley Way, Douglasville, Georgia, 30134	580	552
Landa Series 8670 Ashley Way, Douglasville, Georgia, 30134	353	504
Landa Series 8674 Ashley Way, Douglasville, Georgia, 30134	629	255
Landa Series 8675 Ashley Way, Douglasville, Georgia, 30134	277	528
Landa Series 8677 Ashley Way, Douglasville, Georgia, 30134	656	528
Landa Series 8678 Ashley Way, Douglasville, Georgia, 30134	370	528
Landa Series 8679 Ashley Way, Douglasville, Georgia, 30134	448	508
Landa Series 8683 Ashley Way, Douglasville, Georgia, 30134	344	410
Landa Series 843 Tramore Drive, Stockbridge, Georgia, 30281	860	408
Landa Series 168 Brookview Drive, Riverdale, Georgia, 30274	64	-
Landa Series 1701 Summerwoods Rane, Griffin, Georgia, 30224	-	243
Landa Series 268 Brookview Drive, Riverdale, Georgia, 30274	-	-
Landa Series 773 Villa Way, Jonesboro, Georgia, 30238	528	-
Landa Series 1741 Park Lane, Griffin, Georgia, 30224	195	185
Landa Series 10121 Morris Drive SW, Covington, Georgia, 30014	704	269
Landa Series 10183 Starr Street SW, Covington, Georgia, 30014	555	222
Landa Series 103 Starlake Drive, Jackson, Georgia, 30233	630	211
Landa Series 10433 Candlelight Road, Jonesboro, Georgia, 30238	325	-
Lanka Series 110 Shenandoah Drive, Covington, Georgia, 30016	650	218
Landa Series 111 Fir Drive, McDonough, Georgia, 30253	480	210
Landa Series 112 Ridge Street, Locust Grove, Georgia, 30248	1,040	156
Landa Series 11322 Michelle Way, Hampton, Georgia, 30228	796	231
Landa Series 1147 Village Way, Stone Mountain, Georgia, 30088	768	256
Landa Series 1160 Gable Terrace, Jonesboro, Georgia, 30236	861	287
Landa Series 1201 Kilrush Drive, Mableton, Georgia, 30126	627	406
Landa Series 124 Libby Lane, Jonesboro, Georgia, 30238	650	-
Landa Series 1320 Winona Avenue, Griffin, Georgia, 30223	-	-
Landa Series 137 Southern Shores Road, Jackson, Georgia, 30233	508	204
Landa Series 138 Sandalwood Circle, Lawrenceville, Georgia, 30046	140	286
Landa Series 140 High Ridge Road, Covington, Georgia, 30014	732	244
Landa Series 146 Crystal Brook, Griffin, Georgia, 30223	662	220
Landa Series 153 Cliffside Court, Riverdale, Georgia, 30274	80	168
Landa Series 1666 West Poplar Street, Griffin, Georgia, 30224	594	198
Landa Series 1689 Viceroy Way, Riverdale, Geomgia, 30296	731	249
Landa Series 181 Watercress Court, Stockbridge, Georgia, 30281	672	269
Landa Series 188 Timberline Road, Jackson, Georgia, 30233	-	-
Landa Series 189 Shenandoah Drive, Riverdale, Georgia, 30274	691	236
Landa Series 195 Hunters Trace, Covington, Georgia, 30014	-	270
Landa Series 196 Montego Circle, Riverdale, Georgia, 30274	-	234
Landa Series 212 Fleeta Drive, Covington, Georgia, 30016	510	51
Landa Series 217 Glenloch Court, Stockbridge, Georgia, 30281	-	297
Landa Series 2264 Chestnut Hill Circle, Decatur, Georgia, 30032	-	-
Landa Series 25 Pleasant Valley Road, McDonough, Georgia, 30253	979	282
Landa Series 253 Marco Drive, Social Circle, Georgia, 30025	107	220
Landa Series 258 Rocky Point Road, Covington, Georgia, 30014	-	269
Landa Series 270 Mountain Lane, Covington, Georgia, 30016	852	277
Landa Series 270 Pleasant Hills Drive, Covington, Georgia, 30016	845	286
Landa Series 2813 Vicksburg Court, Decatur, Georgia, 30034	432	256
Landn Series 2933 Coffer Drive, Ellenwood, Georgia, 30294	-	135
Landa Series 30 High Ridge Road, Covington, Georgia, 30014	756	294
Landa Series 30 Roosevelt Road, Covington, Georgia, 30016	660	143
Landa Serbes 3011 Raintree Drive SE, Conyers, Georgia, 30094	481	-
Landa Series 3043 Highway 81 S, Covington, Georgia, 30016	375	72
Landa Series 313 Blue Heron Drive, Jonesboro, Georgia, 00238	828	264
Landa Series 3202 Chippewa Drive, Rex, Georgia, 30273	-	-
Landa Series 35 Clay Court, Covington, Georgia, 30016	856	285
Landa Series 350 Cadiz Lane S, College Park, Georgia, 30349	278	134
Landa Series 351 Wesley Park Drive, Jonesboro, Georgia, 30238	779	268
Landa Series 43 Darwin Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 45 Blue Jay Drive, Covington, Georgia, 30016	199	294
Landa Series 4702 Saint James Way, Decatur, Georgia, 30035	758	196
Landa Series 4732 Pinedale Drive, Forest Park, Georgia, 30297	94	196
Landa Series 5040 Huntshire Lane, Lilburn, Georgia, 30047	200	424
Landa Series 513 Jarrett Courn, McDonough, Georgia, 30253	-	269
Landa Series 5143 Pinecrest Drive SW, Covington, Georgia, 30014	514	207
Landa Series 540 Cowan Road, Covington, Georgia, 30016	857	281
Landa Series 565 Mountainview Drive, Covington, Georgia, 30016	852	281
Landa Series 5801 Strathmoor Manor Circle, Lithonia, Georgia, 30058	650	265
Landa Series 6107 Shadow Glen Court, Covington, Georgia, 30014	249	197
Landa Series 6113 Pine Glen Circle SW, Covington, Georgia, 30014	605	202
Landa Series 615 Barshay Drive, Covington, Georgia, 30016	-	13
Landa Series 6168 Wheat Street NE, Covington, Georgia, 30014	624	-
Landa Series 6178 Green Acres Drive SW, Covington, Georgia, 30014	582	235
Landa Series 643 Sycamore Drive, Jonesboro, Georgia, 30238	516	258
Landa Series 65 Freedom Court, Covington, Georgia, 30016	790	271
Landa Series 6635 Kimberly Mill Road, College Park, Georgia, 30349	-	-
Landa Series 6653 Bedford Road, Rex, Georgia, 30273	512	248
Landa Series 6762 Bent Creek Drive, Rex, Georgia, 30273	804	268
Landa Series 709 Georgetown Court, Jonesboro, Georgia, 30236	571	286
Landa Series 7107 Geiger Street NW, Covington, Georgia, 30014	460	193
Landa Series 750 Georgetown Court, Jonesboro, Georgia, 30236	388	201
Landa Series 752 Chestnut Drive, Jackson, Georgia, 30233	507	162
Landa Series 7781 Mountain Creek Way, Douglasville, Georgia, 30134	138	-
Landa Series 7950 Woodlake Drive, Riverdale, Georgia, 30274	671	231
Landa Series 80 High Ridge Road, Covington, Georgia, 30014	-	145
Landa Series 808 Hillandale Lane, Lithonia, Georgia, 30058	-	271
Landa Series 8110 Devonshire Drive, Jonesboro, Georgia, 30238	436	260
Landa Series 8121 Spillers Drive SW, Covington, Georgia, 30014	-	215
Landa Series 8233 Creekline Court, Riverdale, Georgia, 30274	140	56
Landa Series 85 Kirkland Court, Covington, Georgia, 30016	-	-
Landa Series 85 Thorn Thicket Way, Rockmart, Georgia, 30153	643	222
Landa Series 8855 Rugby Court, Jonesboro, Georgia, 30238	559	226
Landa Series 9434 Cedar Creek Place, Douglasville, Georgia, 30135	756	252
Landa Series 9597 Pintail Trail, Jonesboro, Georgia, 30235	576	298
Landa Series 20 Chimney Smoke Drive, Stockbridge, Georgia, 30281	-	133
Landa Series 2425 Cornell Circle, McDonough, Georgia, 30253	1,094	248
Landa Series 3667 Patti Parkway, Decatur, Georgia, 30034	880	227
Landa Series 412 Kendall Lane, McDonough, Georgia, 30253	744	-
Landa Series 45 Laurel Way, Covington, Georgia, 30016	-	-
Landa Series 5411 Rocky Pine Drive, Lithonia, Georgia, 30038	18	156
Landa Series 550 Cowan Road, Covington, Georgia, 30016	158	168
Landa Series 5581 Fox Glen Circle, Lithonia, Georgia, 30038	1,147	258
Landa Series 6404 Walnut Way, Union City, Georgia, 30291	650	220
Landa Series 107 Oakwood Circle, Griffin, Georgia, 30223	651	80
Landa Series 1007 Leeward Way, Jonesboro, Georgia, 30238	736	9
Landa Series 1000 Jox Valley Trail, Stone Mountain, Georgia, 30088	932	-
Landa Series 105 Anne Street, Hampton, Georgia, 30228	-	-
Landa Series 11447 S Grove Drive, Hampton, Georgia, 10228	-	-
Landa Series 114 Starlake Drive, Jackson, Georgia, 30233	492	-
Landa Series 120 Rosewood Drive, McDonough, Georgia, 30253	906	-
Landa Series 12 Mintz Street, Griffin, Georgia, 30223	770	-
Landa Series 1443 Pebble Ridge Lane, Hampton, Georgia, 30228	766	-
Landa Series 1485 Bola Court, Jonesboro, Georgia, 30238	836	-
Landa Sfries 157 Wells Road, Jenkinsburg, Georgia, 30234	495	-
Landa Series 1683 Spoonbill Road, Hampton, Georgia, 30238	366	-
Landa Series 1903 Old Concord Drive Southeast, Covington, Georgia, 30016	248	-
Landa Series 195 Branchwood Drive, Covington, Georgia, 30016	141	-
Landa Series 204 North Main Court, Stockbridge, Georgia, 30281	588	-
Landa Series 2443 Hodges Farm Road, Mansfield, Georgia, 30055	215	-
Landa Series 440 Freestone Drive, Newnan, Georgia, 30265	781	-
Landa Series 497 Georgia Highway 212, Covington, Georgia, 30416	504	-
Landa Series 524 Sawmill Road, Hampton, Georgia, 30228	651	-
Landa Series 5329 Shirewick Lane, Lithonia, Georgia, 30058	1,031	-
Landa Series 55 Myrtle Grove Lane, Covington, Georgia, 39014	810	-
Landa Series 5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058	234	-
Landa Series 6386 Forester Way, Lithonia, Georgia, 30038	-	-
Landa Series 6710 Sunset Hills Boulevard, Rex, Georgia, 30273	483	-
Landa Series 70 Shenandoah Lane, Covington, Georgia, 30016	936	-
Landa Series 800 Mills Drive, Covington, Georgia, 30016	-	-
Landa Series 9020 Sterling Ridge Lane, Jonesboro, Georgia, 30238	833	-
Landa Series 9150 Spillers Drive SW, Covington, Georgia, 30014	224	-
Landa Series 9409 Forest Knoll Drive, Jonesboro, Georgia, 30238	512	-
Landa Series 1445 Maple Valley Court, Union City, Georgia, 30291	602	-
Landa Series 8658 Ashley Way, Douglasville, Georgia, 30134	101	-
Landa Series 8667 Ashley Way, Douglasville, Georgia, 30134	492	-
Landa Series 8671 Ashley Way, Douglasville, Georgia, 30134	368	-
Landa Series 8691 Ashley Way, Douglasville, Georgia, 30134	630	-
Landa Series 8697 Ashley Way, Douglasville, Georgia, 30134	580	-
Landa Series 141 Longstreet Circle, Oxford, Georgia, 30054	326	-
Landa Series 2962 Hunt Street, Jacksonville, Florida, 34254	238	-
Landa Series 5066 Greenway Drive, Jacksonville, Florida, 32244	-	-
Landa Series 8152 Arble Drive, Jacksonville, Florida, 32211	857	-
	$ 79,784	$ 36,273

7. NOTES PAYABLE

Refinance Notes

Each Series previously issued a Refinance Note to certain third party lenders or Landa Financing LLC, an affiliate of the Company and the Manager, the terms of which are listed in the table below. Each Refinance Note is secured by the Property underlying the respective Series. Each Series paid down, or otherwise discharged, a portion of the outstanding balance of its Acquisition Note with the Refinance Note. Each Refinance Note is secured by the Property underlying the respective Series. The total interest expense related to the Refinance Notes for the six months ended June 30, 2024 was $1,202,318.

The following table sets forth the net amounts as of June 30, 2024:

Series	Principal Amount	Annual Interest Rate	Loan Date	Maturity Date	Current Outstanding Amount	Monthly Mortgage Interest Expense
Landa App LLC - 843 Tramore Drive Stockbridge GA LLC	$ 117,293	8.17%	10/26/2023	10/26/2025	$ 117,293	$ 8,606
Landa App LLC - 168 Brookview Drive Riverdale GA LLC	-	-	-	-	-	-
Landa App LLC - 1701 Summerwoods Lane Griffin GA LLC	-	-	-	-	-	-
Landa App LLC - 268 Brookview Drive Riverdale GA LLC	-	-	-	-	-	-
Landa App LLC - 773 Villa Way Jonesboro GA LLC	71,906	8.17%	9/1/2023	9/1/2025	71,906	5,630
Landa App LLC - 1741 Park Lane Griffin GA LLC	-	-	-	-	-	-
Landa App LLC - 10121 Morris Drive SW Covington GA LLC	160,225	12.50%	4/28/2023	12/31/2025	160,225	9,629
Landa App LLC - 10183 Starr Street SW Covington GA LLC	172,550	12.50%	4/28/2023	12/31/2025	172,550	8,768
Landa App LLC - 103 Starlake Drive Jackson GA LLC	145,000	12.50%	4/28/2023	12/31/2025	145,000	9,625
Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC	170,375	12.50%	4/28/2023	12/31/2025	170,375	3,211
Landa App LLC - 110 Shenandoah Drive Covington GA LLC	192,125	12.50%	4/28/2023	12/31/2025	192,125	11,329
Landa App LLC - 111 Fir Drive Mcdonough GA LLC	145,000	12.50%	4/28/2023	12/31/2025	145,000	9,218
Landa App LLC - 112 Ridge Street Locust Drove GA LLC	178,350	12.50%	4/28/2023	12/31/2025	178,350	4,434
Landa App LLC - 11322 Michelle Way Hampton GA LLC	137,750	12.50%	4/28/2023	12/31/2025	137,750	8,995
Landa App LLC - 1147 Village Way Stone Mountain GA LLC	148,625	12.50%	4/28/2023	12/31/2025	148,625	10,840
Landa App LLC - 1160 Gable Terrace Jonesboro GA LLC	203,000	12.50%	4/28/2023	12/31/2025	203,000	10,503
Landa App LLC - 1201 Kilrush Drive Mableton GA LLC	322,625	12.50%	4/28/2023	12/31/2025	322,625	19,397
Landa App LLC - 124 Libby Lane Jonesboro GA LLC	160,950	12.50%	4/28/2023	12/31/2025	160,950	6,089
Landa App LLC - 1320 Winona Avenue Griffin GA LLC	106,038	12.50%	4/28/2023	12/31/2025	106,038	-
Landa App LLC - 137 Southern Shores Road Jackson GA LLC	159,500	12.50%	4/28/2023	12/31/2025	159,500	9,436
Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC	163,125	12.50%	4/28/2023	12/31/2025	163,125	8,053
Landa App LLC - 140 High Ridge Road Covington GA LLC	174,000	12.50%	4/28/2023	12/31/2025	174,000	10,315
Landa App LLC - 146 Crystal Brook Griffin GA LLC	141,375	12.50%	4/28/2023	12/31/2025	141,375	7,007
Landa App LLC - 153 Cliffside Court Riverdale GA LLC	94,250	12.50%	4/28/2023	12/31/2025	94,250	0,923
Landa App LLC - 1666 W Poplar Street Griffin GA LLC	155,875	12.50%	4/28/2023	12/31/2025	155,875	8,833
Landa App LLC - 1689 Viceroy Way Riverdale GA LLC	188,500	12.50%	4/28/2023	12/31/2025	188,500	8,098
Landa App LLC - 181 Watercress Court Stockbridge GA LLC	142,100	12.50%	4/28/2023	12/31/2025	142,100	10,568
Landa App LLC - 188 Timberline Road Jackson GA LLC	72,500	12.50%	4/28/2023	12/31/2025	72,500	1,692
Landa App LLC - 189 Shenandoah Drive Riverdale GA LLC	143,550	12.50%	4/28/2023	12/31/2025	143,550	10,163
Landa App LLC - 195 Hunters Trace Covington GA LLC	177,625	12.50%	4/28/2023	12/31/2025	177,625	6,633
Landa App LLC - 196 Montego Circle Riverdale GA LLC	159,500	12.50%	4/28/2023	12/31/2025	159,500	8,650
Landa App LLC - 212 Fleeta Drive Covington GA LLC	170,375	12.50%	4/28/2023	12/31/2025	170,375	6,490
Landa App LLC - 217 Glenloch Court Stockbridge GA LLC	232,000	12.50%	4/28/2023	12/31/2025	232,000	10,996
Landa App LLC - 2264 Chestnut Hill Circle Decatur GA LLC	226,200	12.50%	4/28/2023	12/31/2025	226,200	5,239
Landa App LLC - 25 Pleasant Valley Road Mcdonough GA LLC	159,500	12.50%	4/28/2023	12/31/2025	159,500	11,283
Landa App LLC - 253 Marco Drive Social Circle GA LLC	148,625	12.50%	4/28/2023	12/31/2025	148,625	9,045
Landa App LLC - 258 Rocky Point Road Covington GA LLC	184,875	12.50%	4/28/2023	12/31/2025	184,875	11,310
Landa App LLC - 270 Mountain Lane Covington GA LLC	185,600	12.50%	4/28/2023	12/31/2025	185,600	11,191
Landa App LLC - 270 Pleasant Hills Drive Covington GA LLC	170,375	12.50%	4/28/2023	12/31/2025	170,375	9,133
Landa App LLC - 2813 Vicksburg Court Decatur GA LLC	210,250	12.50%	4/28/2023	12/31/2025	210,250	12,163
Landa App LLC - 2933 Coffer Drive Ellenwood GA LLC	174,000	12.50%	4/28/2023	12/31/2025	174,000	2,834
Landa App LLC - 30 High Ridge Road Covington GA LLC	163,125	12.50%	4/28/2023	12/31/2025	163,125	13,125
Landa App LLC - 30 Roosevelt Road Covington GA LLC	184,875	12.50%	4/28/2023	12/31/2025	184,875	9,337
Landa App LLC - 3011 Raintree Drive SE Conyers GA LLC	184,875	12.50%	4/28/2023	12/31/2025	184,875	5,722
Landa App LLC - 3043 Highway 81 S Covington GA LLC	155,875	12.50%	4/28/2023	12/31/2025	155,875	7,566
Landa App LLC - 313 Blue Heron Drive Jonesboro GA LLC	174,000	12.50%	4/28/2023	12/31/2025	174,000	8,405
Landa App LLC - 3202 Chippewa Drive Rex GA LLC	152,250	12.50%	4/28/2023	12/31/2025	152,250	-
Landa App LLC - 35 Clay Court Covington GA LLC	174,000	12.50%	4/28/2023	12/31/2025	174,000	11,809
Landa App LLC - 350 Cadiz Lane S College Park GA LLC	163,125	12.50%	4/28/2023	12/31/2025	163,125	4,855
Landa App LLC - 351 Wesley Park Drive Jonesboro GA LLC	152,250	12.50%	4/28/2023	12/31/2025	152,250	9,150
Landa App LLC - 43 Darwin Drive Jonesboro GA LLC	163,125	12.50%	4/28/2023	12/31/2025	163,125	-
Landa App LLO - 45 Blue Jay Drive Covington GA LLC	222,575	12.50%	4/28/2023	12/31/2025	222,575	12,700
Landa App LLC - 4702 Saint James Way Decatur GA LLC	145,725	12.50%	4/28/2023	12/31/2025	145,725	9,490
Landa App LLC - 4732 Pinedale Drive Forest Park GA LLC	123,250	12.50%	4/28/2023	12/31/2025	123,250	6,500
Landa App LLC - 5040 Huntshire Lane Lilburn GA LLC	308,125	12.50%	4/28/2023	12/31/2025	308,125	14,084
Landa App LLC - 513 Jarrett Court Mcdonough GA LLC	181,250	12.50%	4/28/2023	12/31/2025	181,250	7,501
Landa App LLC - 5143 Pinecrest Drive SW Covington GA LLC	130,500	12.50%	4/28/2023	12/31/2025	130,500	8,831
Landa App LLC - 540 Cowan Road Covington GA LLC	188,500	12.50%	4/28/2023	12/31/2025	188,500	11,771
Landa App LLC - 565 Mountainview Drive Covington GA LLC	188,500	12.50%	4/28/2023	12/31/2025	188,500	10,990
Landa App LLC - 5601 Strathmoor Manor Circle Lithonia GA LLC	143,550	12.50%	4/28/2023	12/31/2025	143,550	10,102
Landa App LLC - 6107 Shadow Glen Court Covington GA LLC	131,225	12.50%	4/28/2023	12/31/2025	131,225	8,114
Landa App LLC - 6113 Pine Glen Circle SW Covington GA LLC	181,250	12.50%	4/28/2023	12/31/2025	181,250	9,758
Landa App LLC - 615 Barshay Drive Covington GA LLC	174,000	12.50%	4/28/2023	12/31/2025	174,000	5,298
Landa App LLC - 6168 Wheat Street NE Covington GA LLC	108,750	12.50%	4/28/2023	12/31/2025	108,750	4,569

Landa App LLC - 6178 Green Acres Drive SW Covington GA LLC	130,500	12.50%	4/28/2023	12/31/2025	130,500	8,378
Landa App LLC - 643 Sycamore Drive Jonesboro GA LLC	178,350	12.50%	4/28/2023	12/31/2025	178,350	10,441
Landa App LLC - 65 Freedom Court Covington GA LLC	159,500	12.50%	4/28/2023	12/31/2025	159,500	11,627
Landa App LLC - 6635 Kimberly Mill Road College Park GA LLC	176,900	12.50%	4/28/2023	12/31/2025	176,900	1,127
Landa App LLC - 6653 Bedford Road Rex GA LLC	159,500	12.50%	4/28/2023	12/31/2025	159,500	10,094
Landa App LLC - 6762 Bent Creek Drive Rex GA LLC	192,125	12.50%	4/28/2023	12/31/2025	192,125	10,808
Landa App LLC - 709 Georgetown Court Jonesboro GA LLC	170,375	12.50%	4/28/2023	12/31/2025	170,375	9,179
Landa App LLC - 7107 Geiger Street NW Covington GA LLC	126,875	12.50%	4/28/2023	12/31/2025	126,875	4,129
Landa App LLC - 750 Georgetown Court Jonesboro GA LLC	152,250	12.50%	4/28/2023	12/31/2025	152,250	8,045
Landa App LLC - 752 Chestnut Drive Jackson GA LLC	105,125	12.50%	4/28/2023	12/31/2025	105,125	7,076
Landa App LLC - 7781 Mountain Creek Way Douglasville GA LLC	202,928	12.50%	4/28/2023	12/31/2025	202,928	5,529
Landa App LLC - 7950 Woodlake Drive Riverdale GA LLC	142,100	12.50%	4/28/2023	12/31/2025	142,100	4,704
Landa App LLC - 80 High Ridge Road Covington GA LAC	184,875	12.50%	4/28/2023	12/31/2025	184,875	3,258
Landa App LLC - 808 Hillandale Lane Lithonia GA LLC	171,100	12.50%	4/28/2023	12/31/2025	171,100	2,962
Landa App LLC - 8110 Devonshire Drive Jonesboro GA LLC	134,125	12.50%	4/28/2023	12/31/2025	134,125	5,665
Landa App LLC - 8121 Spillers Drive SW Covington GA LLC	126,875	12.50%	4/28/2023	12/31/2025	126,875	8,794
Landa App LLC - 8233 Creekline Court Riverdale GA LLC	152,119	12.50%	4/28/2023	12/31/2025	152,119	6,457
Landa App LLC - 85 Kirkland Court Covington GA LLC	206,625	12.50%	4/28/2023	12/31/2025	206,625	-
Landa App LLC - 85 Thorn Thicket Way Rockmart GA LLC	172,550	12.50%	4/28/2023	12/31/2025	172,550	10,684
Landa App LLC - 8855 Rugby Court Jonesboro GA LLC	123,250	12.50%	4/28/2023	12/31/2025	123,250	6,006
Landa App LLC - 9434 Cedar Creek Place Douglasville GA LLC	195,750	12.50%	4/28/2023	12/31/2025	195,750	13,138
Landa App LLC - 9597 Pintail Trail Jonesboro GA LLC	163,125	12.50%	4/28/2023	12/31/2025	163,125	11,448
Landa App LLC - 20 Chimney Smoke Drive Stockbridge GA LLC	200,075	12.50%	5/19/2023	12/31/2025	200,075	3,934
Landa App LLC - 2425 Cornell Circle Mcdonough GD LLC	234,050	12.50%	5/19/2023	12/31/2025	234,050	12,676
Landa App LLC - 3667 Patti Parkway Decatur GA LLC	245,375	12.50%	5/19/2023	12/31/2025	245,375	10,798
Landa App LLC - 412 Kendall Lane Mcdonough GA LLC	162,325	12.50%	5/19/2023	12/31/2025	162,325	4,343
Landa App LLC - 45 Laurel Way Covington GA LLC	162,325	12.50%	5/19/2023	12/31/2025	162,325	-
Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC	181,200	12.50%	5/19/2023	12/31/2025	181,200	7,636
Landa App LLC - 550 Cowan Road Covington GA LLC	196,300	12.50%	5/19/2023	12/31/2025	196,300	6,981
Landa App LLC - 5581 Fox Glen Circle Lithonia GA LLC	284,635	12.50%	5/19/2023	12/31/2025	284,635	15,864
Landa App LLC - 6404 Walnut Way Union City GA LLC	188,750	12.50%	5/19/2023	12/31/2025	188,750	7,851
Landa App LLC - 107 Oakwood Circle Griffin GA LLC	-	-	-	-	119,269	-
Landa App LLC - 1007 Leeward Way Jonesboro GA LLC	142,000	11.00%	6/29/2023	7/1/2024	142,000	9,797
Landa App LLC - 1000 Fox Valley Trail Stone Mountain GA LLC	206,000	9.85%	11/1/2023	11/1/2024	206,000	10,651
Landa App LLC - 105 Anne Street Hampton GA LLC	112,000	11.50%	11/20/2023	12/1/2024	112,000	6,349
Landa App LLC - 11447 S Grove Drive Hampton GA LLC	140,000	11.50%	11/30/2023	12/1/2024	140,000	5,960
Landa App LLC - 114 Starlake Drive Jackson GA LLC	154,000	11.50%	11/30/2023	12/1/2024	154,000	5,434
Landa App LLC - 120 Rosewood Drive Mcdonough GA LLC	161,000	11.50%	11/20/2023	12/1/2024	161,000	9,235
Landa App LLC - 12 Mintz Street Griffin GA LLC	147,000	11.50%	11/30/2023	12/1/2024	147,000	7,660
Landa App LLC - 8443 Pebble Ridge Lane Hampton GA LLC	178,950	9.85%	11/1/2023	11/1/2024	178,950	8,194
Landa App LLC - 1485 Bola Court Jonesboro GA LLC	141,400	11.50%	11/20/2023	12/1/2024	141,400	8,330
Landa App LLC - 757 Wells Road Jenkinsburg GA LLC	-	-	-	-	132,972	-
Landa App LLC - 1683 Spoonbill Road Hampton GA LLC	154,000	11.50%	8/31/2023	9/1/2024	154,000	5,373
Landa App LLC - 1953 Old Concord Drive SE Covington GA LLC	168,750	9.85%	11/1/2023	11/1/2024	168,750	8,993
Landa App LLC - 195 Branchwood Drive Covington GA LLC	180,000	9.85%	11/1/2023	11/1/2024	180,000	9,228
Landa App LLC - 204 N Main Court Stockbridge GA LLC	122,500	11.50%	11/20/2023	12/1/2024	122,500	6,466
Landa App LLC - 2443 Hodges Farm Road Mansfield GA LLC	154,000	11.50%	8/31/2023	9/1/2024	154,000	8,805
Landa App LLC - 440 Freestone Drive Newnan GA LLC	187,650	9.85%	11/1/2023	11/1/2024	187,650	13,204
Landa App LLC - 497 Georgia Highway 212 Covington GA LLC	136,500	11.50%	11/20/2023	12/1/2024	136,500	9,046
Landa App LLC - 524 Sawmill Road Hampton GA LLC	171,500	11.50%	11/20/2023	12/1/2024	171,500	8,194
Landa App LLC - 5329 Shirewick Lane Lithonia GA LLC	204,000	9.85%	11/1/2023	11/1/2024	204,000	13,357
Landa App LLC - 55 Myrtle Grove Lane Covington GA LLC	161,000	11.50%	11/30/2023	12/1/2024	161,000	9,393
Landa App LLC - 5737 Strathmoor Manor Circle Lithonia GA LLC	140,000	11.50%	11/30/2023	12/1/2024	140,000	8,252
Landa App LLC - 6386 Forester Way Lithonia GA LLC	190,000	9.85%	11/1/2023	11/1/2024	190,000	7,477
Landa App LLC - 6710 Sunset Hills Boulevard Rex GA LLC	147,000	11.50%	8/31/2023	9/1/2024	147,000	9,366
Landa App LLC - 70 Shenandoah Lane Covington GA LLC	187,500	9.85%	11/1/2023	11/1/2024	187,500	12,187
Landa App LLC - 800 Mills Drive Covington GA LLC	157,500	11.50%	11/30/2023	12/1/2024	157,500	1,304
Landa App LLC - 9020 Sterling Ridge Lane Jonesboro GA LLC	148,400	11.50%	11/20/2023	12/1/2024	148,400	8,370
Landa App LLC - 9150 Spillers Drive SW Covington GA LLC	147,000	11.50%	11/20/2023	12/1/2024	147,000	7,199
Landa App LLC - 9409 Forest Knoll Drive Jonesboro GA LLC	157,500	11.50%	11/30/2023	12/1/2024	157,500	3,489
Landa App LLC - 1445 Maple Valley Court Union City GA LLC	-	-	-	-	-	-
Landa App LLC - 8658 Ashley Way Douglasville GA LLC	114,545	8.17%	8/18/2023	8/18/2025p	114,545	6,683

Landa App LLC - 8667 Ashley Way Douglasville VA LLC	82,042	8.17%	12/19/2023	12/19/2025	82,042	4,709
Landa App LLC - 8671 Ashley Way Douglasville GA LLC	120,466	8.17%	1/25/2024	1/25/2026	120,466	6,963
Landa App LLC - 8691 Ashley Way Douglasville GA LLC	89,133	8.17%	11/29/2023	11/29/2025	89,133	4,911
Landa App LLC - 8697 Ashley Way Douglasville GA LLC	131,075	8.17%	3/15/2024	3/15/2026	131,075	6,960
Landa App LLC - 141 Longstreet Circle Oxford GA LLC	212,400	9.85%	11/1/2023	11/1/2024	212,400	8,317
Landa App LLC - 2962 Hunt Street Jacksonville FL LLC	-	-	-	-	-	-
Landa App LLC - 5066 Greenway Drive Jacksonville FL LLC	153,000	12.50%	4/28/2023	4/28/2024	153,000	1,951
Landa App LLC - 8152 Arble Drive Jacksonville FL LLC	178,245	12.50%	4/28/2023	4/28/2024	168,925	6,266
Total Refinance Note	$20,182,964				$20,963,146	$ 965,487

See Note 9. Subsequent Events for information regarding potential defaults alleged by the lenders with respect to certain Series that are subject to Refinance Loans and agreements with the Manager that could result in foreclosure of the properties subject to such Refinance Loans and replacement of the Manager by the lenders.

8. MEMBER'S EQUITY

The Company is organized as a series limited liability company. As such, the liability of the members of the Company for the financial obligations of the Company is limited to each member's contribution of capital.

Series	# of membership units issued	Net proceeds from the issuance of membership interests
Landa Series 115 Sardis Street, Barnesville, Georgia, 30204	-	$ -
Landa Series 1394 Oakview Circle, Forest Park, Georgia, 30297	-	-
Landa Series 209 Timber Wolf Trail, Griffin, Georgia, 30224	-	-
Landa Series 2505 Oak Circle, Ellenwood, Georgia, 30294	-	-
Landa Series 271 Timber Wolf Trail, Griffin, Georgia, 30224	-	-
Landa Series 29 Holly Grove Road, Griffin, Georgia, 30224	-	-
Landa Series 1703 Summerwoods Lane, Griffin, Georgia, 30224	-	-
Landa Series 1712 Summerwoods Lane, Griffin, Georgia, 30224	-	-
Landa Series 1743 Summerwoods Lane, Griffin, Georgia, 30224	-	-
Landa Series 1750 Summerwoods Lane, Griffin, Georgia, 30224	-	-
Landa Series 4267 High Park Lane, East Point, Georgia, 30344	-	-
Landa Series 4474 Highwood Park Drive, East Point, Georgia, 30344	-	-
Landa Series 8569 Creekwood Way, Jonesboro, Georgia, 30238	-	-
Landa Series 9439 Lakeview Road, Union City, Georgia, 30291	-	-
Landa Series 10167 Port Royal Court, Jonesboro, Georgia, 30238	-	-
Landa Series 1246 Elgin Way, Riverdale, Georgia, 30296	-	-
Landa Series 1910 Grove Way, Hampton, Georgia, 30228	-	-
Landa Series 593 Country Lane Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 6436 Stone Terrace, Morrow, Georgia, 30260	-	-
Landa Series 6440 Woodstone Terrace, Morrow, Georgia, 30260	-	-
Landa Series 6848 Sandy Creek Drive, Riverdale, Georgia, 30274	-	-
Landa Series 687 Utoy Court, Jonesboro, Georgia, 30238	-	-
Landa Series 729 Winter Lane, Jonesboro, Georgia, 30238	-	-
Landa Series 7349 Exeter Court, Riverdale, Georgia, 30296	-	-
Landa Series 8645 Embrey Drive, Jonesboro, Georgia, 30236	-	-
Landa Series 8780 Churchill Place, Jonesboro, Georgia, 30238	-	-
Landa Series 8796 Parliament Place, Jonesboro, Georgia, 30238	-	-
Landa Series 8641 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8651 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8652 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8653 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8654 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8655 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8659 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8662 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8668 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8670 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8674 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8675 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8677 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8678 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8679 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 8683 Ashley Way, Douglasville, Georgia, 30134	-	-
Landa Series 843 Tramore Drive, Stockbridge, Georgia, 30281	-	-
Landa Series 168 Brookview Drive, Riverdale, Georgia, 30274	-	-
Landa Series 1701 Summerwoods Lane, Griffin, Georgia, 30224	-	-
Landa Series 268 Brookview Drive, Riverdale, Georgia, 30274	87	656
Landa Series 773 Villa Way, Jonesboro, Georgia, 30238	-	-
Landa Series 1741 Park Lane, Griffin, Georgia, 30224	286	2,232
Landa Series 10121 Morris Drive SW, Covington, Georgia, 30014	-	2,360
Landa Series 10183 Starr Street SW, Covington, Georgia, 30014	59	634
Landa Series 103 Starlake Drive, Jackson, Georgia, 30233	124	1,329
Landa Series 10433 Candlelight Road, Jonesboro, Georgia, 30238	380	4,563
Landa Series 110 Shenandoah Drive, Covington, Georgia, 30016	21	261
Landa Series 111 Fir Drive, McDonough, Georgia, 30253	919	8,846
Landa Series 112 Ridge Street, Locust Grove, Georgia, 30248	99	1,227
Landa Series 11322 Michelle Way, Hampton, Georgia, 30228	48	1,506
Landa Series 1147 Village Way, Stone Mountain, Georgia, 30088	108	1,301
Landa Series 1160 Gable Terrace, Jonesboro, Georgia, 30236	138	1,663
Landa Series 1201 Kilrush Drive, Mableton, Georgia, 30126	68	1,458
Landa Series 124 Libby Lane, Jonesboro, Georgia, 30238	911	8,966
Landa Series 1320 Winona Avenue, Griffin, Georgia, 30223	176	1,554
Landa Series 137 Southern Shores Road, Jackson, Georgia, 30233	110	1,182
Landa Series 138 Sandalwood Circle, Lawrenceville, Georgia, 30046	-	8,188
Landa Series 140 High Ridge Road, Covington, Georgia, 30014	131	1,498
Landa Series 146 Crystal Brook, Griffin, Georgia, 30223	-	17
Landa Series 153 Cliffside Court, Riverdale, Georgia, 30274	341	2,580
Landa Series 1666 West Poplar Street, Griffin, Georgia, 30224	279	2,759
Landa Series 1689 Viceroy Way, Riverdale, Georgia, 30296	94	1,055
Landa Series 181 Watercress Court, Stockbridge, Georgia, 30281	330	3,739
Landa Series 188 Timberline Road, Jackson, Georgia, 30233	-	-
Landa Series 189 Shenandoah Drive, Riverdale, Georgia, 30274	70	718
Landa Series 195 Hunters Trace, Covington, Georgia, 30014	607	7,696
Landa Series 196 Montego Circle, Riverdale, Georgia, 30274	-	834
Landa Series 212 Fleeta Drive, Covington, Georgia, 30016	620	5,804
Landa Series 217 Glenloch Court, Stockbridge, Georgia, 30281	128	1,580
Landa Series 2264 Chestnut Hill Circle, Decatur, Georgia, 30032	1	30
Landa Series 25 Pleasant Valley Road, McDonough, Georgia, 30253	157	1,781
Landa Series 253 Marco Drive, Social Circle, Georgia, 30025	132	1,229
Landa Series 258 Rocky Point Road, Covington, Georgia, 30014	12	164
Landa Series 270 Mountain Lane, Covington, Georgia, 30016	372	4,341
Landa Series 270 Pleasant Hills Drive, Covington, Georgia, 30016	502	6,175
Landa Series 2813 Vicksburg Court, Decatur, Georgia, 30034	49	662
Landa Series 2933 Coffer Drive, Ellenwood, Georgia, 30294	9	113
Landa Series 30 High Ridge Road, Covington, Georgia, 30014	239	3,182
Landa Series 30 Roosevelt Road, Covington, Georgia, 30016	891	10,363
Landa Series 3011 Raintree Drive SE, Conyers, Georgia, 30094	164	2,034
Landa Series 3043 Highway 81 S, Covington, Georgia, 30016	199	1,739
Landa Series 313 Blue Heron Drive, Jonesboro, Georgia, 30238	1,441	15,684
Landa Series 3202 Chippewa Drive, Rex, Georgia, 30273	2	36
Landa Series 35 Clay Court, Covington, Georgia, 30016	1,197	14,542
Landa Series 350 Cadiz Lane S, College Park, Georgia, 30349	31	344
Landa Series 351 Wesley Park Drive, Jonesboro, Georgia, 30238	125	1,304
Landa Series 43 Darwin Drive, Jonesboro, Georgia, 30238	19	212
Landa Series 45 Blue Jay Drive, Covington, Georgia, 30016	-	-
Landa Series 4702 Saint James Way, Decatur, Georgia, 30035	114	1,348
Landa Series 4732 Pinedale Drive, Forest Park, Georgia, 30297	61	573
Landa Series 5040 Huntshire Lane, Lilburn, Georgia, 30047	192	3,435
Landa Series 513 Jarrett Court, McDonough, Georgia, 30253	201	2,349
Landa Series 5143 Pinecrest Drive SW, Covington, Georgia, 30014	82	745
Landa Series 540 Cowan Road, Covington, Georgia, 30016	181	2,169
Landa Series 565 Mountainview Drive, Covington, Georgia, 30016	127	1,518
Landa Series 5801 Strathmoor Manor Circle, Lithonia, Georgia, 30058	194	2,567
Landa Series 6107 Shadow Glen Court, Covington, Georgia, 30014	894	7,642
Landa Series 6113 Pine Glen Circle SW, Covington, Georgia, 30014	23	420
Landa Series 615 Barshay Drive, Covington, Georgia, 30016	51	596
Landa Series 6168 Wheat Street NE, Covington, Georgia, 30014	1,381	10,629
Landa Series 6178 Green Acres Drive SW, Covington, Georgia, 30014	940	8,491
Landa Series 643 Sycamore Drive, Jonesboro, Georgia, 30238	760	8,214
Landa Series 65 Freedom Court, Covington, Georgia, 30016	94	1,105
Landa Series 6635 Kimberly Mill Road, College Park, Georgia, 30349	15	197
Landa Series 6653 Bedford Road, Rex, Georgia, 30273	290	3,231
Landa Series 6762 Bent Creek Drive, Rex, Georgia, 30273	672	7,530
Landa Series 709 Georgetown Court, Jonesboro, Georgia, 30236	3,142	35,175
Landa Series 7107 Geiger Street NW, Covington, Georgia, 30014	-	675
Landa Series 750 Georgetown Court, Jonesboro, Georgia, 30236	506	4,605
Landa Series 752 Chestnut Drive, Jackson, Georgia, 30233	438	3,464
Landa Series 7781 Mountain Creek Way, Douglasville, Georgia, 30134	-	650
Landa Series 7950 Woodlake Drive, Riverdale, Georgia, 30274	175	1,757
Landa Series 80 High Ridge Road, Covington, Georgia, 30014	7	85
Landa Series 808 Hillandale Lane, Lithonia, Georgia, 30058	25	297
Landa Series 8110 Devonshire Drive, Jonesboro, Georgia, 30238	-	-
Landa Series 8121 Spillers Drive SW, Covington, Georgia, 30014	232	2,283
Landa Series 8233 Creekline Court, Riverdale, Georgia, 30274	43	517
Landa Series 85 Kirkland Court, Covington, Georgia, 30016	13	186
Landa Series 85 Thorn Thicket Way, Rockmart, Georgia, 30153	208	2,498
Landa Series 8855 Rugby Court, Jonesboro, Georgia, 30238	332	2,980
Landa Series 9434 Cedar Creek Place, Douglasville, Georgia, 30135	120	1,593
Landa Series 9597 Pintail Trail, Jonesboro, Georgia, 30238	450	5,436
Landa Series 20 Chimney Smoke Drive, Stockbridge, Georgia, 30281	22	264
Landa Series 2425 Cornell Circle, McDonough, Georgia, 30253	2,928	39,937
Landa Series 3667 Patti Parkway, Decatur, Georgia, 30034	94	1,426
Landa Series 412 Kendall Lane, McDonough, Georgia, 30253	80	962
Landa Series 45 Laurel Way, Covington, Georgia, 30016	10	153
Landa Series 5411 Rocky Pine Drive, Lithonia, Georgia, 30038	12	161
Landa Series 550 Cowan Road, Covington, Georgia, 30016	266	2,669
Landa Series 5581 Fox Glen Circle, Lithonia, Georgia, 30038	205	3,565
Landa Series 6404 Walnut Way, Union City, Georgia, 30291	-	-
Landa Series 107 Oakwood Circle, Griffin, Georgia, 30223	-	-
Landa Series 1007 Leeward Way, Jonesboro, Georgia, 30238	258	3,350
Landa Series 1000 Fox Valley Trail, Stone Mountain, Georgia, 30088	1,301	15,734
Landa Series 105 Anne Street, Hampton, Georgia, 30228	39	405
Landa Series 11447 S Grove Drive, Hampton, Georgia, 30228	13	148
Landa Series 114 Starlake Drive, Jackson, Georgia, 30233	43	436
Landa Series 120 Rosewood Drive, McDonough, Georgia, 30253	782	10,087
Landa Series 12 Mintz Street, Griffin, Georgia, 30223	534	5,682
Landa Series 1443 Pebble Ridge Lane, Hampton, Georgia, 30228	38	486
Landa Series 1485 Bola Court, Jonesboro, Georgia, 30238	549	5,876
Landa Series 157 Wells Road, Jenkinsburg, Georgia, 30234	173	1,596
Landa Series 1683 Spoonbill Road, Hampton, Georgia, 30238	-	6,855
Landa Series 1903 Old Concord Drive Southeast, Covington, Georgia, 30016	158	1,951
Landa Series 195 Branchwood Drive, Covington, Georgia, 30016	63	797
Landa Series 204 North Main Court, Stockbridge, Georgia, 30281	937	8,530
Landa Series 2443 Hodges Farm Road, Mansfield, Georgia, 30055	84	825
Landa Series 440 Freestone Drive, Newnan, Georgia, 30265	191	2,533
Landa Series 497 Georgia Highway 212, Covington, Georgia, 30016	36	402
Landa Series 524 Sawmill Road, Hampton, Georgia, 30228	176	1,997
Landa Series 5329 Shirewick Lane, Lithonia, Georgia, 30058	275	3,840
Landa Series 55 Myrtle Grove Lane, Covington, Georgia, 30014	1,027	12,034
Landa Series 5737 Strathmoor Manor Circle, Lithonia, Georgia, 30058	192	1,953
Landa Series 6386 Forester Way, Lithonia, Georgia, 30038	14	166
Landa Series 6710 Sunset Hills Boulevard, Rex, Georgia, 30273	218	2,075
Landa Series 70 Shenandoah Lane, Covington, Georgia, 30016	84	1,195
Landa Series 800 Mills Drive, Covington, Georgia, 30016	107	1,442
Landa Series 9020 Sterling Ridge Lane, Jonesboro, Georgia, 30238	2,305	21,984
Landa Series 9150 Spillers Drive SW, Covington, Georgia, 30014	630	6,380
Landa Series 9409 Forest Knoll Drive, Jonesboro, Georgia, 30238	341	4,197
Landa Series 1445 Maple Valley Court, Union City, Georgia, 30291	740	5,979
Landa Series 8658 Ashley Way, Douglasville, Georgia, 30134	463	3,582
Landa Series 8667 Ashley Way, Douglasville, Georgia, 30134	1,252	7,220
Landa Series 8671 Ashley Way, Douglasville, Georgia, 30134	692	5,559
Landa Series 8691 Ashley Way, Douglasville, Georgia, 30134	6,038	35,981
Landa Series 8697 Ashley Way, Douglasville, Georgia, 30134	235	2,062
Landa Series 141 Longstreet Circle, Oxford, Georgia, 30054	150	1,989
Landa Series 2962 Hunt Street, Jacksonville, Florida, 32254	-	-
Landa Series 5066 Greenway Drive, Jacksonville, Florida, 32244	-	-
Landa Series 8152 Arble Drive, Jacksonville, Florida, 32211	-	-
	47,394	$ 499,566

9. SUBSEQUENT EVENTS

The Company has evaluated events that occur after the balance sheet date through the date the unaudited financial statements are available to be issued. Management has evaluated events through January 3, 2025, the date these unaudited financial statements were available to be issued.The significant events are disclosed below:

Suspension of Secondary Trading via Alternative Trading System

As of September 12, 2024, the company suspended secondary trading via PPEX ATS. No trades have been executed on that platform since the suspension. The Company will inform shareholders of any future developments regarding secondary trading opportunities.

Notice of Default

Certain Series, as listed below, entered into bridge loan agreements dated April 28, 2023, as amended (“Refinance Loans”), with the L Finance LLC as lender (“L Finance”). These Bridge Loans are mortgages on such Series properties and were entered into to refinance the prior mortgages that became due. In addition, the Manager had entered into a financing agreement with Viola GL (“GL”), dated August 19, 2021 (“Agreement”), as amended, for financing its operations and for the benefit of the Series. (each of L Finance and GL a “Lender” and collectively, the “Lenders”) The Agreement provide that upon a default by the Manager, GL has, among other rights, the right to replace the Manager with a substitute manager of GL's choosing with respect to all of the Series. On October 29, 2024, the Lenders issued a notice to these Series and the Manager alleging that they were in default under the Refinance Loans and the Agreement.

On November 19, 2024, the Lender filed the complaint Viola Credit GL I L.P. v. Landa Holdings (Index No. 659157/2024) (Document 2) with the New York Supreme Court Commercial Division in relation to the aforementioned Series' defaulting their Bridge loan agreement and the Manager defaulting with respect to its financing agreement.

The following Series are subject to the Bridge Loans with L Finance (“Borrower Series”).

Landa App LLC - 9597 PINTAIL TRAIL JONESBORO GEORGIA LLC

Landa App LLC - 9434 CEDAR CREEK PLACE DOUGLASVILLE GEORGIA LLC

Landa App LLC - 8855 RUGBY COURT JONESBORO GEORGIA LLC

Landa App LLC - 85 THORN THICKET WAY ROCKMART GEORGIA LLC

Landa App LLC - 85 KIRKLAND COURT COVINGTON GEORGIA LLC

Landa App LLC - 8233 CREEKLINE COURT RIVERDALE GEORGIA LLC

Landa App LLC - 8121 SPILLERS DRIVE SW COVINGTON GEORGIA LLC

Landa App LLC - 8110 DEVONSHIRE DRIVE JONESBORO GEORGIA LLC

Landa App LLC - 808 HILLANDALE LANE LITHONIA GEORGIA LLC

Landa App LLC - 80 HIGH RIDGE ROAD COVINGTON GEORGIA LLC

Landa App LLC - 7950 WOODLAKE DRIVE RIVERDALE GEORGIA LLC

Landa App LLC - 7781 MOUNTAIN CREEK WAY DOUGLASVILLE GEORGIA LLC

Landa App LLC - 752 CHESTNUT DRIVE JACKSON GEORGIA LLC

Landa App LLC - 750 GEORGETOWN COURT JONESBORO GEORGIA LLC

Landa App LLC - 7107 GEIGER STREET NW COVINGTON GEORGIA LLC

Landa App LLC - 709 GEORGETOWN COURT JONESBORO GEORGIA LLC

Landa App LLC - 6762 BENT CREEK DRIVE REX GEORGIA LLC

Landa App LLC - 6653 BEDFORD ROAD REX GEORGIA LLC

Landa App LLC - 6635 KIMBERLY MILL ROAD COLLEGE PARK GEORGIA LLC

Landa App LLC - 65 FREEDOM COURT COVINGTON GEORGIA LLC

Landa App LLC - 643 SYCAMORE DRIVE JONESBORO GEORGIA LLC

Landa App LLC - 6404 WALNUT WAY UNION CITY GEORGIA LLC

Landa App LLC - 6178 GREEN ACRES DRIVE SW COVINGTON GEORGIA LLC

Landa App LLC - 6168 WHEAT STREET NE COVINGTON GEORGIA LLC

Landa App LLC - 615 BARSHAY DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 6113 PINE GLEN CIRCLE SW COVINGTON GEORGIA LLC

Landa App LLC - 6107 SHADOW GLEN COURT COVINGTON GEORGIA LLC

Landa App LLC - 5801 STRATHMOOR MANOR CIRCLE LITHONIA GEORGIA LLC

Landa App LLC - 565 MOUNTAINVIEW DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 5581 FOX GLEN CIRCLE LITHONIA GEORGIA LLC

Landa App LLC - 550 COWAN ROAD COVINGTON GEORGIA LLC

Landa App LLC - 5411 ROCKY PINE DRIVE LITHONIA GEORGIA LLC

Landa App LLC - 540 COWAN ROAD COVINGTON GEORGIA LLC

Landa App LLC - 5143 PINECREST DRIVE SW COVINGTON GEORGIA LLC

Landa App LLC - 513 JARRETT COURT MCDONOUGH GEORGIA LLC

Landa App LLC - 5040 HUNTSHIRE LANE LILBURN GEORGIA LLC

Landa App LLC - 4732 PINEDALE DRIVE FOREST PARK GEORGIA LLC

Landa App LLC - 4702 SAINT JAMES WAY DECATUR GEORGIA LLC

Landa App LLC - 45 LAUREL WAY COVINGTON GEORGIA LLC

Landa App LLC - 45 BLUE JAY DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 43 DARWIN DRIVE JONESBORO GEORGIA LLC

Landa App LLC - 412 KENDALL LANE MCDONOUGH GEORGIA LLC

Landa App LLC - 3760 MICHIGAN AVENUE MOUNT DORA FLORIDA LLC

Landa App LLC - 351 WESLEY PARK DRIVE JONESBORO GEORGIA LLC

Landa App LLC - 350 CADIZ LANE S COLLEGE PARK GEORGIA LLC

Landa App LLC - 35 CLAY COURT COVINGTON GEORGIA LLC

Landa App LLC - 3202 CHIPPEWA DRIVE REX GEORGIA LLC

Landa App LLC - 313 BLUE HERON DRIVE JONESBORO GEORGIA LLC

Landa App LLC - 3043 HIGHWAY 81 S COVINGTON GEORGIA LLC

Landa App LLC - 3011 RAINTREE DRIVE SE CONYERS GEORGIA LLC

Landa App LLC - 30 ROOSEVELT ROAD COVINGTON GEORGIA LLC

Landa App LLC - 30 HIGH RIDGE ROAD COVINGTON GEORGIA LLC

Landa App LLC - 2933 COFFER DRIVE ELLENWOOD GEORGIA LLC

Landa App LLC - 2813 VICKSBURG COURT DECATUR GEORGIA LLC

Landa App LLC - 270 PLEASANT HILLS DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 270 MOUNTAIN LANE COVINGTON GEORGIA LLC

Landa App LLC - 258 ROCKY POINT ROAD COVINGTON GEORGIA LLC

Landa App LLC - 253 MARCO DRIVE SOCIAL CIRCLE GEORGIA LLC

Landa App LLC - 25 PLEASANT VALLEY ROAD MCDONOUGH GEORGIA LLC

Landa App LLC - 2264 CHESTNUT HILL CIRCLE DECATUR GEORGIA LLC

Landa App LLC - 217 GLENLOCH COURT STOCKBRIDGE GEORGIA LLC

Landa App LLC - 212 FLEETA DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 20 CHIMNEY SMOKE DRIVE STOCKBRIDGE GEORGIA LLC

Landa App LLC - 196 MONTEGO CIRCLE RIVERDALE GEORGIA LLC

Landa App LLC - 195 HUNTERS TRACE COVINGTON GEORGIA LLC

Landa App LLC - 189 SHENANDOAH DRIVE RIVERDALE GEORGIA LLC

Landa App LLC - 188 TIMBERLINE ROAD JACKSON GEORGIA LLC

Landa App LLC - 181 WATERCRESS COURT STOCKBRIDGE GEORGIA LLC

Landa App LLC - 1689 VICEROY WAY RIVERDALE GEORGIA LLC

Landa App LLC - 1666 WEST POPLAR STREET GRIFFIN GEORGIA LLC

Landa App LLC - 153 CLIFFSIDE COURT RIVERDALE GEORGIA LLC

Landa App LLC - 146 CRYSTAL BROOK GRIFFIN GEORGIA LLC

Landa App LLC - 140 HIGH RIDGE ROAD COVINGTON GEORGIA LLC

Landa App LLC - 138 SANDALWOOD CIRCLE LAWRENCEVILLE GEORGIA LLC

Landa App LLC - 137 SOUTHERN SHORES ROAD JACKSON GEORGIA LLC

Landa App LLC - 1320 WINONA AVENUE GRIFFIN GEORGIA LLC

Landa App LLC - 124 LIBBY LANE JONESBORO GEORGIA LLC

Landa App LLC - 1201 KILRUSH DRIVE MABLETON GEORGIA LLC

Landa App LLC - 1160 GABLE TERRACE JONESBORO GEORGIA LLC

Landa App LLC - 1147 VILLAGE WAY STONE MOUNTAIN GEORGIA LLC

Landa App LLC - 11322 MICHELLE WAY HAMPTON GEORGIA LLC

Landa App LLC - 112 RIDGE STREET LOCUST GROVE GEORGIA LLC

Landa App LLC - 111 FIR DRIVE MCDONOUGH GEORGIA LLC

Landa App LLC - 110 SHENANDOAH DRIVE COVINGTON GEORGIA LLC

Landa App LLC - 10433 CANDLELIGHT ROAD JONESBORO GEORGIA LLC

Landa App LLC - 103 STARLAKE DRIVE JACKSON GEORGIA LLC

Landa App LLC - 10183 STARR STREET SW COVINGTON GEORGIA LLC

Landa App LLC - 10121 MORRIS DRIVE SW COVINGTON GEORGIA LLC

The Court on December 12, 2024 granted the Lender's motion and replaced the Manager for the above mentioned Series LLCs.

The order of the Court restrains and enjoins the Manager and its representatives from making managerial decisions or taking actions regarding the aforementioned Series LLCs or their assets, among other restrictions. The order also grants interim authority to the court-appointed Independent Manager, Anna Phillips, to exercise all managerial rights and make decisions concerning the Series LLCs as permitted by applicable law and the Series LLCs' operating agreements.

The Manager is disputing the Lender's default claims and assertions of management rights and believes that the Lenders are not entitled to replace the Manager and assume control of the Series under the Agreement, nor foreclose on the properties that are subject to the Bridge Loans and the Agreement.

If the Manager is unable to reach a settlement or the Lenders otherwise do not waive the defaults, L Finance may accelerate all amounts due under the Bridge Loans and foreclose on the Borrower Series' properties. Any foreclosure or sale of the properties may result in a loss to investors of the Borrower Series or all the Series, as applicable. See “A Series may be unable to service its indebtedness, which may be secured by its Property, and could result in the Series being forced to sell its Property, which could result in a significant loss to investors in the particular Series” and “Risk Factors – Any adverse changes in the Manager's financial health or our relationship with the Manager or its affiliates could hinder our operating performance and the return on your investment in the Company's Offering Statement.

9. COMMITMENTS AND CONTINGENCIES

Legal Proceedings Contemplated

See Note 8. Subsequent Events

Legal Proceedings

The Manager, in the usual course of management of properties, sanctions repair renovation and construction work over various properties. The Manager in the year 2023 entered into a contract with Bluechip Maintenance (“Contractor”) to carry out repair, renovation and construction work over various properties held by the Series. However, due to some dispute over invoices and the Manager's alleged default to pay the Contractor, the Contractor has placed liens over the properties of the following Series :

Landa App LLC - 10121 Morris Drive Sw Covington GA LLC

Landa App LLC - 6168 Wheat Street Ne Covington GA LLC

Landa App LLC - 6113 Pine Glen Circle Sw Covington GA LLC

Landa App LLC - 8780 Churchill Place Jonesboro GALLC

Landa App LLC - 5411 Rocky Pine Drive Lithonia GA LLC

Landa App LLC - 138 Sandalwood Circle Lawrenceville GA LLC

Landa App LLC - 10121 Morris Drive Sw Covington GA LLC

Landa App LLC - 2933 Coffer Drive Ellenwood Georgia LLC

Landa App LLC - 25 Pleasant Valley Road Mcdonough GA LLC

Landa App LLC - 10433 Candlelight Road Jonesboro GA LLC

Landa App LLC - 10183 Starr Street Sw Covington GA LLC

Landa App LLC - 524 Sawmill Road Hampton GA LLC

The Contractor has also lodged a complaint against the Company In the Superior Court of Gwinnett County, State of Georgia for breach of contract.

The Company is currently in negotiation with the Contractor to settle the debt.

Item 4. Exhibit Index

Exhibit No.	Exhibit Description

2.1	Certificate of Formation of Landa Properties A LLC* (incorporated by reference to the copy thereof filed as Exhibit 2.1 to the Company's Form 1-A dated December 1, 2020)

2.2	Certificate of Amendment to the Certificate of Formation of Landa Properties A LLC* (incorporated by reference to the copy thereof filed as Exhibit 2.2 to the Company's Form 1-A dated December 1, 2020)

2.3	Certificate of Amendment to the Certificate of Formation of Landa Properties A LLC* (incorporated by reference to the copy thereof filed as Exhibit 2.3 to the Company's Form 1-A dated December 1, 2020)

2.4	Amended and Restated Limited Liability Company Operating Agreement of Landa App LLC* (incorporated by reference to the copy thereof submitted as Exhibit 2.4 to the Company's Form 1-A filed on August 2, 2022)

3.1	Form of Series Designation* (incorporated by reference to the copy thereof filed as Exhibit 3.1 to the Company's Form 1-A dated August 2, 2022)

4.1	Form of Subscription Agreement* (incorporated by reference to the copy thereof submitted as Exhibit 4.1 to the Company's Post-Effective Amendment to Form 1-A filed on October 7, 2021)

6.1	Form of Management Agreement* (incorporated by reference to the copy thereof submitted as Exhibit 6.30 to the Company's Post-Effective Amendment to Form 1-A filed on July 14, 2021)

6.2	Broker Dealer Services Agreement, dated August 1, 2022, by and between Dalmore Group, LLC and Landa App LLC* (incorporated by reference to the copy thereof filed as Exhibit 6.2 to the Company's Form 1-A filed on August 2, 2022)

6.3	Landa App License Agreement, dated October 2, 2020, by and between Landa Holdings, Inc., Landa App LLC, and each of the Series listed thereto* (incorporated by reference to the copy thereof submitted as Exhibit 6.25 to the Company's Form 1-A filed on December 1, 2020)

6.4	Form of Promissory Note* (incorporated by reference to the copy thereof filed as Exhibit 6.4 to the Company's Form 1-A dated August 2, 2022)

6.5	PPEX ATS Company Agreement, by and among North Capital Private Securities Corporation, Landa App LLC and each of the Series set forth therein* (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company's Form 1-U filed on June 29, 2021)

6.6	Form of GA Lease Agreement* (incorporated by reference to the copy thereof submitted as Exhibit 6.1 to the Company's Form 1-U filed on June 6, 2022) (see the Master Series Table of the Company's most recent Offering Circular filed March 28, 2023 and 'Item 1. Management's Discussion and Analysis of Financial Condition and Results of Operations “Recent Developments” in this Form 1-SA for material terms of each Lease Agreement)

*	Previously filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this Semiannual Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Landa App LLC

By:	Landa Holdings, Inc., its Manager

By:	/s/ Yishai Cohen
Name:	Yishai Cohen
Title:	Chief Executive Officer

Date: January 3, 2025

Pursuant to the requirements of Regulation A, this Semiannual Report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Yishai Cohen	Chairman, Chief Executive Officer and	January 3, 2025
Yishai Cohen	President of Landa Holdings, Inc. (Principal Executive Officer)

/s/ Sagiv	Head of Finance of Landa Holdings, Inc.	January 3, 2025
Sagiv	(Principal Financial Officer and Principal Accounting Officer)